    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 21, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          INFORMATION ADVANTAGE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7372                          41-1718445
  (STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
      OF INCORPORATION OR          CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)
          ORGANIZATION)

                           7905 GOLDEN TRIANGLE DRIVE
                             EDEN PRAIRIE, MN 55344
                                 (612) 833-3700
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 LARRY J. FORD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          INFORMATION ADVANTAGE, INC.
                           7905 GOLDEN TRIANGLE DRIVE
                             EDEN PRAIRIE, MN 55344
                                 (612) 833-3700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH COPIES TO:

                  JAY K. HACHIGIAN, ESQ.                                       UGO F. IPPOLITO, ESQ.
                 GUNDERSON DETTMER STOUGH                                       MILLER & MARTIN LLP
           VILLENEUVE FRANKLIN & HACHIGIAN, LLP                       100 GALLERIA PARKWAY, N.W., SUITE 1200
                  155 CONSTITUTION DRIVE                                         ATLANTA, GA 30339
                   MENLO PARK, CA 94025                                           (770) 953-3500
                      (650) 321-2400

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:
    As promptly as practicable after this Registration Statement becomes effective and the effective time of the merger (the "Merger") of a wholly owned subsidiary of Information Advantage, Inc. with and into IQ Software Corporation, as described in the Agreement and Plan of Merger, dated June 29, 1998, attached as Appendix A to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
    TITLE OF EACH CLASS OF                              PROPOSED MAXIMUM      PROPOSED MAXIMUM
       SECURITIES TO BE              AMOUNT TO           OFFERING PRICE          AGGREGATE             AMOUNT OF
          REGISTERED              BE REGISTERED(1)        PER SHARE(2)       OFFERING PRICE(2)    REGISTRATION FEE(3)
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $.01........................       9,503,128              $5.11798             48,636,866            $14,348.88
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Represents the estimated maximum number of shares of common stock, $.01 par value per share, of Information Advantage, Inc. ("IA Common Stock") issuable in connection with the Merger, based upon an exchange ratio of 1.96 shares of IA Common Stock for each outstanding share of common stock, $.00033 par value per share, of IQ Software Corporation ("IQ Common Stock") and 166,069 shares reserved for issuance upon the potential exercise of currently outstanding options to purchase IQ Common Stock between the date of effectiveness of this Registration Statement and the effective time of the Merger.

(2) Estimated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, based on (a) $10.03125, the average of the high and low prices per share of IQ Common Stock on August 17, 1998, as reported on the Nasdaq National Market, multiplied by (b) 4,848,535, the aggregate number of shares of IQ Common Stock outstanding as of August 14, 1998, after applying an exchange ratio of 1.96 shares of IA Common Stock for each outstanding share of IQ Common Stock and including 166,069 shares reserved for issuance upon the potential exercise of currently outstanding options to purchase IQ Common Stock between the date of effectiveness of this Registration Statement and the effective time of the Merger.

(3) Includes $11,636.48 previously paid upon the filing of a Preliminary Proxy Statement on Schedule 14A with the Commmission on July 27, 1998.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          INFORMATION ADVANTAGE, INC.
                           7905 GOLDEN TRIANGLE DRIVE
                             EDEN PRAIRIE, MN 55344
                                 (612) 833-3700

                                                                 August 21, 1998

Dear Information Advantage Stockholder:

     As many of you are aware, Information Advantage, Inc. has entered into an agreement to acquire IQ Software Corporation. You are cordially invited to attend a Special Meeting of Stockholders of Information Advantage to be held at the Marquette Hotel, located at 710 Marquette Avenue, Minneapolis, Minnesota, on September 23, 1998 at 10:00 a.m. local time. At the Special Meeting, you will be asked to vote on a proposal to approve the issuance of Information Advantage common stock to IQ Software stockholders in connection with the merger of IQ Software with a wholly-owned subsidiary of Information Advantage.

     Your Board of Directors believes that the acquisition of IQ Software will result in a combined company with significantly greater resources and the opportunity to market a more complete product offering than Information Advantage alone. We further believe that the acquisition of IQ Software will enable Information Advantage to enhance its competitive position as a leader in relational on-line analytical processing software.

     The merger of the two companies will be effected by the issuance of 1.96 shares of Information Advantage common stock for each share of IQ Software common stock. Each share of Information Advantage common stock will remain outstanding and will represent one share of the combined company.

     If the requisite approvals of the stockholders of Information Advantage and IQ Software are received, the merger is expected to be consummated on or about September 24, 1998.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE TRANSACTIONS RELATED THERETO AND HAS UNANIMOUSLY DETERMINED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF INFORMATION ADVANTAGE AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE MERGER PROPOSAL.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by Information Advantage stockholders at the Special Meeting, copies of the IQ Software Annual Report on Form 10-K for the year ended January 31, 1998 and its Quarterly Report on Form 10-Q for the quarter ended April 30, 1998 and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the merger proposal and includes information about Information Advantage and IQ Software.

     ALL STOCKHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING.

                                          Sincerely,

                                          /s/ LARRY J. FORD
                                          -------------------------------------
                                          Larry J. Ford
                                          President and Chief Executive Officer

                          INFORMATION ADVANTAGE, INC.
                           7905 GOLDEN TRIANGLE DRIVE
                             EDEN PRAIRIE, MN 55344
                                 (612) 833-3700
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 23, 1998

     Notice is hereby given that a Special Meeting of Stockholders (the "IA Special Meeting") of Information Advantage, Inc., a Delaware corporation ("IA"), will be held at the Marquette Hotel, located at 710 Marquette Avenue, Minneapolis, Minnesota, on September 23, 1998 at 10:00 a.m., local time, for the following purposes:

          (1) To consider and vote upon a proposal (the "IA Merger Proposal") to approve the issuance of shares of IA common stock, par value $.01 per share ("IA Common Stock"), pursuant to the terms of an Agreement and Plan of Merger, as amended, dated June 29, 1998 (the "Plan of Merger") by and among IA, IQ Software Corporation, a Georgia corporation ("IQ"), and IAC Merger Corp., a Georgia corporation and a wholly-owned subsidiary of IA ("Merger Sub"), pursuant to which, among other things, (a) Merger Sub will be merged with and into IQ; (b) each share of IQ common stock, $.00033 par value, outstanding as of the closing of the Merger (other than shares that are owned by IA or IQ or any subsidiary of IQ) will be converted into the right to receive 1.96 shares of IA Common Stock (the "Exchange Ratio"); (c) all IQ stock options, together with the underlying IQ stock option plans, will be assumed by IA and converted into options to purchase shares of IA Common Stock at the Exchange Ratio; and (d) IQ will become a wholly owned subsidiary of IA; and

          (2) To transact such other business as may properly come before the IA Special Meeting or any adjournments or postponements thereof.

     The Merger is more fully described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Plan of Merger is attached to the Joint Proxy Statement/Prospectus as Appendix A.

     Only stockholders of record at the close of business on August 14, 1998 are entitled to notice of and to vote at the IA Special Meeting, or at any postponements or adjournments thereof. The affirmative vote of a majority of the outstanding shares of IA Common Stock is required to approve the IA Merger Proposal.

                                   IMPORTANT

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE IA SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE IA SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE IA SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE IA SPECIAL MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ BRIAN D. WENGER
                                          -----------------------------------
                                          Brian D. Wenger
                                          Corporate Secretary
Eden Prairie, MN
August 21, 1998

                            IQ SOFTWARE CORPORATION

                      3295 RIVER EXCHANGE DRIVE, SUITE 550
                               NORCROSS, GA 30092
                                 (770) 446-8880

                                                                 August 21, 1998

Dear IQ Software Stockholder:

     As many of you are aware, IQ Software has entered into an agreement to be acquired by Information Advantage, Inc. You are cordially invited to attend a Special Meeting of Stockholders of IQ Software Corporation to be held at the IQ Software principal executive offices on September 23, 1998 at 10:00 a.m. local time. At the Special Meeting, you will be asked to vote on a proposal to approve the merger of IQ Software with a wholly-owned subsidiary of Information Advantage.

     Your Board of Directors believes that the acquisition of IQ Software by Information Advantage will result in a combined company with significantly greater resources and the opportunity to market a more complete product offering than IQ Software alone. We further believe that the combination of IQ Software and Information Advantage will enhance IQ Software's competitive position as a leader in enterprise reporting software applications.

     The merger of the two companies will be effected by the issuance of 1.96 shares of Information Advantage common stock for each share of IQ Software common stock. Each share of Information Advantage common stock will remain outstanding and will represent one share of the combined company.

     If the requisite approvals of the stockholders of Information Advantage and IQ Software are received, the merger is expected to be consummated on or about September 24, 1998.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER, THE RELATED PLAN OF MERGER AND THE TRANSACTIONS RELATED THERETO AND HAS UNANIMOUSLY DETERMINED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF IQ SOFTWARE AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE MERGER PROPOSAL.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by IQ Software stockholders at the Special Meeting, copies of the IQ Software Annual Report on Form 10-K for the year ended January 31, 1998 and its Quarterly Report on Form 10-Q for the quarter ended April 30, 1998 and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the merger proposal and includes information about IA and IQ.

     ALL STOCKHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING.

                                          Sincerely,

                                          /s/ CHARLES R. CHITTY
                                          ---------------------------
                                          Charles R. Chitty
                                          Chairman, President
                                          and Chief Executive Officer

                            IQ SOFTWARE CORPORATION

                      3295 RIVER EXCHANGE DRIVE, SUITE 550
                               NORCROSS, GA 30092
                                 (770) 446-8880

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 23, 1998

     Notice is hereby given that a Special Meeting of Stockholders (the "IQ Special Meeting") of IQ Software Corporation, a Georgia corporation ("IQ"), will be held at the IQ Software principal executive offices on September 23, 1998, at 10:00 a.m. local time, for the following purposes:

          (1) To consider and vote upon a proposal (the "IQ Merger Proposal") to approve an Agreement and Plan of Merger, as amended, dated as of June 29, 1998 (the "Plan of Merger"), by and among IQ, Information Advantage, Inc., a Delaware corporation ("IA"), and IAC Merger Corp., a Georgia corporation and a wholly owned subsidiary of IA ("Merger Sub"), pursuant to which, among other things, (a) Merger Sub will be merged with and into IQ (the "Merger"); (b) each share of IQ common stock, $.00033 par value (the "IQ Common Stock"), outstanding as of the closing of the Merger (other than shares that are owned by IA or IQ or any subsidiary of IQ) will be converted into the right to receive 1.96 shares (the "Exchange Ratio") of the common stock, $.01 par value of IA (the "IA Common Stock"); (c) all IQ stock options, together with the underlying IQ stock option plans, will be assumed by IA and converted into options to purchase shares of the IA Common Stock at the Exchange Ratio; and (d) IQ will become a wholly owned subsidiary of IA; and

          (2) To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

     The Merger is more fully described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Plan of Merger is attached to the Joint Proxy Statement/Prospectus as Appendix A.

     Only stockholders of record at the close of business on August 14, 1998 are entitled to notice of and to vote at the IQ Special Meeting, or at any postponements or adjournments thereof. The affirmative vote of 66 2/3% of the outstanding shares of IQ Common Stock is required to approve the IQ Merger Proposal.

                                   IMPORTANT

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE IQ SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE IQ SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE IQ SPECIAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE IQ SPECIAL MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ UGO F. IPPOLITTO
                                          -----------------------------------
                                          Ugo F. Ippolitto
                                          Corporate Secretary
Norcross, GA
August 21, 1998

                           PLEASE DO NOT SEND IN ANY
                        STOCK CERTIFICATES AT THIS TIME.

LOGO
                                                                            LOGO

                             JOINT PROXY STATEMENT

                          INFORMATION ADVANTAGE, INC.
        SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 23, 1998

                            IQ SOFTWARE CORPORATION
        SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 23, 1998
                            ------------------------

                                   PROSPECTUS

                          INFORMATION ADVANTAGE, INC.
                            ------------------------

    This Joint Proxy Statement/Prospectus of Information Advantage, Inc., a Delaware corporation ("IA"), and IQ Software Corporation, a Georgia corporation ("IQ"), is being used (a) to solicit proxies on behalf of the IA Board of Directors (the "IA Board") from holders of the outstanding IA common stock, $.01 par value ("IA Common Stock"), in connection with the Special Meeting of Stockholders of IA to be held at the Marquette Hotel, 710 Marquette Avenue, Minneapolis, MN, on September 23, 1998 at 10:00 a.m., local time (the "IA Special Meeting"), and (b) to solicit proxies on behalf of the IQ Board of Directors (the "IQ Board") from holders of the outstanding IQ common stock, $.00033 par value ("IQ Common Stock"), in connection with a Special Meeting of Stockholders of IQ to be held at the IQ principal executive offices, 3295 River Exchange Drive, Suite 550, Norcross, GA 30092, on September 23, 1998 at 10:00 a.m., local time (the "IQ Special Meeting"). This Joint Proxy Statement/Prospectus and the accompanying proxies are first being mailed to stockholders of IA and stockholders of IQ on or about August 24, 1998.

    At the IA Special Meeting, stockholders of IA will be asked (1) to consider and vote upon a proposal (the "IA Merger Proposal") to approve the issuance of shares of IA Common Stock to the stockholders of IQ pursuant to the terms of an Agreement and Plan of Merger, as amended, (the "Plan of Merger") dated as of June 29, 1998, by and among IA, IQ and IAC Merger Corp., a Georgia corporation and wholly-owned subsidiary of IA ("Merger Sub"), pursuant to which, among other things, (a) Merger Sub will be merged with and into IQ (the "Merger"); (b) each share of IQ Common Stock outstanding as of the closing of the Merger (other than shares that are owned by IA or IQ or any subsidiary of IQ) will be converted into the right to receive 1.96 shares of IA Common Stock (the "Exchange Ratio");
(c) all outstanding IQ stock options, together with the underlying IQ stock option plans (collectively, the "IQ Stock Plans") , will be assumed by IA and converted at the Exchange Ratio into options to purchase shares of IA Common Stock and (d) IQ will become a wholly-owned subsidiary of IA; and (2) to transact such other business as may properly come before the IA Special Meeting or any adjournments or postponements thereof.

    At the IQ Special Meeting, stockholders of IQ will be asked to (1) consider and vote upon a proposal (the "IQ Merger Proposal") to approve the Merger and Plan of Merger, pursuant to which, among other things, (a) Merger Sub will be merged with and into IQ, (b) each share of IQ Common Stock outstanding as of the closing of the Merger (other than shares that are owned by IA or IQ or subsidiary of IQ) will be converted into the right to receive 1.96 shares of IA Common Stock (the "Exchange Ratio"), (c) all IQ stock options, together with the IQ Stock Plans, will be assumed by IA and converted into options to purchase shares of IA Common Stock, and (d) IQ will become a wholly owned subsidiary of IA and (2) to transact such other business as may properly come before the IQ Special Meeting or any adjournments or postponements thereof.

    Based upon the number of outstanding shares of IA Common Stock and IQ Common Stock as of August 14, 1998 (the record date for the IA Special Meeting and the IQ Special Meeting), the shares of IA Common Stock issued to IQ stockholders in the Merger (and issuable with respect to outstanding IQ stock options) would represent approximately 36.4% of the outstanding shares of IA Common Stock (including shares issuable by IA and IQ upon the exercise of outstanding options to purchase shares of IA Common Stock and IQ Common Stock) immediately following the closing of the Merger.

    This Joint Proxy Statement/Prospectus also constitutes the prospectus of IA under the Securities Act of 1933, as amended (the "Securities Act"), for the offering of shares of IA Common Stock in connection with the Merger. IA Common Stock and IQ Common Stock are traded on the Nasdaq National Market under the symbols "IACO" and "IQSW," respectively. On August 19, 1998, the closing sale prices of the IA Common Stock and IQ Common

Stock as reported on the Nasdaq National Market were $6.625 and $11.25 per share, respectively. The information set forth in this Joint Proxy Statement/Prospectus concerning IA and Merger Sub has been furnished by IA, and the information set forth in this Joint Proxy Statement/Prospectus concerning IQ has been furnished by IQ. The current market quotations for the IA Common Stock and the IQ Common Stock may be obtained on the World Wide Web at http://www.nasdaq.com.
                            ------------------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY BOTH IQ STOCKHOLDERS AND IA STOCKHOLDERS IN EVALUATING THE IQ MERGER PROPOSAL, THE IA MERGER PROPOSAL AND THE ACQUISITION OF SECURITIES OFFERED HEREBY.

     THE SECURITIES TO BE ISSUED BY IA IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. FURTHERMORE, NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED THE FAIRNESS OR MERITS OF THE MERGER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     The date of this Joint Proxy Statement/Prospectus is August 21, 1998.

                             AVAILABLE INFORMATION

     IA and IQ are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, each files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The SEC's Internet address is http://www.sec.gov. The SEC web site also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. IA Common Stock and IQ Common Stock are quoted on the Nasdaq National Market, and the reports, proxy statements and other information referred to above can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. After the consummation of the Merger, IQ will no longer file reports, proxy statements or other information with the SEC or the Nasdaq National Market. Instead, such information will be provided, to the extent required, in filings made by IA.

     IA has filed with the SEC a registration statement on Form S-4, including this Joint Proxy Statement/ Prospectus and other information (herein, together with all amendments and exhibits, referred to as the "Registration Statement"), under the Securities Act with respect to the shares of IA Common Stock to be issued to holders of IQ Common Stock in the Merger. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or obtained from the SEC web site. Although statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein set forth all material elements of such documents, such statements are not necessarily complete. With respect to each such contract or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matters involved, and each such statement, although setting forth all material elements of such document, shall be deemed qualified in all respects by such reference.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF IA OR IQ SINCE SUCH DATE. THIS JOINT PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES OF IA TO BE ISSUED IN THE MERGER, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents previously filed with the SEC by IQ under the Exchange Act are incorporated herein by reference:

          (a) IQ's Annual Report on Form 10-K for the year ended January 31, 1998 (the "IQ 10-K");

          (b) IQ's Quarterly Report on Form 10-Q for the quarter ended April 30, 1998 (the "IQ 10-Q");

          (c) IQ's Current Report on Form 8-K, dated as of July 2, 1998 and filed with the SEC on July 6, 1998 and

          (d) The description of IQ's Common Stock contained in IQ's Registration Statement on Form 8-A, dated October 5, 1992.

     All documents filed by IQ pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the IA Special Meeting and IQ Special Meeting shall be deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in the document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     This Joint Proxy Statement/Prospectus is accompanied by copies of the IQ 10-K and IQ 10-Q.

     All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to IA or Merger Sub has been supplied by IA and all such information relating to IQ has been supplied by IQ.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, FROM IQ SOFTWARE CORPORATION, 3295 RIVER EXCHANGE DRIVE, SUITE 550, NORCROSS, GA 30092. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY SEPTEMBER 14, 1998.

                                   TRADEMARKS

     DecisionSuite(TM) and IA's logo are trademarks of IA, and DecisionSuite(R) and Information Advantage(R) are registered trademarks of IA. IQ/Liveweb(TM) and IQ/Vision Server(TM) are trademarks of IQ and Intelligent Query(R), IQ Access(R), IQ/Objects(R), IQ/SmartServer(R), IQ/Vision(R), and IQ's logo are registered trademarks of IQ. This Joint Proxy Statement/Prospectus also includes trademarks of companies other than IA and IQ.

                           FORWARD-LOOKING STATEMENTS

     THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT (THE "FORWARD-LOOKING STATEMENTS"). FOR THIS PURPOSE, ANY STATEMENTS CONTAINED HEREIN THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. WITHOUT LIMITING THE FOREGOING, THE WORDS "BELIEVES," "ANTICIPATES," "PLANS," "INTENDS," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD LOOKING STATEMENTS FOR MANY REASONS, INCLUDING, WITHOUT LIMITATION, AS A RESULT OF THE FACTORS SET FORTH UNDER "RISK FACTORS" HEREIN. IN CONNECTION WITH THE FORWARD-LOOKING STATEMENTS, IA STOCKHOLDERS AND IQ STOCKHOLDERS SHOULD CAREFULLY REVIEW THE FACTORS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS UNDER "RISK FACTORS."

     NEITHER IA NOR IQ MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE ATTAINABILITY OF THE PROJECTED OR ESTIMATED FINANCIAL INFORMATION REFERENCED OR SET FORTH HEREIN UNDER "THE MERGER AND RELATED
TRANSACTIONS -- OPINION OF IA FINANCIAL ADVISOR," "THE MERGER AND RELATED TRANSACTIONS -- OPINION OF IQ FINANCIAL ADVISOR" OR ELSEWHERE HEREIN OR AS TO THE ACCURACY OR COMPLETENESS OF THE ASSUMPTIONS FROM WHICH THAT PROJECTED OR ESTIMATED INFORMATION IS DERIVED. PROJECTIONS OR ESTIMATIONS OF THE COMBINED COMPANY'S FUTURE PERFORMANCE ARE NECESSARILY SUBJECT TO A HIGH DEGREE OF UNCERTAINTY AND MAY VARY MATERIALLY FROM ACTUAL RESULTS. REFERENCE IS MADE TO THE PARTICULAR DISCUSSIONS SET FORTH UNDER "RISK FACTORS."

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    i
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........   ii
TRADEMARKS..................................................  iii
FORWARD-LOOKING STATEMENTS..................................  iii
SUMMARY.....................................................    1
  The Parties to the Merger.................................    1
  IA Special Meeting of Stockholders........................    1
  IQ Special Meeting of Stockholders........................    2
  The Merger................................................    2
  Risk Factors..............................................    7
SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED
  COMBINED FINANCIAL DATA...................................    8
COMPARATIVE PER SHARE DATA..................................   11
MARKET PRICE INFORMATION....................................   13
RISK FACTORS................................................   14
  Uncertainty Relating to Integration of Multiple Operations
     and Product Lines; Management of Growth................   14
  Fixed Merger Consideration Despite Potential Changes in
     Stock Prices...........................................   15
  Interests of Certain Persons in the Merger................   15
  Cost of Integration; Transactions Expenses................   15
  Shares Eligible for Public Sale...........................   15
  Pooling of Interests......................................   15
  Future Acquisition-Related Risks..........................   16
  Limited Operating History; Lack of Profitability..........   16
  Fluctuations in Operating Results.........................   17
  Lengthy Sales and Implementation Cycles...................   18
  Revenue Recognition.......................................   18
  Competition...............................................   19
  Dependence on Growth of Market for OLAP Applications and
     Acceptance of the Web..................................   19
  Limited Large-Scale Deployment............................   20
  Rapid Technological Change and New Products...............   20
  Product and Customer Concentration........................   20
  Dependence on Service Revenues............................   21
  Expansion of Indirect Channels............................   21
  Risks Associated with International Sales and
     Operations.............................................   22
  Management of Growth; Need for Additional Qualified
     Personnel..............................................   22
  Dependence on Key Personnel...............................   23
  Limited Protection of Proprietary Technology; Risks of
     Infringement; Use of Licensed Technology...............   23
  IQ Class Action Litigation................................   23
  Risk of Software Defects..................................   24
  Year 2000 Compliance......................................   24
  Product Liability.........................................   24
  Possible Volatility of Common Stock.......................   24
  Control of Combined Company by Executive Officers,
     Directors and Five Percent Stockholders................   25
  Effect of Certain Charter Provisions; Antitakeover Effects
     of Certificate of Incorporation; Bylaws and Delaware
     Law....................................................   25
PROPOSALS AND BOARD RECOMMENDATIONS.........................   26
VOTING AND PROXIES..........................................   26
  Date, Time and Place of IA Special Meeting and IQ Special
     Meeting................................................   26

                                                              PAGE
                                                              ----
  Record Date and Outstanding Shares........................   26
  IA Stockholder Vote Required..............................   27
  IQ Stockholder Vote Required..............................   27
  Solicitation of Proxies; Expenses.........................   28
NO DISSENTERS' OR APPRAISAL RIGHTS..........................   28
THE MERGER AND RELATED TRANSACTIONS.........................   28
  General...................................................   28
  Material Contacts and Board Deliberations.................   28
  Reasons for the Merger....................................   29
  Opinion of IA Financial Advisor...........................   32
  Opinion of IQ's Financial Advisor.........................   36
  Conversion of IQ Shares...................................   39
  Representations and Warranties............................   40
  Certain Covenants.........................................   40
  No Solicitation...........................................   41
  Interests of Certain Persons..............................   42
  Voting Agreements.........................................   43
  Resale of IA Common Stock; Agreements with Affiliates.....   43
  Related Matters After the Merger..........................   43
  IQ Stock Option Plans.....................................   43
  Director and Officer Indemnification......................   44
  Employment Agreement......................................   44
  Reseller Agreement........................................   45
  Conditions................................................   45
  Termination; Termination Fees and Expenses................   46
  Closing...................................................   47
  Amendment and Waiver......................................   47
  Stock Option Agreement....................................   48
  Certain Federal Income Tax Considerations.................   49
  Accounting Treatment......................................   50
INFORMATION ADVANTAGE, INC. AND IQ SOFTWARE CORPORATION
  UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................   51
INFORMATION CONCERNING IA...................................   56
  Business..................................................   56
  Overview..................................................   56
  Industry Background.......................................   56
  The Information Advantage Solution........................   57
  Strategy..................................................   58
  Customers and Application.................................   60
  Products and Technology...................................   61
  Sales and Marketing.......................................   64
  Customer Support..........................................   65
  Research and Development..................................   66
  Competition...............................................   66
  Intellectual Property Rights..............................   67
  Employees.................................................   67
  Properties................................................   67
  Legal Proceedings.........................................   67

                                                              PAGE
                                                              ----
  Selected Financial Data...................................   68
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................   69
  Overview..................................................   69
  Results of Operations.....................................   70
  Revenues..................................................   71
  Cost of Revenues..........................................   71
  Operating Expenses........................................   72
  Recently Issued Accounting Standards......................   73
  Quarterly Results of Operations...........................   74
  Liquidity and Capital Resources...........................   75
  Year 2000 Compliance......................................   77
MANAGEMENT..................................................   78
  Board Members and Executive Officers......................   78
  Committees................................................   80
  Director Compensation.....................................   80
  Executive Compensation....................................   81
  Option Values.............................................   82
  Employment Agreements and Change in Control
     Arrangements...........................................   83
  Security Ownership of Certain Beneficial Owners and
     Management.............................................   85
  Certain Relationships and Related Transactions............   87
  Indemnification...........................................   88
DESCRIPTION OF IA CAPITAL STOCK.............................   89
  Common Stock..............................................   89
  Preferred Stock...........................................   89
  Antitakeover Provisions of the Certificate of
     Incorporation, Bylaws and Delaware Law.................   89
COMPARISON OF RIGHTS OF IA STOCKHOLDERS AND IQ
  STOCKHOLDERS..............................................   90
  Power to Call Special Stockholders' Meetings; Action by
     Written Consent........................................   90
  Boards of Directors.......................................   91
  Limitation on Personal Liability of Directors.............   91
  Indemnification of Directors and Officers.................   91
  Vote on Extraordinary Corporate Transactions..............   92
  Certain Business Combinations.............................   93
  Authorized Preferred Stock................................   94
  Amendments to the IQ Articles and the IA Certificate......   94
  Amendments to the IQ Bylaws and the IA Bylaws.............   94
  Rights Plan...............................................   95
LEGAL MATTERS...............................................   95
EXPERTS.....................................................   95
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................   96
INDEX TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL
  STATEMENTS................................................  111

APPENDICES


Appendix A   Amended and Restated Agreement and Plan of Merger by and
             among Information Advantage, Inc., IQ Software Corporation and IAC Merger Corp. and Exhibits Thereto
Appendix B   Written Opinion of BancAmerica Robertson Stephens LLP
Appendix C   Written Opinion of First Albany Corporation

                                    SUMMARY

     The following summary of certain information contained elsewhere in this Joint Proxy Statement/ Prospectus and the appendices hereto is not intended to be a complete statement of all material features of the proposals to be voted on, and is qualified in its entirety by the more detailed information and unaudited pro forma condensed combined financial statements and related notes and appendices appearing elsewhere in this Joint Proxy Statement/Prospectus or incorporated by reference herein. Capitalized terms used but not defined in this Summary have the meanings given to them elsewhere in this Joint Proxy Statement/Prospectus. Stockholders are urged to read this Joint Proxy Statement/Prospectus and the appendices hereto in their entirety.

     For purposes of this Joint Proxy Statement/Prospectus, "IA" refers to Information Advantage, Inc., a Delaware corporation, and its subsidiaries, including IAC Merger Corp., a Georgia corporation ("Merger Sub"), "IQ" refers to IQ Software Corporation and its subsidiaries, and the "combined company" refers to the combined business of IA and IQ formed as a result of the Merger. The "surviving corporation" refers to IQ after completion of the Merger.

THE PARTIES TO THE MERGER

     Information Advantage, Inc. IA develops, markets and supports enterprise scalable on-line analytical processing ("OLAP") software that is designed to allow a large number of users to access and analyze large amounts of data to make quicker and more informed business decisions. IA's server-based solution, DecisionSuite, provides powerful, robust and flexible analysis processing capabilities that transform raw data into meaningful information from a wide range of desktop and Internet platforms. Through the use of an advanced architecture, IA designed DecisionSuite to accommodate terabytes of data and thousands of active users. DecisionSuite enables organizations to push effective decision making to all levels of users thereby creating an "intelligent enterprise," one capable of quickly identifying and reacting to market opportunities. DecisionSuite supports many UNIX operating systems and employs relational database technology, allowing it to access most popular databases, data warehouses and data marts. IA's principal executive offices are located at 7905 Golden Triangle Drive, Eden Prairie, MN 55344, and its telephone number is
(612) 833-3700. See "Information Concerning IA -- Business."

     IQ Software Corporation IQ designs, develops, markets and supports a suite of business intelligence software products for data access, analysis, ad hoc query and reporting designed to facilitate decision support. IQ has licensed approximately 500,000 copies of its software products. IQ has five principal software products that can be licensed separately or in combination. Its principal products, IQ/Objects, IQ/SmartServer, IQ/Vision, IQ/Vision Server and IQ/Liveweb are end user business intelligence tools that allow users to access data stored in relational databases, data warehouses and many legacy and non-relational database file systems. IQ's principal customers include (i) large corporate customers, (ii) federal, state and local governments and (iii) vertical market application software developers who integrate IQ's software into their products for license to end users. IQ's principal executive offices are located at 3295 River Exchange Drive, Suite 550, Norcross, GA 30092, and its telephone number is (770) 446-8880.

     IAC Merger Corp. Merger Sub is a wholly owned subsidiary of IA with no business operations other than in connection with facilitating the Merger. Merger Sub's principal executive offices are located at 7905 Golden Triangle Drive, Eden Prairie, MN 55344, and its telephone number is (612) 833-3700.

IA SPECIAL MEETING OF STOCKHOLDERS

     Time, Date and Purpose. The IA Special Meeting will be held at the Marquette Hotel, 710 Marquette Avenue, Minneapolis, MN, on September 23, 1998 at 10:00 a.m. local time. The purpose of the IA Special Meeting is to consider and vote upon the IA Merger Proposal including the issuance of shares of IA Common Stock in connection with the Merger and to transact such other business as may properly come before the IA Special Meeting or any adjournments or postponements thereof.

     Record Date; Vote Required. The record date for determining stockholders of IA entitled to notice of and to vote at the IA Special Meeting is August 14, 1998 (the "IA Record Date"). On the IA Record Date there were 15,621,931 shares of IA Common Stock outstanding, held by approximately 175 holders of record and approximately 2,450 beneficial owners. Each share of IA Common Stock entitles the holder thereof to one vote upon all matters submitted to a vote of stockholders. The presence at the IA Special Meeting in person or by proxy of the holders of a majority of the outstanding shares of IA Common Stock constitutes a quorum. The affirmative vote of a majority of the outstanding shares of IA Common Stock is required to approve the IA Merger Proposal.

     On the IA Record Date, IA directors and executive officers beneficially owned in the aggregate approximately 50.1% of the outstanding shares of IA Common Stock entitled to vote at the IA Special Meeting. See "Information Concerning IA -- Security Ownership of Directors, Executive Officers and Certain Beneficial Owners."

IQ SPECIAL MEETING OF STOCKHOLDERS

     Time, Date and Purpose. The IQ Special Meeting will be held at the IQ principal executive offices, on September 23, 1998 at 10:00 a.m. local time. The purpose of the IQ Special Meeting is to consider and vote upon the IQ Merger Proposal and to transact such other business as may properly come before the IQ Special Meeting or any adjournments or postponements thereof.

     Record Date; Vote Required. The record date for determining stockholders of IQ entitled to notice of and to vote at the IQ Special Meeting is August 14, 1998 (the "IQ Record Date"). On the IQ Record Date there were 4,682,466 shares of IQ Common Stock outstanding, held by approximately 200 holders of record and approximately 2,900 beneficial owners. Each share of IQ Common Stock entitles the holder thereof to one vote upon all matters submitted to a vote of stockholders. The presence at the IQ Special Meeting in person or by proxy of a majority of the outstanding shares of IQ Common Stock constitutes a quorum.

     The affirmative vote of the holders of 66 2/3% of the outstanding shares of IQ Common Stock is required for the approval of the IQ Merger Proposal. Each director and executive officer of IQ has executed and delivered to IA, voting agreements and irrevocable proxies obligating them, among other things, to vote the shares of IQ Common Stock under their control in favor of approval and adoption of the IQ Merger Proposal. On the IQ Record Date, IQ directors, executive officers and their affiliates beneficially owned in the aggregate approximately 11.4% of the outstanding shares of IQ Common Stock entitled to vote at the IQ Special Meeting. See "Voting and Proxies."

THE MERGER

     General. At the time and on the date the Certificate of Merger is filed with the Office of the Secretary of State of the State of Georgia (the "Effective Time" or "Closing Date" of the Merger), (a) Merger Sub will be merged with and into IQ, (b) the separate existence of Merger Sub will cease and (c) IQ will become a wholly owned subsidiary of IA. In addition, at the Effective Time of the Merger, (a) each share of IQ Common Stock outstanding as of the closing of the Merger (other than shares that are owned by IA or IQ or any subsidiary of IQ) will be converted into the right to receive 1.96 shares of IA Common Stock; and (b) all IQ stock options, together with the underlying IQ Stock Plans, will be assumed by IA and converted into options to purchase shares of IA Common Stock at an exercise price based upon the Exchange Ratio. Each share of IA Common Stock will remain outstanding and will represent one share of the combined company. The vesting of certain stock options issued to IQ executive officers under the IQ Stock Plans will accelerate, by their terms, automatically upon consummation of the Merger. See "The Merger and Related Transactions -- IQ Stock Option Plans."

     No fractional shares of IA Common Stock will be issued in the Merger. Instead, cash will be paid in lieu of the issuance of fractional shares. See "The Merger and Related Transactions -- Conversion of IQ Shares."

     Assuming that all conditions to the Merger are met or waived prior thereto, and that the IA Merger Proposal and the IQ Merger Proposal are approved, it is anticipated that the Effective Time of the Merger will occur promptly following the IA Special Meeting and the IQ Special Meeting. The current market quotations for the IA Common Stock and the IQ Common Stock may be obtained on the World Wide Web at http://www.nasdaq.com.

     Based on the number of shares of IQ Common Stock outstanding as of August 14, 1998, an aggregate of up to 9,177,633 shares of IA Common Stock will be issued in the Merger. In addition, IA will assume outstanding stock options to purchase an aggregate of 664,275 shares of IQ Common Stock (based on the number of shares subject to outstanding IQ stock options on August 14, 1998), which, as adjusted to give effect to the Exchange Ratio, will become options to purchase an aggregate of approximately 1,301,979 shares of IA Common Stock. The conversion will be effected by multiplying the number of shares of IQ Common Stock subject to each IQ stock option immediately prior to the Merger by the Exchange Ratio and dividing the exercise price of each such option by the Exchange Ratio. If a holder of an IQ stock option were to exercise such option before the Effective Time of the Merger, each share of IQ Common Stock issued pursuant to such option will be converted into the right to receive 1.96 shares of IA Common Stock. As soon as practicable after the Closing Date, IA will file a Registration Statement on Form S-8 with respect to the shares of IA Common Stock issuable with respect to IQ stock options assumed by IA pursuant to the Merger. See "The Merger and Related Transactions -- IQ Stock Option Plans."

     The following table presents the equity interests in the combined company of IA stockholders and IQ stockholders on a pro forma combined basis as of August 14, 1998 (including shares issuable by IA and IQ upon the exercise of outstanding options to purchase shares of IA Common Stock and IQ Common Stock):

                                                           SHARES
                                                       (IN THOUSANDS)      %
                                                       --------------    ------
IA Stockholders......................................        18,335        63.6%
IQ Stockholders......................................        10,480        36.4
                                                         ----------      ------
Total Pro Forma Combined Company Stockholders........        28,815       100.0%
                                                         ==========      ======

     Exchange of certificates evidencing IQ Common Stock for certificates evidencing IA Common Stock will be made upon surrender of certificates evidencing IQ Common Stock to Norwest Bank Minnesota, National Association, as exchange agent.

     IQ STOCK CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE PRIOR TO THE RECEIPT OF THE NECESSARY APPROVALS OF THE IA STOCKHOLDERS AT THE IA SPECIAL MEETING AND OF THE IQ STOCKHOLDERS AT THE IQ SPECIAL MEETING. IN ADDITION, IQ STOCKHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES UNTIL THEY ARE PROVIDED WITH A LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS AND MATERIALS FOR THE EXCHANGE OF THEIR CERTIFICATES AFTER THE EFFECTIVE TIME. SEE "THE MERGER AND RELATED TRANSACTIONS -- CONVERSION OF IQ SHARES."

     Material Contacts and Board Deliberations. From January 1998, to June 25, 1998 senior executives of IA and IQ met at various times to discuss potential business relationships. At such meetings beginning in June 1998, senior executives of IA and IQ, and their respective financial representatives, tentatively agreed upon a transaction structure and terms, including a preliminary exchange ratio. In addition, throughout June 1998 senior management of IA and IQ, and their respective financial, legal and accounting advisors, conducted due diligence reviews. On June 26, 1998 (in the case of the IQ Board) and June 28, 1998 (in the case of the IA Board), the respective boards of directors met separately at which time each Board unanimously concluded that the Merger was fair and in the best interests of their respective companies and stockholders and approved and adopted the Plan of Merger, a copy of which is attached hereto as Appendix A. The Plan of Merger was executed by IA and IQ on June 29, 1998 and amended on July 24, 1998 in order to effect certain technical changes. For a more detailed discussion of the background of the Merger, see "The Merger and Related Transactions -- Material Contacts and Board Deliberations."

     Recommendations; Reasons for the Merger. THE IA BOARD UNANIMOUSLY APPROVED THE IA MERGER PROPOSAL AND RECOMMENDS THAT HOLDERS OF IA COMMON STOCK VOTE FOR THE IA MERGER PROPOSAL.

     THE IQ BOARD UNANIMOUSLY APPROVED THE IQ MERGER PROPOSAL AND RECOMMENDS THAT HOLDERS OF IQ COMMON STOCK VOTE FOR THE IQ MERGER PROPOSAL.

     Both the IA Board and the IQ Board considered many factors in reaching their conclusion to approve the Plan of Merger and the Merger and to recommend that stockholders vote for approval of the IA Merger Proposal and the IQ Merger Proposal, respectively. See "The Merger and Related Transactions -- Reasons for the Merger" and "-- Interests of Certain Persons."

     Opinion of IA Financial Advisor. On June 28, 1998, BancAmerica Robertson Stephens LLP ("BancAmerica Robertson Stephens") delivered its written opinion (the "BancAmerica Robertson Stephens Opinion") to the IA Board that, as of such date, and based on the procedures followed, factors considered and assumptions made as set forth therein, the Exchange Ratio pursuant to the Plan of Merger was fair from a financial point of view to IA. The full text of the BancAmerica Robertson Stephens Opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Appendix B to this Joint Proxy Statement/Prospectus and should be read carefully and in its entirety in connection with this Joint Proxy Statement/Prospectus. The BancAmerica Robertson Stephens Opinion is directed to the IA Board, addresses only the fairness to IA as of June 28, 1998, from a financial point of view, of the Exchange Ratio pursuant to the Plan of Merger and does not constitute a recommendation to any holder of IA Common Stock as to how such stockholder should vote at the IA Special Meeting. A summary of all material provisions of the BancAmerica Robertson Stephens Opinion is set forth in this Joint Proxy Statement/Prospectus and such summary is qualified in its entirety by reference to the full text of such opinion. See "The Merger and Related Transactions -- Opinion of IA Financial Advisor" and "Appendix B."

     Opinion of IQ Financial Advisor. First Albany Corporation ("First Albany") has rendered a written opinion (the "First Albany Opinion") to the IQ Board that, as of June 26, 1998, and based on the procedures followed, factors considered and assumptions made as set forth therein, the Exchange Ratio pursuant to the Plan of Merger was fair from a financial point of view to the holders of IQ Common Stock. The full text of the First Albany Opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Appendix C to this Joint Proxy Statement/Prospectus and should be read carefully and in its entirety in connection with this Joint Proxy Statement/Prospectus. The First Albany Opinion was provided to the IQ Board in connection with its consideration of the Merger and does not constitute a recommendation as to how any holder of IQ Common Stock should vote at the IQ Special Meeting. A summary of all material elements of the First Albany Opinion is set forth in this Joint Proxy Statement/Prospectus and such summary is qualified in its entirety by reference to the full text of such opinion. See "The Merger and Related Transactions -- Opinion of IQ Financial Advisor" and "Appendix C."

     Representations and Warranties and Certain Covenants. Under the Plan of Merger, IA and IQ made a number of representations and warranties regarding their respective capital structures, operations, financial conditions and other matters. IQ has agreed that, until the closing of the Merger or the termination of the Plan of Merger, it will (a) carry on its business in the ordinary course and attempt to preserve its present business and relationships with customers, suppliers and others, and (b) not take certain actions without IA's consent. Each of IA and IQ have agreed to use its best efforts to complete the Merger. See "The Merger and Related Transactions -- Representations and Warranties" and "-- Certain Covenants."

     No Solicitation. IQ has agreed not to solicit, initiate discussions with or engage in negotiations with any person relating to a possible acquisition of IQ, except that if the IQ Board receives an unsolicited Acquisition Proposal (as defined in the Plan of Merger) that it believes in its good faith reasonable judgment (based upon and consistent with advice received in consultation with independent financial and legal advisors) is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Merger and the long-term prospects of IA and IQ as a combined company, would, if consummated, result in a transaction more favorable over the long term from a financial point of view than the Merger, then the IQ Board will not be prevented from providing information or entering into such discussions or negotiations with the party making the Superior Proposal (as defined in the Plan of Merger) or recommending the Superior Proposal to IQ Stockholders, as may be necessary to discharge the directors' fiduciary duties. See "The Merger and Related Transactions -- No Solicitation."

     Resale of IA Common Stock; Agreements with Affiliates. The shares of IA Common Stock to be issued in the Merger have been registered under the Securities Act and, except as set forth below, will be freely transferable. As a condition to the obligations of the parties under the Plan of Merger, IA and IQ have each received agreements from each person or entity who may be deemed an affiliate (as defined in the Securities Act and the rules and regulations thereunder) of IA or IQ, pursuant to which such persons have agreed not to sell, transfer or otherwise dispose of shares of IA Common Stock or IQ Common Stock for 30 days prior to the Effective Time and until such time after the Effective Time as IA has publicly released a report including financial results for a period of at least 30 days of combined operations of IA and IQ. Furthermore, pursuant to such agreements, the affiliates of IQ have agreed to refrain from the sale or transfer of any IA Common Stock received in connection with the Merger, except in accordance with the provisions of the Securities Act and the general rules and regulations thereunder. See "The Merger and Related Transactions -- Resale of IA Common Stock; Agreements with Affiliates."

     Interests of Certain Persons in the Merger. As a result of the transactions and agreements set forth below, the directors and executive officers of IQ have personal interests in the Merger and Plan of Merger that are not identical to the interests of IQ stockholders.

     As of the IQ Record Date, directors and executive officers of IQ and their affiliates beneficially owned an aggregate of 532,104 shares of IQ Common Stock (excluding 74,750 shares of IQ Common Stock subject to unexercised stock options). Based on the last reported sales price of IA Common Stock on August 19, 1998 of $6.625, the aggregate dollar value of the shares of IA Common Stock to be received in the Merger, excluding shares subject to stock options, by the executive officers and directors of IQ and their affiliates is approximately $6.9 million.

     The directors and executive officers of IQ have agreed to vote all shares of IQ Common Stock under their control in favor of the IQ Merger Proposal and have executed voting agreements and granted irrevocable proxies to IA. See "The Merger and Related Transactions -- Voting Agreements."

     The Plan of Merger provides that Charles R. Chitty, the Chairman of the Board, President and Chief Executive Officer of IQ shall become a member of the IA Board following the Effective Time. In addition, Mr. Chitty will enter into a one-year employment agreement to be followed by a two-year consulting arrangement with IA, effective upon the Effective Time. See "The Merger and Related Transactions -- Employment Agreement."

     Certain of the outstanding stock option agreements held by IQ executive officers, provide for the acceleration of existing vesting provisions in the event of a change of control of IQ, such as the Merger. As a result of these provisions, options to purchase an additional 45,000 shares of IQ Common Stock will vest on the Effective Date. See "The Merger and Related Transactions -- IQ Stock Option Plans."

     Pursuant to the Plan of Merger, IA has agreed that the surviving corporation shall indemnify each person who was an officer or director of IQ against certain liabilities. See "The Merger and Related Transactions -- Director and Officer Indemnification."

     Indemnification of IQ Officers and Directors. IA has agreed that, after the Effective Time of the Merger, the surviving corporation will indemnify each present and former officer and director of IQ as provided in the General Business Corporation Code of the State of Georgia ("GCC") and the IQ Certificate of Incorporation and Bylaws. IA is currently a party to indemnification agreements with its directors, and it is anticipated that the combined company will enter into similar agreements with its new director following consummation of the Merger. See "The Merger and Related Transactions -- Director and Officer Indemnification" and "-- Interests of Certain Persons."

     Conditions. The closing of the Merger is subject to various conditions, including the approval by IA's stockholders of the IA Merger Proposal; the approval by IQ's stockholders of the IQ Merger Proposal; receipt of opinions of counsel to the effect that the Merger will qualify as a reorganization (a "Reorganization") under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (see "-- Certain Federal Income Tax Considerations"); and receipt of a letter from PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), independent auditors to IA, and a letter from Ernst & Young LLP ("Ernst &

Young"), independent auditors to IQ, stating that the Merger will qualify as a pooling of interests under Accounting Principles Board Opinion No. 16. Except for matters required by law, each of the parties to the Plan of Merger may, at its option, waive compliance with any condition to its obligation to consummate the Merger. See "The Merger and Related Transactions -- Conditions" and
"-- Accounting Treatment" and "Risk Factors -- Pooling of Interests."

     Termination; Termination Fees and Expenses. The Plan of Merger may be terminated (a) by mutual agreement of IA and IQ; (b) by either IA or IQ if the closing of the Merger has not occurred on or before November 30, 1998 (the "Outside Date"); or (c) by either IA or IQ before the Outside Date upon the occurrence of certain events. See "The Merger Agreement and Related Transactions -- Termination; Termination Fees and Expenses."

     Under certain circumstances, IA may be required to reimburse IQ for expenses up to $450,000. IQ may also be required under certain circumstances to pay IA a termination fee of $2,240,000 if the Plan of Merger is terminated. In addition, IA's right to exercise its option to purchase shares of IQ Common Stock will be triggered if the Plan of Merger is terminated under certain circumstances. See "The Merger and Related Transactions -- Termination; Termination Fees and Expenses" and "-- Stock Option Agreement."

     Closing. The Merger will be completed on the date that the Certificate of Merger is filed with the Office of the Secretary of State of the State of Georgia. The Effective Time is expected to occur as soon as practicable after receipt of the necessary approvals at the IA Special Meeting and the IQ Special Meeting and satisfaction or waiver of the other conditions precedent to the Merger, as set forth in the Plan of Merger (the "Closing"). It is anticipated that the Closing will occur promptly following receipt of the necessary approvals at the IA Special Meeting and the IQ Special Meeting. See "The Merger and Related Transactions -- Closing."

     Amendment and Waiver. The Plan of Merger may be amended by the agreement of the IA and IQ Boards at any time before or after approval by the IA stockholders or the IQ stockholders, except that, after such approval, no amendment may be made which by law requires further approval by such stockholders without such further approval. See "The Merger and Related Transactions -- Amendment and Waiver."

     Stock Option Agreement. IA and IQ have entered into a Stock Option Agreement, dated June 29, 1998, pursuant to which (i) IA has the right, under certain circumstances, to purchase up to 930,169 shares of IQ Common Stock (or approximately 19.9% of the outstanding IQ Common Stock as of June 29, 1998 prior to giving effect to such issuance) at a price based on the market price of IQ Common Stock (the "Stock Option Agreement"). The Stock Option Agreement contains features which, among other things, (a) permit IA to receive a cash payment in lieu of stock upon exercise of the option and (b) limit the profit which IA can realize in connection with the option to $3,200,000, inclusive of any termination fees that IA may receive pursuant to the Plan of Merger. If the Merger is consummated, the Stock Option Agreement will terminate by its terms. See "The Merger and Related Transactions -- Stock Option Agreement."

     Certain Federal Income Tax Considerations. As a condition to the consummation of the Merger, IA and IQ will receive opinions from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("Gunderson Dettmer") and Miller & Martin LLP ("Miller & Martin"), respectively, that the Merger will be treated for federal income tax purposes as a Reorganization if the Merger is consummated in accordance with the terms of the Plan of Merger. Provided that the Merger does qualify as a Reorganization, no gain or loss should be recognized for federal income tax purposes by IQ stockholders upon their receipt of shares of IA Common Stock in exchange for their shares of IQ Common Stock, except to the extent of cash received in lieu of fractional shares. Such legal opinions have been filed as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, are subject to certain limitations and qualifications and are based upon certain factual assumptions and representations. Furthermore, such legal opinions are not binding on the Internal Revenue Service. ALL IQ STOCKHOLDERS SHOULD READ CAREFULLY THE DISCUSSION UNDER "THE MERGER AND RELATED TRANSACTIONS -- CERTAIN FEDERAL INCOME TAX CONSIDERATIONS." IN VIEW OF THE COMPLEXITIES OF FEDERAL INCOME AND OTHER TAX LAWS, EACH IQ STOCKHOLDER SHOULD CONSULT WITH SUCH STOCKHOLDER'S TAX ADVISOR REGARDING, AMONG OTHER THINGS, THE FEDERAL,

STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES OF THE MERGER APPLICABLE TO SUCH STOCKHOLDER'S SPECIFIC CIRCUMSTANCES.

     The Merger will not have any United States federal tax consequences for IA stockholders. See "The Merger and Related Transactions -- Certain Federal Income Tax Considerations."

     Accounting Treatment. The Merger is expected to be accounted for as a pooling of interests in accordance with the provisions of Accounting Principles Board Opinion No. 16. Under this method of accounting, the recorded assets and liabilities of IA and IQ will be carried forward to the combined company at their recorded amounts, the operating results of the combined company will include the operating results of IA and IQ for the entire fiscal year in which the combination occurs, and the reported operating results of the separate companies for prior periods will be combined and restated as the operating results of the combined company. It is a condition to the consummation of the Merger that the Merger qualify as a pooling of interests under Accounting Principles Board Opinion No. 16. See "The Merger and Related Transactions -- Accounting Treatment" and "Risk Factors -- Pooling of Interests."

     No Dissenters' or Appraisal Rights. Holders of IQ Common Stock are not entitled to dissenters' rights under Section 1302 of the GCC in connection with the Merger because the IQ Common Stock was listed on the Nasdaq National Market on the record date for the IQ Special Meeting and the shares of IA Common Stock to be issued pursuant to the Merger will be listed on the Nasdaq National Market as of the Effective Time. Holders of IA Common Stock are not entitled to appraisal rights under Section 262 of the Delaware General Corporation Law ("DGCL") in connection with the Merger because IA is not a constituent corporation in the Merger.

RISK FACTORS

     The completion of the Merger and an investment in shares of IA Common Stock each involve substantial risks. Stockholders of IQ and stockholders of IA should consider the information set forth in "Risk Factors" and the other information contained herein before deciding whether or not to approve the IA Merger Proposal or the IQ Merger Proposal, as applicable.

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                       CONDENSED COMBINED FINANCIAL DATA

     The following selected historical financial information of IA and IQ has been derived from their respective historical financial statements and should be read in conjunction with such consolidated financial statements and notes thereto included elsewhere or incorporated by reference in this Joint Proxy Statement/ Prospectus. The selected historical financial information as of July 31, 1998, and for the six month periods ended July 31, 1997 and 1998, for IA and IQ has been derived from the unaudited consolidated financial statements of IA and IQ, and in the opinion of management reflects all adjustments, consisting only of normal recurring accruals, considered necessary for the fair presentation of the unaudited interim financial information. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year or any future period.

     The selected pro forma combined financial information set forth below is derived from the unaudited pro forma condensed combined financial statements, and should be read in conjunction with such unaudited pro forma condensed combined financial statements and the notes thereto included in this Joint Proxy Statement/ Prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of future operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position.

                                                            SELECTED HISTORICAL FINANCIAL DATA
                                      ------------------------------------------------------------------------------
                                      ------------------------------------------------------------------------------
                                                FISCAL YEAR ENDED JANUARY 31,              SIX MONTHS ENDED JULY 31,
                                      --------------------------------------------------   -------------------------
                                       1994      1995       1996       1997       1998       1997          1998
                                      -------   -------   --------   --------   --------   ---------   -------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
INFORMATION ADVANTAGE, INC.
HISTORICAL CONSOLIDATED STATEMENT
OF OPERATIONS DATA:
Revenues:
  License...........................  $ 2,704   $ 1,826   $  2,686   $  6,491   $ 13,661   $  5,000      $ 10,926
  Service...........................    1,644     1,991      2,956      5,255     11,929      5,148         8,172
                                      -------   -------   --------   --------   --------   --------      --------
         Total revenues.............    4,348     3,817      5,642     11,746     25,590     10,148        19,098
                                      -------   -------   --------   --------   --------   --------      --------
Income (loss) from operations.......   (1,147)   (4,312)    (3,795)    (8,380)    (6,466)    (4,609)          261
Net income (loss)...................  $(1,201)  $(4,395)  $ (3,789)  $ (8,476)  $ (6,520)  $ (4,649)     $    562
                                      =======   =======   ========   ========   ========   ========      ========
Net income (loss) per common share:
  Basic.............................  $ (1.20)  $ (4.51)  $  (3.87)  $  (8.32)  $  (2.24)  $  (4.37)     $   0.04
                                      =======   =======   ========   ========   ========   ========      ========
  Diluted...........................  $ (1.20)  $ (4.51)  $  (3.87)  $  (8.32)  $  (2.24)  $  (4.37)     $   0.03
                                      =======   =======   ========   ========   ========   ========      ========
Weighted average number of common
  and common equivalent shares
  outstanding:
  Basic.............................      998       975        978      1,019      2,906      1,064        15,535
                                      =======   =======   ========   ========   ========   ========      ========
  Diluted...........................      998       975        978      1,019      2,906      1,064        17,443
                                      =======   =======   ========   ========   ========   ========      ========

                                                                 AS OF JANUARY 31,                     AS OF
                                                 --------------------------------------------------   JULY 31,
                                                  1994      1995       1996       1997       1998       1998
                                                 -------   -------   --------   --------   --------   --------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital (deficit)....................  $  (544)  $(2,071)  $  1,097   $ (2,102)  $ 17,588   $ 18,320
  Total assets.................................    1,839     1,599      4,321      5,918     30,916     31,219
  Total liabilities............................    2,256     3,428      2,791      7,823     10,903     10,256
  Convertible redeemable preferred stock.......    2,337     5,337     12,487     17,410         --         --
  Stockholders' equity (deficit)...............   (2,755)   (7,165)   (10,957)   (19,315)    20,013     20,963

                                                             SELECTED HISTORICAL FINANCIAL DATA
                                             -------------------------------------------------------------------
                                                                                                  SIX MONTHS
                                                                                                     ENDED
                                                      FISCAL YEAR ENDED JANUARY 31,                JULY 31,
                                             -----------------------------------------------   -----------------
                                              1994      1995      1996      1997      1998      1997      1998
                                             -------   -------   -------   -------   -------   -------   -------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
IQ SOFTWARE CORPORATION
HISTORICAL CONSOLIDATED STATEMENT
  OF OPERATIONS DATA:
Revenues:
  License..................................  $15,444   $15,314   $15,582   $17,184   $15,309   $ 7,573   $ 7,424
  Service..................................    3,675     4,783     6,273     7,494     9,396     4,512     5,569
                                             -------   -------   -------   -------   -------   -------   -------
         Total revenues....................   19,119    20,097    21,855    24,678    24,705    12,085    12,993
                                             -------   -------   -------   -------   -------   -------   -------
Operating income (loss)....................    3,289     2,501    (3,630)    2,340     1,922       752     1,699
Net income (loss)..........................  $ 2,556   $ 1,737   $(2,897)  $ 2,165   $ 1,976   $   899   $ 1,479
                                             =======   =======   =======   =======   =======   =======   =======
Net income (loss) per common share:
  Basic....................................  $  0.63   $  0.42   $ (0.67)  $  0.47   $  0.42   $  0.19   $  0.32
                                             =======   =======   =======   =======   =======   =======   =======
  Diluted..................................  $  0.60   $  0.40   $ (0.67)  $  0.45   $  0.42   $  0.19   $  0.31
                                             =======   =======   =======   =======   =======   =======   =======
Weighted average number of common and
  common equivalent shares outstanding:
  Basic....................................    4,076     4,142     4,304     4,588     4,655     4,648     4,673
                                             =======   =======   =======   =======   =======   =======   =======
  Diluted..................................    4,236     4,319     4,304     4,792     4,706     4,689     4,780
                                             =======   =======   =======   =======   =======   =======   =======

                                                                AS OF JANUARY 31,                  AS OF JULY 31,
                                                 -----------------------------------------------   ---------------
                                                  1994      1995      1996      1997      1998          1998
                                                 -------   -------   -------   -------   -------   ---------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital................................  $14,554   $15,266   $13,655   $17,279   $19,669       $21,984
Total assets...................................   19,840    22,316    22,124    25,295    28,330        30,130
Total liabilities..............................    3,148     3,565     4,104     3,466     4,273         4,558
Stockholders' equity...........................   16,692    18,751    18,020    21,829    24,057        25,572

         SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

                                                                                      SIX MONTHS ENDED
                                                 FISCAL YEAR ENDED JANUARY 31,            JULY 31,
                                                --------------------------------    --------------------
                                                  1996        1997        1998        1997        1998
                                                --------    --------    --------    --------    --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
COMBINED STATEMENT OF OPERATIONS DATA(1)(2):
Revenues:
  License.....................................  $ 18,268    $ 23,676    $ 28,970    $ 12,573    $ 18,350
  Service.....................................     9,229      12,749      21,325       9,660      13,741
                                                --------    --------    --------    --------    --------
         Total revenues.......................    27,497      36,425      50,295      22,233      32,091
                                                --------    --------    --------    --------    --------
Income (loss) from operations.................    (7,426)     (6,040)     (4,544)     (3,857)      1,960
Net income (loss).............................  $ (6,686)   $ (6,311)   $ (4,544)   $ (3,750)      2,041
                                                ========    ========    ========    ========    ========
Income (loss) per common share:
  Basic.......................................  $  (0.71)   $  (0.63)   $  (0.38)   $  (0.37)   $   0.08
                                                ========    ========    ========    ========    ========
  Diluted.....................................  $  (0.71)   $  (0.63)   $  (0.38)   $  (0.37)   $   0.08
                                                ========    ========    ========    ========    ========
Shares used to compute income (loss) per
  common share:
  Basic.......................................     9,414      10,012      12,029      10,174      24,694
                                                ========    ========    ========    ========    ========
  Diluted.....................................     9,414      10,012      12,029      10,174      26,811
                                                ========    ========    ========    ========    ========

                                                                 AS OF
                                                             JULY 31, 1998
                                                             -------------
COMBINED BALANCE SHEET DATA(1)(2):
Working capital.............................................   $ 33,204
Total assets................................................     61,349
Total liabilities...........................................     21,914
Stockholders' equity........................................     39,435

---------------
(1) It is anticipated that IA will incur charges to operations related to the Merger, currently estimated to be $7.1 million, principally in the quarter during which the Merger is consummated. These charges include direct transaction costs, primarily for financial advisory, accounting and legal fees, printing expenses, filing fees and other Merger-related costs associated with combining the operations of the two companies. The estimated charge is reflected in the unaudited pro forma condensed combined balance sheet data, but is not reflected in the unaudited pro forma condensed combined statement of operations data. This charge is a preliminary estimate only, and is therefore subject to change.

(2) The unaudited pro forma condensed combined balance sheet as of July 31, 1998 gives effect to the Merger as if it had occurred on July 31, 1998, and combines the unaudited historical consolidated balance sheets of IA and IQ as of that date. The unaudited pro forma condensed combined statements of operations give effect to the Merger as if it had occurred at the beginning of the earliest period presented.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of IA and IQ and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis of accounting. The information set forth below should be read in conjunction with the selected historical financial data, and the unaudited pro forma condensed combined financial information, included elsewhere in this Joint Proxy Statement/Prospectus or incorporated herein by reference. The pro forma combined per share data are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operating results. Neither IA nor IQ has paid cash dividends during the periods presented.

                                                                                           AS OF AND FOR
                                                                                              THE SIX
                                                          FISCAL YEAR ENDED JANUARY 31,     MONTHS ENDED
                                                         -------------------------------      JULY 31,
                                                           1996       1997        1998          1998
                                                         --------   ---------   --------   --------------
HISTORICAL IA
Basic income (loss) per common share...................   $(3.87)    $ (8.32)    $(2.24)       $0.04
Diluted income (loss) per common share.................    (3.87)      (8.32)     (2.24)        0.03
Book value per common share(1).........................                            1.29         1.34

                                                                                     AS OF AND FOR
                                                              FISCAL YEAR ENDED         THE SIX
                                                                 JANUARY 31,          MONTHS ENDED
                                                            ----------------------      JULY 31,
                                                             1996    1997    1998         1998
                                                            ------   -----   -----   --------------
HISTORICAL IQ
Basic income (loss) per common share......................  $(0.67)  $0.47   $0.42       $0.32
Diluted income (loss) per common share....................   (0.67)   0.45    0.42        0.31
Book value per common share(1)............................                    5.16        5.46

                                                                                     AS OF AND FOR
                                                             FISCAL YEAR ENDED          THE SIX
                                                                JANUARY 31,           MONTHS ENDED
                                                          ------------------------      JULY 31,
                                                           1996     1997     1998         1998
                                                          ------   ------   ------   --------------
PRO FORMA COMBINED -- IA
Basic income (loss) per common share(2)(3)..............  $(0.71)  $(0.63)  $(0.38)      $0.08
Diluted income (loss) per common share(2)(3)............   (0.71)   (0.63)   (0.38)       0.08
Book value per common share(1)(2).......................                      1.50        1.59

                                                                                     AS OF AND FOR
                                                             FISCAL YEAR ENDED          THE SIX
                                                                JANUARY 31,           MONTHS ENDED
                                                          ------------------------      JULY 31,
                                                           1996     1997     1998         1998
                                                          ------   ------   ------   --------------
EQUIVALENT PRO FORMA COMBINED -- IQ(4)
Basic income (loss) per share(2)(3).....................  $(1.39)  $(1.23)  $(0.74)      $0.16
Diluted income (loss) per share(2)(3)...................   (1.39)   (1.23)   (0.74)       0.15
Book value per common share(1)(2).......................                      2.94        3.12

---------------
(1) Historical book value per common share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period. Pro forma combined book value per common share is calculated by dividing the pro forma book value for the combined company by the number of shares of IA Common Stock outstanding at the end of the period, and the number of shares of IQ Common Stock outstanding at the end of the period multiplied by the exchange ratio of 1.96 shares of IA Common Stock for each share of IQ Common Stock.

(2) The unaudited pro forma condensed combined balance sheet as of July 31, 1998 gives effect to the Merger as if it had occurred on July 31, 1998, and combines the unaudited consolidated balance sheet of IA and the unaudited consolidated balance sheet of IQ as of July 31, 1998. The unaudited pro forma condensed combined statements of operations give effect to the Merger as if it had occurred at the beginning of the earliest period presented.

(3) Pro forma combined basic earnings per share is calculated by dividing the pro forma net income (loss) for the combined company by the weighted average number of IA Common Stock shares outstanding during the period, and the weighted average number of IQ Common Stock shares outstanding during the period multiplied by the exchange ratio of 1.96 shares of IA Common Stock for each share of IQ Common Stock. Pro forma combined diluted earnings per share is calculated by dividing the pro forma net income (loss) for the combined company by the weighted average number of shares and potential common shares outstanding of IA Common Stock during the period, and the weighted average number of shares and potential common shares outstanding of IQ Common Stock during the period multiplied by the exchange ratio of 1.96 shares of IA Common Stock for each share of IQ Common Stock.

(4) The Equivalent Pro Forma Combined -- IQ amounts are calculated by multiplying the pro forma combined -- IA per share amounts by the exchange ratio of 1.96.

                            MARKET PRICE INFORMATION

     IA Common Stock is traded on the Nasdaq National Market under the symbol IACO and IQ Common Stock is traded on the Nasdaq National Market under the symbol "IQSW". Trading of IA Common Stock began on December 17, 1997, and trading of IQ Common Stock began on October 15, 1992.

     The following table sets forth the closing price per share of IA Common Stock and IQ Common Stock, as reported by the Nasdaq National Market, on (a) June 29, 1998, the last full trading day prior to the public announcement of the execution of the Plan of Merger by IA and IQ, and (b) August 19, 1998, the latest practicable trading day before printing this Joint Proxy Statement/Prospectus, as well as the equivalent pro forma per share value of IQ Common Stock based on the Exchange Ratio of 1.96 and the IA Common Stock prices as of such dates. IA stockholders and IQ stockholders are strongly encouraged to obtain current market information for shares of IA Common Stock and IQ Common Stock. The current market quotations for the IA Common Stock and the IQ Common Stock may be obtained on the World Wide Web at http://www.nasdaq.com. See "Risk Factors -- Possible Volatility of Common Stock."

                                                                                              IQ
                                                                IA             IQ         EQUIVALENT
                                                              COMMON         COMMON           PER
                                                            STOCK PRICE    STOCK PRICE    SHARE PRICE
                                                            -----------    -----------    -----------
June 29, 1998.............................................  6 11/16        12             13 1/8
August 19, 1998...........................................  6 5/8          11 1/4         12 15/16

     The following table sets forth, for the fiscal quarters indicated, the reported high and low closing prices of IA Common Stock and IQ Common Stock on the Nasdaq National Market.

                                                                   IA               IQ
                                                              COMMON STOCK     COMMON STOCK
                                                              -------------    ------------
                                                              HIGH     LOW     HIGH    LOW
                                                              -----    ----    ----    ----
Fiscal Year Ended January 31, 1997:
  First Quarter.............................................  --       --      13 1/2  10 1/4
  Second Quarter............................................  --       --      25      12 1/4
  Third Quarter.............................................  --       --      20 3/4  14 1/2
  Fourth Quarter............................................  --       --      28 1/4  14 3/8
Fiscal Year Ended January 31, 1998:
  First Quarter.............................................  --       --      16 1/2   6 3/
  Second Quarter............................................  --       --      10 3/4   7 1/
  Third Quarter.............................................  --       --      14 1/2   7 1/
  Fourth Quarter............................................  6 1/2    5 7/16   9 1/   6
Fiscal Year Ending January 31, 1999:
  First Quarter.............................................  9 5/8    6       11 1/8   7 1/
  Second Quarter............................................  10 1/8   5 7/8   13 5/8  10 1/16
  Third Quarter (through August 19, 1998)...................  6 5/8    5 7/8   11 1/4   9 5/

     As of August 14, 1998, there were approximately 175 holders of record of IA Common Stock and approximately 200 holders of record of IQ Common Stock. No cash dividends have been paid on the IA Common Stock since IA's initial public offering in December 1997. IA does not anticipate paying cash dividends in the foreseeable future.

     IQ has never declared or paid any cash dividends on its capital stock. IQ currently anticipates that it will retain any future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                                  RISK FACTORS

     This Joint Proxy Statement/Prospectus contains Forward-Looking Statements. Actual results could differ materially from those projected in the Forward-Looking Statements as a result of the factors set forth below and other matters described elsewhere in this Joint Proxy Statement/Prospectus. See "Forward-Looking Statements." The following risk factors, in addition to the other information contained or incorporated by reference herein, should be considered carefully in evaluating the proposals to be considered and voted upon at each of the IA Special Meeting and the IQ Special Meeting and the acquisition of the securities offered hereby.

UNCERTAINTY RELATING TO INTEGRATION OF MULTIPLE OPERATIONS AND PRODUCT LINES; MANAGEMENT OF GROWTH

     The integration of IA's and IQ's business and personnel following the Merger presents difficult challenges for the management of the combined company. Further, both IA and IQ entered into the Plan of Merger with the expectation that the Merger will result in synergies for the combined company. The combined company, however, will be more complex and diverse than either IA or IQ individually, and the combination and continued operation of their business operations will be difficult. While the management and Boards of both IA and IQ believe that the combination of IA and IQ can be effected in a manner that will realize the value of the combined company, the management group of the combined company has limited experience in combinations of this complexity or size. Accordingly, there can be no assurance that the process of effecting the business combination can be effectively managed to realize the synergies anticipated to result therefrom.

     IA and IQ entered into the Plan of Merger, among other reasons, in order to achieve potential mutual benefits from combining each of their respective expertise, product lines and distribution channels for the enterprise software market. Realization of these potential benefits will require, among other things, integrating the companies' respective product offerings and coordinating the combined company's sales and marketing and research and development efforts. IA and IQ each have different systems and procedures in many operational areas that must be rationalized and integrated. There can be no assurance that such integration will be accomplished effectively, expeditiously or efficiently. The difficulties of such integration may be increased by the necessity of coordinating geographically separated divisions, integrating personnel with disparate business backgrounds and combining different corporate cultures. The integration of certain operations following the Merger will require the dedication of management resources that may temporarily distract attention from the day-to-day business of the combined company. The business of the combined company may also be disrupted by employee uncertainty and lack of focus during such integration. There can also be no assurance that the combined company will be able to retain all of its key technical, sales and other personnel. Failure to effectively accomplish the integration of the operations of IA and IQ could have a material adverse effect on the combined company's business, operating results and financial condition. Moreover, uncertainty in the marketplace or customer hesitation relating to the Merger could negatively affect the combined company's business, operating results and financial condition.

     IA has experienced periods of rapid growth and expansion that have placed and will continue to place significant strains upon its management systems, resources and personnel. The combined company's ability to compete effectively and to manage future growth, if any, will require the combined company to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage its work force. There can be no assurance that the combined company's personnel, systems, procedures and controls will be adequate to support the combined company's operations.

     Although IA and IQ believe that beneficial synergies will result from the Merger, there can be no assurance that the combining of IA's and IQ's businesses, even if achieved in an efficient and effective manner, will result in combined results of operations and financial condition superior to that which would have been achieved by each company independently, or as to the period of time required to achieve such result. There is no assurance that IA stockholders or IQ stockholders would not achieve greater returns on their respective investments were IA or IQ to remain independent companies.

FIXED MERGER CONSIDERATION DESPITE POTENTIAL CHANGES IN STOCK PRICES

     Pursuant to the Plan of Merger, each share of IQ Common Stock outstanding at the close of the Merger will be converted into the right to receive 1.96 shares of IA Common Stock. The Exchange Ratio is a fixed number and will not be adjusted in the event of any increases or decreases in the price of either IA Common Stock or IQ Common Stock. The prices of IA Common Stock and IQ Common Stock at the Effective Time may vary from their respective prices at the date of this Joint Proxy Statement/Prospectus and at the date of the IA Special Meeting and the IQ Special Meeting. Such variations may be the result of changes in the business operations or prospects of IA or IQ, market assessments of the likelihood that the Merger will be consummated, the timing thereof, the prospects of the Merger and post-Merger operations, regulatory considerations and general market and economic conditions among other things. Because the Effective Time may occur at a date later than the IA Special Meeting and IQ Special Meeting, there can be no assurance that the prices of IA Common Stock and IQ Common Stock on the date of the IA Special Meeting and IQ Special Meeting will be indicative of their respective prices at the Effective Time. Stockholders of IA and IQ are urged to obtain current market quotations for IA Common Stock and IQ Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the IA Board and IQ Board with respect to the Merger and the Plan of Merger, IA and IQ stockholders should be aware that certain members of IQ's management and Board of Directors have interests in connection with the Merger and the agreements and transactions contemplated thereby that are in addition to those of IQ stockholders generally. See "The Merger and Related Transactions -- Interests of Certain Persons in the Merger," "-- Employment Agreement," "-- IQ Stock Option Plans" and "-- Director and Officer Indemnification."

COST OF INTEGRATION; TRANSACTION EXPENSES

     Transaction costs relating to the Merger and the anticipated combination of certain operations of IA and IQ are expected to result in one-time charges to the combined company's earnings. Although it will not be feasible to determine the actual amount of these charges until the operational and transition plans are completed, the management of IA believes that the aggregate charge will be $7.1 million before taxes, although such amount may be increased by unanticipated additional expenses incurred in connection with the Merger. This aggregate charge is expected to include the estimated costs associated with financial advisory, accounting and legal fees, printing expenses, filing fees and other Merger-related costs. While the exact timing of these expenses cannot be determined at this time, it is anticipated that this aggregate charge to earnings will be recorded principally in the quarter in which the Merger is consummated. See "Unaudited Pro Forma Condensed Combined Financial Statements."

SHARES ELIGIBLE FOR PUBLIC SALE

     Sales of substantial amounts of IA Common Stock in the public market after the consummation of the Merger could materially adversely affect prevailing market prices of IA Common Stock. Except for shares of IA Common Stock to be received by affiliates of IQ, all the shares of IA Common Stock to be issued in the Merger will be eligible for immediate sale in the public market. Although affiliates of IA and IQ have agreed not to sell any shares controlled by them for a period of time after the Effective Time, such agreements are expected to expire in November 1998. Thereafter such shares may be sold only subject to certain limitations under the Securities Act applicable to affiliates of the combined company. See "The Merger and Related Transactions -- Resale of IA Common Stock; Agreements with Affiliates" "-- Pooling of Interests."

POOLING OF INTERESTS

     In order to qualify the Merger as a pooling of interests for accounting and financial reporting purposes, affiliates of IA and IQ have agreed not to sell, or otherwise reduce their risk with respect to, any shares of stock, except for a de minimus number as defined by certain rules and regulations of the SEC, of either IA or IQ during the period beginning 30 days preceding the Effective Time and continuing until IA publicly announces financial results covering at least 30 days of combined operations of IA and IQ. Assuming that the Merger is completed and the Effective Time occurs on or before October 1, 1998, it is not expected that such combined financial results would be published until the latter part of November, 1998. If affiliates of IA or IQ sell their IA Common Stock or IQ Common Stock despite their contractual obligation not to do so, the Merger may not qualify for accounting as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles, which would in turn materially and adversely affect IA's reported earnings and, potentially, its stock price. See "The Merger and Related Transactions -- Accounting Treatment."

FUTURE ACQUISITION-RELATED RISKS

     It is anticipated that a significant component of the combined company's growth strategy will be the acquisition of complementary businesses, products and technologies that meet the combined company's criteria for revenues, profitability, growth potential and operating strategy. The successful implementation of this strategy depends on the combined company's ability to identify suitable acquisition candidates, acquire such companies on acceptable terms and integrate their operations successfully with those of the combined company. There can be no assurance that the combined company will be able to identify suitable acquisition candidates or that the combined company will be able to acquire such candidates on acceptable terms. Moreover, in pursuing acquisition opportunities the combined company may compete with other companies with similar growth strategies. Certain of these competitors may be larger and have greater financial and other resources than the combined company. Competition for these acquisition targets could also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition. Acquisitions involve a number of other risks, including, among other things, adverse effects on the combined company's reported operating results from goodwill amortization, acquired in-process technology, stock compensation expense and increased compensation expense resulting from newly hired employees, difficulties in managing diverse geographic sales and research and development operations, the diversion of management attention, potential disputes with the sellers of acquired entities and the possible failure to retain key acquired personnel and the impairment of relationships with employees and strategic partners as a result of such acquisitions or the integration of new personnel. Due to the foregoing, the combined company's pursuit of an acquisition strategy or any individual acquisition may have a material adverse effect on the combined company's business, operating results and financial condition.

     The combined company's future performance will depend on its ability to integrate any acquired organization, which, even if successful, may take a significant period of time, will place a significant strain on the combined company's resources, and could subject the combined company to additional expenses. As a result, there can be no assurance that the combined company will be able to integrate acquired businesses successfully or in a timely manner in accordance with its strategic objectives. If the combined company is unable to manage acquisition-based growth effectively, the combined company's business, operating results and financial condition will be materially adversely affected.

LIMITED OPERATING HISTORY; LACK OF PROFITABILITY

     The combined company's prospects must be considered in light of the risks and difficulties frequently encountered by companies in the early stage of development, particularly companies in new and rapidly evolving markets. To address these risks, the combined company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified personnel, and continue to enhance and improve its products. IA has incurred net operating losses in each quarter, except the most recent two quarters, since its inception and it is possible that the combined company will not generate sufficient net income to fully utilize its net operating loss carryforwards before they begin to expire in 2007. As of July 31, 1998, IA had an accumulated deficit of $26.4 million. The combined company expects to incur additional net losses. IA operating losses have been due in part to the commitment of significant resources to its technical support, research and development and sales and marketing organizations. The combined company expects to continue to devote substantial resources in these areas and, as a result, will need to recognize significant quarterly revenues to achieve profitability. In particular, the combined company intends to continue hiring a significant number of sales and research and development personnel over the balance of fiscal 1999. Future operating results will depend on many factors, including, among others, demand for and acceptance of the combined company's products and services, including ongoing acceptance of maintenance and other services purchased by existing customers, the level of product and price competition, the ability of the combined company to control costs and to develop, market and deploy new products, the ability of the combined company to expand its direct sales force and indirect distribution channels both domestically and internationally, the combined company's success in attracting and retaining key personnel, market acceptance of OLAP products and the ability of the combined company to successfully integrate technologies and businesses it may acquire in the future. Although the revenues of both IA and IQ have increased in recent periods, there can be no assurance that the combined company's revenues will grow in future periods or, if they do grow, that they will grow at past rates, or that the combined company will remain profitable.

FLUCTUATIONS IN OPERATING RESULTS

     The limited operating history of IA and IQ and the susceptibility of each company's operating results to significant fluctuations make the prediction of future operating results for the two companies unreliable and IA and IQ believe that period-to-period comparisons of their respective operating results are not necessarily meaningful and should not be relied upon as indications of the future performance of the combined company. The operating results of both IA and IQ have in the past, and the operating results of the combined company will in the future, vary significantly due to factors such as demand for the combined company's products, unanticipated events or announcements, the size and timing of significant orders and their fulfillment, the number, timing and significance of product enhancements and new product announcements by the combined company and its competitors or changes in pricing policies by the combined company or its competitors, customer order deferrals in anticipation of enhancements or new products offered by the combined company or its competitors, the ability of the combined company to develop, introduce and market new and enhanced versions of its products on a timely basis, changes in the combined company's level of operating expenses and its ability to control costs, budgeting cycles of its customers, product life cycles, software defects and other product quality problems, hiring needs and personnel changes, changes in the combined company's sales incentive plans, changes in the mix of domestic and international revenues, the level of international expansion, foreign currency exchange rate fluctuations, performance of indirect channel partners, changes in the mix of indirect channels through which the combined company's products are offered, the impact of consolidation by competitors and indirect channel partners and general domestic and international economic and political conditions, among other things. A significant portion of IA's revenues have been, and it is expected that a significant portion of the combined company's revenues will continue to be, derived from a limited number of orders placed by large organizations. The timing of such orders and their fulfillment have caused, and are expected to continue to cause, material fluctuations in the combined company's operating results, particularly on a quarterly basis. A significant portion of revenues of both IA and IQ, equalling approximately 52% of their combined revenues, are derived from existing customers, including resellers. To the extent that such customers no longer require new licenses or ongoing services, the combined company's business, financial condition and operating results could be materially adversely affected. Each of IA and IQ have, from time to time, often recognized a substantial portion of their respective revenues in the last month of a quarter, with these revenues frequently concentrated in the last two weeks of a quarter. In addition, neither company operates with a large order backlog because their software products are typically shipped shortly after orders are received, which makes product revenues from licenses in any quarter substantially dependent on orders booked and shipped throughout that quarter. Accordingly, revenues for any given quarter are difficult to predict. IA has in the past experienced and the combined company will continue to experience weaker demand for its DecisionSuite software products during the summer months. Product revenues are also difficult to forecast because the market for the combined company's products is rapidly evolving, and the sales cycles for the two companies, which may last from three to six months in the case of IQ and from six to twelve months or more in the case of IA, vary substantially from customer to customer. The combined company's expense level and plans for expansion, including its plan to significantly increase its sales and marketing and research and development efforts, will be based in significant part on the combined company's expectations of future revenues and are relatively fixed in the short-term. Consequently, if revenue levels are below expectations, operating results are likely to be adversely and disproportionately affected. In addition, the combined company expects that sales derived through indirect channels, which are more difficult to forecast and generally have lower gross margins than direct sales, will increase as a percentage of total revenues.

     Based upon all of the factors described above, both IA and IQ believe that their respective quarterly revenues, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of their respective operating results are not necessarily meaningful and that, in any event, such comparisons should not be relied upon as indications of the future performance of the combined company. Accordingly, the combined company has limited ability to forecast future revenues, and it is likely that in some future quarter the combined company's operating results will be below the expectations of public market analysts and investors. In the event that operating results are below expectations, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the combined company's business, the price of IA Common Stock would be materially adversely affected.

LENGTHY SALES AND IMPLEMENTATION CYCLES

     The licensing of IA and IQ's respective products by their respective customers typically involves a significant commitment of capital and other resources, and is therefore subject to delays frequently associated with customers' internal procedures to approve large capital expenditures and to test and accept new technologies that affect key operations. For these and other reasons, the sales cycle associated with the licensing of IA's products is typically six to twelve months and for IQ's products is typically three to six months. Both companies' sales cycles are subject to a number of significant risks that are beyond such company's control, including customers' budgetary constraints and internal acceptance reviews. Because of the lengthy sales cycle and the large size of customers' orders, if revenues forecasted from a specific customer for a particular quarter are not realized in that quarter, the combined company's operating results for that quarter could be materially adversely affected. In addition, the time required to deploy the combined company's products can vary significantly with the needs of each customer and the complexity of a customer's data processing needs. Accordingly, deployment of the combined company's products may extend for several months and may involve a pilot implementation, successful completion of which is typically a prerequisite for full-scale deployment. In situations involving a pilot implementation of products, revenue recognition is deferred until execution of a final license and the other prerequisites for revenue recognition have been fulfilled. IA has experienced difficulty implementing their products in the past due to the complexity of customer requirements. IA generally relies upon internal resources to implement its products. There can be no assurance that the combined company will not experience delays in the implementation of orders in the future or that third parties will be able to successfully install the combined company's products. Any delays in the implementation of the combined company products could have a material adverse effect on the combined company's business, operating results and financial condition. In addition, any significant delay in the implementation of the combined company products could cause a customer to reject the combined company's software, which could impair the combined company's reputation and have a material adverse effect on the combined company's business, operating results and financial condition.

REVENUE RECOGNITION

     License agreements executed during any quarter may not meet the combined company's revenue recognition criteria; as a result, the combined company may meet or exceed its forecast of aggregate contracting activity, but not meet its forecast for license revenues. In addition, Statement of Position ("SOP") 97-2, "Software Revenue Recognition" was issued in October 1997 and addresses software revenue recognition matters primarily from a conceptual level and does not include specific implementation guidance. The SOP supersedes SOP 91-1 and is effective for transactions entered into for fiscal years beginning after December 15, 1997. Based on their interpretation of SOP 97-2, each of IA and IQ believes it is currently in compliance with the final standard. However, further implementation guidelines are currently being formulated. Once issued, such implementation guidance could lead to unanticipated changes in the combined company's current revenue accounting practices.

COMPETITION

     The markets in which IA and IQ compete, and the market in which the combined company will compete, are competitive, highly fragmented and characterized by rapidly changing technology and evolving standards. IA's current and prospective competitors offer a variety of planning and analysis software solutions and generally fall within three categories: (i) vendors of desktop OLAP software such as Cognos and Business Objects; (ii) vendors of multidimensional OLAP software such as Oracle (Express), Arbor Software, Seagate (Holos) and SAS; and (iii) vendors of OLAP/relational database software such as MicroStrategy and Platinum Technology (Prodea). IQ generally faces competition from Actuate, Business Objects, Cognos, and Seagate (Crystal Reports). Each of IA and IQ have experienced, and the combined company expects to continue to experience, increased competition from current and potential competitors, many of whom have significantly greater financial, technical, marketing and other resources than the combined company. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than the combined company. Also, certain current and potential competitors, including companies such as Microsoft, IBM, Sybase and Informix, may have greater name recognition or more extensive customer bases that could be leveraged. These companies could integrate competing OLAP/relational database software with other widely accepted products resulting in a loss of market share for the combined company. The combined company expects additional competition as other established and emerging companies enter into the OLAP and business intelligence software markets and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which would materially adversely affect the combined company's business, operating results and financial condition.

     Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing their ability to address the needs of the combined company's customers and prospective customers. The combined company's current or future indirect channel partners may establish cooperative relationships with current or potential competitors of the combined company, thereby limiting the combined company's ability to sell its products through particular distribution channels. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect the combined company's ability to obtain new licenses, and maintenance and support renewals for existing licenses, on terms favorable to the combined company. Further, competitive pressures may require the combined company to reduce the price of the combined company products, which would materially adversely affect the combined company's business, operating results and financial condition. There can be no assurance that the combined company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the combined company's business, operating results and financial condition.

DEPENDENCE ON GROWTH OF MARKET FOR OLAP APPLICATIONS AND ACCEPTANCE OF THE WEB

     Although demand for the combined company products has grown in recent years, the markets for OLAP and business intelligence software applications is still emerging and there can be no assurance that it will continue to grow or that, even if the market does grow, businesses will adopt the combined company's products. Because a significant portion of the combined company's revenues are derived from existing customer upgrades, the failure of such upgrades to occur due to the lack of continued adoption of OLAP applications by its installed customer base, would have a material adverse effect on the combined company's business, operating results and financial condition. IA has spent, and the combined company intends to continue spending, considerable resources educating potential customers about the combined company products and its functions and on-line analytical processing generally. However, there can be no assurance that such expenditures will enable the combined company products to achieve any additional degree of market acceptance, and if the market for the combined company products fails to grow or grows more slowly than the combined company currently anticipates, the combined company's business, operating results and financial condition would be materially adversely affected. Historically, the software industry has experienced significant periodic downturns, often in connection with, or in anticipation of, declines in general economic conditions during which management information systems budgets often decrease. As a result, the combined company's business, operating results and financial condition may in the future reflect substantial fluctuations from period to period as a consequence of patterns and general economic conditions in the software industry.

     In addition, the success of the combined company may be dependent on the acceptance of the use of the World Wide Web as a means to disseminate information. IA has had limited large-scale deployment of its products for use on the Web. If customers determine that the combined company's products are not scalable or are otherwise inadequate for Web-based use, or do not provide adequate security for the dissemination of information over the Web, or if for any other reason customers fail to accept the combined company's products for use on the Web, the combined company's business, operating results and financial condition could be materially adversely affected.

LIMITED LARGE-SCALE DEPLOYMENT

     IA believes that DecisionSuite can accommodate terabytes of data and thousands of active users; however, IA has had only a limited number of customers who have deployed DecisionSuite in such environments. If the combined company's customers cannot successfully implement large-scale deployments or determine for any other reason that the combined company's products cannot accommodate large-scale enterprise applications, or that such products are not required or appropriate for such widespread use, the combined company's reputation and competitive advantage will be materially adversely affected, which would, in turn, have a material adverse affect on the combined company's business, operating results and financial condition.

RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS

     The markets for IA and IQ's products are characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changing customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. IA has focused its efforts on products that run on UNIX operating systems and has not developed a product that runs on Windows NT or any other operating system. As more of the combined company's customers adopt Windows NT for their businesses, the combined company will need to develop a Windows NT version of the combined company products. The development of a Windows NT product would require a substantial investment of resources by the combined company, and there is no assurance that such a product could be introduced on a timely or cost effective basis or at all. The future success of the combined company will depend in large part on its ability to support popular operating systems and databases, and on its ability to maintain and improve its proposed product line and to develop new products on a timely basis that achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. As a result of the complexities inherent in the combined company's software development, major new products and product enhancements can require long development and testing periods. In addition, customers may delay their purchasing decisions in anticipation of the general availability of new or enhanced versions of the combined company's products. As a result, significant delays in the general availability of such new releases or significant problems in the installation or implementation of such new releases could have a material adverse effect on the combined company's business, operating results and financial condition. There can be no assurance that the combined company will be successful in developing and marketing, on a timely and cost effective basis, product enhancements or new products that respond to technological change, evolving industry standards or customer requirements, that the combined company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these enhancements or that the combined company's new products and product enhancements will achieve market acceptance.

PRODUCT AND CUSTOMER CONCENTRATION

     Substantially all of IA's revenues have been attributable to the DecisionSuite line of products and related services and substantially all of IQ's revenues have been attributed to the IQ suite of business intelligence products and related services. Such products and services are expected to account for substantially all of the combined company's revenues for the foreseeable future. The combined company's future operating results will depend upon continued market acceptance of the DecisionSuite and the IQ products and enhancements to these products. Consequently, a decline in the demand for, or market acceptance of, the combined company products as a result of competition, technological change or other factors, would have a material adverse effect on the combined company's business, operating results and financial condition.

     A relatively small number of customers have accounted for a significant percentage of IA's revenues. In fiscal 1996, MasterCard International Incorporated accounted for 13.6% of total revenues for IA. In fiscal 1997, Tandy Corporation accounted for 10.3% of total revenues for IA. While no single customer accounted for more than 10% of total revenues for either IA or IQ in fiscal 1998, the combined company expects that it will continue to be dependent upon a limited number of new and existing customers for a significant portion of its revenues in future periods. Such customers are expected to vary from period to period. As a result, the failure by the combined company to successfully sell its products or services to one or more targeted new or existing customers in any particular period, or the deferral or cancellation of orders by one or more of these customers, could have a material adverse effect on the combined company's business, operating results and financial condition. The loss of a major customer, or any reduction in orders by such customer, including reductions due to market or competitive conditions, would have a material adverse effect on the combined company's business, operating results and financial condition.

DEPENDENCE ON SERVICE REVENUES

     Each of IA and IQ licenses software and provides related services, which consist of maintenance, support, training, consulting and implementation. Total license revenues and service revenues have increased from year to year. Service revenues represented 52.4%, 44.7% and 46.6% of total revenues for IA for fiscal 1996, 1997 and 1998, respectively and represented 28.7%, 30.4% and 38.0% of total revenues for IQ for fiscal 1996, 1997 and 1998, respectively. Each of IA and IQ anticipates that service revenues for the combined company will continue to represent a significant percentage of the combined company's total revenues. To a large degree, the level of service revenues is dependent upon the ongoing sales of professional services and the acceptance of maintenance contracts by IA and IQ's respective growing installed customer bases. If service revenues are less than anticipated, the combined company's operating results could be materially adversely affected. The combined company's ability to increase its service revenues will depend in large part on its ability to increase the scale of its services organization, including its ability to successfully recruit and train a sufficient number of qualified service representatives. There can be no assurance that the combined company will be able to successfully expand its service organization. In addition, there can be no assurance that the combined company will be successful in implementing its strategy or that its products will achieve market acceptance, the failure of which could have a material adverse effect on its business, operating results and financial condition.

EXPANSION OF INDIRECT CHANNELS

     The combined company intends to expand IA's and IQ's relationships with strategic partners and to increase the proportion of each company's customers licensed through these indirect channels. IA's indirect channels have accounted for less than 10% and IQ's indirect channels have accounted for approximately 30% of total revenues to date. There can be no assurance that the combined company will continue to be represented by any of its indirect channels. Each of IA and IQ is currently investing, and the combined company intends to increasingly invest, significant resources to grow this channel, which could adversely affect the combined company's operating results if the combined company's efforts do not generate significant license revenues. There can be no assurance that the combined company will be able to attract strategic partners that will be able to market the combined company's products effectively and will be qualified to provide timely and cost-effective customer support and service. The failure to recruit strategic partners could adversely affect the combined company's results of operations. The combined company's ability to achieve revenue growth in the future will depend in large part on its success in maintaining and establishing additional relationships with strategic partners. In addition, if it is successful in selling products through this channel, the combined company's gross margins will be negatively affected due to the lower unit prices that the combined company expects to receive when selling through indirect channels.

RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS

     During fiscal 1996, 1997 and 1998, IA derived 10.7%, 9.5% and 9.7% of its total revenues, respectively, and IQ derived 24.7%, 33.1% and 31.6% of its total revenues, respectively, from sales outside the United States. The combined company anticipates that for the foreseeable future a significant portion of its revenues will be derived from sources outside the United States. The combined company intends to continue to expand IA's and IQ's sales and support operations outside the United States and to enter additional international markets. In order to successfully expand international sales, the combined company must establish additional foreign operations, expand IA's and IQ's international channel management and support organizations, hire additional personnel, recruit additional international resellers and increase the productivity of existing international resellers. To the extent that the combined company is unable to do so in a timely and cost-effective manner, the combined company's growth, if any, in international sales will be limited, and the combined company's business, operating results and financial condition could be materially adversely affected. The combined company also expects to commit additional resources to customizing its products for selected international markets and developing international channel sales and support organizations. In addition, even if international operations are successfully expanded and the combined company's products are successfully customized, there can be no assurance that the combined company will be able to maintain or increase international market demand for its products.

     The combined company's international operations are generally subject to a number of risks, including costs of customizing products for foreign countries, protectionist laws and business practices favoring local competition, dependence on local vendors, compliance with multiple, conflicting and changing government laws and regulations, longer sales and payment cycles, import and export restrictions and tariffs, difficulties in staffing and managing foreign operations, greater difficulty or delay in accounts receivable collection, foreign currency exchange rate fluctuations, multiple and conflicting tax laws and regulations and political and economic instability. To date, a majority of the combined company's revenues and costs have been denominated in U.S. dollars. However, the combined company believes that an increasing portion of the combined company's revenues and costs will be denominated in foreign currencies. Although the combined company may from time to time undertake foreign exchange hedging transactions to cover a portion of its foreign currency transaction exposure, the combined company does not currently attempt to cover any foreign currency exposure.

MANAGEMENT OF GROWTH; NEED FOR ADDITIONAL QUALIFIED PERSONNEL

     IA has recently experienced a period of significant revenue growth and an expansion in the number of its employees, the scope of its operating and financial systems and geographic area of its operations. From January 31, 1995 to July 31, 1998, IA increased its headcount from 75 to 254. Further significant increases in the number of employees for the combined company are anticipated in fiscal 1999. For example, the combined company currently plans to expand its sales and marketing services and research and development efforts by, among other things, significantly increasing the number of employees dedicated to those areas. This growth has resulted, and will continue to result, in new and increased responsibilities for management personnel and may place a strain upon the combined company's management, operating financial systems and resources. The combined company expects that planned expansion of international operations will lead to increased financial and administrative demands, such as increased operational complexity associated with expanded facilities, administrative burdens associated with managing an increasing number of relationships with foreign partners and expanded treasury functions to manage foreign currency risks. The combined company's future operating results will also depend on its ability to further develop indirect channels to penetrate different and broader markets and expand its support organization to accommodate growth in the combined company's installed base. The failure of the combined company to manage its expansion effectively could have a material adverse effect on the combined company's business, operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL

     The combined company's success will depend to a significant degree upon the efforts of certain key management, technical support, sales, marketing, customer support and research and development personnel.

The loss of key personnel could adversely affect the combined company. The combined company's future success will depend in large part upon its continuing ability to attract and retain highly skilled managerial, sales, marketing, customer support and research and development personnel. Like other software companies, the combined company will face intense competition for such personnel, and each of IA and IQ has at times experienced and continues to experience difficulty in recruiting qualified personnel. In addition, the complexity of both IA's and IQ's products make it especially difficult to find, attract and retain such personnel. There can be no assurance that the combined company will be successful in attracting, assimilating or retaining qualified personnel in the future. The loss of the services of one or more of the combined company's key individuals, or the failure to attract and retain additional qualified personnel, could have a material and adverse effect on the combined company's business, operating results and financial condition.

LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY; RISKS OF INFRINGEMENT; USE OF LICENSED TECHNOLOGY

     Each of IA and IQ rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its respective proprietary technology. For example, IA licenses its software pursuant to signed license agreements, which impose certain restrictions on licensees' ability to utilize the software. In addition, each company seeks to avoid disclosure of its trade secrets, including requiring those persons with access to such proprietary information to execute confidentiality agreements with such company and restricting access to that company's source code. Each company further seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

     Despite the combined company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the combined company's products or to obtain and use information that the combined company regards as proprietary. Policing unauthorized use of each company's products is difficult, and while each company is unable to determine the extent to which piracy of its respective software products exists, software piracy can be expected to be a persistent problem for the combined company. In addition, the laws of many countries do not protect the combined company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the combined company's means of protecting its proprietary rights will be adequate or that the combined company's competitors will not independently develop similar technology.

     To date, neither IA nor IQ has been notified that its respective products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by the combined company with respect to current or future products. Both IA and IQ expect that data warehouse and data mart software product developers will increasingly be subject to infringement claims as the number of products and competitors in the combined company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the combined company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the combined company or at all, which could have a material adverse effect upon the combined company's business, operating results and financial condition.

IQ CLASS ACTION LITIGATION

     On October 23, 1997, a complaint was served on IQ and certain of its executive officers on behalf of purchasers of IQ Common Stock between May 8, 1996 and February 3, 1997 alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 ("Claim"). The Claim alleges that IQ failed to disclose the risks and liabilities assumed by IQ in connection with the transition of its sales force from an inside telesales model to an outside field-based model. IQ believes that the claim is without merit and both IA and IQ intend for the combined company to vigorously defend the action. Regardless of the merits of the Claim, however, defending against such Claim could be time consuming resulting in costly litigation and diverting the combined company's management's attention and resources. In the event IQ or the combined company is unsuccessful in defending against the Claim, the combined company's business, operating results and financial condition would be materially and adversely affected.

RISK OF SOFTWARE DEFECTS

     Software products as internally complex as those offered by IA and IQ frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Despite product testing, each of IA and IQ has in the past released versions of its products with defects and has discovered software errors in those products after their introduction. Although neither IA nor IQ has experienced material adverse effects resulting from any such defects and errors to date, there can be no assurance that, despite testing by the combined company and by current and potential customers, defects and errors will not be found in new versions or enhancements after commencement of commercial shipments resulting in loss of revenues or delay in market acceptance, which could have a material adverse effect upon the combined company's business, operating results and financial condition. See "-- Year 2000 Compliance" and "-- Product Liability."

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Although IA and IQ believe that their products are Year 2000 compliant, each company believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend a significant portion of their limited information technology resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the combined company, which could result in a material adverse effect on the combined company's business, operating results and financial condition. IA uses outside vendors to supply its most significant data processing software. These vendors have indicated their products are Year 2000 compliant or will be Year 2000 compliant in the near future. IA does not currently have any information concerning the Year 2000 compliance status of its or IQ's key suppliers and customers. In the event that any such key suppliers or customers do not achieve Year 2000 compliance in a timely manner, or at all, the combined company's business or operations could be adversely affected.

PRODUCT LIABILITY

     Although IA's and IQ's license agreements with their respective customers typically contain provisions designed to limit each company's exposure to potential product liability claims, it is possible that such limitation of liability provisions may not be effective as a result of existing or future laws or unfavorable judicial decisions. Neither company has experienced any product liability claims to date. However, the sale and support of the combined company's products may entail the risks of such claims, which are likely to be substantial in light of the use of the combined company's products in business-critical applications. A product liability claim brought against the combined company could have a material adverse effect on the combined company's business, operating results and financial condition.

POSSIBLE VOLATILITY OF COMMON STOCK

     The market price of IA's Common Stock after the Merger is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the combined company's operating results, announcements of technological innovations, new products or new contracts by the combined company or its competitors, developments with respect to copyrights or proprietary rights, conditions and trends in the software and other technology industries, adoption of new accounting standards affecting the software industry, changes in financial estimates by securities analysts, general market conditions, unanticipated events or announcements and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected market prices for common stocks of technology companies. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against such combined company. Such litigation is currently pending against IQ and there can be no assurance that additional litigation will not occur in the future with respect to the combined company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the combined company's business, operating results and financial condition. See "-- IQ Class Action Litigation."

CONTROL OF COMBINED COMPANY BY EXECUTIVE OFFICERS, DIRECTORS AND FIVE PERCENT STOCKHOLDERS

     The executive officers, directors, five percent stockholders of the combined company and their affiliates in the aggregate will beneficially own approximately 39.4% of the outstanding IA Common Stock immediately following the Merger. As a result, these stockholders are able to exercise significant control over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the combined company.

EFFECT OF CERTAIN CHARTER PROVISIONS; ANTITAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     IA's Certificate of Incorporation and Bylaws contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the combined company or unsolicited acquisition proposals that a stockholder might consider favorable, including provisions authorizing the issuance of "blank check" Preferred Stock, requiring the consent of holders of at least 80% of the combined company's capital stock to amend the Certificate of Incorporation or Bylaws, eliminating the ability of stockholders to act by written consent or call a special meeting of stockholders and providing for a Board of Directors with staggered, three-year terms. In addition, certain provisions of Delaware law and IA's 1997 Equity Incentive Plan may also have the effect of discouraging, delaying or preventing a change in control of the combined company or unsolicited acquisition proposals. The antitakeover effect of these provisions may also have an adverse effect on the public trading price of the IA Common Stock. See "Description of IA Capital Stock" and "Comparison of Rights of IA Stockholders and IQ Stockholders."

                      PROPOSALS AND BOARD RECOMMENDATIONS

     This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation by IA and by IQ of proxies to be voted, respectively, at the IA Special Meeting to be held on September 23, 1998 and the IQ Special Meeting to be held on September 23, 1998. This Joint Proxy Statement/Prospectus is first being mailed to stockholders of IA and stockholders of IQ on or about August 24, 1998.

     The purpose of the IA Special Meeting is to consider and vote upon the IA Merger Proposal and to transact such other business as may properly come before the IA Special Meeting or any adjournments or postponements thereof. The purpose of the IQ Special Meeting is to consider and vote upon the IQ Merger Proposal and to transact such other business as may properly come before the IQ Special Meeting or any adjournments or postponements thereof. At the Effective Time, Merger Sub will be merged with and into IQ, the separate existence of Merger Sub will cease, all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Merger Sub will be vested in IQ and IQ will become a wholly owned subsidiary of IA. See "The Merger and Related Transactions."

     THE IA BOARD UNANIMOUSLY APPROVED THE MERGER AND THE TRANSACTIONS RELATED THERETO AND HAS UNANIMOUSLY DETERMINED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF IA AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, THE IA BOARD UNANIMOUSLY RECOMMENDS THAT IA STOCKHOLDERS VOTE FOR THE IA MERGER PROPOSAL.

     THE IQ BOARD UNANIMOUSLY APPROVED THE MERGER AND THE TRANSACTIONS RELATED THERETO AND HAS UNANIMOUSLY DETERMINED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF IQ AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, THE IQ BOARD UNANIMOUSLY RECOMMENDS THAT IQ STOCKHOLDERS VOTE FOR THE IQ MERGER PROPOSAL.

     This Joint Proxy Statement/Prospectus also constitutes the prospectus of IA under the Securities Act for the offering of IA Common Stock in connection with the Merger.

                               VOTING AND PROXIES

DATE, TIME AND PLACE OF IA SPECIAL MEETING AND IQ SPECIAL MEETING

     The IA Special Meeting will be held at the Marquette Hotel, 710 Marquette Avenue, Minneapolis, MN, on September 23, 1998, at 10:00 a.m., local time. The IQ Special Meeting will be held at the IQ principal executive offices, on September 23, 1998, at 10:00 a.m., local time.

RECORD DATE AND OUTSTANDING SHARES

     Stockholders of record of IA Common Stock at the close of business on August 14, 1998 (the "IA Record Date") are entitled to notice of and to vote at the IA Special Meeting. On the IA Record Date, there were approximately 175 holders of record of IA Common Stock, and 15,621,931 shares of IA Common Stock were issued and outstanding. Each share of IA Common Stock is entitled to one vote per share.

     Stockholders of record of IQ Common Stock at the close of business on August 14, 1998 (the "IQ Record Date") are entitled to notice of and to vote at the IQ Special Meeting. On the IQ Record Date, there were approximately 200 holders of record of IQ Common Stock, and 4,682,466 shares of IQ Common Stock were issued and outstanding. Each share of IQ Common Stock is entitled to one vote per share.

     All properly executed proxies given by holders of IA Common Stock or IQ Common Stock that are not revoked will be voted at the IA Special Meeting or the IQ Special Meeting, as the case may be, and at any postponements or adjournments of either such meeting, in accordance with the instructions contained therein. Proxies containing no instructions regarding a proposal specified in the proxy will be voted, in the case of the IA Special Meeting, in favor of the IA Merger Proposal and, in the case of the IQ Special Meeting, in favor of the IQ Merger Proposal. If any other matters are properly brought before either the IA Special Meeting or the

IQ Special Meeting, all proxies will be voted in accordance with the judgment of the proxy holders. Either the IA Special Meeting or IQ Special Meeting may be adjourned, and additional proxies solicited, if the vote necessary to approve a proposal has not been obtained. Any adjournment of either the IA Special Meeting or IQ Special Meeting will require the affirmative vote of the holders of at least a majority of the shares represented, whether in person or by proxy, at such meeting (regardless of whether those shares constitute a quorum).

     An IA stockholder or an IQ stockholder who has executed and returned a proxy may revoke such proxy at any time before it is voted at the IA Special Meeting or the IQ Special Meeting, as the case may be, by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of IA or the Secretary of IQ, as appropriate, which states that such proxy is revoked, or by attending the IA Special Meeting or the IQ Special Meeting, as the case may be, and voting in person. Notices to the Secretary of IA should be delivered to Information Advantage, Inc., 7905 Golden Triangle Dr., Eden Prairie, MN 55344, attention Corporate Secretary. Notices to the Secretary of IQ should be delivered to IQ Software Corporation, 3295 River Exchange Dr., Norcross, GA 30092, attention Corporate Secretary.

IA STOCKHOLDER VOTE REQUIRED

     Approval of the issuance of shares of IA Common Stock in connection with the Merger pursuant to the IA Merger Proposal requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote at the IA Special Meeting.

     On the IA Record Date, IA directors, executive officers and their affiliates beneficially held in the aggregate approximately 50.1% of the outstanding IA Common Stock. The holders of a majority of the outstanding shares of IA Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the IA Special Meeting or any adjournment thereof.

     Votes cast by proxy or in person at the IA Special Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of the IA Merger Proposal. Since the required vote of IA stockholders is based upon the number of outstanding shares of IA Common Stock, such abstentions and broker nonvotes will have the effect of a vote against the IA Merger Proposal.

IQ STOCKHOLDER VOTE REQUIRED

     Approval of the IQ Merger Proposal requires the affirmative vote of the holders of 66 2/3% of the outstanding shares of IQ Common Stock. On the IQ Record Date, IQ directors, executive officers and their affiliates beneficially held in the aggregate approximately 11.4% of the outstanding shares of IQ Common Stock. All directors and executive officers of IQ have executed voting agreements and irrevocable proxies in favor of IA to vote all shares over which they exercise voting control FOR the approval of the IQ Merger Proposal. See "The Merger and Related Transactions -- Voting Agreements." The holders of a majority of the outstanding shares of IQ Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the IQ Special Meeting or any adjournment thereof.

     Votes cast by proxy or in person at the IQ Special Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of the IQ Merger Proposal. Since the required vote of IQ stockholders is based upon the number of outstanding shares of IQ Common Stock, such abstentions and broker non-votes will have the effect of a vote against the IQ Merger Proposal.

SOLICITATION OF PROXIES; EXPENSES

     IA and IQ will bear their respective costs of solicitation of proxies from their respective stockholders. Each of IA and IQ will share equally the cost of printing and filing this Joint Proxy Statement/Prospectus and the Registration Statement of which it is a part. If the Merger is not completed for certain reasons, such expenses will be paid as described under the caption "The Merger Agreement and Related Transactions -- Termination; Termination Fees and Expenses." In addition to solicitation by mail, the directors, officers and employees of IA and IQ and stockholders of IA and IQ, respectively, may solicit proxies from the stockholders of IA and IQ, respectively, by telephone, telegram or letter or in person for no additional compensation. Brokers, nominees, fiduciaries and other custodians have been requested by IA and IQ to forward proxy solicitation materials to the beneficial owners of IA Common Stock and IQ Common Stock held of record by such custodians. Such custodians will be reimbursed by IA and IQ for their expenses.

     IQ has retained ChaseMellon Shareholder Services for assistance in connection with the solicitation of proxies for the IQ Special Meeting at a cost of approximately $4,500 plus reimbursement of out-of-pocket expenses.

                       NO DISSENTERS' OR APPRAISAL RIGHTS

     Holders of IQ Common Stock are not entitled to dissenters' rights under
Section 1302 of the GCC in connection with the Merger because the IQ Common Stock will be listed on the Nasdaq National Market on the record date for the IQ Special Meeting and the shares of IA Common Stock to be issued pursuant to the Merger will be listed on the Nasdaq National Market as of the Effective Time. Holders of IA Common Stock are not entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger because IA is not a constituent corporation in the Merger.

                      THE MERGER AND RELATED TRANSACTIONS

GENERAL

     The Plan of Merger provides for the merger of Merger Sub, a newly formed, wholly owned subsidiary of IA, with and into IQ, with IQ to be the surviving corporation of the Merger and a wholly owned subsidiary of IA. The discussion of the Merger in this Joint Proxy Statement/Prospectus and the description of the principal terms of the Plan of Merger are subject to and qualified in their entirety by reference to the Plan of Merger which is attached hereto as Appendix A.

MATERIAL CONTACTS AND BOARD DELIBERATIONS

     Beginning in January 1998, representatives of IA and representatives of IQ had conversations from time to time principally concerning the possibility of a business partnering arrangement involving the two companies. These conversations were exploratory in nature and did not progress beyond the preliminary stage.

     On May 4, 1998, Larry J. Ford, the Chief Executive Officer of IA, met with Charles R. Chitty, the Chief Executive Officer of IQ, to formally discuss a business combination which led to a decision to seriously pursue a business combination.

     On May 7, 1998, IA engaged BancAmerica Robertson Stephens to act as its financial advisor in connection with a possible transaction.

     On May 19, 1998, representatives and advisors of IA and representatives and advisors of IQ conducted preliminary due diligence discussions, explored strategic benefits of a merger and held preliminary discussions relating to valuation and structure of a proposed transaction.

     From May 19 through June 5, 1998, the parties continued to negotiate the terms, valuation and structure of a possible transaction.

     On June 1, 1998, the IQ Board authorized the retention of First Albany to act as its financial advisor in connection with a possible transaction.

     From June 6, 1998 through June 9, 1998, representatives and advisors to IA conducted their due diligence investigation of IQ and representatives and advisors to IQ conducted their due diligence investigation of IA.

     From June 23, 1998 through June 25, 1998, IA and IQ and their respective advisors held a series of meetings and discussions regarding the Plan of Merger, the Stock Option Agreement and related documents, and the financial, legal and accounting due diligence investigation of the respective companies. During this period, representatives and advisors of IA and IQ also held several meetings to discuss the valuation of the Merger.

     On June 26, 1998, there was a telephonic meeting of the IQ Board to approve the Plan of Merger and related transactions. First Albany informed the IQ Board of its oral opinion (subsequently confirmed in writing) that as of such date the Exchange Ratio was fair from a financial point of view to IQ, and responded to various questions raised by members of the IQ Board regarding such opinion. The IQ Board reviewed a draft of the Plan of Merger, the Stock Option Agreement and related documents and a partner from Miller & Martin responded to questions regarding such documents from the IQ Board. After considering the terms of the proposed transaction and the opinion of First Albany, the IQ Board determined that the Merger was fair to IQ stockholders and that the proposed Merger was in the best interests of IQ and its stockholders. The IQ Board then unanimously approved the Plan of Merger and exhibits thereto, including the Stock Option Agreement, and the Merger and unanimously resolved to recommend that the stockholders of IQ vote for the IQ Merger Proposal.

     On June 28, 1998, there was a telephonic meeting of the IA Board to approve the Plan of Merger and related transactions. BancAmerica Robertson Stephens informed the IA Board of its oral opinion (subsequently confirmed in writing) that as of such date the Exchange Ratio was fair from a financial point of view to IA, and responded to various questions raised by members of the IA Board regarding such opinion. The IA Board reviewed a draft of the Plan of Merger, the Stock Option Agreement and related documents and a partner from Gunderson Dettmer responded to questions regarding such documents from the IA Board. After considering the terms of the proposed transaction and the opinion of BancAmerica Robertson Stephens, the IA Board determined that the Merger was fair to IA stockholders and that the proposed Merger was in the best interests of IA and its stockholders. The IA Board then unanimously approved the Plan of Merger and exhibits thereto, including the Stock Option Agreement, and the Merger and unanimously resolved to recommend that the IA stockholders vote for the IA Merger Proposal.

     During the afternoon and evening of June 28, 1998 and the morning and afternoon of June 29, 1998, following approval of the Plan of Merger and related matters by the IA Board and the IQ Board, IA and IQ finalized, executed and delivered the Plan of Merger, the Stock Option Agreement and related documents.

     A joint press release announcing the execution of the Plan of Merger and the terms of the Merger was issued by IA and IQ on the evening of June 29, 1998.

     On July 24, 1998, the Plan of Merger was amended to effect certain technical changes.

REASONS FOR THE MERGER

     IA's Reasons for the Merger. In order to expand its product offerings, IA has examined on occasion various potential alliances, including the proposed combination with IQ. During its discussions with IQ, IA recognized the complementary nature of IQ's products, marketing, distribution channels and technology. In reaching its decision to approve the Plan of Merger and the Merger, the IA Board consulted with (i) its legal counsel regarding the legal terms of the transaction and the IA Board's obligations in its consideration of the proposed transaction, (ii) its financial advisors regarding the financial aspects of the proposed transaction and the BancAmerica Robertson Stephens Opinion that the Exchange Ratio pursuant to the Plan of Merger was fair from a financial point of view to IA and (iii) the management of IA.

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

     The IA Board concluded that the Merger represented a unique strategic fit between two companies with similar business strategies and complementary software offerings and that the Merger was in the best interests of IA and its stockholders. In reaching this conclusion, the IA Board considered the following information and factors:

     - The combination of IA with IQ will create a combined company with significantly greater resources, and provide the opportunity to market a more complete product offering and greater sales and marketing capabilities than those of IA alone, and may enable the combined company to compete more effectively with competitors having greater resources and broader product offerings than IA.

     - The combination of IQ's software with IA's software allows IA to enhance its competitive position as a leader in relational on-line analytical processing software by allowing it to offer more robust products and business intelligence products.

     - The Merger will provide IA with the opportunity to broaden and diversify its product offerings with complementary software tools that it currently does not offer, which may reduce the risk of dependence on individual products.

     - IA believes that the management team of the combined company will have greater depth and experience than that of IA alone.

     - The financial and other terms and conditions of the Plan of Merger and the related agreements, including the fact that (i) the Merger is expected to be accounted for as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16 and that no goodwill is expected to be created as a result of the Merger and (ii) the Merger is expected to be treated as a tax-free reorganization to IA and its stockholders.

     - IA believes the combination will give it greater access to product development resources.

     - A larger combined customer base and complementary distribution channels will provide leverage for expanded sales and marketing opportunities for the combined company.

     - The potential for achieving long-term economies of scale, particularly in the future growth of IA's worldwide operations, that would not have been as readily achievable by IA alone.

     - Information concerning the historical financial performance, business operations, financial condition and prospects of IQ, including IQ's periodic reports filed with the SEC and publicly available financial information regarding IQ such as third-party analysts' reports, analysts' projections and analysts' comments and historical stock price, volatility and volume data.

     - The oral and written presentations of its financial advisor, BancAmerica Robertson Stephens, including the opinion of BancAmerica Robertson Stephens that the Exchange Ratio pursuant to the Plan of Merger was fair from a financial point of view to IA.

     In the course of its deliberations, the IA Board reviewed and considered the terms and conditions of the Plan of Merger and the presentations by IA's executive officers. The IA Board also considered, among other matters, (i) information concerning IA's and IQ's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, (ii) the historical financial condition, results of operations and businesses of IA and IQ, (iii) current financial market conditions and historical market prices, volatility and trading information with respect to IA Common Stock and IQ Common Stock, (iv) the relationship between the market value of IA Common Stock to be issued in exchange for each share of IQ Common Stock and IA's and IQ's per share reported earnings, earnings before interest and taxes and certain other measures, (v) a comparison of selected recent acquisition and merger transactions involving high-technology companies, (vi) the belief that the terms of the Plan of Merger, including the parties' respective representations, warranties and covenants, and the conditions to their respective obligations, are reasonable, (vii) the ability of IA to devote management time and energy to the integration and assimilation of IQ's business and organization should the Merger be consummated, (viii) the fact that the Merger is expected to be accounted for as a pooling of interests and that no goodwill is expected to be created on the financial statements of IA as a result thereof, (ix) the impact of the Merger on IA's and IQ's customers, including the potential loss of revenue that might result due to uncertainty among customers caused by the Merger, and (x) reports from management, accounting advisors and legal advisors as to the results of their due diligence investigation of IQ.

     The IA Board also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to, (i) the adverse effects on the operating results of the combined company due to the expenses expected to be incurred, primarily in the quarter in which the Merger is consummated, including costs of integrating the businesses of IQ and IA and transaction expenses arising from the Merger, (ii) the risk that benefits sought to be achieved in the Merger will not be realized, which may have a material adverse effect on the combined company's business, operating results and financial condition, (iii) the risk that the operations of IA and IQ will not be effectively integrated or that potential synergies expected to result from the consolidation of the operations of the companies will not occur, and (iv) the other risks described under "Risk Factors."

     The foregoing discussion of the information and factors considered by the IA Board is not intended to be exhaustive but is believed to include all material factors considered by the IA Board. In view of the wide variety of factors considered by the IA Board, the IA Board did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in approving the Plan of Merger and the Merger. However, after taking into account all of the factors set forth above, the IA Board unanimously determined that the Plan of Merger and the Merger were in the best interests of IA and its stockholders and that IA should enter into the Plan of Merger and complete the Merger. ACCORDINGLY, THE IA BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF IA VOTE FOR APPROVAL AND ADOPTION OF THE IA MERGER PROPOSAL.

     IQ's Reasons for the Merger. In reaching its decision to approve the Plan of Merger and the Merger, the IQ Board consulted with (i) its legal counsel regarding the legal terms of the transaction and the IQ Board's obligations in its consideration of the proposed transaction, (ii) its financial advisors regarding the financial aspects of the proposed transaction and the fairness of the Exchange Ratio to IQ's stockholders from a financial point of view and (iii) the management of IQ.

     The IQ Board concluded that the Merger represents a unique strategic fit between two companies with similar business strategies and complementary software offerings and that the Merger was in the best interests of IQ and its stockholders. In reaching this conclusion, the IQ Board considered the following information and factors:

          - The potential for the combined company to provide a broader range of products, product features and solutions as a result of the Merger, thereby enhancing the combined company's competitive strength and increasing its ability to satisfy the requirements of existing and new customers. IQ and IA operate in a rapidly growing and changing marketplace, providing comprehensive analysis software that enables large companies to improve their financial performance by maximizing the value of information. The Merger would improve IQ's competitive position as a leader in enterprise reporting software applications by allowing it to satisfy customer needs through an increasingly comprehensive set of product offerings, including the combined strength of IQ's application software and IA's technology.

          - The potential benefits from a combination of the management resources of IQ and IA, including the experience, knowledge and established customer relationships of senior personnel at both companies.

          - The potential for achieving long-term economies of scale, particularly in the future growth of IQ's worldwide operations, that would not have been readily achievable by either company separately.

          - The ability of IQ to develop products more quickly and to attract and retain critical and scarce engineering talent as a result of having access to both companies' financial, development, personnel and other resources.

          - The potential for increased revenues by selling into IA's installed customer base and through its sales force.

          - The financial and other significant terms and conditions of the Plan of Merger and the related agreements, including the fact that (i) the Merger is expected to be accounted for as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16 and that no goodwill is expected to be created as a result of the Merger and (ii) the Merger is expected to be treated as a tax-free reorganization to IQ and its stockholders.

          - Information concerning the historical financial performance, business operations, financial condition and prospects of IA, including IA's periodic reports filed with the SEC and publicly available financial information regarding IA such as third-party analysts' reports, analysts' projections and analysts' comments and historical stock price, volatility and volume data.

          - The presentations of its financial advisor, First Albany, including the opinion of First Albany that, as of June 26, 1998, the Exchange Ratio was fair from a financial point of view to the holders of IQ Common Stock.

     The IQ Board also considered potentially negative factors relating to the Merger, including (i) the risk that the benefits sought in the Merger would not be fully achieved, (ii) the risk that the Merger would not be consummated and the effect of the public announcement of the Merger on IQ's sales and operating results, (iii) the impact of the Merger on key customer relationships, (iv) the charges expected to be incurred in connection with the Merger, including costs of integrating the business and transaction expenses arising from the Merger,
(v) the difficulty of and risks associated with integrating the combined company and managing operations in distant geographic locations, (vi) the risks of IQ suffering employee attrition or of failing to attract key personnel due to uncertainties associated with the pending Merger and (vii) all of the other factors listed above under "Risk Factors." The IQ Board concluded that these factors were outweighed by the potential benefits to be gained by the Merger.

     The foregoing discussion of the information and factors considered by the IQ Board is not intended to be exhaustive but is believed to include all material factors considered by the IQ Board. In view of the wide variety of information and factors, both positive and negative, considered by the IQ Board, the IQ Board did not find it practical to, and did not, quantify or otherwise assign relative or specific weights to the foregoing factors considered. After taking into consideration all of the factors set forth above, the IQ Board unanimously determined that the Plan of Merger and the Merger were in the best interests of IQ and its stockholders and that IQ should enter into the Plan of Merger and complete the Merger. ACCORDINGLY, THE IQ BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF IQ VOTE FOR APPROVAL AND ADOPTION OF THE IQ MERGER PROPOSAL.

OPINION OF IA FINANCIAL ADVISOR

     On May 7, 1998, IA and BancAmerica Robertson Stephens executed an engagement letter (the "BancAmerica Robertson Stephens Engagement Letter") pursuant to which BancAmerica Robertson Stephens was engaged to render an opinion as to the fairness of the Exchange Ratio, from a financial point of view, to IA.

     On June 28, 1998, at a meeting of the IA Board held to evaluate the proposed Merger, BancAmerica Robertson Stephens delivered to the IA Board its oral opinion, which was subsequently confirmed as a written opinion dated June 28, 1998, that as of June 28, 1998 and based on the matters described therein, the Exchange Ratio was fair, from a financial point of view, to IA. No limitations were imposed by the IA Board on BancAmerica Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The Exchange Ratio was determined through negotiations between the managements of IA and IQ. Although BancAmerica Robertson Stephens did assist the management of IA in those negotiations, it was not asked by, and did not recommend to, IA that any specific exchange ratio constituted the appropriate exchange ratio for the Merger. BancAmerica Robertson Stephens also assisted IA's management in the negotiations leading to an agreement on principal structural terms of the transaction.

BancAmerica Robertson Stephens expresses no opinion as to the tax consequences of the Merger, and BancAmerica Robertson Stephens' opinion as to the fairness of the Exchange Ratio does not take into account the particular tax status or position of any stockholder of IA. In furnishing its opinion, BancAmerica Robertson Stephens was not engaged as an agent or fiduciary of IA's stockholders or any other third party.

     THE FULL TEXT OF THE BANCAMERICA ROBERTSON STEPHENS OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF IA ARE URGED TO READ THE BANCAMERICA ROBERTSON STEPHENS OPINION IN ITS ENTIRETY. THE BANCAMERICA ROBERTSON STEPHENS OPINION WAS PREPARED FOR THE BENEFIT AND USE OF THE IA BOARD IN ITS CONSIDERATION OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO STOCKHOLDERS OF IA AS TO HOW THEY SHOULD VOTE AT THE IA SPECIAL MEETING IN CONNECTION WITH THE MERGER. THE BANCAMERICA ROBERTSON STEPHENS OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER AND ANY OTHER TRANSACTIONS OR BUSINESS STRATEGIES DISCUSSED BY THE IA BOARD AS ALTERNATIVES TO THE PLAN OF MERGER OR THE UNDERLYING BUSINESS DECISION OF THE IA BOARD TO PROCEED WITH THE MERGER PROCESS. THE SUMMARY OF THE BANCAMERICA ROBERTSON STEPHENS OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BANCAMERICA ROBERTSON STEPHENS OPINION.

     In connection with the preparation of the BancAmerica Robertson Stephens Opinion, BancAmerica Robertson Stephens, among other things, (i) reviewed financial information with respect to IA and IQ furnished to it by IA and IQ, including certain internal financial analyses and forecasts prepared by the managements of IA and IQ, respectively; (ii) reviewed certain publicly available information concerning IA and IQ, including their respective stock price and trading histories; (iii) held discussions with the managements of IA and IQ concerning the businesses, past and current business operations, financial condition and future prospects of both companies, independently and combined;
(iv) reviewed the financial terms and conditions of the June 26, 1998 draft of the Plan of Merger; (v) reviewed the exchange-ratio implied by historical stock prices of the two companies; (vi) reviewed the valuations of publicly traded companies that were deemed comparable to IQ; (vii) prepared discounted cash flow analyses of IQ; (viii) compared the financial terms of the Merger set forth in the June 26, 1998 draft of the Plan of Merger with other transactions that were deemed relevant; (ix) prepared pro forma merger analyses for the Merger; and (x) made such other studies and inquiries and reviewed such other data, as it deemed relevant.

     In conducting its review and arriving at its opinion, BancAmerica Robertson Stephens assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for purposes of rendering its opinion. BancAmerica Robertson Stephens did not obtain or make or assume responsibility for obtaining or making any independent evaluation or appraisal of the properties or assets of IA or IQ, nor has BancAmerica Robertson Stephens been furnished with any such evaluations or appraisals. BancAmerica Robertson Stephens did not have access to any non-public information regarding the stockholder class action litigation against IQ and assumed, with the consent of IA, that the pending and any future litigation against IQ would not have a material adverse effect on IQ's business, financial condition, and operating results. BancAmerica Robertson Stephens received estimates of IA's projected financial performance that were prepared by the management of IA. BancAmerica Robertson Stephens also reviewed and discussed with the management of IA publicly-available projections of analysts regarding the financial performance of IQ and estimates of IQ's projected financial performance that were prepared by the management of IQ. With the consent of the IA Board, this information was used by BancAmerica Robertson Stephens in comparable company, precedent transaction, exchange ratio and implied premium analysis, discounted cash flow, relative contribution and pro forma earnings analyses summarized below. With respect to financial and operating forecasts of IA and IQ provided to BancAmerica Robertson Stephens by each company, BancAmerica Robertson Stephens assumed that such forecasts were reasonably prepared in good faith on the basis of reasonable assumptions, reflecting the best available estimates and judgments of the respective managements of IA and IQ. BancAmerica Robertson Stephens assumed that the Merger would be accounted for as a "pooling of interests" under generally accepted accounting principles. The BancAmerica Robertson Stephens Opinion is based on the closing trading prices of IA Common Stock and IQ Common Stock, as of June 26, 1998 and on market, economic and other conditions as they existed or were disclosed to BancAmerica Robertson Stephens and could be evaluated as of the date of the BancAmerica Robertson Stephens Opinion and made available to BancAmerica Robertson Stephens on such date. In rendering the BancAmerica Robertson Stephens Opinion, BancAmerica Robertson Stephens assumed that the Merger would be consummated substantially upon the terms described in the Plan of Merger without any waiver of any material terms or conditions by any party thereto. Although developments following the date of the BancAmerica Robertson Stephens Opinion may affect the opinion, BancAmerica Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. BancAmerica Robertson Stephens expressed no opinion as to the value of any employee agreements or arrangements entered into in connection with the Merger.

     The following is a summary of the material financial analysis performed by BancAmerica Robertson Stephens in connection with rendering the BancAmerica Robertson Stephens Opinion.

     Comparable Company Analysis. Using publicly available information, BancAmerica Robertson Stephens analyzed, among other things, the market values plus net debt (the "Total Capitalization") and trading multiples of IQ and selected publicly traded companies that have similar business and operating profiles, including: IA, Brio Technology, Business Objects, Microstrategy, Cognos, Adept Technology, Boole & Babbage, Information Management Association, Landmark Systems, Macneal-Schwendler Corp., Progress Software Corp., Project Software & Development, Rainbow Technologies, SPSS, Stan Electronics and USCS International, (collectively, the "Comparable Companies"). From among the Comparable Companies, BancAmerica Robertson Stephens then selected from the following companies: IA, Cognos, Business Objects and Brio Technology (the "Selected Companies"). Multiples compared by BancAmerica Robertson Stephens included Total Capitalization to estimated revenues for calendar 1998 and 1999 and market capitalization to estimated net income for calendar 1998 and 1999. All multiples were based on closing stock prices as of June 26, 1998. Applying a range of multiples for the Selected Companies of estimated calendar years 1998 and 1999, revenues of 1.3x to 3.5x, and 1.0x to 3.0x, respectively, to corresponding financial data for IQ resulted in an equity reference range for IQ of approximately $9.93 to $22.86 per share. Applying a range of estimated calendar years 1998 and 1999 price/earnings multiples for the Selected Companies of 14.0x to 20.0x and 12.0x to 18.0x, respectively, to corresponding financial data for IQ resulted in an equity reference range for IQ of approximately $9.20 to $13.80 per share. These equity reference ranges compared to the equity value implied by the Exchange Ratio of approximately $13.50 per share based on the closing stock price of IA Common Stock on June 26, 1998.

     Precedent Transaction Analysis. Using publicly available information, BancAmerica Robertson Stephens analyzed the consideration offered plus net debt assumed (the "Total Consideration") and implied transaction value multiples paid or proposed to be paid in selected merger or acquisition transactions in the software industry (the "Comparable Transactions"). BancAmerica Robertson Stephens compared, among other things, the Total Consideration in such transaction as a multiple of latest 12 months revenues. Applying a range of multiples for the Comparable Transactions of latest 12 months revenues of 2.0x to 4.0x to corresponding financial data for IQ resulted in an equity reference range for IQ of approximately $13.88 to $24.30 per share, as compared to the equity value implied by the Exchange Ratio of approximately $13.50 per share based on the closing stock price of IA Common Stock on June 26, 1998. All multiples for the Comparable Transactions were based on public information available at the time of the announcement of such transactions, without taking into account differing market and other conditions during the period in which the Comparable Transactions occurred.

     No company, transaction or business used in Comparable Company Analysis or Precedent Transaction Analysis as a comparison is identical to IA, IQ or the combined company. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the Comparable Companies, Comparable Transactions or the business segment, company or transactions to which they are being compared.

     Exchange Ratio and Implied Premium Analysis. BancAmerica Robertson Stephens reviewed and analyzed the historical ratio of the daily per share market closing prices of IA Common Stock and IQ Common Stock over several time periods, each ending on June 26, 1998. BancAmerica Robertson Stephens noted that the Exchange Ratio represents a premium of 56.4% to the average price ratio since IA's initial public offering, a premium of 56.8% to the average price ratio for the trailing 90 trading days, a premium of 52.2% to the average price ratio for the trailing 60 trading days, a premium of 45.2% to the average price ratio for the trailing 30 trading days prior to June 26, 1998, and a premium of 22.8% to the average price ratio on June 26, 1998.

     Relative Contribution Analysis. BancAmerica Robertson Stephens analyzed the respective contributions of IA and IQ to the estimated revenues, gross profit, EBIT, and net income of the combined company for fiscal years 1999 and 2000. This analysis indicated that in fiscal year 1999, IA would contribute approximately 62.1% of revenue, approximately 60.8% of gross profit, approximately 34.4% of EBIT and approximately 36.6% of net income and IQ would contribute approximately 37.9% of revenue, approximately 39.2% of gross profit, approximately 65.6% of EBIT and approximately 63.4% of net income, of the combined company, and (ii) in fiscal year 2000, IA would contribute approximately 68.0% of revenue, approximately 66.8% of gross profit, approximately 61.8% of EBIT and approximately 58.9% of net income, and IQ would contribute approximately 32.0% of revenue, approximately 33.2% of gross profit, approximately 38.2% of EBIT and approximately 41.1% of net income, of the combined company. Based on market capitalizations of IA and IQ as of June 26, 1998, stockholders of IA and IQ would own approximately 67.5% and 32.5%, respectively, of the combined company, upon consummation of the Merger.

     Discounted Cash Flow Analysis. BancAmerica Robertson Stephens performed a discounted cash flow analysis of the unlevered (before interest expense) after-tax cash flows of IQ using a range of earnings estimates for IQ for the fiscal years 1998 through 2003. BancAmerica Robertson Stephens first discounted the projected, unlevered after-tax cash flows through January 31, 2003 using a range of discount rates from 18% to 22%. IQ unlevered after-tax cash-flows were calculated as the after-tax operating earnings of IQ adjusted to add back non-cash expenses and deduct uses of cash not reflected in the income statement. BancAmerica Robertson Stephens then added to the present value of the cash flows the terminal value of IQ in the fiscal year ended January 31, 2003, discounted back at the same discount rate. The terminal value was computed by multiplying the projected EBIT for IQ in fiscal 2003 by terminal multiples ranging from 10.0x to 14.0x. The range of terminal multiples selected reflect BancAmerica Robertson Stephens's judgment as to an appropriate range of multiples at the end of the referenced period. The discounted cash flow valuation resulted in an equity reference range of approximately $11.43 to $15.80 per share, as compared to the equity value implied by the Exchange Ratio of approximately $13.50 per share based on the closing price of IA Common Stock on June 26, 1998.

     Pro Forma Earnings Analysis. BancAmerica Robertson Stephens analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share ("EPS") of the combined company for the fiscal years 1998 and 1999. Without taking into account certain cost savings that the combined company may realize in its operations, the results of the pro forma earnings analysis suggested that the Merger could be accretive to the combined company's EPS in the fiscal years 1998 and 1999. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Other Factors and Comparative Analyses. In rendering its opinion, BancAmerica Robertson Stephens considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of
(i) the history of trading prices and volume for each of IA Common Stock, for the period from December 17, 1997 to June 26, 1998, and IQ Common Stock for the period June 26, 1997 to June 26, 1998, and (ii) selected published analysts' reports on each of IA and IQ, including analysts' estimates as to the earnings growth potential of IA and IQ.

     While the foregoing summary describes certain analyses and factors that BancAmerica Robertson Stephens deemed material in its presentation to the IA Board, it is not a comprehensive description of all analyses and factors considered by BancAmerica Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BancAmerica Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the BancAmerica Robertson Stephens Opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by

BancAmerica Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by BancAmerica Robertson Stephens are based on all analyses and factors taken as a whole and also on application of BancAmerica Robertson Stephens' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. BancAmerica Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, BancAmerica Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of IA and IQ. The analyses performed by BancAmerica Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of IA Common Stock may be traded at any future time.

     The BancAmerica Robertson Stephens Engagement Letter provides that, for its services, BancAmerica Robertson Stephens is entitled to receive, contingent upon consummation of the Merger, a transaction fee based upon the Aggregate Transaction Value (as defined in the BancAmerica Robertson Stephens Engagement Letter). IA has also agreed to reimburse BancAmerica Robertson Stephens for certain of its out-of-pocket expenses and to indemnify and hold harmless BancAmerica Robertson Stephens and its affiliates and any person, director, employee or agent of BancAmerica Robertson Stephens or any of its affiliates, or any person controlling BancAmerica Robertson Stephens or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by BancAmerica Robertson Stephens as financial advisor to IA. The terms of the fee arrangement with BancAmerica Robertson Stephens, which IA and BancAmerica Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between IA and BancAmerica Robertson Stephens, and the IA Board was aware of such fee arrangements, including the fact that a significant portion of the fees payable to BancAmerica Robertson Stephens is contingent upon completion of the Merger. In addition, BancAmerica Robertson Stephens served as lead underwriter on IA's initial public offering in December 1997 for which it received certain underwriting commissions.

     BancAmerica Robertson Stephens was retained based on BancAmerica Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as BancAmerica Robertson Stephens' investment banking relationship and familiarity with IA.

     BancAmerica Robertson Stephens is a nationally recognized investment banking firm. As part of its investment banking business, BancAmerica Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. BancAmerica Robertson Stephens may actively trade the equity securities of IA and IQ for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF IQ'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated June 3, 1998 (the "First Albany Engagement Letter"), IQ engaged First Albany to act as its exclusive financial advisor in connection with evaluating an offer from IA to acquire IQ on the terms and conditions set forth in the Plan of Merger. First Albany is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. IQ selected First Albany as its financial advisor on the basis of its experience and expertise in transactions similar to the Merger and its reputation as an investment banker in transactions involving high-technology companies.

     At the June 26, 1998 meeting of the IQ Board, First Albany delivered its oral opinion, confirmed in writing as of June 26, 1998 that the consideration to be received by IQ's stockholders in the Merger, when taken as a whole, is fair to IQ's stockholders from a financial point of view. The amount of such consideration was determined pursuant to negotiations between IQ and IA and not pursuant to recommendations of First Albany. No limitations were imposed by IQ on First Albany with respect to the investigations made or procedures followed in rendering its opinion.

     THE FULL TEXT OF THE FIRST ALBANY OPINION TO THE IQ BOARD, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF REVIEW BY FIRST ALBANY, IS ATTACHED HERETO AS APPENDIX C, AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING SUMMARY OF THE FIRST ALBANY OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. THE FIRST ALBANY OPINION IS ADDRESSED TO THE IQ BOARD ONLY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY IQ STOCKHOLDERS AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE IQ SPECIAL MEETING. IN FURNISHING ITS OPINION, FIRST ALBANY DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, OR THAT ITS OPINION IS A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT, AND STATEMENTS TO SUCH EFFECT ARE INCLUDED IN THE FIRST ALBANY OPINION. FIRST ALBANY HAS NOT ASSUMED RESPONSIBILITY FOR PERFORMING THE LEVEL OF DILIGENCE OR INDEPENDENT VERIFICATION THAT WOULD BE REQUIRED FOR IT TO RENDER A REPORT OR VALUATION FOR PURPOSES OF THE SECURITIES ACT. ACCORDINGLY, FIRST ALBANY BELIEVES THAT THE FIRST ALBANY OPINION SHOULD NOT BE ACCORDED THE DEGREE OF RELIANCE PLACED ON SUCH REPORTS AND VALUATIONS.

     First Albany has informed IQ that in arriving at its opinion, First Albany, among other matters: (i) reviewed certain publicly available financial and other data with respect to IQ and IA, including the consolidated financial statements for the years ended January 31, 1998 and 1997, financial statements for the quarter ended April 30, 1998 for IQ and IA, and certain other relevant financial and operating data relating to IQ and IA made available to First Albany from published sources and from the internal records of IQ and IA; (ii) reviewed the financial terms and conditions of the Plan of the Merger; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, the IQ Common Stock and IA Common Stock; (iv) compared IQ and IA from a financial point of view with certain other companies in the business intelligence software industry which it deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of business intelligence software companies and the larger software sector which it deemed to be comparable; (vi) reviewed and discussed with representatives of the management of IQ and IA certain information of a business and financial nature regarding IQ and IA furnished to First Albany by such companies, including financial forecasts and related assumptions of IQ and IA; and (vii) performed such other analyses and examinations that it deemed appropriate.

     In preparing the First Albany Opinion, First Albany did not assume any obligation independently to verify the financial and other information reviewed by it for purposes of its opinion and relied on its accuracy and completeness in all material respects. With respect to the financial forecasts for IQ and IA provided to First Albany by their respective managements, First Albany assumed for purposes of its opinion that the forecasts (including the assumptions regarding anticipated operational efficiencies) were reasonably prepared on bases reflecting the best available estimates and judgments by their respective managements at the time of preparation as to the future financial performance of the combined company following the Merger, and that they provided First Albany a reasonable basis upon which First Albany could form its opinion. First Albany assumed that there had been no material changes in IQ's or IA's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to First Albany. First Albany relied on advice of counsel and independent accountants to IQ as to all legal and financial reporting matters with respect to IQ, the Merger and the Plan of Merger, including the legal status and financial reporting of litigation involving IQ. First Albany also assumed that the Merger will be consummated (i) in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations, and (ii) in accordance with the terms described in the Plan of Merger, without any further amendments thereto, and without waiver by IQ of any of the conditions to its obligations thereunder. In addition, First Albany did not make an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of IQ or IA, and was not furnished with any such appraisals. First Albany assumed, based on advice by IQ, that the Merger will be recorded as a "pooling of interests" under generally accepted accounting principles. Finally, the First Albany Opinion is based on economic, financial and securities market and other conditions as in effect on, and the information made available to it as of June 26, 1998.

     Set forth below is a brief summary of material analyses presented by First Albany to the IQ Board on June 26, 1998 and in connection with the First Albany Opinion.

     Comparable Public Company Analysis. Using public and other available information, First Albany analyzed and compared selected data and ratios for IQ to the corresponding data and ratios of certain other companies in the software industry whose securities are publicly traded and which First Albany believes have operating, market valuation and trading valuations similar to what might be expected of IQ. These companies included Business Objects S.A., Comshare, Inc., Gentia Software plc ADR, Prism Solutions, and Red Brick Systems (collectively, the "Comparable Companies"). Primary multiples, data and ratios compared by First Albany included the cash normalized-revenue multiple, which was derived by subtracting each company's cash balances from its market valuation and dividing the result by latest twelve month revenues ("LTM"), estimated forward twelve month ("FTM") revenues and market value as a multiple of estimated 1998 and 1999 calendar year earnings per share ("EPS"). The multiples for IQ were based on the implied equity value of IQ given the Exchange Ratio and IA's closing stock price as of June 23, 1998. All multiples for the Comparable Companies were based on closing stock prices as of June 23, 1998 and, with respect to estimates of future performance for the Comparable Companies, on analysts reports and other publicly available information. First Albany relied on revenue multiples since most of the Comparable Companies do not have positive EPS estimates, which render a price-to-earnings multiple comparison meaningless. First Albany observed that IQ is valued at 1.9x LTM revenues verses 1.3x LTM revenues for the Comparable Companies and 1.6x FTM revenues versus 1.1x FTM revenues for the Comparable Companies. Applying the average multiple for the Comparable Companies of LTM revenues of 1.3x to corresponding financial data for IQ resulted in an equity reference of $9.24 per share. Applying the average multiple for the Comparable Companies of FTM revenues of 1.1x to corresponding financial data for IQ resulted in an equity reference of $9.28 per share. These equity references compared to the equity value implied by the Exchange Ratio of approximately $13.50 per share based on the closing price of IA Common Stock on June 26, 1998.

     Precedent Transaction Analysis. First Albany examined the consideration paid, to the extent publicly available, in a number of acquisitions of publicly-traded technology companies. The transactions reviewed for this analysis included seventeen acquisitions completed or announced between September 5, 1997 and March 17, 1998. First Albany compared, among other things, the percentage premiums represented by the consideration paid in such transactions over the market price for IQ Common Stock at one day prior to announcement of the transaction. This analysis yielded median premiums of approximately 28% for such time period for the seventeen transactions involving companies most comparable to IQ and IA. First Albany observed that the premium offered for this transaction was 25% or 3% below the median of acquisitions involving other publicly-traded technology companies over this six month period.

     Exchange Ratio Analysis. First Albany reviewed the ratios of the prices of IQ Common Stock to IA Common Stock over the six month period ended June 19, 1998 and computed the premium over these ratios represented by the Exchange Ratio. On average, the closing price of IQ Common Stock has been 1.24x that of IA Common Stock for the six month period ended June 19, 1998. First Albany observed that the Exchange Ratio, which is 1.96 shares of IA Common Stock for each share of IQ Common Stock, represents a premium of approximately 60% over the average exchange ratio.

     Discounted Cash Flow Analysis. First Albany performed discounted cash flow analyses for IQ based on a range of earnings estimates for IQ for the fiscal years 2000 through 2003. The analyses aggregated (a) the present value of the projected after tax cash flow (defined as after tax operating earnings of IQ adjusted to add back non-cash expenses and deduct uses of cash not reflected in the income statement), through 2003 and (b) the present value of a range of terminal values for the year 2003.

     The terminal multiple for IQ was determined by its current LTM price-to-earnings multiple of 15x. Such analysis indicated a net present value of approximately $50.3 million or approximately $10.70 dollars per share of IQ Common Stock, compared to the $63 million, or $13.50 per share, implied equity value of IQ given the Exchange Ratio and IA's closing stock price as of June 26, 1998.

     While the foregoing summary describes all analyses and examinations that First Albany deems material to its opinion, it is not a comprehensive description of all analyses and examinations actually performed by First Albany. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. First Albany believes that such analysis and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all such analysis and factors, would create an incomplete view of the analyses set forth in its presentation to the IQ Board. In addition, First Albany may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis should not be taken to be First Albany's view of the actual value of IQ, IA or the combined company.

     In performing its analyses, First Albany made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of IQ or IA. The analyses performed by First Albany are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of First Albany's analysis of the fairness of the Merger to IQ's stockholders from a financial point of view and were provided to the IQ Board in connection with the delivery of the First Albany Opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. First Albany used in certain of its analyses various projections of future results prepared by the managements of IQ and IA. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

     As described above, the First Albany Opinion and presentation to the IQ Board were among the many factors taken into consideration by the IQ Board in making its determination to approve, and to recommend that its stockholders approve, the Merger.

     Pursuant to the First Albany Engagement Letter dated June 3, 1998, IQ paid First Albany a retainer fee of $25,000. Upon the distribution to the stockholders of IQ of this Joint Proxy Statement/Prospectus, IQ will be obligated to pay First Albany a fee of $175,000. Upon consummation of the Merger, IQ will become obligated to pay First Albany a fee of $225,000. IQ has also agreed to reimburse First Albany for its reasonable out-of-pocket expenses up to $25,000. Pursuant to a separate Indemnification and Contribution Agreement, IQ has agreed to indemnify First Albany, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

     In the ordinary course of its business, First Albany makes a market in IQ Common Stock and IA Common Stock. In the course of its market making and other trading activities, First Albany may from time to time have long or short positions in and buy, and sell equity securities of, IQ or IA. Other than acting as IQ's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Plan of Merger, First Albany has not provided any investment banking services to IQ. First Albany acted as one of the three co-managing underwriters of IA's initial public offering of IA Common Stock in December 1997.

CONVERSION OF IQ SHARES

     Upon consummation of the Merger, pursuant to the Plan of Merger, each issued and outstanding share of IQ Common Stock (other than shares owned by IA or by IQ or any subsidiary of IQ), will be converted into the right to receive
1.96 shares of IA Common Stock. Based upon the number of outstanding shares of IA Common Stock and IQ Common Stock as of August 14, 1998, the stockholders of IQ immediately prior to the consummation of the Merger will own approximately 36.4% (including shares issuable upon the exercise of outstanding options to purchase shares of IA Common Stock and IQ Common Stock) of the outstanding shares of IA Common Stock immediately following consummation of the Merger. If any holder of shares of IQ Common Stock would be entitled to receive a number of shares of IA Common Stock that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive cash in an amount equal to such fractional share of IA Common Stock multiplied by the average of the last reported sales price of IA Common Stock, as reported on the Nasdaq National Market, on each of the ten trading days immediately preceding the Closing Date. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of IQ Common Stock.

     As soon as reasonably practicable after the Effective Time, Norwest Bank Minnesota, National Association (the "Exchange Agent") will mail transmittal forms and exchange instructions to each holder of record of IQ Common Stock to be used to surrender and exchange certificates formerly evidencing shares of IQ Common Stock for certificates evidencing the shares of IA Common Stock to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing IQ Common Stock will be able to surrender such certificates to the Exchange Agent, and each such holder will receive in exchange therefor certificates evidencing the number of whole shares of IA Common Stock to which such holder is entitled and any cash which may be payable in lieu of a fractional share of IA Common Stock.

     After the Effective Time, each certificate formerly representing IQ Common Stock, until so surrendered and exchanged, shall be deemed, for all purposes, to evidence only the right to receive the number of whole shares of the IA Common Stock that the holder of such certificate is entitled to receive in the Merger and any cash payment in lieu of a fractional share of the IA Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by the combined company until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of the IA Common Stock, will be paid without interest. IQ STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

REPRESENTATIONS AND WARRANTIES

     The Plan of Merger contains various customary representations and warranties relating to, among other things, (a) due organization, valid existence, good standing and certain similar corporate matters; (b) capital structure; (c) authorization, execution, delivery and enforceability of the Plan of Merger and the consummation of the transactions contemplated by the Plan of Merger and related matters; (d) no conflicts under charters or by-laws, required consents or approvals and no violations of any instruments or law; (e) documents and financial statements filed with the SEC and the accuracy of information contained therein; (f) undisclosed liabilities; (g) the absence of certain material adverse events, changes or effects; (h) taxes and tax returns; (i) properties; (j) intellectual property; (k) agreements, contracts and commitments; (l) litigation; (m) environmental matters; (n) employee benefits and plans; (o) compliance with laws; (p) accounting and tax matters relating to the Merger; (q) the accuracy of information supplied in connection with the Registration Statement (as defined in the Plan of Merger) and this Joint Proxy Statement/ Prospectus; (r) labor matters; (s) insurance; (t) the absence of existing discussions with other parties with respect to IQ; (u) opinions of financial advisors; (v) insider trading policies and practices of IQ; and (w) the interim operations of Merger Sub.

CERTAIN COVENANTS

     Pursuant to the Plan of Merger, IQ has agreed that, during the period from the date of the Plan of Merger until the Effective Time, except as otherwise consented to in writing by IA or as contemplated by the Plan of Merger, it and each of its subsidiaries will: (a) carry on its business in the ordinary course in substantially the same manner as previously conducted; (b) pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform other obligations when due; (c) use reasonable efforts to preserve intact its present business organization, management team and business relationships; (d) not accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan or authorize cash payments in exchange for any options granted under any employee stock plan, except as required pursuant to the stock plan or any related agreement; (e) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, not effect certain other changes in its capitalization, and not purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with the termination of service; (f) not issue or sell, or authorize or propose the issuance or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or any subscriptions, rights, warrants or options to acquire or other agreements obligating it to issue any such shares or other convertible securities, subject to certain exceptions including the grant of options to purchase less than an aggregate of 150,000 shares of IQ Common Stock consistent with past practices to new employees who are not executives of IQ and the issuance of shares upon the exercise of outstanding stock options; (g) not make any material acquisitions;
(h) not sell, lease, license or otherwise dispose of material properties or assets outside the ordinary course of business; (i) not increase the compensation payable to its officers or employees (except for increases to non-officer employees consistent with past practices), grant additional severance or termination pay, enter into employment or severance agreements, enter into any collective bargaining agreement (other than as required by law) or establish, adopt, enter into or amend any plan for the benefit of its directors, officers, or employees; (j) not amend its Articles of Incorporation or Bylaws, except as contemplated by the Plan of Merger; (k) not incur indebtedness for money borrowed other than pursuant to credit agreements in effect as of the date of the Plan of Merger; (l) not initiate, compromise or settle any material litigation or arbitration proceeding (other than as a result of breach of the Plan of Merger); (m) not modify, amend or terminate any material contract or waive, release or assign any material claim except in the ordinary course of business; (n) not make any material tax election other than in the ordinary course of business and consistent with past practice, and not change in any material respect its accounting methods, principles or practices (except as may be required by generally accepted accounting principles). In addition, IQ shall notify IA promptly following the execution by IQ or any of its subsidiaries of any agreement providing for the receipt of amounts in excess of $500,000 or payment of amounts in excess of $50,000.

     IA has agreed to promptly notify IQ of any material event or occurrence whether or not incurred in the ordinary course of business. Pursuant to the Plan of Merger, each of IA and IQ has agreed to provide each other reasonable access to their respective representatives, personnel, assets and facilities and to all books, records, tax returns, work papers and other documents related to the companies and copies of such.

     Pursuant to the Plan of Merger, IA and IQ each agree to use best efforts to
(i) take all appropriate action to consummate the transactions contemplated by the Plan of Merger as promptly as practical, (ii) obtain any consents, licenses, permits, waivers, approvals, authorizations or orders from Governmental Entities (as defined in the Plan of Merger) or other third parties required in connection with the transactions contemplated by the Plan of Merger and (iii) make all necessary filings and submissions with respect to the transactions contemplated by the Plan of Merger under federal, state and foreign securities laws, antitrust laws and other applicable laws. IA and IQ also agree to use their best efforts to obtain any governmental clearances or approvals under antitrust law required for the closing of the Merger, including contesting and resisting governmental action and having vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that would prohibit the Merger or any transactions contemplated by the Plan of Merger. Notwithstanding the foregoing, neither IA nor IQ is required to take any action that would reasonably be expected to have a material adverse effect on IA or IQ.

     Pursuant to the Plan of Merger, IA and IQ have agreed to execute a Reseller Agreement with respect to IQ's products. See "-- Reseller Agreement."

NO SOLICITATION

     The Plan of Merger provides that IQ will not, directly or indirectly, through any officer, director, employee, financial advisor, representative, subsidiary or agent of such party, (i) take any action to solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving IQ or any of its subsidiaries, other than the transactions contemplated by the Plan of Merger (any of the foregoing inquiries or proposals being referred to as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any

Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that nothing contained in the Plan of Merger shall prevent IQ or the IQ Board, to the extent the IQ Board determines in good faith, based upon and consistent with advice received in consultation with outside legal counsel, that fiduciary duties to stockholders under applicable law so require, from (a) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of such party, if and only to the extent that (1) the IQ Board believes in its good faith reasonable judgment (based upon and consistent with advice received in consultation with independent financial and legal advisors) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Merger and the long-term prospects of IQ and IA as a combined company, would, if consummated, result in a transaction more favorable over the long term from a financial point of view than the transaction contemplated by the Plan of Merger (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal") and the IQ Board determines in good faith after consultation with, and based upon and consistent with advice received from, outside legal counsel that such action is necessary for the IQ Board to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the IQ Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the agreement dated June 17, 1998 between IA and IQ, and provided such non-public information has been previously delivered to the IA Board and IQ advises IA in writing of such disclosure or negotiations, including the party to whom disclosed or with whom discussions or negotiations will occur; or (b) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

     IQ is required to promptly notify IA (orally and in writing) upon receipt of any Acquisition Proposal or request for non-public information or access to its properties, books or records in connection with an Acquisition Proposal.

INTERESTS OF CERTAIN PERSONS

     As of the IQ Record Date, directors and executive officers of IQ and their affiliates beneficially owned an aggregate of 532,104 shares of IQ Common Stock (excluding 74,750 shares of IQ Common Stock subject to unexercised stock options). Based on the last reported sales price for IA Common Stock on August 19, 1998 of $6.625, the aggregate dollar value of the shares of IA Common Stock to be received in the Merger by the executive officers and directors of IQ and their affiliates (excluding shares subject to stock options) is approximately $6.9 million.

     The directors and executive officers of IQ have agreed to vote all shares of IQ Common Stock under their control in favor of the IQ Merger Proposal and have executed voting agreements and granted irrevocable proxies to IA. See
"-- Voting Agreements."

     The Plan of Merger provides that Charles R. Chitty, the Chairman of the Board, President and Chief Executive Officer of IQ shall become a member of the IA Board following the Effective Time. In addition, Mr. Chitty will enter into a three year employment and consulting agreement with IA, effective upon the Effective Time, whereby Mr. Chitty will assume the role of IA's Senior Vice President of Vertical Applications. See "-- Employment Agreement."

     Certain of the stock option agreements held by executive officers of IQ, provide for the acceleration of existing vesting provisions in the event of a change of control of IQ such as the Merger. As a result of such provisions, options to purchase 45,000 additional shares of IQ Common Stock will vest on the Effective Date. See "-- IQ Stock Option Plans."

     Pursuant to the Plan of Merger, IA has agreed that the surviving corporation shall indemnify each person who was an officer or director of IQ against certain liabilities. See "-- Director and Officer Indemnification."

     As a result of the foregoing transactions and agreements, certain of the directors and executive officers of IQ have personal interests in the Merger and Plan of Merger that are not identical to the interests of IQ stockholders.

VOTING AGREEMENTS

     In connection with the Plan of Merger, the IQ directors, executive officers and their affiliates (the "Voting Agreement Stockholders") have executed Voting and Irrevocable Proxy Agreements in favor of IA (the "Voting Agreements"). Pursuant to the Voting Agreements, the Voting Agreement Stockholders (who beneficially own an aggregate of 532,104 outstanding shares of IQ Common Stock representing approximately 11.4% of the outstanding shares of IQ Common Stock on the IQ Record Date) have agreed that they will vote all shares of IQ Common Stock under their control (i) in favor of approval of the Plan of Merger and the Merger and any matter that could reasonably be expected to facilitate the Merger, and (ii) against approval of any proposal made in opposition to, or competition with, consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than IA and its affiliates and against any liquidation or winding up of IQ. The Voting Agreement Stockholders have also agreed not to solicit or encourage any offer from any party concerning the possible disposition of all or any substantial portion of IQ's business, assets or capital stock and in the event the IQ Board does not call a stockholder meeting to approve the Merger, the Voting Agreement Stockholders have agreed to take all action necessary to call a stockholder meeting to approve the Merger or to approve the Merger by written consent. In order to effectuate the foregoing, the Voting Agreement Stockholders have also appointed IA as their irrevocable proxy with respect to the matters covered by the Voting Agreement. A copy of the form of Voting Agreement included as an exhibit to the Plan of Merger contained in Appendix A to this Joint Proxy Statement/Prospectus.

RESALE OF IA COMMON STOCK; AGREEMENTS WITH AFFILIATES

     The shares of IA Common Stock to be issued in the Merger have been registered under the Securities Act and will be freely transferable, subject to certain limitations on resale described in this Joint Proxy Statement/Prospectus. As a condition to the obligations of the parties under the Plan of Merger, IA and IQ have each received agreements from each person or entity who may be deemed an affiliate (as defined in the Securities Act and the rules and regulations thereunder) of IA or IQ, pursuant to which such persons have agreed not to sell, transfer or otherwise dispose of shares of IQ Common Stock or IA Common Stock for 30 days prior to the Effective Time and until such time after the Effective Time as IA has publicly released a report including the combined financial results of IA and IQ for a period of at least 30 days of combined operations of IA and IQ. Furthermore, pursuant to such agreements, the affiliates of IQ have agreed to refrain from the sale or transfer of any IA Common Stock received in connection with the Merger, except in accordance with the provisions of the Securities Act and the general rules and regulations thereunder. Copies of the forms of agreements executed by affiliates of IA and IQ are included as exhibits to the Plan of Merger contained in Appendix A to this Joint Proxy Statement/Prospectus. See "Risk Factors -- Pooling of Interests" and "-- Shares Eligible for Public Sale."

RELATED MATTERS AFTER THE MERGER

     At the Effective Time, (i) Merger Sub will be merged with and into IQ and IQ will be the surviving corporation and a wholly-owned subsidiary of IA. The Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Articles of Incorporation of IQ at the Effective Time. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of IQ at the Effective Time.

IQ STOCK OPTION PLANS

     At the Effective Time, each outstanding option to purchase shares of IQ Common Stock (an "IQ Stock Option"), whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such IQ Stock Option, the same number of shares of IA Common

Stock as the holder of such IQ Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number) at a price per share (rounded upward to the nearest whole cent) equal to (x) the aggregate exercise price for the shares of IQ Common Stock purchasable pursuant to such IQ Stock Option immediately prior to the Effective Time divided by (y) the number of whole shares of IA Common Stock deemed purchasable pursuant to such IQ Stock Option as determined above. As of August 14, 1998, options to acquire 664,275 shares of IQ Common Stock were outstanding.

     Certain of the outstanding stock option agreements held by IQ executive officers provide for the acceleration of existing vesting provisions in the event of a change of control of IQ such as the Merger. These options provide for the purchase of up to 45,000 additional shares of IQ Common Stock at prices ranging from $6.81 to $12.00.

     At the Effective Time, the combined company will assume (i) the IQ Stock Options and (ii) IQ's Stock Option Plans as in effect as of the date of the Plan of Merger and all obligations under such plans. Under the Plan of Merger, IA has agreed to reserve for issuance a sufficient number of shares of IA Common Stock for delivery under such IQ Stock Plans assumed as described above. As soon as practicable after the Effective Time, IA shall file a registration statement on Form S-8, with respect to the shares of IA Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

DIRECTOR AND OFFICER INDEMNIFICATION

     The Plan of Merger provides that, from and after the Effective Time, the surviving corporation shall indemnify and hold harmless each present and former director and officer of IQ against all costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that IQ would have been permitted under GCC and its Articles of Incorporation, Bylaws or resolutions of the IQ Board in effect on the date of the Plan of Merger to indemnify such person and the surviving corporation shall also be obligated to advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

EMPLOYMENT AGREEMENT

     The Plan of Merger provides that Charles R. Chitty, the Chairman of the Board, President and Chief Executive Officer of IQ shall become a member of the Board of Directors of IA following the Effective Time. In addition, pursuant to the Plan of Merger, IA and Mr. Chitty have entered into an employment agreement, to be effective upon the Effective Time, governing Mr. Chitty's employment with IA. Mr. Chitty will serve as IA's Senior Vice President of Vertical Applications. The term of Mr. Chitty's employment will commence on the date of the Merger and continue until October 31, 1999. Mr. Chitty has also agreed that at the end of the term of the employment agreement he will provide two-years of consulting services commencing November 1, 1999 and continuing until October 31, 2001. Under the agreement Mr. Chitty will receive annual salaries of $225,000, $235,000 and $175,000 through October 31, 2001. In addition, Mr. Chitty will be eligible for bonuses, benefits and the grant of a stock option to purchase 20,000 shares of IA Common Stock under the IA 1997 Equity Incentive Plan. For 1998, Mr. Chitty's bonus plan is based upon his pre-existing compensation plan with IQ. IA may terminate Mr. Chitty's employment for cause without notice and without any further obligation to Mr. Chitty, and Mr. Chitty may terminate the agreement if IA materially breaches the agreement. Mr. Chitty's options vest over five years, provided that vesting of the options shall accelerate if Mr. Chitty is not nominated to remain as a director of IA during such five-year period or in the event of a Change of Control (as defined in the Employment Agreement) of IA. Mr. Chitty has also agreed to execute IA's standard noncompetition agreement to be applicable for the term of the employment and consulting agreements.

RESELLER AGREEMENT

     The Plan of Merger provides that before the consummation of the Merger, IA and IQ shall exercise a Reseller Agreement with respect to certain IQ products. The Reseller Agreement, dated as of July 8, 1998, provides that IA is a non-exclusive reseller of certain IQ software and shall pay IQ a license fee based on sales of IQ software products. Among other things, IA has agreed to use commercially reasonable efforts to continuously and aggressively market the IQ software products and to employ, train and maintain adequate personnel to promote the IQ software products. IQ has agreed among other things, to provide certain training and sales support to IA and to provide certain maintenance and support services to licensees of the IQ software products.

CONDITIONS

     The respective obligations of IA and IQ to effect the Merger are subject to the satisfaction of the following conditions: (a) the Plan of Merger and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the issued and outstanding shares of IA Common Stock and 66 2/3% of the issued and outstanding shares of IQ Common Stock; (b) all governmental authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods, the failure of which to file, obtain or occur is reasonably likely to have a material adverse effect on IA or IQ shall have been filed, obtained or occurred; (c) the Registration Statement (as defined in the Plan of Merger) shall have become effective and shall not be the subject of a stop order or proceedings seeking a stop order;
(d) no order, executive order, stay, decree, injunction or judgment, or statute, rule or regulation, shall be in effect that makes the Merger illegal or otherwise prohibits the consummation of the Merger, or otherwise limits or restricts IA's conduct or operation of the business of IQ and its subsidiaries following the Merger in a manner that could reasonably be expected to have a material adverse effect on the combination of IA and IQ after the Effective Time; (e) the Merger will qualify for pooling of interests accounting treatment if closed and consummated in accordance with the Plan of Merger; (see
"-- Accounting Treatment"); and (f) the shares of IA Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market.

     In addition, the obligations of IA and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions any of which may be waived in writing by IA: (i) the representations and warranties of IQ set forth in the Plan of Merger shall be true and correct as of the date of the Plan of Merger and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by the Plan of Merger and in the case of representations and warranties that are not qualified as to materiality, where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on IQ or upon the consummation of the transactions contemplated in the Plan of Merger, and IA shall have received a certificate signed on behalf of IQ by IQ's chief executive officer and chief financial officer to such effect; (ii) IQ shall have performed in all material respects all obligations required to be performed by it under the Plan of Merger at or prior to the Closing Date, and IA shall have received a certificate signed on behalf of IQ by IQ's chief executive officer and chief financial officer to such effect; (iii) each affiliate within the meaning of Section 145 of the Securities Act of IQ shall have entered into an Affiliate Agreement with IA pursuant to the Plan of Merger; (iv) IA shall have received a written legal opinion to the effect that the Merger will be treated for federal income tax purposes as a Reorganization (see "-- Certain Federal Income Tax Considerations"); (v) IA shall have received a legal opinion from IQ's legal counsel substantially in the form attached as an exhibit to the Plan of Merger with such assumptions, qualifications and exceptions as are customary;
(vi) there shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of IQ;
(vii) all the directors and executive officers of IQ have delivered an executed proxy in favor of the Plan of Merger and the Merger; (viii) IQ shall have prior to the Closing Date, provided IA with a properly executed Foreign Investment in Real Property Tax Act of 1980 Notification Letter; (ix) Charles R. Chitty shall have executed and delivered an employment agreement with IA (see "-- Employment Agreement"); and (x) IQ and IA shall have executed the Reseller Agreement (see "-- Reseller Agreement").

     In addition, the obligations of IQ to effect the Merger are subject to the satisfaction of the following conditions any of which may be waived in writing by IQ: (i) the representations and warranties of IA and Merger Sub in the Plan of Merger shall be true and correct as of the date of the Plan of Merger and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by the Plan of Merger and in the case of representations and warranties that are not qualified as to materiality, where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on IA or upon the consummation of the transactions contemplated in the Plan of Merger, and IQ shall have received a certificate signed on behalf of IA by IA's chief executive officer and chief financial officer to such effect; (ii) IA shall have performed in all material respects all obligations required to be performed by it under the Plan of Merger at or prior to the Closing Date, and IQ shall have received a certificate signed on behalf of IA by IA's chief executive officer and chief financial officer to such effect; (iii) each Affiliate of IA shall have entered into an Affiliate Agreement with IA pursuant to the Plan of Merger; and (iv) IQ shall have received a written legal opinion to the effect that the Merger will be treated for federal income tax purposes as a Reorganization (see "-- Certain Federal Income Tax Considerations"); (v) IQ shall have received a legal opinion from IA's legal counsel, in substantially the form attached as an exhibit to the Plan of Merger, with such assumptions, qualifications and exceptions as are customary; (vi) there shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of IA; and (vii) the employment agreement with Charles
R. Chitty referenced in the Plan of Merger shall have been executed and delivered by IA (see "-- Employment Agreement").

TERMINATION; TERMINATION FEES AND EXPENSES

     The Plan of Merger may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of IA and IQ:

          (a) by mutual written consent of IA and IQ; or

          (b) by either IA or IQ if the Merger shall not have been consummated by November 30, 1998 (the "Outside Date") (provided that the right to terminate the Plan of Merger under this clause shall not be available to any party whose failure to fulfill any obligation under the Plan of Merger has been a significant cause of or resulted in the failure of the Merger to occur on or before such date); or

          (c) by either IA or IQ if a court of competent jurisdiction or other Governmental Entity (as defined in the Plan of Merger) shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (d) by IA if, at the IQ Special Meeting (including any adjournment or postponement), the requisite vote of the stockholders of IQ in favor of the Plan of Merger and the Merger shall not have been obtained; or by IQ if, at the IA Special Meeting (including any adjournment or postponement), the requisite vote of the stockholders of IA in favor of the Plan of Merger and the Merger shall not have been obtained (provided that the right to terminate the agreement under this provision shall not be available to (i) IA where the failure to obtain IA stockholder approval shall have been caused by the action or failure to act of IA and such action or failure to act constitutes a material breach by IA of the Plan of Merger, or (ii) IQ where the failure to obtain IQ stockholder approval shall have been caused by the action or failure to act of IQ and such action or failure to act constitutes a material breach by IQ of the Plan of Merger); or

          (e) by IA, if (i) the IQ Board shall have withdrawn or modified its recommendation of the Plan of Merger or the Merger; (ii) the IQ Board shall have recommended to the stockholders of IQ an Alternative Transaction;
     (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of IQ Common Stock is commenced (other than by IA or an affiliate of IA) and the IQ Board recommends that the stockholders of IQ tender their shares in such tender or exchange offer; or (iv) for any reason IQ fails to call and hold the IQ Special Meeting by the Outside Date (provided that IA's right to terminate the Plan of Merger under such clause (iv) shall not be available if at such time IQ would be entitled to terminate the Plan of Merger by reason of a breach by IA of section (f) or (g) hereunder); or

          (f) by IQ, if (i) the IA Board shall have withdrawn or modified its recommendation of the Plan of Merger or the Merger or (ii) for any other reason IA fails to call and hold the IA Special Meeting by the Outside Date (provided that IQ's right to terminate the Plan of Merger under such clause
     (ii) shall not be available if at such time IA would be entitled to terminate the Plan of Merger under section(e) or (g) hereunder); or

          (g) by IA or IQ, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Plan of Merger, which breach (i) causes certain IQ conditions (in the case of a termination by IA) or IA conditions (in the case of a termination by IQ) not to be satisfied and (ii) shall not have been cured within 20 business days (or prior to November 30, 1998, if earlier) following receipt by the breaching party of written notice of such breach from the other party.

     In the event of termination of the Plan of Merger by either IA or IQ as provided above, the Plan of Merger will become void and there will be no liability or obligation on the part of IA, IQ, Merger Sub or their respective officers, directors, stockholders or Affiliates, except as provided below with respect to expense reimbursements and termination fees.

     Except as set forth below, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Plan of Merger and the transactions contemplated thereby shall be paid by the party incurring such expenses, provided, however, that IA and IQ shall share equally all fees and expenses, other than accountants' and attorneys' fees, incurred in relation to printing and filing of this Joint Proxy Statement/Prospectus (including any related preliminary materials) and the related Registration Statement (including financial statements and exhibits) and any amendments or supplements.

     IQ shall pay IA a termination fee (the "Termination Fee") of $2,240,000 in immediately available funds within five business days after the termination of the Plan of Merger by IA under the circumstances described in paragraph (e) above.

     IA shall pay IQ a termination fee in an amount equal to IQ's out-of-pocket costs (including reasonable attorney and accountant fees) incurred in connection with the transactions contemplated by the Plan of Merger (but in no event in excess of $450,000) in immediately available funds within five business days after the termination of the Plan of Merger by IQ pursuant to paragraph (f) above.

CLOSING

     The Merger will be completed on the date that the Certificate of Merger is filed with the Office of the Secretary of State of the State of Georgia. The Effective Time is expected to occur as soon as practicable after the receipt of the necessary approvals at the IA Special Meeting and the IQ Special Meeting and satisfaction or waiver of the other conditions precedent to the Merger, as set forth in the Plan of Merger. It is anticipated that the Closing will occur promptly after obtaining the necessary approvals at the IA Special Meeting and the IQ Special Meeting.

AMENDMENT AND WAIVER

     The Plan of Merger may be amended at any time by action taken or authorized by the respective IA and IQ Boards, but after approval by the stockholders of IA or IQ of the Merger, no amendment shall be made which by law requires further approval by such stockholders, without such further approval. IA and IQ, by action taken or authorized by their respective Boards of Directors, may extend the time for performance of the obligations or other acts of the other parties to the Plan of Merger, may waive any inaccuracies in the representations or warranties contained in the Plan of Merger or in any document delivered pursuant to the Plan of Merger and may waive compliance with any agreements or conditions contained in the Plan of Merger.

STOCK OPTION AGREEMENT

     The following is a brief summary of the terms of the Stock Option Agreement, a copy of which is included as an exhibit to the Plan of Merger and incorporated herein by reference. This summary is qualified in its entirety by reference to the Stock Option Agreement.

     Pursuant to the Stock Option Agreement, IA has the right (the "Option"), under the circumstances described below, to acquire up to 930,169 shares of authorized but unissued IQ Common Stock (the "Option Shares") (or approximately 19.9% of the outstanding IQ Common Stock as of the date of execution of the Stock Option Agreement prior to giving effect to the exercise of such option), at the lowest of (i) $11.75 per share, (ii) the average closing price of IQ Common Stock on the Nasdaq National Market for the five consecutive trading days beginning on and including the day that the Merger is publicly announced, and
(iii) the average closing price of IQ Common Stock on the Nasdaq National Market for the five consecutive trading days immediately preceding the public announcement of an Alternative Transaction involving IQ which gives rise to the right to exercise the option (the "Option Price"). The Stock Option Agreement could have the effect of making an acquisition of IQ by a third party more costly because of the need to acquire in any such transaction the Option Shares, and could also jeopardize the ability of a third party to acquire IQ in a transaction accounted for as a pooling of interests.

     The Option may be exercised by IA, in whole or in part, at any time or from time to time after the occurrence of an event which would entitle IA, upon termination of the Plan of Merger, to payment of the Termination Fee (as described in "-- Termination; Termination Fees and Expenses" above). IA may exercise the Option by either (a) paying the Option Price in cash and receiving the Option Shares or (b) electing, in lieu of the payment of the Option Price and the receipt of the Option Shares, to receive a cash payment (the "Cash Exercise Payment") from IQ in the amount of the excess of (i) the higher of the price paid for the IQ Common Stock in an Alternative Transaction or the then current market price of the IQ Common Stock over (ii) the Option Price.

     Upon exercise by IA of the Option for at least 465,085 shares of IQ Common Stock, IA shall be entitled to designate one person to be appointed to the IQ Board, and IQ shall (subject to certain limitations) cause such designee to be appointed to the IQ Board.

     In the event IA exercises the Option in whole or in part, IQ shall have a right of first refusal with respect to certain sales by IA of the Option Shares prior to the earlier of the first anniversary of the termination of the Plan of Merger or the occurrence of a change in control event (as defined in the Stock Option Agreement) with respect to IQ.

     The Stock Option Agreement further provides that if IA desires to sell any of the Option Shares within two years after the purchase of such shares and such sale requires the registration of such shares under the Securities Act, IQ shall be required to prepare and file (subject to certain limitations) a registration statement under the Securities Act for the purpose of permitting such sale of shares by IA. IQ shall not be required to have declared effective more than two such registration statements.

     Notwithstanding any other provisions of the Stock Option Agreement, in no event shall IA's Total Profit (as defined below) exceed $3,200,000. "Total Profit" means the aggregate amount (before taxes) of the Termination Fee received by IA, and the net cash amounts received by IA pursuant to the sale of Option Shares to any unaffiliated party, less the purchase price paid by IA for such shares.

     The Option shall terminate upon the earlier of (i) the Effective Time, (ii) the date on which IA realizes a Total Profit of $3,200,000, (iii) 180 days after the termination of the Plan of Merger or (iv) the termination of the Plan of Merger, in the event the Plan of Merger is terminated by IQ pursuant to paragraph (g) in "-- Termination; Termination Fees and Expenses"; provided that if the Option cannot be exercised or the Shares cannot be delivered to IA because certain conditions have not yet been satisfied, the date referred to in clause (iii) above shall be extended until 30 days after such impediment to exercise has been removed.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax considerations relevant to the Merger that are applicable to holders of IQ Common Stock. This discussion is based on currently existing provisions of the Code, existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to IA, IQ or IQ's stockholders as described herein.

     IQ stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular IQ stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are insurance companies or financial institutions, who are foreign persons or entities, who do not hold their IQ Common Stock as capital assets, who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, who hold IQ Common Stock as part of an integrated investment (including a "straddle") comprised of shares of IQ Common Stock and one or more other positions, or who have previously entered into a transaction deemed to result in a constructive sale of IQ Common Stock under the Code. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger), including without limitation any transaction in which shares of IQ Common Stock are acquired or shares of IA Common Stock are disposed of, or the tax consequences of the assumption by IA of outstanding options and subscriptions to acquire IQ Common Stock. ACCORDINGLY, IQ STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     The consummation of the Merger is conditioned upon Gunderson Dettmer and Miller & Martin delivering opinions (the "Final Tax Opinions") at the Closing to IA and IQ, respectively, based upon facts and factual representations of IA, Merger Sub and IQ as of the Closing Date. Assuming the Merger is a Reorganization, then, subject to certain assumptions, limitations and qualifications, the Merger should result in the following federal income tax consequences:

          (a) No gain or loss will be recognized by holders of IQ Common Stock solely upon their receipt in the Merger of IA Common Stock in exchange therefor (except to the extent of cash received in lieu of a fractional share of IA Common Stock).

          (b) The aggregate tax basis of the IA Common Stock received by IQ stockholders in the Merger (including any fractional share of IA Common Stock not actually received) will be the same as the aggregate tax basis of the IQ Common Stock surrendered in exchange therefor.

          (c) The holding period of the IA Common Stock received by each IQ stockholder in the Merger will include the period for which the IQ Common Stock surrendered in exchange therefor was considered to be held, provided that the IQ Common Stock so surrendered is held as a capital asset at the time of the Merger.

          (d) Cash payments received by holders of IQ Common Stock in lieu of a fractional share will be treated as if such fractional share of IA Common Stock had been issued in the Merger and then redeemed by the combined company. An IQ stockholder receiving such cash will recognize gain or loss, with respect to such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

          (e) Each of IA, Merger Sub and IQ will be a party to the Reorganization, and as such will not recognize material amounts of gain or loss directly as a result of the Merger.

     Although IA and IQ will receive the Final Tax Opinions from their respective counsel that the Merger will be treated as a Reorganization, a recipient of shares of IA Common Stock could recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely

IQ Common Stock). All or a portion of such gain may be taxable as ordinary income. Gain could also have to be recognized to the extent that a IQ stockholder was treated as receiving (directly or indirectly) consideration other than IA Common Stock in exchange for such stockholder's IQ Common Stock.

     The parties will not request a ruling from the Internal Revenue Service (the "IRS") in connection with the Merger. IQ stockholders should be aware that neither the Exhibit Tax Opinions nor the Final Tax Opinions bind the IRS and the IRS is therefore not precluded from successfully asserting a contrary opinion. In addition, the Final Tax Opinions are subject to certain assumptions, limitations and qualifications, including but not limited to the truth and accuracy of certain representations made by IA, IQ and Merger Sub, including representations in certain certificates to be delivered to counsel by the respective managements of IA, IQ and Merger Sub.

     A successful IRS challenge to the Reorganization status of the Merger would result in IQ stockholders recognizing taxable gain or loss with respect to each share of IQ Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the IA Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the IA Common Stock so received would equal its fair market value as of the Effective Time, and the stockholder's holding period for such stock would begin the day after the Merger.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting purposes. Under this method of accounting, the recorded assets and liabilities of IA and IQ will be carried forward to the combined company at their recorded amounts, the operating results of the combined company will include the operating results of IA and IQ for the entire fiscal year in which the combination occurs, and the reported operating results of the separate companies for prior periods will be combined and restated as the operating results of the combined company. Each of the affiliates of IA and IQ has executed a written agreement to the effect that such person will not transfer shares of common stock of either IA or IQ during the period beginning 30 days prior to the Effective Time and ending on the date that IA publishes financial statements, which reflect 30 days of operations of the combined company (which agreements relate to the ability of the combined company to account for the Merger as a pooling of interests). See "-- Resale of IA Common Stock; Agreements with Affiliates" and "Risk Factors -- Pooling of Interests."

     It is a condition to the consummation of the Merger that, among other things, the Merger qualify as a pooling of interests accounting under Accounting Principles Board Opinion No. 16.

                          INFORMATION ADVANTAGE, INC.
                                      AND
                            IQ SOFTWARE CORPORATION
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the Merger, using the pooling-of-interests method of accounting. IA's and IQ's fiscal years end on January 31.

     The unaudited pro forma condensed combined balance sheet gives effect to the Merger as if it had occurred on July 31, 1998 and combines the unaudited consolidated balance sheet of IA and the unaudited condensed consolidated balance sheet of IQ as of July 31, 1998.

     The unaudited pro forma condensed combined statements of operations give effect to the Merger as if it occurred as of the beginning of the earliest year presented. The unaudited pro forma condensed combined statements of operations for the fiscal years ended January 31, 1996, 1997 and 1998 combine IA's historical statements of operations for the fiscal years ended January 31, 1996, 1997 and 1998 with IQ's historical statements of operations for the fiscal years ended January 31, 1996, 1997 and 1998. The unaudited pro forma condensed combined statements of operations for the six months ended July 31, 1997 and 1998 combine IA's historical unaudited statements of operations for the six months ended July 31, 1997 and 1998 with IQ's historical unaudited statements of income for the six months ended July 31, 1997 and 1998.

     IA estimates that it will incur transaction costs of approximately $7.1 million associated with the Merger, which will be charged to operations when incurred. There can be no assurance that the combined company will not incur additional charges to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies. See "Risk Factors -- Cost of Integration; Transaction Expenses."

     The following unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the Merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements of IA and IQ and should be read in conjunction with the respective historical consolidated financial statements and notes thereto incorporated by reference in this Joint Proxy Statement/Prospectus, and do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined company.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                                 BALANCE SHEET
                                 (IN THOUSANDS)

                                     ASSETS

                                                             AS OF JULY 31, 1998
                                             ----------------------------------------------------
                                                                        PRO FORMA       PRO FORMA
                                                IA           IQ        ADJUSTMENTS      COMBINED
                                             --------    ----------    -----------      ---------
Current assets:
  Cash and cash equivalents................  $  9,618    $    7,862      $    --        $ 17,480
  Marketable securities....................     9,434         9,497           --          18,931
  Accounts receivable, net.................     7,988         7,761           --          15,749
  Prepaid expenses and other current
     assets................................     1,370           908           --           2,278
                                             --------    ----------      -------        --------
          Total current assets.............    28,410        26,028           --          54,438
Furniture and equipment, net...............     2,715           985           --           3,700
Capitalized software development costs and
  purchased software, net..................        --         1,588           --           1,588
Goodwill, net..............................        --         1,352           --           1,352
Other assets...............................        94           177           --             271
                                             --------    ----------      -------        --------
                                             $ 31,219    $   30,130      $    --        $ 61,349
                                             ========    ==========      =======        ========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term
     liabilities...........................  $    271    $       --      $    --        $    271
  Accounts payable and accrued expenses....     5,471         1,450        7,100          14,021
  Deferred revenue.........................     4,348         2,079           --           6,427
  Income taxes.............................        --           515           --             515
                                             --------    ----------      -------        --------
          Total current liabilities........    10,090         4,044        7,100          21,234
Deferred income taxes and other long-term
  liabilities, less current portion........       166           514           --             680
Stockholders' equity:
  Common stock.............................       156             2           90             248
  Additional paid-in capital...............    47,209        13,125          (90)         60,244
  Retained earnings (accumulated
     deficit)..............................   (26,384)       12,447       (7,100)        (21,037)
  Accumulated other comprehensive income...       (18)           (2)          --             (20)
                                             --------    ----------      -------        --------
          Total stockholders' equity.......    20,963        25,572       (7,100)         39,435
                                             --------    ----------      -------        --------
                                             $ 31,219    $   30,130      $    --        $ 61,349
                                             ========    ==========      =======        ========

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED JANUARY 31,
                                                              -----------------------------
                                                               1996       1997       1998
                                                              -------    -------    -------
Revenues:
  License...................................................  $18,268    $23,676    $28,970
  Service...................................................    9,229     12,749     21,325
                                                              -------    -------    -------
          Total revenues....................................   27,497     36,425     50,295
                                                              -------    -------    -------
Cost of revenues:
  License...................................................    1,055      1,446      1,564
  Service...................................................    4,593      6,471     10,855
                                                              -------    -------    -------
          Total cost of revenues............................    5,648      7,917     12,419
                                                              -------    -------    -------
Gross margin................................................   21,849     28,508     37,876
                                                              -------    -------    -------
Operating expenses:
  Sales and marketing.......................................   13,928     22,535     28,064
  Research and development..................................    4,816      5,263      7,517
  General and administrative................................    5,662      6,750      6,559
  Restructuring charges.....................................    1,282         --         --
  Acquired research and development costs...................    3,587         --        280
                                                              -------    -------    -------
          Total operating expenses..........................   29,275     34,548     42,420
                                                              -------    -------    -------
          Operating loss....................................   (7,426)    (6,040)    (4,544)
          Other income (expense)............................      601        398        506
                                                              -------    -------    -------
Loss before provision for (benefit from) income taxes.......   (6,825)    (5,642)    (4,038)
Provision for (benefit from) income taxes...................     (139)       669        506
                                                              -------    -------    -------
Net loss....................................................  $(6,686)   $(6,311)   $(4,544)
                                                              =======    =======    =======
Net loss per common share:
  Basic.....................................................  $ (0.71)   $ (0.63)   $ (0.38)
                                                              =======    =======    =======
  Diluted...................................................  $ (0.71)   $ (0.63)   $ (0.38)
                                                              =======    =======    =======
Weighted average number of common and common equivalent
  shares outstanding:
  Basic.....................................................    9,414     10,012     12,029
                                                              =======    =======    =======
  Diluted...................................................    9,414     10,012     12,029
                                                              =======    =======    =======

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

 1. PERIODS PRESENTED

     IA's and IQ's fiscal years end on January 31. The unaudited pro forma condensed combined statements of operations give effect to the Merger as if it occurred as of the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet gives effect to the Merger as if it had occurred on July 31, 1998, and is based upon the historical balance sheet data of IA and IQ as of July 31, 1998.

 2. PRO FORMA EARNINGS PER SHARE

     The unaudited pro forma combined earnings per share data is based upon the weighted average number of common and potential common shares outstanding of IA and IQ for each period using an Exchange Ratio of 1.96 shares of IA Common Stock for each share of IQ Common Stock.

 3. CONFORMING ADJUSTMENTS AND INTERCOMPANY TRANSACTIONS

     There were no material adjustments required to conform the accounting policies of IA and IQ. Certain amounts have been reclassified to conform to the pro forma presentation. There are no material intercompany transactions included in the unaudited pro forma condensed combined financial statements.

 4. TRANSACTION COSTS

     It is estimated that the combined company will incur charges to operations related to the Merger currently estimated to be $7.1 million, principally in the quarter in which the Merger is consummated. These charges include direct transaction costs, primarily for financial advisory, accounting and legal services, printing expenses, filing fees and other Merger-related costs. The estimated charge is reflected in the pro forma balance sheet but is not reflected in the unaudited pro forma condensed combined statements of operations. This charge is a preliminary estimate only, and is, therefore, subject to change. See "Risk Factors -- Cost of Integration; Transaction Expenses."

 5. ISSUANCE OF IA COMMON STOCK

     The unaudited pro forma condensed combined financial statements reflect the issuance of 1.96 shares of IA Common Stock for each share of IQ Common Stock outstanding. The following table sets forth the pro forma share issuances in connection with the Merger (shares in thousands):

IQ Common Stock outstanding as of July 31, 1998.............    4,682,466
Exchange Ratio..............................................  1.96 : 1.00
Number of shares of IA Common Stock to be exchanged.........    9,177,633
Number of shares of IA Common Stock outstanding as of July
  31, 1998..................................................   15,621,931
Number of shares of IA Common Stock outstanding after
  completion of the Merger..................................   24,799,564

     Additionally at the Effective Time, all outstanding options to purchase IQ Common Stock will be exchanged for options to purchase IA Common Stock, based upon the Exchange Ratio of 1.96. As of July 31, 1998, options to purchase 664,275 shares of IQ Common Stock were outstanding.

                          NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

     6. The following selected supplemental unaudited pro forma condensed combined financial information is presented for illustrative purposes and is not necessarily indicative of the results of operations that would have actually been reported had the Merger occurred at the beginning of the periods presented, nor is it necessarily indicative of the future results of operations.

                                                            SIX MONTHS ENDED
                                                                JULY 31,
                                                           ------------------
                                                            1997       1998
                                                           -------    -------
Revenues:
  License................................................  $12,573    $18,350
  Service................................................    9,660     13,741
                                                           -------    -------
          Total revenues.................................   22,233     32,091
Income (loss) from operations............................   (3,857)     1,960
Net income (loss)........................................  $(3,750)   $ 2,041
                                                           =======    =======
Income (loss) per share:
  Basic..................................................  $ (0.37)   $  0.08
                                                           =======    =======
  Diluted................................................  $ (0.37)   $  0.08
                                                           =======    =======
Shares used to compute income (loss) per share:
  Basic..................................................   10,174     24,694
                                                           =======    =======
  Diluted................................................   10,174     26,811
                                                           =======    =======

                           INFORMATION CONCERNING IA

BUSINESS

OVERVIEW

     IA develops, markets and supports enterprise scalable OLAP software that is designed to allow a large number of users to access and analyze large amounts of data to make quicker and more informed business decisions. IA's server-based solution, DecisionSuite, provides powerful, robust and flexible analysis processing capabilities that transform raw data into meaningful information from a wide range of desktop and Internet platforms. Through the use of an advanced architecture, IA designed DecisionSuite to accommodate terabytes of data and thousands of active users. DecisionSuite enables organizations to push effective decision making to all levels of users thereby creating an "intelligent enterprise," one capable of quickly identifying and reacting to market opportunities. DecisionSuite supports many UNIX operating systems and employs relational database technology, allowing it to access most popular databases, data warehouses and data marts.

INDUSTRY BACKGROUND

     In order to compete effectively in today's global environment, businesses must quickly identify and respond to changing market conditions and are, therefore, dependent upon their ability to rapidly collect, organize, access and analyze large amounts of data. Organizations are now collecting not only internal financial and operational data, but are also collecting large amounts of historical data on their customers, suppliers and other external sources. At the same time, to more quickly react to changing business conditions, many organizations have been flattening their organizational structures and empowering employees at all levels to make decisions. The desire to distribute decision making throughout all levels of an organization has created a need by more people to access the vast amounts of business data collected each day. In addition to data access, organizations also face the challenges of performing complex computational analysis on the collected data, and disseminating information broadly to employees, customers, suppliers and others.

     To meet these challenges, organizations have implemented a number of technology solutions, including data warehouses and data marts, query and reporting tools and OLAP applications. According to IDC, an independent industry analyst, the information access segment of the data warehousing market alone is estimated to be growing from $664 million in 1996 to $1.4 billion in 2000. Data warehouses and data marts are repositories of summarized historical data often extracted from disparate departmental or enterprise databases. Data warehouses and data marts store data in a format optimized for analysis and are frequently implemented in conjunction with query and reporting tools designed to provide end users with a means to retrieve data and perform certain pre-defined queries and simple calculations. This level of analysis, however, is limited (for example, query and reporting tools generally are not designed to perform time-series analysis such as calculations of the weekly changes in market share by region) and these tools often require users to understand the technical aspects of data storage and data structures. As a result, the use of data query and reporting tools is often limited to highly trained technical users.

     In recent years, OLAP solutions have emerged to provide a means to analyze complex data along a more intuitive set of business rules and dimensions (for example, profitability analysis by product, channel, geography, customer or fiscal period). In addition, by insulating the user from the technical aspects of data storage and data structures, OLAP solutions enable less technically sophisticated users within an organization to perform their own analysis. Typically, OLAP solutions also provide more complex computational capabilities, including sophisticated time-series analysis, as well as ad hoc, drill-down and interactive analysis (for example, a marketing manager identifying a market share reduction can drill down to isolate the problem to a specific product at a specific store).

     Today, two primary OLAP architectures exist: desktop OLAP and server-based OLAP. Desktop OLAP provides a quick, low-cost solution for applications that do not require complex analytical capabilities and involve small data sets that do not require frequent updates. Desktop OLAP solutions are designed for a limited number of active users and are typically used for personal analysis. Server-based OLAP solutions are better suited for larger data sets and more complex analysis. Because server-based OLAP does not require the movement of large amounts of data to the desktop, it provides greater security and reduces network traffic, thereby accommodating a larger number of active users. One approach to server-based solutions utilizes proprietary, non-relational, highly-indexed database technology. This approach is best suited for workgroups and departments requiring fast access to medium-sized data sets (e.g., tens of gigabytes of data) but often is not scalable to accommodate a large number of concurrent users, is not capable of loading, storing or analyzing large amounts of data (e.g., hundreds of gigabytes to terabytes of data) and cannot efficiently update data sets on a frequent basis. In addition, these solutions often require the data to be loaded in a pre-defined structure thereby limiting the ability to perform ad hoc queries. The second approach to server-based OLAP employs existing relational database technology. This approach allows access to larger amounts of data and provides greater flexibility in performing ad hoc queries than non-relational database technologies.

     At the same time OLAP has emerged as a means to collect, organize, access and analyze large amounts of data, the emergence of client/server and Internet technologies has enabled organizations to create infrastructures through which they can disseminate information throughout their enterprise as well as to external sources. Client/server computing has provided many employees in an organization with desktop access to critical information resources through easy-to-use graphical user interfaces. The emergence of Internet technologies has provided organizations with a less expensive means to reach an even larger audience in real time and to securely disseminate information not only to employees, but also to external business affiliates, such as customers, suppliers and others.

     Organizations are seeking ways to extend the benefits of OLAP in order to empower employees and other users at all levels to make better business decisions and react faster to market opportunities. To effectively deliver OLAP capabilities throughout the enterprise, the solution must support large data sets, thousands of active users, and simple as well as complex analysis. Moreover, organizations require enterprise OLAP solutions with efficient and cost effective deployment and maintenance, and compliance with industry standards, thereby enabling integration with hardware and software from a variety of vendors.

THE INFORMATION ADVANTAGE SOLUTION

     IA develops, markets and supports enterprise scalable OLAP software that is designed to allow large numbers of users to access and analyze large data sets. IA's relational server-based solution, DecisionSuite, provides powerful, robust and flexible analysis processing capabilities that transform raw data into meaningful information from a wide range of desktop and Internet platforms. Through the use of an advanced architecture, IA designed DecisionSuite to accommodate terabytes of data and thousands of active users. DecisionSuite enables organizations to push effective decision making to all levels of users thereby creating an "intelligent enterprise," one capable of quickly identifying and reacting to market opportunities. Key attributes of the DecisionSuite solution include:

     Large Amounts of Data. DecisionSuite employs relational database technology which IA believes is the only available database technology suitable for supporting large databases (e.g., hundreds of gigabytes to terabytes of data) or databases that require frequent updates and access to terabytes of centralized or distributed data. DecisionSuite processes data on the server and disseminates the derived results to the user.

     Large Number of Users. The DecisionSuite architecture uses sophisticated partitioning technology to balance the data processing between the database and the application server. Application partitioning is designed to maximize the performance and analytical capabilities as the database grows and the number of concurrent users increases. DecisionSuite's calculation processor is designed to perform sophisticated business calculations on raw data without overburdening the relational database with the use of inefficient temporary tables, thereby increasing the number of users who can concurrently access the data.

     Powerful Analytical Capability. DecisionSuite includes a powerful C++ OLAP calculation processor that provides comprehensive multidimensional, yet intuitive, analysis capabilities using advanced formula-based business rules. By avoiding an over-reliance on structured query language ("SQL") for business calculations, DecisionSuite is designed to provide powerful analytical capabilities in a scalable architecture. DecisionSuite allows users to join data from multiple distributed relational databases and create agents that automatically inform them of changes in market data or from user-defined norms.

     Mass Deployment for the Intelligent Enterprise. IA provides for efficient and cost-effective deployment and maintenance of DecisionSuite by using a thin-client architecture where minimal application code is deployed to, and maintained on, the user's desktop. As a result, organizations can more effectively deploy and support DecisionSuite over thousands of networked users.

     Open Architecture. DecisionSuite was designed to integrate with most popular tools, databases and platforms provided by other vendors. DecisionSuite runs on the following server operating systems: HP-UX, Sun Solaris, IBM AIX, NCR SVR4, SGI IRIX, Sequent DYNIX/ptx and Unisys SVR4; and accesses the following relational database platforms: Oracle, Red Brick Warehouse, HP-Intelligent Warehouse, IBM DB2 6000, IBM DB2 Parallel Edition, Informix, NCR Teradata DBS, Sybase, Sybase IQ and Tandem Non-Stop SQL. As a result, organizations implementing DecisionSuite can leverage their often significant investment in existing operating systems and database technologies.

     To complement its advanced product offerings, IA has developed a highly trained customer support staff with technical competencies in a variety of areas, including UNIX operating systems, database management, distributed computing and multidimensional analysis. IA believes that to enable its customers to effectively develop and deploy OLAP applications, it must provide training and consulting services in these and other areas. Accordingly, IA has established an extensive customer services group consisting of technical support, education, implementation, prototyping workshops and other advanced services (including customized enhancements, content development and performance assessment).

STRATEGY

     IA's strategy is to establish Information Advantage as the leading provider of enterprise scalable OLAP software solutions. Key elements of IA's strategy include:

     Extend Technology Leadership. Since inception, IA has focused its research and development efforts on developing core technologies that address the requirements of data warehousing applications involving large amounts of data, large numbers of concurrent users, complex analysis and heterogeneous environments. IA's solution integrates a number of technologies, including sophisticated agent technology, flexible information sharing and dissemination, multidimensional analysis, multi-level security and an architecture that permits a large number of concurrent users. IA has leveraged these technologies to develop DecisionSuite, a proven enterprise scalable OLAP software solution for the intelligent enterprise. DecisionSuite is designed to access and analyze terabytes of data. Of IA's customers, three are in production, and five are currently building, terabyte-sized applications. IA intends to extend its technology leadership by continuing to devote significant resources to research and development efforts, and by forming strategic relationships that will enable IA to further enhance DecisionSuite's functionality and performance.

     Expand Vertical Market Focus. IA targets industries that routinely collect, organize, access and analyze large amounts of business-critical data. These industries include retail, consumer packaged goods, financial services, insurance, telecommunications and the healthcare industries. IA has developed significant vertical market expertise through the deployment of software applications for its customers in these industries. IA believes that by focusing on the needs of these specific industries and by continuing to recruit solution development partners in these industries, it can improve the efficiency and effectiveness of its sales and marketing efforts in these vertical markets. IA intends to continue leveraging its experience to address the specific needs of organizations in these industries and to expand to other targeted industries.

     Expand Global Distribution. IA sells its products primarily through direct sales. IA also uses strategic partners to sell its products in targeted markets. IA has direct sales offices in 12 states, Canada, the United Kingdom and Germany, and has established strategic relationships in South Africa, Netherlands and Japan. IA is presently localizing DecisionSuite for the French and German markets. IA intends to expand its direct sales and pre-sales support organizations and to develop additional strategic relationships both in its existing markets and in other locations worldwide. To facilitate its international expansion, IA anticipates localizing DecisionSuite for additional foreign markets in the future.

     Expand Strategic Relationships. IA's strategy is to supplement its direct sales organization with strategic relationships, including solution development partners, sales affiliates and marketing partners. IA's solution development partners, such as DynaMark, VIPS and IBM, have developed industry specific software applications in which DecisionSuite is embedded. IA sells its products directly to solution development partners who integrate and sell solutions to customers. IA also has relationships with sales affiliates, such as Cambridge Technology Group, EDS, Ernst & Young and KPMG, who help identify and qualify sales prospects, work closely with IA during the sales and implementation cycles and provide after-market support. In addition, IA has strategic relationships with marketing partners, such as HP, Red Brick, Sun, SPSS and Brio, who provide complementary marketing programs designed to promote product awareness for DecisionSuite. These relationships provide additional sales and marketing channels, thereby enhancing IA's position as the leading provider of enterprise scalable OLAP software solutions. IA's objective is to increase license revenues from strategic relationships as a percentage of total license revenues, by enhancing its current strategic relationships and adding additional strategic partners.

     Focus on Successful Customer Implementation. IA's strategy is to deliver technology and services that enable its customers to quickly and cost effectively implement and maintain applications for the intelligent enterprise. IA's success is dependent upon its customers' successful implementations of its products. IA believes that its comprehensive consulting, implementation, support and training services enable customers to successfully implement DecisionSuite and contribute to customer satisfaction, strong customer references and long-term relationships. IA offers worldwide training, consulting and support services for its customers directly through its customer services group and indirectly through its solution development partners and sales affiliates. In addition to its advanced training and consulting services, IA provides its customers with an extensive array of ongoing support services, including software updates, documentation updates, telephone support and product maintenance. A significant portion of IA's revenues each period is derived from upgrades and services provided to its installed customer base. IA intends to maintain its focus on customer success and to continue to invest in support services designed to ensure such success.

CUSTOMERS AND APPLICATIONS

     The following is a list of IA's customers who licensed DecisionSuite, or entered into or renewed maintenance agreements, during fiscal 1998 and the first two quarters of fiscal 1999.

Retail
Ahold USA, Inc.
Dayton Hudson Corporation
DFS Group, Ltd.
Dial Corporation
Fabri-Center of America, Inc.
Fingerhut Corporation
Gap Inc.
Longs Drug Stores California, Inc
National Grocers Co., Limited (Canada)
Neiman-Marcus
Proffitt's Inc.
Quill Corporation
J. Sainsbury PLC (U.K.)
Sears Canada, Inc. (Canada)
Sears Roebuck, & Co.
Shopper's Drug Mart (Canada)
The Southland Corp.
The Stop & Shop Supermarket Company
Superdrug Stores, PLC (U.K.)
SuperValu
Tandy Corporation
Dayton Hudson Corporation, Target
Stores Division
The Sherwin-Williams Company
Tupperware Corporation
Tyson Foods, Inc.
The Warehouse Ltd. (New Zealand)
Wearguard Corporation

Packaged Goods
Birds Eye Walls, Inc. (U.K.)
Brunswick Corporation
ConAgra Frozen Foods
Dominick's Fine Foods
Land O'Lakes, Inc.
Nabisco, Inc.
The Quaker Oats Company
Sara Lee Corporation/Sara Lee Meats
Van Den Bergh Foods (U.K.)

Financial Services
Amerin Guaranty Corporation
Banc One Services Corporation
Chevy Chase Bank, FSB
Chicago Mercantile Exchange
DynaMark, Inc.
Employers Insurance of Wausau
Fidelity Investments
Green Tree Financial Corporation
Honor Technologies, Inc.
Morgan Stanley Asset Management, Inc.
MasterCard International Incorporated
NOVUS Services, Inc.
Strong Capital Management, Inc.
T. Rowe Price Investment
Tamro Oyi (Finland)
Technologies, Inc.
The Bank of Nova Scotia (Canada)

Health Care
Fairview Health Systems
HBS International, Inc.
MCC Behavioral Care
The MedStat Group
Owen Healthcare, Inc.
TheraTx, Inc.
United HealthCare Corporation
VIPS (a division of First Data Corp.)

Insurance
Cigna-Intercorp, Inc.
CNA Insurance
Medical Service Bureau of Idaho/Blue Shield of
Idaho
Liberty Health (Canada)
Northland Insurance Company
The Northwestern Mutual Life Insurance Company
The Prudential Insurance Company of America
The St. Paul Fire and Marine Insurance Company

Technology/Telecommunications
360 degrees Communications Company
Aerial Communications, Inc.
APAC Teleservices, Inc.
BCTel (Canada)
Bell Sygma, Inc. (Canada)
CCC Information Services, Inc.
Market Insights
MCI Communications Corporation
Pacific Bell Communications
Pacific Bell Video Services
PrimeStar Partners, LP
Silicon Graphics Inc.

Government
Inland Revenue (U.K.)
Royal Navy (U.K.)
State of Washington Department of
Social and Health Services
Utah Courts
United States Customs Service
University of California, Berkeley
U.S. Patent and Trademark Office

Manufacturing
Amgen, Inc.
The Goodyear Tire and Rubber Company
Mattel, Inc.
Maytag Appliance Sales Company
Minnesota Mining and Manufacturing Company
Old Dutch Foods, Inc.
Polaroid Corporation
Rockwell International Corporation
Snap-On Tools Company

Other
Acxiom Corporation
The Automobile Association (U.K.)
Cargill, Inc.
Chrysler Corporation
Dana Computer Corporation
Electronic Data Systems Corporation
Excel Corporation
Federal Express Corporation
IBM Consumer Driven Solutions
KPMG Peat Marwick, LLP
MidAmerican Energy
Miller Brewing
Northwest Airlines, Inc.
NTT Data (Japan)
Oshawa Holdings Limited (Canada)
Perseco
Preview Travel, Inc.
The Reader's Digest Association, Inc.
Regie Media Belge S.A. (Netherlands)
TeleCheck Services, Inc.
Telekurs (Switzerland)
The West Group
Union Pacific Railroad Company

     DecisionSuite can be used across a range of industries and is typically used in three types of applications: (a) customer analysis, including applications for analyzing customer buying patterns, database marketing and campaign management; (b) product analysis, including sales analysis, inventory management and promotion management; and (c) operational analysis, including financial analysis, activity-based costing, forecasting and budgeting. The following illustrates the variety of ways customers have deployed DecisionSuite:

     Financial Services: An international credit card company sought to differentiate itself from its competitors by offering its 22,000 member financial institutions the ability to access and analyze credit card transaction activity and trends online. The goal was to provide member financial institutions with customer usage data to facilitate and evaluate target marketing campaigns. This customer's Oracle database contains approximately 1.6 terabytes of data and uses NCR servers. Because of the number of potential users, the size of the data warehouse and the fact that over 11 million transactions are added to the database daily, scalability was paramount. DecisionSuite was selected to provide the OLAP engine necessary to build this application. IA believes that DecisionSuite was chosen because of the expertise of its support personnel and the proven scalability, security and ease of use of the product for the end-user. The first application of DecisionSuite was available for deployment to members within six months of the date DecisionSuite was selected and now allows the customer's clients to track usage patterns and focus their efforts accordingly.

     Insurance: A provider of auto insurance claim software, data and services sought to offer over 350 auto insurance companies the ability to access and analyze insurance claim data via the Web as an extranet. This customer uses a Red Brick database and a Sun server. IA believes that DecisionSuite was selected primarily for its Web and agent capabilities and its ability to efficiently manage large amounts of data at a granular level. DecisionSuite allows the customer's sales associates to analyze the claims data for potential clients via the Web as a tool in the sales process. Upon complete implementation, this application will also allow auto insurance companies to access and analyze the customer's nationwide insurance claim data, including repair cycle times and amounts paid for vehicle parts, and to compare their claims resolution performance against industry averages and historical trends.

     Retail: A multi-billion dollar retailer of electronics with over 6,800 retail stores nationwide sought to deliver online analysis of its consumer and product data throughout the organization. The customer's warehouse includes consumer and census data, as well as behavioral and point-of-sale information from its retail stores. The consumer database alone includes profiles of over 150 million consumers, making the customer's database one of the most comprehensive marketing databases in the world. This customer uses a Red Brick database and an HP server. IA believes that DecisionSuite was selected for its complex analytical capabilities, its Web accessibility and its ability to handle terabytes of data. DecisionSuite provides online analysis of the databases and allows the customer's headquarters to analyze the retail stores' performance, improve inventory controls and target promotional mailings. In addition, this customer plans to make this application available to its retail store managers using a standard Web browser, thereby enabling these teams to participate in the decision making process to improve the store's performance.

     Packaged Goods: A leading packaged food company, with more than 200 brands and 1,000 products in 85 countries, sought to provide better and faster sales and product information to its sales representatives. Its application required not only the ability to access multiple, disparate databases (Red Brick and DB2) that used IBM servers, but it required the ability to deliver both detailed and summarized key account information to thousands of users. The client selected DecisionSuite and has currently deployed the system to approximately 2,500 sales representatives throughout the organization. Using DecisionSuite, the customer's sales representatives are now able to access and analyze online product sales by, among other things, location and season. This enables the customer to anticipate inventory fluctuations, thereby improving inventory controls, and provides the sales representatives with timely decision making information, such as which products are likely to sell and when, that often leads to new business opportunities.

PRODUCTS AND TECHNOLOGY

     IA's DecisionSuite products are comprised of a server capable of handling large data sets or large numbers of concurrent users, several desktop products designed to deliver information to variously skilled end users over client/server and Internet architectures, and several systems management, connectivity and database driver modules. IA also offers an advanced tool kit for the rapid assembly of custom OLAP applications. IA's products are available on most popular UNIX platforms, including HP-UX, Sun Solaris, IBM AIX, NCR SVR4, SGI IRIX, Sequent DYNIX/ptx and Unisys SVR4, and are able to access the following databases: Oracle, Red Brick Warehouse, HP-Intelligent Warehouse, IBM DB2 6000, IBM DB2 Parallel Edition, Informix, NCR Teradata DBS, Sybase, Sybase IQ and Tandem Non-Stop SQL. IA designed DecisionSuite's architecture to be well suited for localization in foreign markets. IA licenses its DecisionSuite software for a one-time license fee determined on a per server, per named user, and database size basis.

DecisionSuite Server

     The DecisionSuite Server is a multi-user product designed to allow large numbers of users to access and analyze large data sets. The DecisionSuite Server delivers enhanced OLAP services including: agent and exception reporting functions to push personalized information directly to users; security based on individual, workgroup and enterprise level user privileges; and group or personal query controls to minimize system performance degradation caused by either individuals or user groups. DecisionSuite Server augments SQL with an efficient and sophisticated C++ calculation processor that is scalable to thousands of active users and terabytes of data. The DecisionSuite Server's Concurrent Session Manager is designed to add, manage and delete concurrent processes initiated by requests from multiple users or agents, allowing customers to scale DecisionSuite across the enterprise. The DecisionSuite Server's Metadata model centralizes maintenance and isolates users from technical complexities by mapping database structures and business rules with intuitive business descriptions, thereby simplifying user interactions with the system.

     DecisionSuite DB Drivers. DecisionSuite DB Drivers are designed to provide organizations with the option of connecting DecisionSuite to target relational databases with either native drivers or ODBC drivers. Each DB Driver accounts for the unique SQL syntax and query optimizer of each target database while allowing organizations to easily switch database vendors' products independently of deployed DecisionSuite applications. DecisionSuite provides DB Drivers for Oracle, Red Brick Warehouse, HP-Intelligent Warehouse, IBM DB2 6000, IBM DB2 Parallel Edition, Informix, NCR Teradata DBS, Sybase, Sybase IQ, and Tandem Non-Stop SQL.

     Distributed OLAP Engine. DecisionSuite's OLAP Engine uses distributed processing technology to maximize user concurrency and analytical functionality. In particular, IA's calculation processor performs sophisticated business analysis on raw data without overburdening the database with use of inefficient temporary tables. This capability enables intensive application processing to be off-loaded from the database so that organizations can effectively scale to large numbers of users. This capability also allows support of hundreds of business calculations and functions that are not currently supported in SQL.

     Enterprise OLAP Services. DecisionSuite provides essential services required for enterprise-scale deployments including:

     Workgroup Security. The partitioned, server software design of DecisionSuite allows additional levels of security provided by an application server account. In this manner, users with similar requirements are easily added to the system without risk of improper information access. Reports, report components and database views are secured at personal, workgroup and enterprise levels.

     Collaboration. IA's use of object technology enables report data and logic to be shared among users. Each report contains the data, assumptions and processing logic so that users can interactively exchange and build on each other's analysis. This technology facilitates live information sharing among users of IA's product.

     Report Casting. IA's use of report template technology allows power users or information technology personnel to efficiently create a few report models for thousands of different reports. Each report template contains the instructions and parameters required to generate a single request. Upon access, the user profile is used to map the appropriate parameters into the instruction set at run-time so that each user receives a personalized report. This capability enables the administrator to build and maintain a relatively small number of automatically adapting report templates, rather than tens of thousands of user specific reports.

     Agents. IA's server-centric architecture and multi-user, multi-tasking server technology allows DecisionSuite users to design autonomous intelligent agents, the results of which can be shared by multiple users. These agents are created by users and reside on the server. The agents also can be triggered by areas of opportunity or trouble, without affecting desktop performance. The results of the agents may be delivered in real time to one or more users via e-mail, pager telephone and the Internet so their assumptions and results can be explored and challenged, as well as shared to reduce the use of system resources for repetitive batch processing.

DecisionSuite Desktops

     DecisionSuite Desktops include an array of products positioned to meet the varying needs and skill levels of employees in an organization.

     WebOLAP. WebOLAP is intended for all users seeking OLAP capability over the Internet. This product provides ad hoc reporting and OLAP capability using only a browser, a DecisionSuite user name and a password. WebOLAP's Universal Access functionality allows users direct access to the DecisionSuite Server from search engines for seamless integration into corporate Web sites. WebOLAP's codeless desktop architecture enables it to be used from any desktop with a Web browser, without requiring a plug-in or extension, eliminating installation and reducing administration costs in large user environments. Complete integration with the DecisionSuite Server also allows WebOLAP users to seamlessly share secure, interactive reports, and collaborate with co-workers using any DecisionSuite Desktop.

     NewsLine. NewsLine is intended for active users to deliver and receive live information, reports, alerts and intelligent agents. Users of this product can be alerted to the latest opportunities and problems affecting their business by software agents that monitor, analyze and filter information 24 hours a day, seven days a week. For example, users have the ability to drill up, down or across business dimensions anywhere in the data warehouse then pivot and export results with a spreadsheet hot-link. NewsLine allows experienced users the ability to securely view and modify all assumptions underlying the analysis, including calculations and filters. Users may drag and drop calculations and filters to review the entire data warehouse. NewsLine has robust business charting capabilities and can be integrated with external applications, including operational systems, catalogs and powerful GIS mapping systems.

     Analysis. Analysis is intended for power users and provides authoring and publishing capabilities in addition to all the functionality of NewsLine. This product allows users to start with a "blank sheet of paper," then point and click to author and publish filters, calculations, calculation templates, reports, report templates, distributed intelligent agents, triggers and alerts as well as navigate throughout the entire data warehouse. Alerts can be directed and broadcast as "live" interactive reports and as messages via e-mail, pager, telephone and the Internet. Users are presented information in business terms so that they can explore gigabytes of information without the technical knowledge of database structures or SQL.

DecisionSuite Workbench

     The DecisionSuite Workbench allows database and system administrators to define, manage and support user profiles, security, and group or personal query controls, as well as to customize and distribute desktop profiles across the network. Developers can also use DecisionSuite Workbench to create more sophisticated intelligent agents, custom applications and add-in functionality, and to integrate DecisionSuite with operational systems. With DecisionSuite's thin-client architecture, all applications are centrally managed from the server, thereby reducing cost of ownership and allowing database and systems administrators to improve DecisionSuite's efficiency.

DecisionSuite Connections

     DecisionSuite Connections provide connectivity with complementary OLAP and productivity tools. To date, IA had developed DecisionSuite Connections for Microsoft Excel, Lotus 123 and Brio. These connections provide users of DecisionSuite Desktops with the ability to automatically download data into desktop tools. For example, Brio Connection provides users with the ability to generate a small data cube that is automatically downloaded into Brio's OLAP desktop, enabling the user to perform interactive analysis, formatting and charting while disconnected from the network.

SALES AND MARKETING

Sales

     IA sells its products in North America and the United Kingdom primarily through its direct sales and services organizations. IA employs highly skilled engineers and technically proficient sales persons capable of serving the sophisticated needs of its customers' information and business management staffs. IA has domestic sales or support staff located in California, Colorado, Georgia, Illinois, Massachusetts, Michigan, Minnesota, New Jersey, New York, Ohio, Texas, Virginia, and international offices in Toronto, Canada; London, England; Paris, France; and Koln, Germany.

     To date, a majority of IA's sales have been generated from its direct sales force. IA intends to supplement its sales efforts by implementing and supporting its products through a network of solution development partners, sales affiliates and marketing partners. IA's strategic partners are independent organizations that perform some or all of the following functions: sales and marketing; systems implementation and integration; software development and customization; and ongoing consulting, training, service and technical support.

     IA has an ongoing program to recruit major systems integrators and to train and support them in identifying sales opportunities and implementing IA's products. IA is working with several of these affiliates to develop additional applications for targeted markets, such as finance and banking, insurance, telecommunications and retail. IA offers such sales affiliates discounts on products and training, a cooperative marketing program, and field level assistance from IA's direct sales force. IA currently has such a relationship with Cambridge Technology Group, EDS, Ernst & Young, and KPMG.

     IA believes that its strategic partners have significant influence over product choices by customers and that its relationships with these partners are an essential element in its marketing, sales and implementation efforts. Through its partner network, IA is able to obtain leads and provide customers with trained and knowledgeable software professionals who are available locally to implement its systems as well as provide ongoing service and support. Some of IA's strategic partners customize IA's solutions to fit individual business needs and develop industry-specific software applications that integrate with and extend the functionality of IA's products. IA currently has solution development partnerships with DynaMark, VIPS and IBM.

  Marketing

     IA is focused on building market awareness and acceptance of IA and its products as well as on developing strategic partnerships. IA has a comprehensive marketing strategy with several key components: image and awareness building, direct marketing to both prospective and existing customers, a strong Web presence, broad-scale events with strategic partners and local marketing with partners. IA's corporate image strategy includes trade shows, as well as analyst and press tours. IA's direct marketing includes ongoing direct mail efforts to existing and prospective customers. For prospective customers, IA also offers seminars to assist them in selecting enterprise scalable OLAP solutions. Seminars are offered in conjunction with strategic partners in their local or industry-specific markets. IA's Web-based marketing is designed to generate new leads for IA. IA increases product awareness by sponsoring large scale events and seminars for prospective customers with key industry partners. Finally, IA's marketing strategy is designed to take advantage of IA's partnership network by including cooperative marketing programs designed for partners' local markets. IA's marketing partners include HP, Red Brick, Sun, SPSS and Brio.

     As of July 31, 1998, IA's sales and marketing organization consisted of 93 employees compared to 28, 70 and 82 employees at January 31, 1996, 1997 and 1998, respectively.

CUSTOMER SUPPORT

     IA believes that providing superior customer service is critical for customer success. IA's strategy is to deliver technology and services that enable its customers to implement OLAP applications quickly. Its focused experience in designing and implementing decision support applications is a significant factor in enabling IA to implement this strategy. IA intends to continue to invest in specialized training of its personnel to provide superior customer service. Most of IA's customers currently have maintenance agreements that entitle them to technical support and periodic upgrades. IA also offers additional training and consulting services on a fee basis.

     Maintenance and Technical Support. IA has established a centralized corporate maintenance and technical service group that is supported by the consulting and research and development groups. IA provides customers with a comprehensive array of services, including software updates, documentation updates, telephone support, product maintenance and emergency response. The annual fee for such services is typically 18% of the list price of the software products licensed and supported.

     Education. IA offers a series of business and technical courses to meet the education and training requirements of all levels of professionals associated with data warehousing and decision support. These courses are designed to provide the knowledge, skills and confidence to implement enterprise-wide decision support and enhance the use of DecisionSuite. IA offers several modular courses that can be tailored to specific customer needs. Education specialists meet with customers to design an education plan to meet organizational goals. Regularly scheduled courses are offered at IA's training facility located in Eden Prairie, Minnesota. End user customer courses are provided at customers' facilities.

     Implementation Services. IA offers a wide range of customer services to support the implementation requirements of the DecisionSuite line of products and promote customer self-sufficiency. IA utilizes a proprietary methodology for implementation support, called DecisionPath. DecisionPath was developed internally and incorporates IA's extensive implementation experience. Because of the varying needs of its customers, IA offers modular services in the following areas: business application design; data warehouse architecture design; DecisionSuite implementation; end-user content and delivery; and DecisionSuite optimization.

     DecisionCenter. IA offers a series of prototyping workshops in its DecisionCenter facility. DecisionCenter is a fully equipped prototyping environment, staffed with knowledgeable business and technical personnel. Each workshop utilizes the customer's own data, making the prototyping experience as realistic as possible. IA believes that a successful implementation of new technology can be traced to a successful prototype. These prototype systems use actual company data to assist the business users in identifying the questions they need to ask but have been unable to visualize. The time and effort to set up an evaluation environment can be expensive and fraught with technical infrastructure complexities. IA provides its customers with the training benefits of prototyping but shields them from such complexities.

     Advanced Services. The advanced services group assists in the initial development of specific solutions for OLAP applications, including activity-based costing, forecasting, health care analysis and customer segmentation. This group often provides consultation in the early stages of modeling and solution-design, combining their strong, technical OLAP expertise, their in-depth hands-on experience with APIs, and their proven creativity in architecture and functionality design. Their solutions address the more complex needs of enterprise OLAP while also focusing on usability and performance for the end users. Their extensive experience with the APIs have led to the development of a series of DecisionSuite extensions. These extensions are optional programs that offer functionality not otherwise available within the core DecisionSuite product. Extensions consist of either tools for the system administrator or for the end user.

     As of July 31, 1998, IA's services organization consisted of 69 employees compared to 26, 41 and 65 employees at January 31, 1996, 1997 and 1998, respectively.

RESEARCH AND DEVELOPMENT

     Research and development has provided the foundation for IA's success in the marketplace, and IA intends to continue to make substantial investments in research and development and related activities to maintain and enhance its product lines. IA believes that its future success will, in large part, depend on its ability to maintain and improve current products, and to develop new products that meet emerging decision support needs. Research is focused in three areas: identifying market needs, designing applications for these needs and implementing such solutions in a reliable and easy-to-use fashion. Current development activities are focused on product enhancements in several key areas:
OLAP engine, Windows client delivery systems, Internet delivery systems, agent technology and forecasting. The development group infrastructure provides a full suite of documentation, quality assurance, delivery and support capabilities (in addition to its design and implementation functions) for IA's products.

     As of July 31, 1998, IA's research and development organization consisted of 70 employees compared to 32, 45 and 59 employees at January 31, 1996, 1997 and 1998, respectively. Most of the senior members of IA's research and development organization have been employed by IA since its inception.

COMPETITION

     The market in which IA competes is intensely competitive, highly fragmented and characterized by rapidly changing technology and evolving standards. IA's current and prospective competitors offer a variety of planning and analysis software solutions and generally fall within three categories: (i) vendors of desktop OLAP software such as Cognos and Business Objects; (ii) vendors of multidimensional OLAP software such as Oracle (Express), IA Software, Seagate (Holos) and SAS; and (iii) vendors of OLAP/relational database software such as MicroStrategy and Platinum Technology (Prodea). IA has experienced and expects to continue to experience increased competition from current and potential competitors, many of whom have significantly greater financial, technical, marketing and other resources than IA. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than IA. Also, certain current and potential competitors, including companies such as Microsoft, IBM, Sybase and Informix, may have greater name recognition or more extensive customer bases that could be leveraged. These companies could integrate competing OLAP/relational database software with other widely accepted products resulting in a loss of market share for IA. IA expects additional competition as other established and emerging companies enter into the OLAP software market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which would materially adversely affect IA's business, operating results and financial condition.

     Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of IA's prospective customers. IA's current or future indirect channel partners may establish cooperative relationships with current or potential competitors of IA, thereby limiting IA's ability to sell its products through particular distribution channels. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect IA's ability to obtain new licenses, and maintenance and support renewals for existing licenses, on terms favorable to IA. Further, competitive pressures may require IA to reduce the price of DecisionSuite, which would materially adversely affect IA's business, operating results and financial condition. There can be no assurance that IA will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon IA's business, operating results and financial condition.

     IA competes on the basis of certain factors, including data scalability, user scalability, open architecture, analytical capabilities, product features, product performance, product quality, time to market, ease of use, customer support and price. IA believes it presently competes favorably with respect to each of these factors. However, IA's market is still evolving and there can be no assurance that IA will be able to compete successfully against current and future competitors, and the failure to do so successfully will have a material adverse effect upon IA's business, operating results and financial condition. See "Risk Factors -- Competition."

INTELLECTUAL PROPERTY RIGHTS

     IA relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary technology. For example, IA licenses its software pursuant to signed license agreements, which impose certain restrictions on licensees' ability to utilize the software. In addition, IA seeks to avoid disclosure of its trade secrets, including requiring those persons with access to IA's proprietary information to execute confidentiality agreements with IA and restricting access to IA's source code. IA seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Despite IA's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of IA's products or to obtain and use information that IA regards as proprietary. Policing unauthorized use of IA's products is difficult, and while IA is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of many countries do not protect IA's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that IA's means of protecting its proprietary rights will be adequate or that IA's competitors will not independently develop similar technology.

     To date, IA has not been notified that IA's products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by IA with respect to current or future products. IA expects that data warehouse and data mart software product developers will increasingly be subject to infringement claims as the number of products and competitors in IA's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require IA to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to IA or at all, which could have a material adverse effect upon IA's business, operating results and financial condition.

     IA provides its products to end users under non-exclusive licenses, which generally are non-transferable and have a perpetual term. IA generally licenses its products solely for the customer's internal operations. IA also licenses its software on an enterprise-wide basis. IA has entered into source code escrow agreements for its products. Generally, customers are required to obtain separate licenses for the database management systems they select directly from the RDBMS vendors. Furthermore, customers must obtain separate licenses for any spreadsheets or other PC tools they use directly from such other vendors. See "Risk Factors -- Limited Protection of Proprietary Technology; Risks of Infringement; Use of Licensed Technology."

EMPLOYEES

     As of July 31, 1998, IA had a total of 254 employees, of which 221 were based in the United States, 18 were based in the United Kingdom, 6 were based in Canada, 1 was based in France and 8 in Germany. Of the total, 93 were engaged in sales and marketing, 70 were in research and development, 69 were in services, and 22 were in finance, administration and operations. IA's future performance depends in significant part upon the continued service of its key technical, sales and senior management personnel, ten of whom are bound by employment or severance agreements. None of IA's employees is represented by a labor union. IA has not experienced any work stoppages and considers its relations with its employees to be good.

PROPERTIES

     IA's principal administrative, sales, marketing, support, and research and development facility is located in approximately 36,500 square feet of space in Eden Prairie, Minnesota. The lease on this office space expires on June 30, 2002. IA also leases other domestic sales offices throughout the United States, as well as international offices in Canada, the United Kingdom and Germany. IA believes that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDINGS

     IA is not currently subject to any material legal proceeding.

SELECTED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this Joint Proxy Statement/Prospectus. The consolidated statement of operations data for the fiscal year ended January 31, 1994 and for the six months ended July 31, 1997 and 1998 and the consolidated balance sheet data at January 31, 1994 and 1995 and July 31, 1997 and 1998 are derived from unaudited consolidated financial statements and in the opinion of IA, include all adjustments, consisting solely of normal recurring accruals, which are necessary to present fairly the data for such periods and as of such dates. The consolidated statement of operations data for the fiscal years ended January 31, 1995, 1996, 1997 and 1998, and the consolidated balance sheet data at January 31, 1996, 1997 and 1998 are derived from the audited Consolidated Financial Statements.

                                                   FISCAL YEAR ENDED                     SIX MONTHS ENDED
                                                       JANUARY 31                            JULY 31,
                                   --------------------------------------------------   ------------------
                                    1994      1995       1996       1997       1998       1997      1998
                                   -------   -------   --------   --------   --------   --------   -------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  License........................  $ 2,704   $ 1,826   $  2,686   $  6,491   $ 13,661   $  5,000   $10,926
  Service........................    1,644     1,991      2,956      5,255     11,929      5,148     8,172
                                   -------   -------   --------   --------   --------   --------   -------
          Total revenues.........    4,348     3,817      5,642     11,746     25,590     10,148    19,098
                                   -------   -------   --------   --------   --------   --------   -------
Cost of revenues:
  License........................       49        72        118        132        185         77       195
  Service........................    2,266     1,636      2,129      3,308      7,455      3,445     4,070
                                   -------   -------   --------   --------   --------   --------   -------
          Total cost of
            revenues.............    2,315     1,708      2,247      3,440      7,640      3,522     4,265
                                   -------   -------   --------   --------   --------   --------   -------
Gross margin.....................    2,033     2,109      3,395      8,306     17,950      6,626    14,833
                                   -------   -------   --------   --------   --------   --------   -------
Operating expenses:
  Sales and marketing............    1,431     3,406      3,854     11,350     17,072      7,827    10,297
  Research and development.......    1,158     2,162      2,089      3,189      5,211      2,373     2,940
  General and administrative.....      591       853      1,247      2,147      2,133      1,035     1,335
                                   -------   -------   --------   --------   --------   --------   -------
          Total operating
            expenses.............    3,180     6,421      7,190     16,686     24,416     11,235    14,572
                                   -------   -------   --------   --------   --------   --------   -------
Income (loss) from operations....   (1,147)   (4,312)    (3,795)    (8,380)    (6,466)    (4,609)      261
Other income (expense), net......      (54)      (83)         6        (96)       (54)       (40)      424
                                   -------   -------   --------   --------   --------   --------   -------
Income (loss) before provision
  for income taxes...............   (1,201)   (4,395)    (3,789)    (8,476)  $ (6,520)    (4,649)      685
Provision for income taxes.......       --        --         --         --         --         --       123
                                   -------   -------   --------   --------   --------   --------   -------
Net income (loss)................  $(1,201)  $(4,395)  $ (3,789)  $ (8,476)  $ (6,520)  $ (4,649)  $   562
                                   =======   =======   ========   ========   ========   ========   =======
Net income (loss) per common
  share:
  Basic..........................  $ (1.20)  $ (4.51)  $  (3.87)  $  (8.32)  $  (2.24)  $  (4.37)  $  0.04
                                   =======   =======   ========   ========   ========   ========   =======
  Diluted........................  $ (1.20)  $ (4.51)  $  (3.87)  $  (8.32)  $  (2.24)  $  (4.37)  $  0.03
                                   =======   =======   ========   ========   ========   ========   =======
Weighted average number of common
  and common equivalent shares
  outstanding:
  Basic..........................      998       975        978      1,019      2,906      1,064    15,535
                                   =======   =======   ========   ========   ========   ========   =======
  Diluted........................      998       975        978      1,019      2,906      1,064    17,443
                                   =======   =======   ========   ========   ========   ========   =======

                                                   AS OF JANUARY 31,                      AS OF JULY 31,
                                   --------------------------------------------------   ------------------
                                    1994      1995       1996       1997       1998       1997      1998
                                   -------   -------   --------   --------   --------   --------   -------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital (deficit)......  $  (544)  $(2,071)  $  1,097   $ (2,102)  $ 17,588   $     64   $18,320
  Total assets...................    1,839     1,599      4,321      5,918     30,916      9,159    31,219
  Total liabilities..............    2,256     3,428      2,791      7,823     10,903      8,542    10,256
  Convertible redeemable
     preferred stock.............    2,337     5,337     12,487     17,410         --     24,410        --
  Stockholders' equity
     (deficit)...................   (2,755)   (7,165)   (10,957)   (19,315)    20,013    (23,793)   20,963

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following description of IA's financial condition and results of operations should be read in conjunction with the information included elsewhere in this Joint Proxy Statement/Prospectus. This description contains certain forward-looking statements that involve risks and uncertainties. IA's actual results could differ significantly from the results discussed in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this Joint Proxy Statement/Prospectus.

OVERVIEW

     IA develops, markets and supports enterprise scalable OLAP software that is designed to allow a large number of users to access and analyze large amounts of data to make quicker and more informed business decisions. IA's server-based solution, DecisionSuite, provides powerful, robust and flexible analysis processing capabilities that transform raw data into meaningful information from a wide range of desktop and Internet platforms. Through the use of an advanced architecture, IA designed DecisionSuite to accommodate terabytes of data and thousands of active users. DecisionSuite enables organizations to push effective decision making to all levels of users thereby creating an "intelligent enterprise," one capable of quickly identifying and reacting to market opportunities. DecisionSuite supports many UNIX operating systems and employs relational database technology, allowing it to access most popular databases, data warehouses and data marts.

     To date, all of IA's revenues have been derived from licenses of DecisionSuite and related services. IA expects that sales of DecisionSuite and related services will continue to account for all of IA's revenues for the foreseeable future. IA's license revenues are derived from one-time licenses for the right to use DecisionSuite in perpetuity and are determined on a per server, per named user and database size basis. IA's service revenues, which have accounted for approximately one-half of IA's total revenues for the past three years, include fees for maintenance, training and consulting services. IA anticipates that service revenues will continue to account for a significant portion of IA's total revenues.

     The American Institute of Certified Public Accountants' has approved Statement of Position (SOP), SOP 97-2, effective for transactions entered into after December 15, 1997, which supersedes Statement of Position 91-1, "Software Revenue Recognition." Management has adopted this new statement and has determined that its adoption has not had a material effect on the timing of IA's revenue recognition or cause changes to its revenue recognition policies.

     Revenues derived from software licenses are recognized upon execution of a license agreement, delivery of the software product and fulfillment of other delivery requirements. Revenues from software provided for demonstration or pilot purposes are not recognized until execution of a license agreement and fulfillment of other delivery requirements. Revenues derived from maintenance contracts, which are bundled with the initial licenses, and all revenues from extended maintenance contracts are deferred and recognized ratably over the term of the maintenance contract. Revenues from maintenance contracts are included in service revenues. Revenue from training and consulting services are recognized as the services are performed.

     IA licenses its software through its direct sales force and increasingly through or in conjunction with solution development partners, sales affiliates and marketing partners. Revenues from indirect sales involving strategic partners accounted for approximately 11.5%, 12.7% and 9.6% of IA's license revenues for fiscal 1996, 1997 and 1998 and approximately 22.1% and 11.3% of IA's license revenues for the six months ended July 31, 1997 and 1998, respectively. IA intends to expand its strategic relationships, thereby increasing the revenues generated from indirect channels as a percentage of total license revenues. IA intends to expand its international operations and has committed, and continues to commit, significant management time and financial resources to developing direct and indirect international sales and support channels. IA has international sales and support offices in Toronto, Canada; London, England; and Koln, Germany. To date, most of IA's international revenues have been derived from the United Kingdom and Canada.

     Although IA's personnel related costs are higher in Europe than they are in the United States, and IA's international operations are subject to economic, fiscal and monetary policies of foreign governments, to date, these factors have not had a material effect on IA's results of operations or liquidity. In addition, because all of

IA's sales have been denominated in U.S. dollars, IA has been able to minimize the impact of foreign exchange rate changes. There can be no assurance that IA will be able to continue to denominate foreign sales in U.S. dollars or that international operations costs and economic, fiscal and monetary policies of foreign governments will not in the future have a material adverse effect on IA's results of operations or liquidity.

     Since inception, IA has made significant strategic investments in building an infrastructure to support long-term growth. IA has more than tripled its headcount from 75 at January 31, 1995 to 254 at July 31, 1998, reflecting personnel increases throughout IA. As a result, although IA's revenues have increased in each of the last ten quarters, IA has incurred net losses in each quarter since inception, except the quarters ended April 30 and July 31, 1998, and had an accumulated deficit of $26.4 million as of July 31, 1998.

     IA's limited operating history makes the prediction of future operating results difficult and unreliable. In addition, given its limited operating history and recent rapid growth, historical growth rates in IA's revenues should not be considered indicative of future revenue growth rates or operating results. There can be no assurance that any of IA's business strategies will be successful or that IA will be able to achieve profitability on a consistent quarterly or annual basis.

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data as a percentage of total revenues:

                                                                  SIX MONTHS
                                           FISCAL YEAR ENDED         ENDED
                                              JANUARY 31,          JULY 31,
                                         ---------------------   -------------
                                         1996    1997    1998    1997    1998
                                         -----   -----   -----   -----   -----
Revenues:
  License..............................   47.6%   55.3%   53.4%   49.3%   57.2%
  Service..............................   52.4    44.7    46.6    50.7    42.8
                                         -----   -----   -----   -----   -----
          Total revenues...............  100.0   100.0   100.0   100.0   100.0
                                         -----   -----   -----   -----   -----
Cost of Revenues:
     License...........................    2.1     1.1     0.7     0.8     1.0
     Service...........................   37.7    28.2    29.2    33.9    21.3
                                         -----   -----   -----   -----   -----
          Total cost of revenues.......   39.8    29.3    29.9    34.7    22.3
                                         -----   -----   -----   -----   -----
Gross margin...........................   60.2    70.7    70.1    65.3    77.7
                                         -----   -----   -----   -----   -----
Operating expenses:
     Sales and marketing...............   68.3    96.6    66.7    77.1    53.9
     Research and development..........   37.0    27.2    20.4    23.4    15.4
     General and administrative........   22.1    18.3     8.3    10.2     7.0
                                         -----   -----   -----   -----   -----
          Total operating expenses.....  127.4   142.1    95.4   110.7    76.3
                                         -----   -----   -----   -----   -----
          Loss from operations.........  (67.2)  (71.4)  (25.3)  (45.4)    1.4
                                         -----   -----   -----   -----   -----
Interest income (expense), net.........   (0.0)   (0.8)   (0.2)   (0.4)    2.2
                                         -----   -----   -----   -----   -----
Income (loss) before provision for
  income taxes.........................  (67.2)  (72.2)  (25.5)  (45.8)    3.6
Provision for income taxes.............    0.0     0.0     0.0     0.0     0.6
                                         -----   -----   -----   -----   -----
Net income (loss)......................  (67.2)% (72.2)% (25.5)% (45.8)%   3.0%
                                         =====   =====   =====   =====   =====

     The following table sets forth, for each component of revenues, the gross margin associated with such component of revenues:

                                                                           SIX MONTHS
                                                   FISCAL YEAR ENDED         ENDED
                                                      JANUARY 31,           JULY 31,
                                                  --------------------    ------------
                                                  1996    1997    1998    1997    1998
                                                  ----    ----    ----    ----    ----
Gross Margin:
  License.......................................  95.6%   98.0%   98.6%   98.5%   98.2%
  Service.......................................  28.0    37.1    37.5    33.1    50.2

REVENUES

     License. License revenues are recognized upon execution of a license agreement and shipment of the product if no other significant obligations remain, if payments are due within six months and collection of the resulting receivable is probable. License revenues were $2.7 million, $6.5 million and $13.7 million in fiscal 1996, 1997 and 1998, respectively, representing increases of 141.7% from fiscal 1996 to fiscal 1997, and 110.5% from fiscal 1997 to fiscal 1998. License revenues increased 118.5%, from $5.0 million to $10.9 million, between the six months ended July 31, 1997 and 1998. The increase in IA's license revenues in each period was attributable primarily to greater market acceptance of DecisionSuite which led to an increase in volume, an increase in the average revenues derived from each license as the average number of seats per customer increased, and an increase in sales headcount. To date, price increases have not had a significant impact on revenues. IA does not believe that the historical percentage growth rates of license revenues will be sustainable or are indicative of future results.

     Service. Service revenues include fees from maintenance contracts, training, training materials and consulting services. Fees for maintenance, training, training materials and consulting services are generally charged separately from the license of DecisionSuite. Maintenance fees are for ongoing support and product updates, and are recognized ratably over the life of the contract. Revenues from training are recognized upon completion of the related training class. Revenues from training materials are recognized upon shipment or upon provision of the materials to attendees of training classes. Consulting revenues are recognized when the services are performed. Service revenues were $3.0 million, $5.3 million and $11.9 million in fiscal 1996, 1997 and 1998, respectively, representing increases of 77.8% from fiscal 1996 to fiscal 1997, and 127.0% from fiscal 1997 to fiscal 1998. Service revenues increased 58.7%, from $5.1 million to $8.2 million, between the six months ended July 31, 1997 and 1998. Service revenues accounted for 52.4%, 44.7% and 46.6% of IA's total revenues in fiscal 1996, 1997 and 1998, and 50.7% and 42.8% for the six months ended July 31, 1997 and 1998, respectively. In particular, maintenance revenues accounted for 22.6%, 26.6% and 35.0% of service revenues in fiscal 1996, 1997 and 1998, and 25.7% and 29.6% of service revenues for the six months ended July 31, 1997 and 1998, respectively. IA anticipates that service revenues will continue to account for a significant percentage of IA's total revenues and that revenues from maintenance will increase as a percentage of service revenues as additional licenses are sold.

     International Revenues. International revenues include all revenues other than from the United States. International revenues from IA's direct sales organizations in Europe and export sales to or through strategic partners in Europe and other areas outside of the United States accounted for 10.7%, 9.5%, and 9.7% of total revenues in fiscal 1996, 1997 and 1998, and 11.6% and 12.1% for the six months ended July 31, 1997 and 1998, respectively. IA expects that international license and related service revenues will continue to account for a significant portion of its total revenues in the future.

COST OF REVENUES

     License. Cost of license revenues consists primarily of salaries, royalties, product packaging and shipping. Cost of license revenues was $118,000, $132,000 and $185,000 in fiscal 1996, 1997 and 1998, respectively, representing 4.4%, 2.0% and 1.4% of license revenues for these years. Cost of license revenues was $77,000 and $195,000 for the six months ended July 31, 1997 and 1998, respectively, representing 1.5% and 1.8% of license revenues for these periods. The increase in cost of license revenues as a percentage of license revenue between the six months ended July 31, 1997 and 1998 was primarily due to royalties and increased personnel costs associated with the packaging and shipping of product.

     Service. Cost of service revenues consists primarily of personnel-related and facilities costs incurred in providing customer support, training and consulting services, as well as third-party costs incurred in providing training and consulting services. Cost of service revenues was $2.1 million, $3.3 million and $7.5 million in fiscal 1996, 1997 and 1998, respectively, representing 72.0%, 62.9%, and 62.5% of service revenues for these years. Cost of service revenues was $3.4 million and $4.1 million for the six months ended July 31, 1997 and 1998, respectively, representing 66.9% and 49.8% of service revenues for these periods. The decrease in cost of service revenues as a percentage of service revenues in fiscal 1996, 1997 and 1998, and for the six months ended July 31, 1997 and 1998, was primarily due to increased productivity from a significant number of newly hired training, support and consulting personnel, and improved economies of scale of the technical support center.

OPERATING EXPENSES

     Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, field office expenses, travel and entertainment and promotional expenses. Sales and marketing expenses were $3.9 million, $11.4 million and $17.1 million in fiscal 1996, 1997 and 1998, and $7.8 million and $10.3 million for the six months ended July 31, 1997 and 1998, respectively. The increase in sales and marketing expenses was predominantly due to the hiring of additional sales and marketing personnel and, to a lesser extent, the increase in the number of sales offices and expanded promotional activities. Sales and marketing expenses represented 68.3%, 96.6% and 66.7% of total revenues in fiscal 1996, 1997 and 1998, and 77.1% and 53.9% of total revenues for the six months ended July 31, 1997 and 1998, respectively. The changes in sales and marketing expenses as a percentage of total revenues were primarily due to the timing of hiring additional sales personnel.

     IA expects that sales and marketing expenses will continue to increase as IA continues to hire additional sales and marketing personnel, establish additional sales offices and increase promotional activities.

     Research and Development. Research and development expenses consist primarily of salaries and benefits of software engineering personnel, payments to contract programmers and expendable equipment purchases. IA believes that a significant level of investment for research and development is required to remain competitive. Research and development expenses were $2.1 million, $3.2 million and $5.2 million in fiscal 1996, 1997 and 1998, and $2.4 million and $2.9 million for the six months ended July 31, 1997 and 1998, respectively. These increases were primarily attributable to additional hiring of research and development personnel. Research and development expenses represented 37.0%, 27.2% and 20.4% of total revenues in fiscal 1996, 1997 and 1998, and 23.4% and 15.4% of total revenues for the six months ended July 31, 1997 and 1998, respectively. IA anticipates that it will continue to devote substantial resources to research and development and that these expenses will increase in future periods.

     General and Administrative. General and administrative expenses were $1.2 million, $2.1 million and $2.1 million in fiscal 1996, 1997 and 1998, and $1.0 million and $1.3 million for the six months ended July 31, 1997 and 1998, respectively. The increase was predominantly due to increased staffing and, to a lesser extent, associated expenses necessary to manage and support IA's increased scale of operations. General and administrative expenses represented 22.1%, 18.3% and 8.3% of total revenues in fiscal 1996, 1997 and 1998, and 10.2%
and 7.0% of total revenues for the six months ended July 31, 1997 and 1998, respectively. IA believes that its general and administrative expenses will increase in future periods as a result of an expansion of IA's administrative staff to support its growing operations.

     Interest Income (Expense), Net. Interest income (expense), net, represents interest earned by IA on its cash and short-term investments, offset by interest expense on long-term debt and capitalized leases. See Notes 4 and 5 of Notes to Consolidated Financial Statements.

     Provision for Income Taxes. IA accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." IA has paid no federal or state income taxes other than the required minimums in fiscal 1996, 1997 and 1998, or for the six months ended July 31, 1997 and 1998. At July 31, 1998, IA had approximately $20.5 million in federal net operating loss carryforwards. The federal net operating loss carryforwards will begin to expire in the year 2007 if not utilized. In addition, the Tax Reform Act of 1986 contains certain provisions that may limit the net operating loss carryforwards available for use in any given period upon the occurrence of certain events, including a significant change in ownership interests.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" (SFAS No. 130). SFAS No. 130 is effective for financial statements for fiscal years beginning after December 15, 1997. This standard defines comprehensive income as the changes in equity of an enterprise except those resulting from stockholder transactions. Management believes the adoption of SFAS No. 130, effective February 1, 1998, has not had a material effect on IA's financial statements.

     In June 1997, the Financial Accounting Standards Board also issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 131 is effective for annual financial statements for periods beginning after December 15, 1997. SFAS No. 131 establishes standards for disclosures about operating segments, products and services, geographic areas and major customers. Management believes the adoption of SFAS No. 131 will not have a material effect on IA's financial statements.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited consolidated statement of operations data for the eight quarters ended July 31, 1998, as well as such data expressed as a percentage of IA's total revenues for the periods indicated. This data has been derived from unaudited consolidated financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the Consolidated Financial Statements and Notes thereto.

                                                                                QUARTER ENDED
                                            -------------------------------------------------------------------------------------
                                             FISCAL YEAR 1997                 FISCAL YEAR 1998                 FISCAL YEAR 1999
                                            -------------------   -----------------------------------------   -------------------
                                            OCT. 31,   JAN. 31,   APR. 30,   JUL. 31,   OCT. 31,   JAN. 31,   APR. 30,   JUL. 31,
                                              1996       1997       1997       1997       1997       1998       1998       1998
                                            --------   --------   --------   --------   --------   --------   --------   --------
                                                          (IN THOUSANDS, EXCEPT AS A PERCENTAGE OF TOTAL REVENUES)
Revenues:
  License.................................  $ 1,834    $ 1,704    $ 2,138    $ 2,862    $ 4,087     $4,574     $4,967    $ 5,959
  Service.................................    1,419      1,627      2,207      2,941      3,266      3,515      4,036      4,136
                                            -------    -------    -------    -------    -------     ------     ------    -------
        Total revenues....................    3,253      3,331      4,345      5,803      7,353      8,089      9,003     10,095
                                            -------    -------    -------    -------    -------     ------     ------    -------
Cost of revenues:
  License.................................       36         38         36         41         30         78        112         83
  Service.................................      883      1,048      1,559      1,886      2,055      1,955      2,034      2,036
                                            -------    -------    -------    -------    -------     ------     ------    -------
        Total cost of revenues............      919      1,086      1,595      1,927      2,085      2,033      2,146      2,119
                                            -------    -------    -------    -------    -------     ------     ------    -------
Gross margin..............................    2,334      2,245      2,750      3,876      5,268      6,056      6,857      7,976
                                            -------    -------    -------    -------    -------     ------     ------    -------
Operating expenses:
  Sales and marketing.....................    3,252      3,449      3,674      4,153      4,478      4,767      4,761      5,536
  Research and development................      877      1,045      1,106      1,267      1,544      1,294      1,415      1,525
  General and administrative..............      581        612        485        550        504        594        742        593
                                            -------    -------    -------    -------    -------     ------     ------    -------
        Total operating expenses..........    4,710      5,106      5,265      5,970      6,526      6,655      6,918      7,654
                                            -------    -------    -------    -------    -------     ------     ------    -------
Loss from operations......................   (2,376)    (2,861)    (2,515)    (2,094)    (1,258)      (599)       (61)       322
Other income (expense), net...............      (30)       (55)       (23)       (17)       (49)        35        224        200
                                            -------    -------    -------    -------    -------     ------     ------    -------
Loss before provision for income taxes....   (2,406)    (2,916)    (2,538)    (2,111)    (1,307)      (564)       163        522
Provision for income taxes................        0          0          0          0          0          0         45         78
                                            -------    -------    -------    -------    -------     ------     ------    -------
Net Loss..................................  $(2,406)   $(2,916)   $(2,538)   $(2,111)   $(1,307)    $ (564)    $  118    $   444
                                            =======    =======    =======    =======    =======     ======     ======    =======
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  License.................................     56.4%      51.2%      49.2%      49.3%      55.6%      56.5%      55.2%      59.0%
  Service.................................     43.6       48.8       50.8       50.7       44.4       43.5       44.8       41.0
                                            -------    -------    -------    -------    -------     ------     ------    -------
        Total revenues....................    100.0      100.0      100.0      100.0      100.0      100.0      100.0      100.0
                                            -------    -------    -------    -------    -------     ------     ------    -------
Cost of revenues:
  License.................................      1.1        1.1        0.8        0.7        0.4        1.0        1.2        0.8
  Service.................................     27.2       31.5       35.9       32.5       27.9       24.1       22.6       20.2
                                            -------    -------    -------    -------    -------     ------     ------    -------
        Total cost of revenues............     28.3       32.6       36.7       33.2       28.3       25.1       23.8       21.0
                                            -------    -------    -------    -------    -------     ------     ------    -------
Gross margin..............................     71.7       67.4       63.3       66.8       71.7       74.9       76.2       79.0
                                            -------    -------    -------    -------    -------     ------     ------    -------
Operating expenses:
  Sales and marketing.....................     99.9      103.5       84.5       71.6       60.9       58.9       52.9       54.8
  Research and development................     27.0       31.4       25.5       21.8       21.0       16.0       15.7       15.1
  General and administrative..............     17.9       18.4       11.2        9.5        6.9        7.4        8.3        5.9
                                            -------    -------    -------    -------    -------     ------     ------    -------
        Total operating expenses..........    144.8      153.3      121.2      102.9       88.8       82.3       76.9       75.8
                                            -------    -------    -------    -------    -------     ------     ------    -------
Loss from operations......................    (73.1)     (85.9)     (57.9)     (36.1)     (17.1)      (7.4)      (0.7)       3.2
Other income (expense), net...............     (0.9)      (1.7)      (0.5)      (0.3)      (0.7)       0.4        2.5        2.0
                                            -------    -------    -------    -------    -------     ------     ------    -------
Loss before provision for income taxes....    (74.0)     (87.6)     (58.4)     (36.4)     (17.8)      (7.0)       1.8        5.2
Provision for income taxes................      0.0        0.0        0.0        0.0        0.0        0.0        0.5        0.8
                                            -------    -------    -------    -------    -------     ------     ------    -------
Net loss..................................    (74.0)%    (87.6)%    (58.4)%    (36.4)%    (17.8)%     (7.0)%      1.3%       4.4%
                                            =======    =======    =======    =======    =======     ======     ======    =======

     IA's limited operating history and the susceptibility of IA's operating results to significant fluctuations makes the prediction of future operating results unreliable and IA believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance. IA's operating results in any given period can vary due to factors such as demand for IA's products, the size and timing of significant orders and their fulfillment, the number, timing and significance of product enhancements and new product announcements by IA and its competitors, changes in pricing policies by IA or its competitors, customer order deferrals in anticipation of enhancements or new products offered by IA or its competitors, the ability of IA to develop, introduce and market new and enhanced versions of its products on a timely basis, changes in IA's level of operating expenses, budgeting cycles of its customers, product life cycles, software defects and other product quality problems, hiring needs and personnel changes, changes in IA's sales incentive plans, changes in the mix of domestic and international revenues, the level of international expansion, foreign currency exchange rate fluctuations, performance of indirect channel partners, changes in the mix of indirect channels through which IA's products are offered, the impact of acquisitions of competitors and indirect channel partners, IA's ability to control costs and general domestic and international economic and political conditions. A significant portion of IA's revenues has been, and IA believes will continue to be, derived from a limited number of orders placed by large organizations, and the timing of such orders and their fulfillment have caused and are expected to continue to cause material fluctuations in IA's operating results, particularly on a quarterly basis. A significant portion of IA's revenues is derived from existing customers. To the extent that such customers no longer require new licenses, or ongoing support, IA's business, financial condition and operating results could be materially adversely affected. IA has, from time to time, often recognized a substantial portion of its revenues in the last month of a quarter, with these revenues frequently concentrated in the last two weeks of a quarter. In addition, IA does not operate with a large order backlog because its software products are typically shipped shortly after orders are received, which makes product revenues in any quarter substantially dependent on orders booked and shipped throughout that quarter. Accordingly, revenues for any future quarter are difficult to predict. IA also expects that as international sales increase as a percentage of sales it will experience weaker demand for DecisionSuite during the summer months. Product revenues are also difficult to forecast because the market for OLAP applications is rapidly evolving, and IA's sales cycle, which may last from six to twelve months or more, varies substantially from customer to customer. IA's expense level and plans for expansion, including its plan to significantly increase its research and development efforts, are based in significant part on IA's expectations of future revenues and therefore are relatively fixed in the short term. If revenue levels are below expectations, operating results are likely to be adversely and disproportionately affected because only a small portion of IA's expenses vary with its revenues. In addition, IA expects that sales derived through indirect channels, which are more difficult to forecast and generally have lower gross margins than direct sales, will increase as a percentage of total revenues.

     Based upon all of the factors described above, IA believes that its quarterly revenues, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of its operating results are not necessarily meaningful and that, in any event, such comparisons should not be relied upon as indications of future performance. Accordingly, IA has limited ability to forecast future revenues, and it is likely that in some future quarter IA's operating results will be below the expectations of public market analysts and investors. In the event that operating results are below expectations, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to IA's business, the price of IA Common Stock would be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

  Operating activities

     Net cash used in operating activities was $3.6 million, $6.4 million and $3.4 million in fiscal 1996, 1997 and 1998, respectively. For such periods, net cash used in operating activities resulted primarily from net operating losses and increases in prepaid expenses and accounts receivable associated with increases in revenues, partially offset by increases in accounts payable, accrued liabilities and deferred revenues.

     Net cash used in operating activities was $4.1 million and $2.6 million for the six months ended July 31, 1997 and 1998, respectively. During the six months ended July 31, 1997, cash used in operating activities resulted primarily from net operating losses of $4.6 million and a $583,000 increase in accounts receivable, partially offset by $524,000 noncash depreciation expense and a $467,000 increase in accrued expenses.

     During the six months ended July 31, 1998, cash used in operating activities included $2.5 million in additional accounts receivable and a $1.6 million increase in deferred revenue -- both associated with increases in revenues. Also resulting in a use of cash was an increase of $788,000 in prepaid expenses and other current assets. These uses of cash were partially offset by $562,000 net income, a $1.3 million increase in accrued expenses and $594,000 noncash depreciation expense.

  Investing Activities

     Prior to fiscal 1999, IA's investing activities had consisted primarily of purchases of property and equipment. Capital expenditures, including those under capital leases, totaled $335,000, $1.1 million and $1.7 million in fiscal 1996, 1997 and 1998, respectively. Capital leases are used to acquire property and equipment, primarily computer hardware, for IA's growing employee base. IA expects that its capital expenditures will continue to increase as IA's employee base grows.

     Net cash used in investing activities during the six months ended July 31, 1997 consisted of $222,000 in purchases of furniture and equipment. Net cash used in investing activities during the six months ended July 31, 1998 of $10.2 million was composed of $12.4 million for the acquisition of short-term investments and $730,000 in purchases of furniture and equipment, partially offset by the maturities of $3.0 million in short-term investments.

  Financing Activities

     IA's financing activities provided $5.4 million, $6.0 million and $26.1 million in fiscal 1996, 1997 and 1998, respectively.

     In fiscal 1997, cash provided by financing activities was comprised primarily of $4.9 million received in connection with the sale of Series C Convertible Redeemable Preferred Stock and $1.5 million in proceeds from long-term debt, offset by principal payments on long-term debt of $502,000. In fiscal 1996, the cash provided by financing activities was comprised primarily of $5.1 million received in connection with the sale of Series B Convertible Redeemable Preferred Stock and $1.0 million in proceeds from notes issued to stockholders, offset by repayments of notes payable to a bank of $435,000 and principal payments on long-term debt of $217,000.

     In fiscal 1998, cash provided by financing activities was comprised primarily of (i) an initial public offering of 3,834,100 shares (including an overallotment of 500,100 shares) of IA Common Stock which generated net proceeds of $19.8 million, (ii) proceeds from the sale of Series D Convertible Redeemable Preferred Stock of $7.0 million, (iii) proceeds from the exercise of stock options and stock purchase warrants of $1.1 million, and (iv) proceeds from borrowings under lines of credit and long-term debt of $2.1 million, offset by net reduction of debt under credit line borrowings and long-term borrowings of $3.7 million.

     Net cash provided by financing activities during the six months ended July 31, 1997 of $6.6 million was generated principally by $6.9 million from the sale of preferred stock, partially offset by $400,000 in principal payments on capital leases. Net cash provided by financing activities during the six months ended July 31, 1998 consisted of $404,000 in proceeds from the exercise of stock options and purchase of shares of common stock under IA's employee stock purchase plan, partially offset by $171,000 in principal payments on capital leases.

  Commitments and Borrowing Capacity

     As of July 31, 1998, IA had no material commitments for capital expenditures.

     IA has a revolving credit line of $2.0 million. There were no amounts outstanding under this facility as of July 31, 1998.

     Total borrowings under the revolving credit line are limited generally to the lesser of 70% of eligible accounts receivable or $2.0 million. IA's line of credit contains certain financial covenants and restrictions as to various matters including IA's ability to pay cash dividends and effect mergers or acquisitions without the bank's prior approval. IA is currently in compliance with such financial covenants and restrictions. IA has granted a first priority security interest in substantially all of its assets as security for its obligations under its credit line which expires in September 1998. IA believes that, upon expiration, this line will be renewed or replaced at similar or more favorable terms.

  Use of Proceeds from Initial Public Offering

     From the effective date of the Registration Statement on Form S-1 through July 31, 1998, IA had used approximately $3.3 million of the net proceeds for the repayment of indebtedness, and $730,000 for the purchase of furniture and equipment.

     IA believes that the net balance of the proceeds from the December 1997 initial public offering and its existing cash, cash equivalents and short-term investments will be adequate to meet its cash needs for at least the next 12 months. Thereafter, IA may require additional funds to support its working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financing or from other sources. There can be no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to IA or will not be dilutive.

YEAR 2000 COMPLIANCE

     IA is currently in the process of evaluating its information technology infrastructure for Year 2000 compliance. IA plans to develop and implement its Year 2000 compliance plan in fiscal 1999. IA does not expect the cost to modify its information technology infrastructure to be Year 2000 compliant to be material to its consolidated financial condition or results of operations

     IA uses outside vendors to supply its most significant data processing software. These vendors have indicated their products are Year 2000 compliant or will be Year 2000 compliant in the near future. IA does not currently have any information concerning the Year 2000 compliance status of its key suppliers and customers. In the event that any of IA's key suppliers or customers do not successfully and timely achieve Year 2000 compliance, IA's business or operations could be adversely affected. IA's Year 2000 compliance plan will address the Year 2000 compliance status of key suppliers, customers and other third parties.

                                   MANAGEMENT

BOARD MEMBERS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of IA as of July 31, 1998. Directors are elected for staggered terms of three years. Class I directors are elected to serve until the 2001 Annual Meeting of Stockholders. Class II directors are elected to serve until the 1999 Annual Meeting of Stockholders. Class III directors are elected to serve until the 2000 Annual Meeting of Stockholders. Executive officers are elected by the IA Board to hold office until their successors are elected and qualified.

                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
Larry J. Ford(1)...........................  57    President, Chief Executive Officer and
                                                   Director
Richard L. Tanler(2).......................  47    Chairman of the Board and Senior Vice
                                                     President, Strategic Planning and
                                                     Marketing
Donald W. Anderson.........................  44    Vice President and Chief Financial Officer
Mark Furtney...............................  52    Vice President, Engineering
Richard S. Parker..........................  42    Vice President, Marketing
Robin L. Pederson..........................  39    Vice President, Worldwide Sales
Rory C. (Butch) Terrien....................  37    Senior Vice President, Research and
                                                     Development
Mary K. Trick..............................  43    Vice President, Customer Services
Fredric R. (Rick) Boswell(3)(4)............  55    Director
Ronald E.F. Codd(1)(5).....................  42    Director
Promod Haque(1)(4).........................  50    Director
Donald R. Hollis(2)(4).....................  62    Director
Jay H. Wein(3)(5)..........................  65    Director
William H. Younger, Jr.(2)(5)..............  48    Director

---------------
(1) Class III director.

(2) Class I director.

(3) Class II director.

(4) Member of the Compensation Committee.

(5) Member of the Audit Committee.

     Larry J. Ford has been President, Chief Executive Officer and a director since May 1995. From August 1991 to November 1994, Mr. Ford served as Chairman and Chief Executive Officer of Systems Software Associates, a Chicago-based, enterprise-wide, vertically integrated applications software company specifically targeting the manufacturing sector. Prior to August 1991, Mr. Ford held several executive positions at IBM including President of the Latin America Division, Vice President of Marketing for mid-range computing, and Vice President of Information and Telecommunications Systems. Mr. Ford serves as a director of Telular Corporation, where he serves on the Compensation and Audit Committees. Mr. Ford holds a B.S. in Mathematics and Economics from Claremont Men's College.

     Richard L. Tanler has been Chairman of the IA Board and Senior Vice President, Strategic Planning and Marketing since May 1995. Mr. Tanler is a founder of IA and served as President and Chief Executive Officer from June 1992 through May 1995. Prior to this position, Mr. Tanler served as Director of Services, Business Unit at Metaphor Computer Systems, Inc., a software company ("Metaphor"). Mr. Tanler holds a B.S. in Business Quantitative Systems from Arizona State University.

     Donald W. Anderson has been Vice President and Chief Financial Officer since November 1996. From May 1996 to November 1996, Mr. Anderson served as Vice President, Finance for the School Product Unit of The Learning Company, Inc., an educational software company that merged with his previous employer, the Minnesota Educational Computing Corporation ("MECC"). Mr. Anderson served as Senior Vice President,

Finance and Chief Financial Officer of MECC from August 1988 to May 1996 and held various positions at MECC since joining MECC in 1980, including Vice President, Operations. Mr. Anderson holds a B.A. in Accounting from Metropolitan State University.

     Mark Furtney has been Vice President, Engineering since July 1997. From 1988 to July 1997, Dr. Furtney worked for Cray Research, Inc., a supercomputer supplier, in a variety of positions, including Senior Director of Technology. Dr. Furtney holds a Ph.D. in Computer Science from the University of Virginia, an M.S. in Nuclear Engineering from the Massachusetts Institute of Technology and a B.S. in Mechanical Engineering from Clarkson University.

     Richard S. Parker has been Vice President of Marketing since January 1994. He is a founder of IA and served as Director of Marketing from April 1990 through December 1993. From September 1984 to April 1990, Mr. Parker was employed with Metaphor in a variety of positions, including Director of Data Management, Marketing Manager and Manager of Business Development for the Metaphor Consulting Group. Mr. Parker attended the University of Minnesota, majoring in Business Administration.

     Robin L. Pederson has been Vice President, Worldwide Sales for IA since April 1996. From June 1995 to April 1996, Mr. Pederson was Senior Vice President, Worldwide Sales, Marketing and Support for Great Plains Software, Inc., a financial applications software company. From October 1990 to June 1995, Mr. Pederson worked for Banyan Systems, Inc., a network software provider, in a variety of positions including Vice President, Americas. Mr. Pederson holds a B.S. in Business Administration from the University of North Dakota.

     Rory C. (Butch) Terrien has been Senior Vice President, Research and Development since June 1992. Prior to joining IA, Mr. Terrien was employed as the Development Manager for the Metaphor Consulting Group. Mr. Terrien holds a B.S. in both Mechanical Engineering and Computer Science from Northwestern University and an M.S. in Mechanical Engineering from the University of Minnesota.

     Mary K. Trick has been Vice President, Customer Services since June 1995. From November 1992 to July 1995, Ms. Trick was employed by Keane, Inc., a technical consulting firm, in a variety of positions including Branch Manager for the Minneapolis Branch. From October 1980 to November 1992, Ms. Trick was employed by Wang Industries, a hardware and software firm, in a variety of positions including business consultant, presales, Practice Manager and Services Director for various regions. Ms. Trick attended the University of Minnesota.

     Fredric R. (Rick) Boswell has been a director of IA since March 1993. Since April 1989, Dr. Boswell has served as the Executive Vice President of St. Paul Venture Capital, Inc., a venture capital firm. From September 1985 to May 1989, Dr. Boswell served as President and Chief Operating Officer of ADC Telecommunications, Inc., a manufacturer of telecommunications equipment and systems. Prior to September 1985, Dr. Boswell served as President and Chief Executive Officer of the E.F. Johnson Company, a manufacturer of components, equipment and systems for wireless communications. Dr. Boswell has served as a director of the Telecommunications Industry Association and the Minnesota High Technology Council and as a member of the Executive Advisory Board of the National Communications Forum. Dr. Boswell holds a B.S. in electrical engineering and an M.S. and a Ph.D. in computer engineering from Case Western Reserve University as well as an M.B.A. from the Harvard Business School.

     Ronald E.F. Codd has been a director of IA since August 1997. Mr. Codd has worked at PeopleSoft, Inc., a software products company, since 1991, and has served as the Senior Vice President of Finance and Administration and Chief Financial Officer. From March 1989 to August 1991, Mr. Codd served as Corporate Controller of MIPS Computer Systems, Inc. Mr. Codd currently serves as a director of Adept Technology, Inc. Mr. Codd holds a B.S. in Accounting from the University of California, Berkeley and an M.M. from the J.L. Kellogg Graduate School of Management, Northwestern University.

     Promod Haque has been a director of IA since March 1993. Dr. Haque joined Norwest Venture Capital Management, Inc., a venture capital firm, in November 1990 and is currently a General Partner of Norwest Equity Partners V, L.P. and a General Partner of Norwest Equity Partners IV, L.P. Dr. Haque currently serves as a director of Optical Sensors, Inc., Prism Solutions, Raster Graphics, Inc., Connect, Inc.,

Transaction Systems Architects, Inc. and several privately held companies. Dr. Haque holds a B.S.E.E. from the University of Delhi, India, an M.S.E.E. and a Ph.D.E.E. from Northwestern University, and an M.M. from the J.L. Kellogg Graduate School of Management, Northwestern University.

     Donald R. Hollis has been a director of IA since August 1996. Mr. Hollis is President of DRH Strategic Consulting, Inc., a consulting firm, where he has been employed since March 1996. Prior to January 1996, Mr. Hollis served as an Executive Vice President of First Chicago Corporation/First National Bank of Chicago. Mr. Hollis serves as a director of Deluxe Corporation, Teltrend, Inc., Edify, Inc., Open Port Technology and the Cambridge Assessment Center. Mr. Hollis holds a B.B.A. from Kent State University.

     Jay H. Wein has been a director of IA since June 1992. Mr. Wein has worked as an independent investor and business consultant since September 1989. From June 1992 to May 1995, Mr. Wein served as Chairman of the IA Board. Between July 1974 and August 1989, Mr. Wein served as Managing Partner of the Minneapolis/St. Paul office of Arthur Andersen & Co. Mr. Wein serves as a director of Great Hall Investment Funds, Inc. and of several private companies and non-profit organizations. Mr. Wein holds a B.S.B.A. from the University of South Dakota.

     William H. Younger, Jr. has been a director of IA since July 1995. Since 1992, Mr. Younger has been a managing director of Sutter Hill Ventures, LLP, a venture capital management firm. Mr. Younger currently serves as a director of COR Therapeutics, Inc., Celeritek, Inc., Oasis Healthcare Systems, Inc. and Forte Software, Inc. Mr. Younger holds a B.S.E.E. from the University of Michigan and an M.B.A. from Stanford University.

COMMITTEES

     The Audit Committee consists of Messrs. Codd, Wein and Younger. The Audit Committee makes recommendations to the IA Board regarding the selection of independent accountants, reviews the results and scope of audit and other services provided by IA's independent accountants and reviews and evaluates IA's audit and control functions.

     The Compensation Committee consists of Drs. Boswell and Haque and Mr. Hollis. The Compensation Committee makes recommendations regarding IA's 1997 Equity Incentive Plan and makes decisions concerning salaries and incentive compensation for employees and consultants of IA.

DIRECTOR COMPENSATION

     Directors currently do not receive any cash compensation from IA for their services as members of the IA Board, although members are reimbursed for certain expenses in connection with attendance at the IA Board and Committee meetings. Messrs. Hollis and Wein also serve as part-time consultants to IA for which they have been compensated separately. Non-employee Board members are eligible for option grants pursuant to the provisions of the Automatic Option Grant Program under IA's 1997 Equity Incentive Plan (the "Plan"). Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member after December 16, 1997; will be granted an option to purchase 8,000 shares of IA Common Stock on the date such individual joins the IA Board (the "Initial Grant"). In addition, at each Annual Meeting of Stockholders, each individual who will continue to serve as a member of the IA Board after such meeting will receive an additional option to purchase 1,600 shares of IA Common Stock ("Annual Grant"). However, a director will not receive an Annual Grant in the same calendar year that he received an Initial Grant. the exercise price for each option granted under the Automatic Option Grant Program will be equal to the fair market value per share of the Common Stock on the automatic grant date. Each Initial Grant will become vested and exercisable with respect to 20% of the option shares on the first anniversary of the date of grant and with respect to an additional 1/60th of the option shares upon the completion of each month of service thereafter. Each Annual Grant will become fully vested and exercisable on the fifth anniversary of the date of grant.

     Directors who are also employees of IA are eligible to receive options and be issued shares of IA Common Stock directly under IA's 1997 Equity Incentive Plan and are also eligible to participate in IA's 1997 Employee Stock Purchase Plan.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires IA's officers, directors and persons who own more than ten percent of a registered class of IA's equity securities to file reports of ownership and changes in ownership with the SEC and to provide IA with copies of all such reports. To IA's knowledge, based solely on a review of copies of reports filed with the SEC during fiscal 1998, all applicable Section 16(a) filing requirements were satisfied, except that one report on Form 4 setting forth the acquisition of 4,000 shares of IA Common Stock by Ronald E.F. Codd on December 17, 1997 was not filed on a timely basis.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to compensation paid by IA for services rendered to IA by the Chief Executive Officer and the four other highest paid executive officers (collectively, the "Named Executive Officers") during fiscal years 1996, 1997 and 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                         --------------------------
                                                        ANNUAL                     AWARDS
                                                     COMPENSATION        --------------------------
                                                  -------------------    SECURITIES     ALL OTHER
                                        FISCAL     SALARY      BONUS     UNDERLYING    COMPENSATION
     NAME AND PRINCIPAL POSITION         YEAR       ($)         ($)       OPTIONS         ($)(1)
--------------------------------------  ------    --------    -------    ----------    ------------
Larry J. Ford.........................   1996     $133,269    $12,000     490,982        $     0
  President, Chief Executive Officer     1997      175,000     74,100           0         25,000
  and
  Director                               1998      175,000     72,500      92,000              0
Richard L. Tanler.....................   1996      150,000     19,000     134,691              0
  Chairman of the Board and              1997      150,000     42,400           0              0
  Senior Vice President, Strategic       1998      150,000     35,567      46,000              0
  Planning and Marketing
Donald W. Anderson(2).................   1996            0          0           0              0
  Vice President and                     1997       19,385          0      80,000              0
  Chief Financial Officer                1998      126,000     20,194           0              0
Robin L. Pederson(3)..................   1996            0          0           0              0
  Vice President, Worldwide Sales        1997      119,423     56,250     172,000         15,612
                                         1998      150,000     73,916      48,000              0
Mary K. Trick(4)......................   1996       60,000      8,000      30,000              0
  Vice President, Customer Services      1997      120,000     29,375      38,000              0
                                         1998      125,000     34,666      16,000              0

---------------
(1) Consists of moving expenses.

(2) Mr. Anderson's employment commenced on November 25, 1996.

(3) Mr. Pederson's employment commenced on April 18, 1996.

(4) Ms. Trick's employment commenced on July 24, 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options during fiscal year 1998 to each of the Named Executive Officers. No stock appreciation rights ("SARs") were granted during such fiscal year.

                                                                                                 POTENTIAL REALIZABLE
                                                   INDIVIDUAL GRANTS                               VALUE AT ASSUMED
                          --------------------------------------------------------------------     ANNUAL RATES OF
                                                    PERCENT OF                                       STOCK PRICE
                                                  TOTAL OPTIONS                                    APPRECIATION FOR
                                NUMBER OF           GRANTED TO                                    OPTION TERM($)(4)
                          SECURITIES UNDERLYING    EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   --------------------
          NAME             OPTIONS GRANTED(1)     FISCAL 1998(2)    ($/SHARE)(3)       DATE         5%         10%
          ----            ---------------------   --------------   --------------   ----------   --------   ---------
Larry J. Ford...........         92,000                11.8%           $1.125        2/05/07     $65,091    $164,952
Richard L. Tanler.......         46,000                 5.9             1.125        2/05/07      32,545      82,476
Donald W. Anderson......              0                   0                --             --          --          --
Robin L. Pederson.......         20,000                 2.6             3.750        8/07/07      47,167     119,531
                                 28,000                 3.6             1.125        2/05/07      19,810      50,203
Mary K. Trick...........          4,000                 0.5             1.125        2/05/07       2,830       7,172
                                 12,000                 1.5             3.750        8/07/07      28,300      71,718

---------------
(1) Generally, 20% of these options vest on the first anniversary of the date of grant; and an additional 20% of these options vest on each anniversary of the date of grant occurring in 1999, 2000, 2001 and 2002. These options have a ten-year term, subject to earlier termination in the event of the optionee's cessation of service with IA.

(2) Based on an aggregate of 781,900 shares subject to options granted to employees of IA under the 1992 Stock Option Plan (the predecessor to the 1997 Equity Incentive Plan).

(3) The exercise price may be paid in cash, in shares of IA Common Stock valued at fair market value on the exercise date or any other method approved by the IA Board.

(4) The potential realizable value is calculated based on the term of the option at the time of grant (ten years). Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Commission and does not represent IA's prediction of its stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

OPTION VALUES

     The following table sets forth information concerning options to purchase IA Common Stock exercised by the Named Executive Officers during fiscal year 1998 and the number and value of the unexercised options that are held by the Named Executive Officers as of the end of fiscal year 1998. No SARs were exercised by the Named Executive Officers in fiscal year 1998 or were outstanding at the end of that fiscal year.

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                              SHARES                          OPTIONS AT FY-END              AT FY-END($)(1)
                             ACQUIRED       VALUE        ---------------------------   ---------------------------
           NAME                 ON      REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              EXERCISE   --------------   -----------   -------------   -----------   -------------
Larry J. Ford..............   28,000       $147,000        270,657        284,324      $1,420,949     $1,429,701
Richard L. Tanler..........        0              0        162,670        128,821         856,718        676,310
Donald W. Anderson.........   32,000        168,000              0         48,000               0        252,000
Robin L. Pederson..........   34,400        180,600              0        185,600               0        921,900
Mary K. Trick..............    9,200         48,300         19,600         55,200         102,900        258,300

---------------
(1) Value realized is based on the January 30, 1998 closing price of $6.375 per share of IA Common Stock as listed on the Nasdaq National Market less the exercise price for such shares.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     IA has employment contracts and severance agreements in effect with Richard
L. Tanler, Chairman of the Board and Senior Vice President, Strategic Planning and Marketing; Larry J. Ford, President and Chief Executive Officer; Donald W. Anderson, Vice President and Chief Financial Officer; Richard S. Parker, Vice President, Marketing; Robin L. Pederson, Vice President, Worldwide Sales; and Rory C. (Butch) Terrien, Senior Vice President, Research and Development. IA also has severance agreements in effect with Mark Furtney, Vice President, Engineering; Mary K. Trick, Vice President, Customer Service; Keith Deane, General Manager -- United Kingdom division; and Michael Gaard, General
Manager -- Financial Services business unit. Each severance agreement provides for the acceleration of all unvested stock options of the officer following a Change in Control if either (i) his or her employment by IA is terminated without cause, or (ii) he or she voluntarily terminates his or her employment as a result of a reduction in authority or responsibility as an employee of IA.

     IA and Mr. Tanler are parties to an employment agreement and an amendment thereto dated June 11, 1992 and April 27, 1995, respectively, governing his employment with IA. The agreement sets forth Mr. Tanler's compensation level and eligibility for salary increases, bonuses, benefits and option grants under stock option plans. Pursuant to the agreement, Mr. Tanler's employment is voluntary and may be terminated by IA or Mr. Tanler at any time with 30 days prior written notice, provided however, that if IA terminates Mr. Tanler's employment without cause, Mr. Tanler shall receive an amount equal to his base salary per month at the end of each of the six months immediately following the date of termination but in no event shall he receive any such payments after he gains employment elsewhere. IA may immediately terminate Mr. Tanler's employment for cause upon written notice with no further obligation to Mr. Tanler.

     IA and Mr. Ford are parties to an employment agreement and an amendment thereto dated April 19, 1995 and May 23, 1995, respectively, governing his employment with IA. The agreement sets forth Mr. Ford's compensation level and eligibility for salary increases, bonuses, benefits and option grants under stock option plans. Mr. Ford's employment with IA under the agreement is voluntary and may be terminated by IA or Mr. Ford at any time with 30 days prior written notice, provided that if IA terminates Mr. Ford's employment for reasons other than cause, IA shall pay to Mr. Ford a sum equal to his current base salary for a period of six months following such termination. Notwithstanding the foregoing, if Mr. Ford's employment is terminated (for reasons other than cause) due to a "change in control of IA" (defined to mean the acquisition by a person not currently a stockholder of IA of shares of IA Common Stock representing more than 50% of the voting power of the outstanding shares), Mr. Ford shall receive a sum equal to his then current base salary for an additional 12 month period. IA may terminate Mr. Ford's employment for cause without notice and without any further obligation to Mr. Ford. The agreement also provides for full acceleration of vesting of his unvested stock options or shares if one of the following events shall occur: (i) the sale by IA of all or substantially all of its assets and the discontinuance of its business; or (ii) a change in control of IA (as previously defined) resulting in the termination of Mr. Ford's employment with IA, a substantial change in the scope of Mr. Ford's employment responsibilities or job relocation.

     IA and Mr. Anderson are parties to a letter agreement executed on November 4, 1996 governing his employment with IA. The agreement sets forth Mr. Anderson's compensation level and eligibility for salary increases, bonuses, benefits and option grants under stock option plans. Pursuant to the agreement, Mr. Anderson is entitled to receive, in the event of termination of employment for reasons other than cause or if Mr. Anderson is not employed in a capacity comparable to his then current position due to a change of ownership of IA, a sum equal to 12 months of base compensation. The agreement also provides for accelerated vesting of unvested stock options if a change of ownership of IA occurs. If the change of ownership occurs within the first two years of Mr. Anderson's first day of employment with IA, all his unvested options shall immediately vest.

     IA and Mr. Parker are parties to an employment agreement dated June 11, 1992 governing his employment with IA. The agreement sets forth Mr. Parker's compensation level and eligibility for salary increases, bonuses, benefits and option grants under stock option plans. Pursuant to the agreement, Mr. Parker's employment is voluntary and may be terminated by IA or Mr. Parker at any time with 30 days prior written notice, provided however, that if IA terminates Mr. Parker's employment without cause, Mr. Parker shall receive an amount equal to his base salary per month at the end of each of the six months immediately following the date of termination, but in no event shall he receive any such payments after he gains employment elsewhere. IA may immediately terminate Mr. Parker's employment for cause upon written notice with no further obligation to Mr. Parker.

     IA and Mr. Pederson are parties to a letter agreement dated March 6, 1996 governing his employment with IA. The agreement sets forth Mr. Pederson's compensation level and eligibility for salary increases, bonuses, benefits and option grants under stock option plans. Pursuant to the agreement, Mr. Pederson is entitled to receive, in the event of termination of Mr. Pederson's employment with IA (for reasons other than cause) or if Mr. Pederson is not employed in a capacity comparable to his then current position due to a change in ownership of IA, a sum equal to 12 months of base compensation. The agreement also provides for accelerated vesting of any unvested stock options or shares in the event of a change in ownership of IA. If Mr. Pederson is employed by the acquiring or surviving entity in a capacity comparable to his then current position, 50% of his unvested stock options or shares shall immediately vest; the remaining 50% shall vest over the subsequent 24 months at a rate of 50% per year. Conversely, if Mr. Pederson's employment with the acquiring or surviving entity is terminated (for reasons other than cause) or if Mr. Pederson is not retained by such acquiring or surviving entity in a capacity comparable to his then current position with IA, all his unvested stock options shall immediately vest, up to a maximum gain to Mr. Pederson of $4.0 million.

     IA and Mr. Terrien are parties to an employment agreement dated June 11, 1992 governing his employment with IA. The agreement sets forth Mr. Terrien's compensation level and eligibility for salary increases, bonuses, benefits and option grants under stock option plans. Pursuant to the agreement, Mr. Terrien's employment is voluntary and may be terminated by IA or Mr. Terrien at any time with 30 days prior written notice, provided, however, that if IA terminates Mr. Terrien's employment without cause, Mr. Terrien shall receive an amount equal to his base salary per month at the end of each of the six months immediately following the date of termination but in no event shall he receive any such payments after he gains employment elsewhere. IA may immediately terminate Mr. Terrien's employment for cause upon written notice to Mr. Terrien.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to IA regarding beneficial ownership of IA Common Stock as of August 14, 1998, by (i) each person who is known by IA to own beneficially more than five percent of IA's Common Stock, (ii) each of IA's directors, (iii) each of the Named Executive Officers, and (iv) all current executive officers and directors as a group. Unless otherwise noted, each person identified below has sole voting and investment power with respect to such shares.

                                                                NUMBER OF
                                                                 SHARES         PERCENT
                                                              BENEFICIALLY    BENEFICIALLY
          NAME AND ADDRESS OF BENEFICIAL OWNER(1)              OWNED(1)(2)    OWNED(1)(2)
          ---------------------------------------             -------------   ------------
Entities affiliated with Norwest Equity Partners(3).........    3,188,229         20.4%
  2800 Piper Jaffray Tower
  222 South Ninth Street
  Minneapolis, MN 55402
Entities affiliated with St. Paul Venture Capital,
  Inc.(4)...................................................    2,472,518         15.8
  8500 Normandale Lake Blvd
  Suite 1940
  Bloomington, MN 55437
Entities affiliated with Sutter Hill Ventures(5)............    1,256,977          8.0
  755 Page Mill Road, Suite A-200
  Palo Alto, CA 94304
Pathfinder Venture Capital Fund III(6)......................    1,238,056          7.9
  Suite 585, One Corporate Center
  7300 Metro Blvd
  Edina, MN 55439
Entities affiliated with Menlo Ventures(7)..................      983,161          6.3
  3000 Sand Hill Road
  Bldg. 4, Suite 100
  Menlo Park, CA 94025
Donald W. Anderson..........................................       52,500            *
Larry J. Ford(8)............................................      382,804          2.4
Robin L. Pederson(9)........................................       75,300            *
Richard L. Tanler(10).......................................      217,331          1.4
Mary K. Trick(11)...........................................       37,700            *
Ronald E.F. Codd(12)........................................        5,600            *
Fredric R. (Rick) Boswell(4)................................    2,472,518         15.8
Promod Haque(3).............................................    3,188,229         20.4
Donald R. Hollis(13)........................................       44,000            *
Jay H. Wein.................................................      315,359          2.0
William H. Younger, Jr.(5)..................................    1,256,977          8.0
All directors and executive officers as a group (14
  persons)(14)..............................................    8,176,218         50.1

---------------
  * Represents beneficial ownership of less than 1% of the outstanding shares of IA Common Stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to securities. Unless otherwise indicated, the address for each listed stockholder is c/o Information Advantage, Inc., 7905 Golden Triangle Drive, Eden Prairie, MN 55344-7227. To IA's knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares. The number of shares beneficially owned includes shares issuable pursuant to warrants and stock options that are exercisable within 60 days of August 14, 1998.

 (2) Percentage of beneficial ownership is based on 15,621,931 shares outstanding as of August 14, 1998. Shares issuable pursuant to warrants and stock options are deemed outstanding for computing the percentage of the person holding such warrants or options but are not deemed outstanding for computing the percentage of any other person.

 (3) Includes 1,930,792 shares held by Norwest Equity Partners IV, a Minnesota Limited Partnership, and 1,257,437 shares held by Norwest Equity Partners V, a Minnesota Limited Partnership. Includes 9,384 shares issuable upon the exercise of a warrant. Dr. Haque is a partner of Itasca Partners and Itasca Partners V, which are the General Partners of Norwest Equity Partners IV and Norwest Equity Partners V, respectively. Dr. Haque disclaims beneficial ownership of the shares held by Norwest Equity Partners IV, a Minnesota Limited Partnership and Norwest Equity Partners V, a Minnesota Limited Partnership, except to the extent of his pecuniary interest therein arising from his partnership interests in Itasca Partners and Itasca Partners V.

 (4) Includes 2,163,128 shares held by St. Paul Fire and Marine Insurance Company and 301,788 shares held by St. Paul Venture Capital IV, L.L.C. Includes 7,602 shares issuable upon the exercise of a warrant. Dr. Boswell is the Executive Vice President of St. Paul Venture Capital, Inc., which is an affiliate of St. Paul Fire and Marine Insurance Company and a managing member of St. Paul Venture Capital IV, L.L.C. Dr. Boswell disclaims beneficial ownership of the shares held by St. Paul Fire and Marine Insurance Company and St. Paul Venture Capital IV, L.L.C.

 (5) Includes 749,393 shares held by Sutter Hill Ventures, a California Limited Partnership ("Sutter Hill"), 83,097 shares held by Mr. William H. Younger, Jr. as Trustee of a living trust, and 424,487 shares held of record for 15 other individuals and entities associated with Sutter Hill. Includes 3,699 shares issuable upon the exercise of a warrant. Mr. Younger is a General Partner of Sutter Hill and shares voting and investment power with respect to the shares held by Sutter Hill. Mr. Younger disclaims beneficial ownership of the shares held by Sutter Hill and the individuals and entities associated with Sutter Hill, except as to the shares held of record in his name and as to his partnership interest in Sutter Hill.

 (6) Includes 3,858 shares issuable upon the exercise of a warrant. Messrs. Brian P. Johnson, Andrew J. Greenshields, Gary A. Stoltz, Jack Ahrens, Eugene Fischer and Ms. Barbara L. Santry are the General Partners of Pathfinder Venture Capital Fund III.

 (7) Includes 965,480 shares held by Menlo Ventures VI, L.P. and 14,492 shares held by Menlo Entrepreneurs Fund VI, L.P. Includes 3,189 shares issuable upon the exercise of a warrant. Messrs. H. Dubose Montgomery, Thomas H. Bredt, Douglas C. Carlisle, John W. Jarve, Michael D. Laufer, M.D. and Ms. Sonja L. Hoel are the General Partners of MV Management VI, L.P., the General Partner of Menlo Ventures VI, L.P. and Menlo Entrepreneurs Fund VI, L.P. These individuals disclaim beneficial ownership of the shares held by Menlo Ventures VI, L.P. and Menlo Entrepreneurs Fund VI, L.P., except to the extent of their respective pecuniary interests therein.

 (8) Includes 344,304 shares issuable upon the exercise of stock options.

 (9) Includes 40,400 shares issuable upon the exercise of stock options.

(10) Includes 172,460 shares issuable upon the exercise of stock options.

(11) Includes 28,000 shares issuable upon the exercise of stock options.

(12) Includes 1,600 shares issuable upon the exercise of stock options.

(13) Includes 4,000 shares issuable upon the exercise of stock options.

(14) Includes 701,164 shares issuable upon the exercise of stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to its initial public offering, IA raised capital primarily through the sale of its Preferred Stock. In June 1995 IA sold 3,010,515 shares of Series B Convertible Redeemable Preferred Stock at a price of $2.38 per share. In March 1996, IA sold 1,514,837 shares of Series C Convertible Redeemable Preferred Stock at a price of $3.25 per share. In February 1997 IA sold 1,399,992 shares of Series D Convertible Redeemable Preferred Stock at a price of $5.00 per share. The following table summarizes the shares of Preferred Stock purchased by executive officers, directors and 5% stockholders of IA and persons associated with them since June 1995.

                                                            SERIES B    SERIES C    SERIES D
                                                            PREFERRED   PREFERRED   PREFERRED
                         INVESTOR                             STOCK       STOCK       STOCK
                         --------                           ---------   ---------   ---------
Entities affiliated with Norwest Equity Partners(1).......   519,665     461,538     501,123
Entities affiliated with St. Paul Venture Capital,
  Inc.(2).................................................   519,665     183,579     200,000
Pathfinder Venture Capital Fund III(3)....................   223,827      61,538      50,000
Entities affiliated with Sutter Hill Ventures(4)..........   863,469      99,147     197,568
Entities affiliated with Menlo Ventures(5)................   842,105      93,651     100,000
Donald R. Hollis..........................................        --          --      40,000
William H. Younger, Jr.(6)................................    59,497       6,621      12,784
Donald W. Anderson........................................        --          --      20,000

---------------
(1) Includes shares purchased by Norwest Equity Partners IV, a Minnesota Limited Partnership and Norwest Equity Partners V, a Minnesota Limited Partnership. Dr. Haque is a partner of Itasca Partners and Itasca Partners V, which are the General Partners of Norwest Equity Partners IV and Norwest Equity Partners V, respectively.

(2) Includes shares purchased by St. Paul Fire and Marine Insurance Company and St. Paul Venture Capital IV, L.L.C. Dr. Boswell is the Executive Vice President of St. Paul Venture Capital, Inc., which is an affiliate of St. Paul Fire and Marine Company and the managing member of St. Paul Venture Capital IV, L.L.C.

(3) Messrs. Brian P. Johnson, Andrew J. Greenshields, Gary A. Stoltz, Jack Ahrens, Eugene Fischer and Ms. Barbara L. Santry are the General Partners of Pathfinder Venture Capital Fund III.

(4) Includes shares purchased by Sutter Hill, Mr. William H. Younger, Jr. and 15 other individuals and entities associated with Sutter Hill. Mr. Younger is a General Partner of Sutter Hill.

(5) Includes shares purchased by Menlo Ventures VI, L.P. and Menlo Entrepreneurs Fund VI, L.P. Messrs. H. Dubose Montgomery, Thomas H. Bredt, Douglas C. Carlisle, John W. Jarve, Michael D. Laufer, M.D. and Ms. Sonja L. Hoel are the General Partners of MV Management VI, L.P., the General Partner of Menlo Ventures VI, L.P. and Menlo Entrepreneurs Fund VI, L.P.

(6) Includes shares purchased by Mr. Younger as Trustee of a living trust.

     In April 1996, IA loaned $70,000 to Richard L. Tanler, IA's Chairman of the Board and Senior Vice President, Strategic Planning and Marketing. In connection with the loan, Mr. Tanler issued a promissory note to IA for $70,000, bearing interest at the rate of 5.33% per annum, which note is payable 60 days after demand by IA. As of July 31, 1998, there had been no payments on the loan and the aggregate indebtedness under the loan was $78,658.

     In August 1996, Donald R. Hollis, a director of IA, was granted an option to purchase 8,000 shares of IA Common Stock at an exercise price of $1.13 per share in connection with becoming a director. Also in August 1996, Mr. Hollis received an option to purchase 2,000 shares of IA Common Stock at an exercise price of $1.13 per share in connection with entering into a consulting agreement with IA.

     In July 1997, in connection with the acceptance of an employment offer, Mark Furtney, IA's Vice President, Engineering, was granted an option to purchase 40,000 shares of IA's Common Stock at an exercise price of $2.13 per share.

     In August 1997, IA granted Ronald E.F. Codd an option to purchase 8,000 shares of IA Common Stock at an exercise price of $3.75 per share in connection with becoming a director.

     In February 1998, IA granted the following executive officers and directors options to purchase shares of IA Common Stock in the amounts set forth below: Donald W. Anderson -- 15,000; Ronald E.F. Codd -- 20,000; Larry J.
Ford -- 86,600; Mark Furtney -- 10,000; Donald R. Hollis -- 20,000; Richard S. Parker -- 15,000; Robin L. Pederson -- 30,000; Richard L. Tanler -- 43,300; and Mary K. Trick -- 20,000.

     IA also has granted additional options to certain of its executive officers and made Annual Grants to its directors in connection with the 1998 Annual Meeting of Stockholders. Such options are described further in "Executive Compensation."

     IA has entered into employment agreements with Messrs. Ford, Tanler, Anderson, Parker, Pederson and Terrien.

     In December 1997, IA and certain holders of its outstanding Preferred Stock (the "Lenders") entered into a Loan and Warrant Purchase Agreement (the "Loan Agreement") to provide IA with a source of funds for its working capital requirements pending completion of its initial public offering. The Loan Agreement provided IA with a revolving loan commitment of $3.0 million. The Loan Agreement terminated ten days after the closing of its initial public offering. IA did not draw down any funds under the Loan Agreement. In consideration of the revolving loan commitment of the Lenders, IA issued warrants to the Lenders to purchase an aggregate of 30,000 shares of IA Common Stock at a per share purchase price of $5.00. Shares purchased upon exercise of the warrants are entitled to certain registration rights.

     IA believes that all of the transactions set forth herein were made on terms no less favorable to IA than could have been obtained from unaffiliated third parties. All future transactions, including loans (if any), between IA and its officers, directors, and principal stockholders and their affiliates will be approved by a majority of the IA Board, including a majority of the independent and disinterested Outside Directors, and will be on terms no less favorable to IA than could be obtained from unaffiliated third parties.

INDEMNIFICATION

     IA's Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the DGCL. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     IA's Bylaws provide that IA shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. IA has entered into indemnification agreements with its officers and directors containing provisions that may require IA, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

                        DESCRIPTION OF IA CAPITAL STOCK

     The authorized capital stock of IA consists of 60,000,000 shares of Common Stock, $0.01 par value, and 5,000,000 shares of Preferred Stock, $0.01 par value.

COMMON STOCK

     As of August 14, 1998, there were 15,621,931 shares of IA Common Stock outstanding that were held of record by approximately 175 stockholders. The holders of IA Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of IA Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the IA Board out of funds legally available therefor. In the event of the liquidation, dissolution, or winding up of IA, the holders of IA Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The IA Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the IA Common Stock. All outstanding shares of IA Common Stock are fully paid and nonassessable, and the shares of IA Common Stock to be issued in connection with the Merger will be fully paid and nonassessable.

PREFERRED STOCK

     IA's Certificate of Incorporation authorizes 5,000,000 shares of preferred stock, none of which are currently issued or outstanding. The IA Board has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of IA without further action by the stockholders and may adversely affect the voting and other rights of the holders of IA Common Stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of IA Common Stock, including the loss of voting control to others. IA has no current plans to issue shares of preferred stock.

ANTITAKEOVER PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     IA's Certificate of Incorporation and Bylaws provide that the IA Board will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of IA and may maintain the incumbency of the IA Board, as the classification of the IA Board generally increases the difficulty of replacing a majority of the directors. IA's Certificate of Incorporation and Bylaws also provide that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. IA's Certificate of Incorporation and Bylaws do not permit stockholders of IA to call a special meeting of stockholders. Further, provisions of IA's Certificate of Incorporation and Bylaws provide that the stockholders may amend certain provisions of IA's Certificate of Incorporation or Bylaws only with the affirmative vote of 80% of IA's capital stock. These provisions of IA's Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of IA. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the IA Board and in the policies formulated by the IA Board and to discourage certain types of transactions that may involve an actual or threatened changes in the management of the IA and may have an adverse effect on the public trading price of IA Common Stock. See "Risk Factors -- Effect of Certain Charter Provisions; Antitakeover Effects of Certificate of Incorporation, Bylaws, and Delaware Law."

  Delaware Antitakeover Statute

     IA is subject to Section 203 of the DGCL ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

          COMPARISON OF RIGHTS OF IA STOCKHOLDERS AND IQ STOCKHOLDERS

     In connection with the Merger, IQ stockholders will be converting their shares of IQ Common Stock into shares of IA Common Stock. IA is a Delaware corporation and IQ is a Georgia corporation and the IA Certificate of Incorporation (the "IA Certificate") and the IA Bylaws differ from the IQ Articles of Incorporation (the "IQ Articles") and the IQ Bylaws (the "IQ Bylaws") in several significant respects. Because of the differences between the DGCL and the GCC, and the differences in the charter documents, the rights of a holder of IQ Common Stock differ from the rights of a holder of IA Common Stock.

     Below is a summary of some of the important differences between the DGCL and the GCC and the charter documents of IQ and IA. It is not practical to summarize all of such differences in this Joint Proxy Statement/Prospectus, and IQ and IA stockholders are referred to the DGCL, the GCC, and the IA Certificate and Bylaws and the IQ Articles and Bylaws for more complete information regarding the differences. Some of the principal differences could materially affect the rights of stockholders, including the following:

POWER TO CALL SPECIAL STOCKHOLDERS' MEETINGS; ACTION BY WRITTEN CONSENT

     Under the GCC, a special meeting of stockholders may be called by the board of directors, any person or persons authorized to do so by the articles of incorporation or bylaws or by one or more stockholders holding 25% or more, or such greater or lesser amount as may be provided in the articles or bylaws, of the votes entitled to vote thereon. In addition, the IQ Articles provide that any actions which may be taken at a meeting of stockholders may be taken without a meeting if written consent setting forth the action so taken shall be signed by persons who would be entitled to vote at a meeting of those shares holding voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote were present and voted.

     Under the DCGL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certification of incorporation or the bylaws. The IA Certificate and the IA Bylaws provide that special meetings of stockholders may be called only by the Chairman of the IA Board or by a majority of the IA Board. The IA Certificate provides that any actions taken by stockholders must be effected at an annual or special meeting and may not be effected by written consent without a meeting.

BOARDS OF DIRECTORS

     The number of directors constituting the IQ Board is currently five. The directors of IQ are divided into three classes, each class serving for a period of three years. Approximately one-third of the members of the IQ Board are elected by the stockholders annually. Vacancies and newly created directorships may be filled solely by the vote of the remaining directors (even though less than a quorum remains) provided that any vacancy occurring as a result of removal of a director by the stockholders as permitted under the GCC and the IQ Bylaws may only be filled by the stockholders. A member of the IQ Board may be removed only for cause and only upon a vote of 66 2/3% of the outstanding shares entitled to vote at a stockholder's meeting with respect to which notice of such purpose was given.

     The number of directors constituting the IA Board is currently eight. The IA Bylaws provide that the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the majority of the IA Board, but shall consist of not more than eleven or less than three directors. The directors of IA are divided into three classes, each class serving for a period of three years. Approximately one-third of the members of the IA Board are elected by the stockholders annually. The DGCL provides that unless otherwise provided in the certificate of incorporation, vacancies and newly created directorships may be filled by a majority of the directors then in office (although less than a quorum remains). The IA Certificate provides that vacancies and newly created directorships may be filled solely by the vote of the remaining directors (even though less than a quorum remains). The DGCL provides that unless the certificate of incorporation provides otherwise, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. The IA Certificate provides that a member of the IA Board may be removed from office at any time, but only for cause and only by the vote of the holders of at least 80% of the voting power of the then outstanding voting stock, voting together as a single class.

LIMITATION ON PERSONAL LIABILITY OF DIRECTORS

     Under the IQ Articles the IQ directors have no liability to IQ or its stockholders for monetary damages for breach of duty of care or other duty as a director to the fullest extent permitted by law; provided however, that liability is not limited for appropriation, in violation of the director's duties, of any business opportunity of IQ; for acts or omissions which involve intentional misconduct or a knowing violation of the law; for certain unlawful distributions under the GCC; and for any transaction from which the director derived an improper personal benefit.

     Under the IA Certificate, no director will be personally liable to IA or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the directors duty of loyalty to IA or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; for liability arising out of certain unlawful dividends or stock repurchases or redemptions under the DGCL; and for any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Both the GCC and DGCL permit indemnification of directors and officers. Under the GCC, a Georgia corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director, against liability incurred in such proceeding, provided that such individual acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases other than a criminal proceeding, that such conduct was at least not opposed to the best interests of the corporation, and (c) in the case of a criminal proceeding, that such individual had no reasonable cause to believe that such conduct was unlawful. A Georgia corporation may not indemnify a director under the GCC (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding, provided it is determined that such director met the relevant standard of conduct set forth above, or (ii) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit. Additionally, a Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct or that the proceeding involves conduct for which such director's liability has been properly eliminated by action of the corporation, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. Further, the GCC requires a corporation to indemnify a director who was wholly successful in the defense of a proceeding to which he or she was a party as a result of being a director of the corporation for reasonable expenses.

     The GCC also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the stockholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested. Under the IQ Articles, IQ shall indemnify a director against liability incurred in the proceeding and shall advance and reimburse expenses incurred in the proceeding, including a proceeding brought by or in the right of IQ, without regard to limitations contained elsewhere in the GCC; provided, however, that IQ shall not indemnify a director for any liability incurred in a proceeding in which the director is adjudged liable to IQ or is subjected to injunctive relief in favor of IQ for any appropriation, in violation of the director's duties, of any business opportunity of IQ; for acts or omissions which involve intentional misconduct or a knowing violation of the law; for certain unlawful distributions under the GCC; and for any transaction from which the director derived an improper personal benefit.

     Under the DGCL, a corporation may indemnify its directors, officers, employees or agents, acting in their capacities as such, for expenses, judgments, fines and settlement amounts actually and reasonably incurred by them in connection with any action, suit or proceeding in which they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, under the DGCL, with respect to any action by or in the right of the corporation, a corporation may indemnify any of such persons against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Finally, under the DGCL, a corporation must indemnify a director or officer of a corporation for expenses actually and reasonably incurred in connection with any action, suit or proceeding as to which such person has been successful on the merits or otherwise. The IA Bylaws provide that IA shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS

     Delaware law provides that, unless otherwise specified in a corporation's certificate of incorporation or unless the provisions of the DGCL discussed below under "--Business Combination Restrictions" are applicable, a sale or other disposition of all or substantially all of the corporation's assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote thereon. The foregoing provisions apply to IA and its stockholders. Georgia law is similar to Delaware law in that, except as described below under "--Business Combination Restrictions," a sale or other disposition of all or substantially all of the corporation's assets, a merger of the corporation with or into another corporation, a share exchange involving one or more classes or series of the corporation's shares or a dissolution of the corporation must be adopted by the board of directors plus, with certain exceptions, the affirmative vote of a majority of all shares of stock entitled to vote thereon. Under the IQ Articles the affirmative vote of 66 2/3% of all the votes entitled to be cast is necessary to approve and authorize any such action required to be submitted to stockholders.

CERTAIN BUSINESS COMBINATIONS

     Both the GCC and DGCL include business combination statutes which are generally designed to deter hostile takeovers by protecting minority shareholders in the second stage of freeze-out mergers. Freeze-out mergers occur when controlling stockholders prevent minority shareholders from receiving any direct or indirect financial return from the corporation to persuade them to liquidate their investment in the corporation on terms favorable to the controlling stockholders. As defined under the GCC and DGCL, "business combinations" encompass, among other types of combinations, a merger of a corporation with any "interested stockholder" or a corporation associated or affiliated with an "interested stockholder" who was an "interested stockholder" prior to the transaction. Under Georgia Law, an "Interested Stockholder" is any person who owns at least ten percent (10%) of the outstanding voting shares or an affiliate of the corporation owning at least ten percent (10%) of the outstanding voting shares within the prior two years. Under the GCC, certain "business combinations" (including a merger, consolidation, asset transfer or reclassification of equity securities) between a Georgia corporation and an Interested Stockholder, are prohibited for five years from the time that such Interested Stockholder becomes an Interested Stockholder unless (i) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) in the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder became the beneficial owner of at least 90% of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors and officers of the corporation, subsidiaries of the corporation, and certain employee stock plans of the corporation; or (iii) subsequent to becoming an Interested Stockholder such Interested Stockholder acquires additional shares and thus becomes the beneficial owner of at least 90% of the outstanding voting stock of the corporation, excluding shares owned by directors and officers of the corporation, subsidiaries of the corporation, and certain employee stock plans of the corporation.

     Furthermore, the GCC provides that a business combination must be either
(i) unanimously approved by the continuing directors provided that the continuing directors constitute at least three members of the board of directors at the time of such approval; or (ii) recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the Interested Stockholder unless, among other conditions, the Georgia corporation's common stockholders receive a minimum price (as defined in the GCC) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. In general, a Georgia corporation must specifically elect through its bylaws to be governed by these provisions. However, because the IQ Bylaws do not currently explicitly provide so, these GCC provisions do not apply to business combinations with Interested Stockholders with respect to IQ.

     Delaware Law defines an "Interested Stockholder" as (i) any person who is the direct or indirect beneficial owner of at least fifteen percent (15%) of the voting power of any class or series of the then outstanding stock of the corporation or (ii) an affiliate or associate of the corporation and within three (3) years of the date in question was the direct or indirect owner of at least fifteen percent (15%) of the voting power of any class or series of the then outstanding stock of the corporation. Delaware Law prohibits a corporation from engaging in any business combination with any Interested Stockholder for a period of three (3) years following the date that such stockholder became an Interested Stockholder unless (i) the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (iii) sixty-six and two-thirds percent (66 2/3%) of the voting stock not beneficially owned by the Interested Stockholder or any affiliate or associate of the Interested Stockholder is cast in favor of the merger. In general, a Delaware corporation must specifically elect, through an amendment to its bylaws or certificate of incorporation, not to be governed by these provisions. IA has not made such an election and therefore is currently subject to these provisions of the DGCL.

AUTHORIZED PREFERRED STOCK

     The IQ Board may authorize the issuance of shares of IQ preferred stock in series, and by filing articles of amendment which are effective without stockholder action to establish from time to time the number of shares to be included in each such series, and to fix and determine the powers, preferences, limitations and relative rights of the shares of each such series to the fullest extent permitted under the GCC. The issuance of IQ preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of IQ by, for example, authorizing the issuance of a series of IQ preferred stock with the rights and preferences designed to impede the proposed transaction, or by making it more difficult for a person who has gained a substantial equity interest in IQ to obtain control or to exercise control effectively.

     The IA Board may authorize the issuance of IA preferred stock at such times, for such purposes and for such consideration as it may deem advisable without further stockholder approval. The issuance of IA preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of IA by, for example, authorizing the issuance of a series of IA preferred stock with the rights and preferences designed to impede the proposed transaction, or by making it more difficult for a person who has gained a substantial equity interest in IA to obtain control or to exercise control effectively.

AMENDMENTS TO THE IQ ARTICLES AND THE IA CERTIFICATE

     Under the GCC, significant amendments to a corporation's articles of incorporation must be approved by the stockholders after being proposed by the board of directors. Certain amendments to a corporation's articles of incorporation may be adopted with approval of the board alone. The IQ Articles additionally require approval of 66 2/3% of the outstanding shares entitled to vote in order to amend certain provisions of the IQ Articles relating to authorized capital, limitations on directors' liability, indemnification of directors, consideration of certain constituencies other than stockholders in making certain decisions, certain amendments to the IQ Articles and IQ Bylaws, and approvals of certain mergers, share exchanges and sales of assets.

     Under the DGCL, a corporation's certificate of incorporation can be amended by the affirmative vote of the board of directors and approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, unless the certificate of incorporation requires the vote of a larger portion of the shares. The IA Certificate requires approval of 80% of the outstanding shares entitled to vote in order to amend certain provisions of the IA Certificate relating to the power of the IA Board to establish a rights plan; adoption, amendment or repeal of certain IA Bylaws; stockholders' rights to inspect accounts and books of IA; and limitations on a director's personal liability.

AMENDMENTS TO THE IQ BYLAWS AND THE IA BYLAWS

     Under the GCC, a corporation's bylaws may generally be amended or repealed by the board of directors, subject to the power of the stockholders to amend or repeal any such change to the bylaws. However, the IQ Articles reserve the power to amend or repeal the IQ Bylaws or adopt new bylaws to the stockholders, subject to the affirmative vote of 66 2/3% of all votes entitled to be cast, to the extent such action would limit the provisions in the IQ Bylaws relating to management of IQ by the IQ Board, the number and classification of directors, vacancies on the IQ Board, or removal of directors of the IQ Board.

     Under DGCL and the IA Certificate and Bylaws, the IA Bylaws may be amended, added to, rescinded or repealed at any meeting of the IA Board or of stockholders where adequate notice was given of such meetings; provided, however, that the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares shall be required to alter, amend or repeal those sections of the IA Bylaws regarding special meetings of stockholders; the establishment of a quorum of stockholders at a stockholders' meeting; voting rights of stockholders; notice of stockholder business and nominations; the prohibition against stockholder action by written consent; the number, tenure and qualifications of directors; director vacancies and newly created directorships; meetings of the IA Board; and the amendment and repeal of certain bylaws.

RIGHTS PLAN

     The IA Certificate expressly authorizes the IA Board to create and issue rights entitling the holders thereof to purchase from IA shares of stock or other securities of IA. The IA Certificate recognizes that under certain circumstances, the creation and issuance of such rights could have the effect of discouraging third parties from seeking or impairing their ability to seek, to acquire a significant portion of the outstanding securities of IA, to engage in any transaction which might result in a change of control of IA or to enter into any agreement, arrangement or understanding with another party to accomplish the foregoing or for the purpose of acquiring, holding, voting of disposing of any securities of IA. The times at which and terms upon which such rights are to be issued will be determined by the IA Board. While the IA Board has not undertaken to create or issue any rights, such Rights if adopted and issued could have certain anti-takeover effects.

     The IQ Articles contains no such explicit authorization; however the IQ Board could adopt a rights plan if it determined such a plan were in the best interests of IQ and its stockholders.

                                 LEGAL MATTERS

     Certain legal matters in connection with the IA Common Stock to be issued in connection with the Merger and certain tax consequences of the Merger will be passed upon for IA by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, CA. Certain tax consequences of the Merger will be passed upon for IQ by Miller & Martin LLP, Atlanta, GA. A partner of Miller & Martin LLP beneficially owns 27,261 shares of IQ Common Stock.

                                    EXPERTS

     The financial statements of Information Advantage, Inc. as of January 31, 1997 and 1998 and for each of the three years in the period ended January 31, 1998 included in this Prospectus/Joint Proxy Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of IQ Software Corporation appearing in IQ Software Corporation's Annual Report (Form 10-K) for the year ended January 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          INFORMATION ADVANTAGE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................   97
Consolidated Financial Statements:
  Consolidated Balance Sheet as of January 31, 1997 and
     1998...................................................   98
  Consolidated Statement of Operations for the Years Ended
  January 31, 1996, 1997 and 1998...........................   99
  Consolidated Statement of Stockholders' Equity (Deficit)
  for the Years Ended
  January 31, 1996, 1997 and 1998...........................  100
  Consolidated Statement of Cash Flows for the Years Ended
  January 31, 1996, 1997 and 1998...........................  101
  Notes to Consolidated Financial Statements................  102

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
INFORMATION ADVANTAGE, INC.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Information Advantage, Inc. and its subsidiaries at January 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

                                          --------------------------------------

Minneapolis, Minnesota
February 20, 1998

                          INFORMATION ADVANTAGE, INC.

                           CONSOLIDATED BALANCE SHEET
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                                   JANUARY 31
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
Current assets:
  Cash and cash equivalents.................................  $    874    $ 22,170
  Accounts receivable.......................................     3,215       5,400
  Receivable from officer...................................        70          80
  Prepaid expenses and other current assets.................       318         582
                                                              --------    --------
          Total current assets..............................     4,477      28,232
                                                              --------    --------
Furniture and equipment.....................................     1,294       2,579
Other assets................................................       147         105
                                                              --------    --------
                                                              $  5,918    $ 30,916
                                                              ========    ========

                     LIABILITIES, REDEEMABLE PREFERRED STOCK
                        AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion -- long-term debt.........................  $    790    $    349
  Accounts payable..........................................       580       1,628
  Accrued expenses..........................................     1,838       2,747
  Deferred revenue..........................................     3,371       5,920
                                                              --------    --------
          Total current liabilities.........................     6,579      10,644
                                                              --------    --------
Long-term debt, less current portion........................     1,244         234
Other long-term liabilities.................................        --          25
                                                              --------    --------
          Total liabilities.................................     7,823      10,903
                                                              --------    --------
COMMITMENTS AND CONTINGENCIES (NOTES 6 and 8)
Series A convertible redeemable preferred stock, $0.01 par
  value.....................................................     5,337          --
Series B convertible redeemable preferred stock, $0.01 par
  value.....................................................     7,150          --
Series C convertible redeemable preferred stock, $0.01 par
  value.....................................................     4,923          --
Series D convertible redeemable preferred stock, $0.01 par
  value.....................................................        --          --
Stockholders' equity (deficit):
  Common stock, $0.01 par value; 60,000,000 shares
     authorized; 1,059,139 and 15,508,097 shares issued and
     outstanding, respectively..............................        11         155
  Additional paid-in-capital................................     1,007      46,806
  Cumulative translation adjustments........................        19          (2)
  Accumulated deficit.......................................   (20,352)    (26,946)
                                                              --------    --------
          Total stockholders' equity (deficit)..............   (19,315)     20,013
                                                              --------    --------
                                                              $  5,918    $ 30,916
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          INFORMATION ADVANTAGE, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                  YEARS ENDED JANUARY 31
                                                            ----------------------------------
                                                              1996        1997         1998
                                                            --------   ----------   ----------
Revenues:
  License.................................................  $  2,686   $    6,491   $   13,661
  Service.................................................     2,956        5,255       11,929
                                                            --------   ----------   ----------
          Total revenues..................................     5,642       11,746       25,590
                                                            --------   ----------   ----------
Cost of Revenues:
  License.................................................       118          132          185
  Service.................................................     2,129        3,308        7,455
                                                            --------   ----------   ----------
          Total cost of revenues..........................     2,247        3,440        7,640
                                                            --------   ----------   ----------
Gross margin..............................................     3,395        8,306       17,950
                                                            --------   ----------   ----------
Operating expenses:
Sales and marketing.......................................     3,854       11,350       17,072
Research and development..................................     2,089        3,189        5,211
General and administrative................................     1,247        2,147        2,133
                                                            --------   ----------   ----------
     Total operating expenses.............................     7,190       16,686       24,416
                                                            --------   ----------   ----------
          Loss from operations............................    (3,795)      (8,380)      (6,466)
Other income (expense):
  Interest expense........................................      (110)        (244)        (247)
  Interest income.........................................       116          148          193
                                                            --------   ----------   ----------
          Total other income (expense)....................         6          (96)         (54)
                                                            --------   ----------   ----------
Net loss..................................................  $ (3,789)  $   (8,476)  $   (6,520)
                                                            ========   ==========   ==========
Loss per common share:
  Basic...................................................  $  (3.87)  $    (8.32)  $    (2.24)
                                                            ========   ==========   ==========
  Diluted.................................................  $  (3.87)  $    (8.32)  $    (2.24)
                                                            ========   ==========   ==========
Shares used in computing loss per common share:
  Basic...................................................   977,801    1,019,199    2,905,524
                                                            ========   ==========   ==========
  Diluted.................................................   977,801    1,019,199    2,905,524
                                                            ========   ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                          INFORMATION ADVANTAGE, INC.

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                    TOTAL
                                    COMMON STOCK       ADDITIONAL   CUMULATIVE                  STOCKHOLDERS'
                                 -------------------    PAID-IN     TRANSLATION   ACCUMULATED      EQUITY
                                   SHARES     AMOUNT    CAPITAL     ADJUSTMENTS     DEFICIT       (DEFICIT)
                                 ----------   ------   ----------   -----------   -----------   -------------
Balance, January 31, 1995......     975,659    $ 10     $   843        $ --        $ (8,018)      $ (7,165)
  Preferred stock issuance
     costs.....................          --      --          --          --             (26)           (26)
  Stock options................       3,600      --           4          --              --              4
  Translation adjustments......          --      --          --          19              --             19
  Net loss.....................          --      --          --          --          (3,789)        (3,789)
                                 ----------    ----     -------        ----        --------       --------
Balance, January 31, 1996......     979,259      10         847          19         (11,833)       (10,957)
  Preferred stock issuance
     costs.....................          --      --          --          --             (43)           (43)
  Stock options................      79,880       1         160          --              --            161
  Translation adjustments......          --      --          --          --              --             --
  Net loss.....................          --      --          --          --          (8,476)        (8,476)
                                 ----------    ----     -------        ----        --------       --------
Balance, January 31, 1997......   1,059,139      11       1,007          19         (20,352)       (19,315)
  Preferred stock issuance
     costs.....................          --      --          --          --             (74)           (74)
  Proceeds from initial public
     offering, net of offering
     costs.....................   3,834,100      38      19,730          --              --         19,768
  Preferred stock converted to
     common....................   9,483,334      95      24,315          --              --         24,410
  Stock options................     234,636       2         955          --              --            957
  Stock purchase warrants
     exercised.................     896,888       9         799          --              --            808
  Translation adjustments......          --      --          --         (21)             --            (21)
  Net loss.....................          --      --          --          --          (6,520)        (6,520)
                                 ----------    ----     -------        ----        --------       --------
Balance, January 31, 1998......  15,508,097    $155     $46,806        $ (2)       $(26,946)      $ 20,013
                                 ==========    ====     =======        ====        ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          INFORMATION ADVANTAGE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEARS ENDED JANUARY 31
                                                              ---------------------------
                                                               1996      1997      1998
                                                              -------   -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(3,789)  $(8,476)  $(6,520)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation and amortization..........................      193       470     1,466
     Interest expense converted to preferred stock..........       58        --        --
     Changes in operating assets and liabilities:
       Accounts receivable..................................     (801)   (1,723)   (2,195)
       Prepaid expenses and other current assets                   (1)     (206)     (264)
       Accounts payable.....................................       15       161     1,048
       Accrued expenses.....................................       27     1,286       909
       Deferred revenue.....................................      670     2,101     2,149
       Other................................................      (18)      (50)       21
                                                              -------   -------   -------
          Net cash used by operating activities.............   (3,646)   (6,437)   (3,386)
                                                              -------   -------   -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to furniture and equipment......................      (32)     (592)   (1,397)
                                                              -------   -------   -------
  Net cash used by investing activities.....................      (32)     (592)   (1,397)
                                                              -------   -------   -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from initial public offering, net................       --        --    19,768
  Proceeds from exercise of stock options...................        4        86       267
  Proceeds from exercise of stock purchase warrants.........       --        --       808
  Proceeds from sale of convertible redeemable preferred
     stock, net of expenses.................................    5,067     4,880     6,926
  Proceeds from issuance of notes payable-stockholders......    1,000        --        --
  Borrowings under lines of credit..........................       --        --     1,685
  Repayments on lines of credit.............................     (435)       --    (1,685)
  Proceeds from long-term debt..............................       --     1,500       400
  Principal payments on long-term debt......................     (217)     (502)   (2,090)
                                                              -------   -------   -------
  Net cash provided by financing activities.................    5,419     5,964    26,079
                                                              -------   -------   -------
Net increase (decrease) in cash and cash equivalents........    1,741    (1,065)   21,296
Cash and cash equivalents, beginning of period..............      198     1,939       874
                                                              -------   -------   -------
Cash and cash equivalents, end of period....................  $ 1,939   $   874   $22,170
                                                              =======   =======   =======

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for interest....................  $   132   $   234   $   258
                                                              =======   =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          INFORMATION ADVANTAGE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1. ORGANIZATION AND INITIAL PUBLIC OFFERING

     Information Advantage, Inc. ("IA") develops, markets and supports enterprise scalable on-line analytical processing software that is designed to allow large numbers of users to access and analyze large amounts of data to make quick and more informed business decisions. IA's relational server-based solution, DecisionSuite, provides powerful, robust and flexible analysis processing capabilities that transform raw data into meaningful information from a wide range of desktop and Internet platforms. IA also provides a comprehensive range of related training, consulting and customer support services.

     In December 1997, IA completed an initial public offering of its common stock, which generated $19.8 million net proceeds. A portion of the net proceeds was used to repay in full IA's lines of credit and subordinated debt. In addition, concurrent with the offering, IA's convertible preferred stock and substantially all stock purchase warrants were converted to common stock.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements include accounts of IA and wholly-owned subsidiaries operating in the United Kingdom and Germany. All significant intercompany accounts and transactions have been eliminated.

REVERSE STOCK SPLIT

     On October 8, 1997, the IA Board approved a reverse 1-for-2 1/2 stock split which became effective on December 3, 1997. The effect of the reverse stock split has been reflected for all periods presented in the accompanying financial statements.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FOREIGN CURRENCY TRANSLATION

     All assets and liabilities of IA's foreign subsidiaries are translated from local currencies to U.S. dollars at period end rates of exchange, while the consolidated statement of operations is translated at the average exchange rates during the period. The functional currency for IA's United Kingdom and German subsidiaries is the respective local currencies. Translation adjustments arising from the translation of net assets located outside of the United States into U.S. dollars are recorded as a separate component of stockholders' equity. Transaction gains or losses on sales to foreign customers which are denominated in their local currencies are recorded in the statement of operations. IA has not experienced any material transaction gains or losses.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cash and cash equivalents consist of cash, money market instruments and United States Government Treasury Bills having original maturities less than 90 days. Cash and money market instruments are stated at their fair values. Treasury Bills are considered "held-to-maturity" and are stated at their amortized cost which approximates fair value. The fair value of all other financial instruments approximates cost as stated.

                          INFORMATION ADVANTAGE, INC.

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     The estimated fair values of IA's cash and cash equivalents at January 31 are as follows:

                                                              1997     1998
                                                              ----    -------
Cash and money market instruments...........................  $874    $ 4,667
U.S. government treasury bills..............................    --     17,503

REVENUE RECOGNITION AND SIGNIFICANT CUSTOMERS

     Revenues derived from software licenses are recognized upon (a) the execution of a license agreement, (b) delivery of the software product (c) reasonable assurance of customer acceptance of the software and collectibility of the receivable, and (d) fulfillment of any other of IA's contract obligations. For software provided for demonstration or pilot purposes, or where significant post-delivery obligations exist, revenues are deferred until execution of a license agreement and fulfillment of all revenue recognition requirements. Revenues derived from maintenance contracts which are bundled with the initial licenses and all revenues from extended maintenance contracts are deferred and recognized ratably over the term of the maintenance contract. Revenues from maintenance contracts are included in services revenues. Revenues from training and consulting services are recognized as the services are performed. IA's policy is in compliance with the provisions of the American Institute of Certified Public Accountants' Statement of Position 91-1, "Software Revenue Recognition."

     Financial instruments which potentially subject IA to credit risk consist primarily of accounts receivable. IA grants credit to customers in the ordinary course of business. Different individual customers accounted for approximately 14%, 10% and 6% of revenues during 1996, 1997 and 1998, respectively. As of January 31, 1998, a single customer accounted for 18% of total accounts receivable.

     Accounts receivable are stated net of the related allowance for doubtful accounts of $101 and $201 as of January 31, 1997 and 1998, respectively.

RESEARCH AND DEVELOPMENT

     Expenditures for research and software development are expensed as incurred. Such costs are required to be expensed until the point that technological feasibility of the product is established and the realizability of any capitalized costs is determined. Technological feasibility is evidenced by a working model. The period between achieving technological feasibility and the general availability to the public of such software has been short. Consequently, costs otherwise capitalizable after technological feasibility is achieved have been expensed because they have been insignificant to both total assets and net loss.

FURNITURE AND EQUIPMENT

     Furniture and equipment, including those assets acquired under capital leases, consists of computers and office equipment, and is depreciated using the straight-line method over the estimated useful lives of the assets, which generally range from 3 to 5 years. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance are charged to expense as incurred. Amortization of assets under capital leases is included in depreciation expense. The amount of leased equipment consists of the following:

                                                               JANUARY 31
                                                             ---------------
                                                             1997      1998
                                                             -----    ------
Equipment cost.............................................  $ 927    $1,191
Less: Accumulated amortization.............................   (336)     (689)
                                                             -----    ------
                                                             $ 591    $  502
                                                             =====    ======

                          INFORMATION ADVANTAGE, INC.

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

INCOME TAXES

     Income taxes are accounted for on the liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the liability method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities reduced by a valuation allowance, as necessary.

EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" (SFAS No. 128). SFAS No. 128 applies to entities with publicly held common stock and is effective for financial statements issued for periods ending after December 15, 1997. Under SFAS No. 128 the presentation of primary earnings per share is replaced with a presentation of basic earnings per share. SFAS No. 128 requires dual presentation of basic and diluted earnings per share for entities with complex capital structures. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share. To date, IA has incurred net losses, thus there has been no impact from common stock warrants and options on weighted average shares outstanding. Should earnings be generated in future years, the impact of warrants and options would be dilutive to earnings per share. All earnings per share amounts for all periods have been presented or restated to conform with the provisions of SFAS No. 128.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" (SFAS No. 130). SFAS No. 130 is effective for financial statements for fiscal years beginning after December 15, 1997. This standard defines comprehensive income as the changes in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income are required to be reported in a new financial statement. Management believes the adoption of SFAS No. 130 will not have a material effect on IA's financial statements.

     In June 1997, the Financial Accounting Standards Board also issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 establishes standards for disclosures about operating segments, products and services, geographic areas and major customers. Management believes the adoption of SFAS No. 131 will not have a material effect on IA's financial statements.

     The American Institute of Certified Public Accountants' has approved a new Statement of Position (SOP), SOP 97-2, effective for transactions entered into after December 15, 1997, which will supersede Statement of Position 91-1, "Software Revenue Recognition." Management has assessed this new statement and believes that its adoption will not have a material effect on the timing of IA's revenue recognition or cause changes to its revenue recognition policies.

                          INFORMATION ADVANTAGE, INC.

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 3. FINANCIAL STATEMENT COMPONENTS

     Furniture and equipment consists of the following:

                                                                  JANUARY 31
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Computer equipment..........................................  $ 1,615    $ 2,518
Furniture and office equipment..............................      722      1,880
Less: Accumulated depreciation..............................   (1,043)    (1,819)
                                                              -------    -------
                                                              $ 1,294    $ 2,579
                                                              =======    =======

     Accrued expenses consist of the following:

                                                                 JANUARY 31
                                                              ----------------
                                                               1997      1998
                                                              ------    ------
Accrued wages and benefits..................................  $1,294    $2,253
Other accrued expenses......................................     544       494
                                                              ------    ------
                                                              $1,838    $2,747
                                                              ======    ======

NOTE 4. LINES OF CREDIT

     IA has a $2.0 million working capital line of credit with a bank which expires September 2, 1998. Borrowings are limited to the lesser of $2.0 million or 70% of eligible accounts receivable. Borrowings bear interest at an annual rate of 1.75% above the bank's prime rate (8.5% at January 31, 1998) and are collateralized by all of IA's assets. No amounts were outstanding under the line as of January 31, 1997 or 1998. Maximum and average borrowings during fiscal 1998 were $1,715 and $298, respectively. There were no borrowings in fiscal 1997.

     Management believes that, upon the September 2, 1998 expiration of the line of credit, the agreement will be renewed or replaced at similar or more favorable terms. The line of credit agreement contains certain covenants pertaining to operating results and certain other financial ratios. IA is currently in compliance with these covenants.

     IA also maintained with a bank a $400 equipment line of credit, which was collateralized by specific, related assets. The line bore interest at 1.75% over the bank's prime rate (8.5% at January 31, 1998). During October 1997, IA borrowed $400 under the line, which was repaid in full and expired in December 1997.

                          INFORMATION ADVANTAGE, INC.

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                JANUARY 31
                                                              ---------------
                                                               1997     1998
                                                              ------    -----
Subordinated note payable; bears interest at 13.5% per
  annum: repaid in fiscal 1998..............................  $1,397    $  --
Capital lease obligations; bear interest at 8.0% to 13.5%
  per annum; due in varying monthly installments trough
  October 2000..............................................     581      583
Note payable; bears interest at 10% per annum; due in
  quarterly installments of $28, plus accrued interest,
  through June 1997.........................................      56       --
                                                              ------    -----
                                                               2,034      583
Current portion-long term debt..............................    (790)    (349)
                                                              ------    -----
                                                              $1,244    $ 234
                                                              ======    =====

     Future payments of long-term debt are as follows:

                  YEARS ENDING JANUARY 31,
                  ------------------------
1999........................................................  $385
2000........................................................   199
2001........................................................    46
                                                              ----
                                                               630
Less: Amount representing interest..........................   (47)
                                                              ----
                                                              $583
                                                              ====

NOTE 6. OPERATING LEASES

     IA leases equipment and office space in several facilities under non-cancelable operating leases which expire on various dates through June 2002. Rental expense under such leases was $547, $721 and $1,415 for the years ended January 31, 1996, 1997 and 1998, respectively. Future minimum payments under the lease agreements are as follows:

                  YEAR ENDING JANUARY 31,
                  -----------------------
1999........................................................  $1,266
2000........................................................     847
2001........................................................     664
2002........................................................     571
2003........................................................     269
2004........................................................       7
                                                              ------
                                                              $3,624
                                                              ======

                          INFORMATION ADVANTAGE, INC.

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 7. INCOME TAXES

     At January 31, 1998, IA had net operating loss carryforwards of approximately $21 million for income tax purposes. The net operating loss carryforwards will begin to expire in 2007. Utilization of these net operating loss carryforwards in the future by IA may be limited or deferred subject to
Section 382 of the Internal Revenue Code. No future tax benefit for such carryforwards or other temporary differences has been recognized since utilization of such benefits is not presently deemed by management to be more likely than not based on the weight of available evidence.

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of IA's deferred tax liabilities and assets are as follows:

                                                                 JANUARY 31,
                                                              -----------------
                                                               1997      1998
                                                              -------   -------
Deferred tax liabilities:
  Tax depreciation in excess of financial reporting.........  $    37   $    --
                                                              -------   -------
Deferred tax assets:
  Net operating loss carryforward...........................    6,284     8,113
  Vacation and other accruals...............................      851     1,272
  Book depreciation in excess of tax........................       --        89
  Research and development credit carryforward..............       48        85
  Accounts receivable allowance.............................       33        66
  Amortization..............................................       49        --
                                                              -------   -------
          Total deferred tax assets.........................    7,265     9,625
                                                              -------   -------
Valuation allowance.........................................   (7,228)   (9,625)
                                                              -------   -------
          Total net deferred income taxes...................  $    --   $    --
                                                              =======   =======

NOTE 8. CAPITAL STRUCTURE

     In prior years, IA had the following authorized capital stock: 60,000,000 common shares, 4,000,000 Series A convertible redeemable preferred shares, 4,000,000 Series B convertible redeemable preferred shares, 1,633,198 Series C convertible redeemable preferred shares, 1,400,000 Series D convertible redeemable preferred shares, 4,000,000 Series E convertible redeemable preferred shares, 4,000,000 Series F convertible redeemable preferred shares, 1,633,198 Series G convertible redeemable preferred shares, and 1,400,000 Series H convertible redeemable preferred shares (collectively, the Preferred Shares), all of which had $0.01 par value. The Preferred Shares were converted upon the closing of the initial public offering of IA Common Stock.

     In September 1997, the IA Board increased the authorized shares of IA and designated a par value of $0.01 for common and convertible redeemable preferred shares. All applicable share data included in the financial statements has been adjusted to give retroactive effect to such action. In addition, IA authorized 5,000,000, $.01 par value preferred shares which became effective subsequent to the closing of the initial public offering.

WARRANTS

     In December 1997, IA and certain holders of its outstanding preferred stock (the "Lenders") entered into an agreement (the "Loan Agreement") to provide IA with a $3 million revolving loan commitment. In conjunction with the Loan Agreement, which expired, unused, 10 days following the closing of the offering, IA

                          INFORMATION ADVANTAGE, INC.

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

granted to the Lenders warrants to purchase a total of 30,000 shares of IA Common Stock at a purchase price of $5.00 per share. Such warrants expire December 2002. Using the fair value method prescribed in SFAS No. 123, the fair value of the warrants was immaterial.

     Immediately prior to the offering, IA had outstanding 779,826 stock purchase warrants at conversion prices ranging from $1.50 to $5.00. Of these, 606,407 warrants were automatically exercised and converted into 429,565 shares of IA Common Stock upon the closing of the offering.

NOTE 9. STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS

STOCK OPTION PLANS

     IA has a stock incentive plan (the "1992 Stock Option Plan") that reserves a total of 2,640,000 shares of common stock for issuance of stock options to employees, officers and directors.

     In September 1997, the IA Board adopted the 1997 Equity Incentive Plan (the "1997 Plan"). The number of shares of IA Common Stock reserved for issuance under the 1997 Plan is equal to 1,000,000, plus the number of remaining shares available for grant under IA's 1992 Stock Option Plan at the effective date of the offering. Beginning February 1, 1999 and each year thereafter, the number of shares reserved for issuance will automatically increase by the lesser of 400,000 shares or 3.5% of the total number of shares of IA Common Stock then outstanding.

     The option price for stock options granted is determined by the IA Board on the date of grant. Canceled options are available for future grant and unvested options issued to employees are canceled when their employment with IA terminates. Generally, options granted to employees vest over a five-year period and expire ten years after the date of grant.

     IA records compensation related to stock options using the intrinsic value method of APB No. 25. Compensation related to stock options granted below fair market value through January 31, 1998 approximates $1.1 million. Such compensation is considered deferred compensation and amortized over the vesting period of the related options.

     IA has adopted the disclosure-only provisions of SFAS No. 123. For purposes of the pro forma disclosures below, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost for IA's stock plan been determined based on the minimum value at the grant date for awards during fiscal 1996, 1997 and 1998 consistent with the provisions of SFAS No. 123, IA's net losses would have been increased to the pro forma amounts indicated below:

                                                                 JANUARY 31,
                                                        -----------------------------
                                                         1996       1997       1998
                                                        -------    -------    -------
Net loss -- as reported...............................  $(3,789)   $(8,476)   $(6,520)
Net loss -- pro forma.................................  $(3,830)   $(8,595)   $(6,724)
Net loss per share -- basic and diluted, as
  reported............................................  $ (3.87)   $ (8.32)   $ (2.24)
Net loss per share -- basic and diluted, pro forma....  $ (3.92)   $ (8.43)   $ (2.31)

     The minimum value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 1997 and 1998, respectively; dividend yield of 0%; risk-free interest rates of 6.4% and 6.2%; and expected lives of
8.5 years. Volatility factors are not applicable to non-public companies.

                          INFORMATION ADVANTAGE, INC.

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     A summary of the stock option activity is as follows:

                                                               EXERCISE PRICE     WEIGHTED - AVERAGE
                                                   OPTIONS        PER SHARE         EXERCISE PRICE
                                                  ---------    ---------------    ------------------
Outstanding at January 31, 1995.................    569,640    $0.875 - $1.125           $1.10
Granted.........................................    767,632             $1.125           $1.13
Exercised.......................................     (3,600)   $0.875 - $1.125           $1.03
Canceled........................................    (60,040)   $0.875 - $1.125           $1.13
                                                  ---------
Outstanding at January 31, 1996.................  1,273,632    $0.875 - $1.125           $1.10
Granted.........................................    736,120             $1.125           $1.13
Exercised.......................................    (79,880)   $0.875 - $1.125           $1.08
Canceled........................................   (153,220)   $0.875 - $1.125           $1.13
                                                  ---------
Outstanding at January 31, 1997.................  1,776,652    $0.875 - $1.125           $1.13
Granted.........................................    781,900    $ 1.125 - $5.50           $2.52
Exercised.......................................   (234,636)   $0.875 - $2.125           $1.14
Canceled........................................    (66,944)   $ 1.125 - $4.75           $1.40
                                                  ---------    ---------------           -----
Outstanding at January 31, 1998.................  2,256,972    $ 0.875 - $5.50           $1.59
                                                  =========    ===============           =====

     Stock options exercisable at January 31, 1997 and 1998 were 409,986 and 752,591, respectively. The weighted-average fair value of options granted during fiscal 1997 and 1998 using the Black-Scholes option-pricing model was $0.46 and $1.01 per share, respectively.

     The following table summarizes information about fixed-price stock options outstanding at January 31, 1998:

                                               OPTIONS OUTSTANDING
                                               -------------------                      OPTIONS EXERCISABLE
                                                    WEIGHTED-                         -----------------------
                                                     AVERAGE                                        WEIGHTED-
                                                    REMAINING          WEIGHTED-                     AVERAGE
                                   NUMBER          CONTRACTUAL          AVERAGE         NUMBER      EXERCISE
   RANGE OF EXERCISE PRICES      OUTSTANDING          LIFE           EXERCISE PRICE   EXERCISABLE     PRICE
-------------------------------  -----------   -------------------   --------------   -----------   ---------
$0.875 - $1.125                   1,850,832            6.9               $1.12          739,471       $1.12
$1.625 - $3.75                      280,340            9.5               $3.15           13,120       $1.92
$4.00  - $5.50                      125,800            9.8               $5.06                0       $   0
                                  ---------                                             -------
  Totals                          2,256,972                                             752,591
                                  =========                                             =======

EMPLOYEE STOCK PURCHASE PLAN

     In September 1997, the IA Board adopted IA's 1997 Employee Stock Purchase Plan (the "Purchase Plan"). Under the Purchase Plan, eligible employees may purchase on each purchase date, as defined, shares of IA Common Stock at 85% of its fair market value, up to the lesser of 500 shares or 15% of the employee's compensation. 200,000 shares of common stock have been reserved for issuance under the Purchase Plan.

NOTE 10. BENEFIT PLAN

     IA offers its employees a 401(k) savings plan. Eligible employees may elect to contribute a portion of their salaries up to limits defined by the Internal Revenue Code. IA may, at its sole discretion, match up to 6% of employee contributions. There have been no employer contributions to date. IA also offers employees of its subsidiaries in the United Kingdom and Germany a defined contribution plan. IA does not offer other post-retirement or post-employment benefits.

                          INFORMATION ADVANTAGE, INC.

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 11. RELATED PARTY TRANSACTION

     At January 31, 1997 and 1998, IA has a receivable from an officer in the amount of $70 and $80, respectively. The receivable bears interest at 5.3%, is secured by 12,700 shares of IA Common Stock and is due sixty days after demand by IA.

NOTE 12. SEGMENT AND GEOGRAPHIC AREAS

     IA operates in one industry segment, the development and marketing of business analysis software products for data warehouse applications and related services. International operations include operations in the United Kingdom and Germany by IA's wholly-owned subsidiaries. IA's subsidiaries in the United Kingdom and Germany sell IA's software products and services in Europe. The following table presents a summary of operating information and certain balance sheet information by geographic region:

                                                        FISCAL YEARS ENDED JANUARY 31
                                                        -----------------------------
                                                         1996       1997       1998
                                                        -------    -------    -------
Revenues:
  Domestic operations.................................  $ 5,037    $10,629    $23,115
  International operations............................      605      1,117      2,475
                                                        -------    -------    -------
Consolidated..........................................  $ 5,642    $11,746    $25,590
                                                        =======    =======    =======
Net loss:
  Domestic operations.................................  $(3,437)   $(7,495)   $(4,795)
  International operations............................     (352)      (981)    (1,725)
                                                        -------    -------    -------
  Consolidated........................................  $(3,789)   $(8,476)   $(6,520)
                                                        =======    =======    =======
Identifiable assets:
  Domestic operations.................................  $ 3,809    $ 4,942    $29,406
  International operations............................      512        976      1,510
                                                        -------    -------    -------
Consolidated..........................................  $ 4,321    $ 5,918    $30,916
                                                        =======    =======    =======

NOTE 13. NON-CASH TRANSACTIONS

     During fiscal 1996, 1997, and 1998, IA acquired $303, $486, and $264, respectively, of fixed assets through capital leases.

     During fiscal 1996, $2 million of notes payable -- stockholders was converted to Series B convertible redeemable preferred stock at $0.95 per share.

     During fiscal 1998, 9,483,334 shares of preferred stock and 606,407 stock purchase warrants were converted in cashless exercises to 9,912,899 shares of IA Common Stock.

                          INFORMATION ADVANTAGE, INC.

          INDEX TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Consolidated Balance Sheet as of January 31, 1998 (audited), and July 31, 1998.........................................  112
Consolidated Statement of Operations for the Three and Six
  Months Ended July 31, 1997 and 1998.......................  113
Consolidated Statement of Cash Flows for the Six Months
  Ended July 31, 1997 and 1998..............................  114
Notes to Consolidated Financial Statements..................  115

                          INFORMATION ADVANTAGE, INC.

                           CONSOLIDATED BALANCE SHEET
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                              JANUARY 31,     JULY 31,
                                                                 1998           1998
                                                              -----------    -----------
                                                               (AUDITED)     (UNAUDITED)
Current Assets:
  Cash and cash equivalents.................................   $ 22,170       $  9,618
  Short-term investments....................................         --          9,434
  Accounts receivable.......................................      5,400          7,909
  Receivable from officer...................................         80             79
  Prepaid expenses and other current assets.................        582          1,370
                                                               --------       --------
          Total current assets..............................     28,232         28,410
Furniture and Equipment.....................................      2,579          2,715
Other assets................................................        105             94
                                                               --------       --------
                                                               $ 30,916       $ 31,219
                                                               ========       ========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current portion -- long-term liabilities..................   $    349       $    271
  Accounts payable..........................................      1,628          1,391
  Accrued expenses..........................................      2,747          4,080
  Deferred revenue..........................................      5,920          4,348
                                                               --------       --------
          Total current liabilities.........................     10,644         10,090
Long-term liabilities, less current portion.................        259            166
                                                               --------       --------
          Total liabilities.................................     10,903         10,256
                                                               --------       --------

Stockholders' equity:
  Common stock, $0.01 par value; 60,000,000 shares
     authorized.............................................        155            156
  Additional paid-in capital................................     46,806         47,209
  Accumulated other comprehensive income....................         (2)           (18)
  Accumulated deficit.......................................    (26,946)       (26,384)
                                                               --------       --------
          Total stockholders' equity........................     20,013         20,963
                                                               --------       --------
                                                               $ 30,916       $ 31,219
                                                               ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          INFORMATION ADVANTAGE, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                    THREE MONTHS ENDED       SIX MONTHS ENDED
                                                         JULY 31,                JULY 31,
                                                    ------------------      ------------------
                                                     1997       1998         1997       1998
                                                    -------    -------      -------    -------
Revenues:
  License.........................................  $ 2,862    $ 5,959      $ 5,000    $10,926
  Services........................................    2,941      4,136        5,148      8,172
                                                    -------    -------      -------    -------
          Total revenues..........................    5,803     10,095       10,148     19,098
                                                    -------    -------      -------    -------
Cost of revenues:
  License.........................................       41         83           77        195
  Services........................................    1,886      2,036        3,445      4,070
                                                    -------    -------      -------    -------
          Total cost of revenues..................    1,927      2,119        3,522      4,265
                                                    -------    -------      -------    -------
Gross margin......................................    3,876      7,976        6,626     14,833
                                                    -------    -------      -------    -------
Operating expenses:
  Sales and marketing.............................    4,153      5,536        7,827     10,297
  Research and development........................    1,267      1,525        2,373      2,940
  General and administrative......................      550        593        1,035      1,335
                                                    -------    -------      -------    -------
          Total operating expenses................    5,970      7,654       11,235     14,572
                                                    -------    -------      -------    -------
Income (loss) from operations.....................   (2,094)       322       (4,609)       261
Other income (expense):
  Interest income.................................       41        208           78        443
  Interest expense................................      (58)        (8)        (118)       (19)
                                                    -------    -------      -------    -------
          Total other income (expense)............      (17)       200          (40)       424
                                                    -------    -------      -------    -------
Income (loss) before provision for income taxes...   (2,111)       522       (4,649)       685
Provision for income taxes........................       --         78           --        123
Net income (loss).................................  $(2,111)   $   444       (4,649)       562
                                                    =======    =======      =======    =======
Net income (loss) per share:
  Basic...........................................  $ (1.98)   $  0.03      $ (4.37)   $  0.04
                                                    =======    =======      =======    =======
  Diluted.........................................  $ (1.98)   $  0.03      $ (4.37)   $  0.03
                                                    =======    =======      =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          INFORMATION ADVANTAGE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                               SIX MONTHS ENDED
                                                                   JULY 31,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
Cash flows from operating activities:
  Net income (loss).........................................  $(4,649)   $    562
  Adjustments to reconcile net income (loss) to net cash
     used by operating activities --
     Depreciation and amortization..........................      524         594
     Changes in operating assets and liabilities:
       Accounts receivable..................................     (583)     (2,508)
       Prepaid expenses and other current assets............     (290)       (788)
       Accounts payable.....................................       47        (237)
       Accrued expenses.....................................      467       1,333
       Deferred revenue.....................................      341      (1,572)
       Other................................................       17          (4)
                                                              -------    --------
Net cash used in operating activities.......................   (4,126)     (2,620)
                                                              -------    --------
Cash flows from investing activities:
  Additions to furniture and equipment......................     (222)       (730)
  Purchase of investments held-to-maturity..................       --     (12,434)
  Maturities of investments held-to-maturity................       --       3,000
                                                              -------    --------
Net cash used in investing activities.......................     (222)    (10,164)
                                                              -------    --------
Cash flows from financing activities:
  Proceeds from exercise of stock options...................       48          43
  Proceeds from purchase of shares under Employee Stock
     Purchase Plan..........................................       --         361
  Proceeds from sale of convertible redeemable preferred
     stock, net of expenses.................................    6,926          --
  Principal payments on long-term liabilities...............     (400)       (171)
                                                              -------    --------
Net cash provided by financing activities...................    6,574         232
                                                              -------    --------
Net increase (decrease) in cash and cash equivalents........    2,226     (12,552)
Cash and cash equivalents, beginning of period..............      874      22,170
                                                              -------    --------
Cash and cash equivalents, end of period....................  $ 3,100    $  9,618
                                                              =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          INFORMATION ADVANTAGE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

 1. BASIS OF PRESENTATION

     The financial information furnished is unaudited except for the balance sheet as of January 31, 1998. The unaudited consolidated financial statements as of and for the three and six months ended July 31, 1997 and 1998 have been prepared on the same basis as the audited consolidated financial statements for the year ended January 31, 1998, and include all adjustments, consisting only of normal recurring accruals, which in the opinion of management are necessary for the fair presentation of such information for the periods presented.

     Certain notes normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. These financial statements should be read in conjunction with IA's audited financial statements and notes thereto for the three years ended January 31, 1998, included in IA's annual report on Form 10-K. In addition, the results of operations for the interim periods presented may not be indicative of results for the entire year.

 2. NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" (SFAS No. 130). SFAS No. 130 is effective for financial statements for fiscal years beginning after December 15, 1997. This standard defines comprehensive income as the changes in equity of an enterprise except those resulting from stockholder transactions. The adoption of SFAS No. 130, effective February 1, 1998, did not have a material effect on IA's financial statements. For IA, only cumulative translation adjustments are included in accumulated other comprehensive income.

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 131 is effective for annual financial statements for periods beginning after December 15, 1997. SFAS No. 131 establishes standards for disclosures about operating segments, products and services, geographic areas and major customers. IA will adopt SFAS No. 131 effective for its annual report for the fiscal year ending January 31, 1999. Management believes the adoption of SFAS No. 131 will not have a material effect on IA's financial statements.

     The American Institute of Certified Public Accountants has approved Statement of Position (SOP), SOP 97-2, effective for transactions entered into after December 15, 1997, which supersedes Statement of Position 91-1, "Software Revenue Recognition." Management has adopted this new statement and has determined that its adoption has not had a material effect on the timing of IA's revenue recognition or caused changes to its revenue recognition policies.

 3. SHORT-TERM INVESTMENTS

     Short-term investments consist of United States Government Treasury Bills having original maturities greater than 90 days. Treasury Bills are considered "held-to-maturity" and are stated at their amortized cost which approximates fair value.

 4. EARNINGS PER SHARE

     A reconciliation of the denominators of the basic and diluted earnings per share computations for the three and six months ended July 31 is presented below:

                                             THREE MONTHS ENDED            SIX MONTHS ENDED
                                                  JULY 31,                     JULY 31,
                                          -------------------------    -------------------------
                                             1997          1998           1997          1998
                                          ----------    -----------    ----------    -----------
Net Income (Loss).......................  $   (2,111)   $       444    $   (4,649)   $       562
                                          ==========    ===========    ==========    ===========
Shares Calculation:
  Weighted average basic shares
     outstanding........................   1,067,773     15,555,803     1,064,143     15,535,214
  Effect of dilutive securities
     Options............................          --      1,858,763            --      1,807,410
     Warrants...........................          --        100,956            --         99,924
                                          ----------    -----------    ----------    -----------
          Total shares used to compute
            diluted earnings per
            share.......................   1,067,773     17,515,522     1,064,143     17,442,548
                                          ==========    ===========    ==========    ===========
Net Income (Loss) per Share:
  Basic.................................  $    (1.98)   $      0.03    $    (4.37)   $      0.04
                                          ==========    ===========    ==========    ===========
  Diluted...............................  $    (1.98)   $      0.03    $    (4.37)   $      0.03
                                          ==========    ===========    ==========    ===========

                                                                      APPENDIX A

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          INFORMATION ADVANTAGE, INC.,

                            IQ SOFTWARE CORPORATION

                                      AND

                                IAC MERGER CORP.

                              AS OF JUNE 29, 1998

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
ARTICLE I  THE MERGER
     1.1  Effective Time of the Merger................................   A-1
     1.2  Closing.....................................................   A-1
     1.3  Effects of the Merger.......................................   A-2
     1.4  Director of the Company.....................................   A-2

ARTICLE II  CONVERSION OF SECURITIES
     2.1  Conversion of Capital Stock.................................   A-2
     2.2  Exchange of Certificates....................................   A-2

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     3.1  Organization of Parent and Merger Sub.......................   A-5
     3.2  Parent Capital Structure....................................   A-5
     3.3  Authority; No Conflict; Required Filings and Consents.......   A-6
     3.4  SEC Filings; Financial Statements...........................   A-7
     3.5  No Undisclosed Liabilities..................................   A-7
     3.6  Absence of Certain Changes or Events........................   A-7
     3.7  Taxes.......................................................   A-8
     3.8  Properties..................................................   A-8
     3.9  Intellectual Property.......................................   A-8
    3.10  Agreements, Contracts and Commitments.......................   A-9
    3.11  Litigation..................................................   A-9
    3.12  Environmental Matters.......................................   A-9
    3.13  Employee Benefit Plans......................................  A-10
    3.14  Compliance With Laws........................................  A-10
    3.15  Accounting and Tax Matters..................................  A-10
    3.16  Registration Statement; Proxy Statement/Prospectus..........  A-10
    3.17  Labor Matters...............................................  A-10
    3.18  Insurance; Risk Management..................................  A-11
    3.19  Opinion of Financial Advisor................................  A-11
    3.20  Interim Operations of Merger Sub............................  A-11

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     4.1  Organization of the Company.................................  A-11
     4.2  The Company Capital Structure...............................  A-12
     4.3  Authority; No Conflict; Required Filings and Consents.......  A-12
     4.4  SEC Filings; Financial Statements...........................  A-13
     4.5  No Undisclosed Liabilities..................................  A-13
     4.6  Absence of Certain Changes or Events........................  A-13
     4.7  Taxes.......................................................  A-14
     4.8  Properties..................................................  A-15
     4.9  Intellectual Property.......................................  A-15
    4.10  Agreements, Contracts and Commitments.......................  A-16
    4.11  Litigation..................................................  A-16
    4.12  Environmental Matters.......................................  A-16
    4.13  Employee Benefit Plans......................................  A-16
    4.14  Compliance With Laws........................................  A-17

                                                                        PAGE
                                                                        ----
    4.15  Accounting and Tax Matters..................................  A-17
    4.16  Registration Statement; Proxy Statement/Prospectus..........  A-17
    4.17  Labor Matters...............................................  A-18
    4.18  Insurance; Risk Management..................................  A-18
    4.19  No Existing Discussions.....................................  A-18
    4.20  Opinion of Financial Advisor................................  A-18
    4.21  Insider Trading Policies and Practices......................  A-18

ARTICLE V  COMPANY COVENANTS
     5.1  Access and Investigation....................................  A-19
     5.2  Operation of the Company's Business.........................  A-19
     5.3  Irrevocable Proxies.........................................  A-20
     5.4  Reseller Agreement..........................................  A-20
     5.5  Employment Agreement........................................  A-20

ARTICLE VI  PARENT AND MERGER SUB COVENANTS
     6.1  Access and Investigation....................................  A-20
     6.2  Operation of the Parent's Business..........................  A-21

ARTICLE VII  ADDITIONAL AGREEMENTS
     7.1  Cooperation.................................................  A-21
     7.2  No Solicitation.............................................  A-21
     7.3  Proxy Statement/Prospectus; Registration Statement..........  A-22
     7.4  Nasdaq Quotation............................................  A-22
     7.5  Stockholders' Meetings......................................  A-22
     7.6  Legal Conditions to Merger..................................  A-22
     7.7  Public Disclosure...........................................  A-23
     7.8  Tax-Free Reorganization.....................................  A-23
     7.9  Pooling Accounting..........................................  A-23
    7.10  Affiliate Agreements........................................  A-24
    7.11  Nasdaq Quotation............................................  A-24
    7.12  Stock Plans.................................................  A-24
    7.13  Brokers or Finders..........................................  A-25
    7.14  Letter of the Company's Accountants.........................  A-25
    7.15  Letter of Parent's Accountants..............................  A-25
    7.16  Schedules...................................................  A-25
    7.17  Indemnification.............................................  A-25

ARTICLE VIII  CONDITIONS TO MERGER
     8.1  Conditions to Each Party's Obligation to Effect the
          Merger......................................................  A-26
     8.2  Additional Conditions to Obligations of the Company.........  A-27
     8.3  Additional Conditions to Obligations of Parent and Merger
          Sub.........................................................  A-27

ARTICLE IX  TERMINATION AND AMENDMENT
     9.1  Termination.................................................  A-28
     9.2  Effect of Termination.......................................  A-29
     9.3  Fees and Expenses...........................................  A-29
     9.4  Non-Solicitation of Employees...............................  A-30
     9.5  Amendment...................................................  A-30
     9.6  Extension; Waiver...........................................  A-30

                                                                        PAGE
                                                                        ----
ARTICLE X  MISCELLANEOUS
    10.1  Nonsurvival of Representations, Warranties and Agreements...  A-30
    10.2  Notices.....................................................  A-30
    10.3  Interpretation..............................................  A-31
    10.4  Counterparts................................................  A-31
    10.5  Entire Agreement; No Third Party Beneficiaries..............  A-31
    10.6  Governing Law...............................................  A-32
    10.7  Assignment..................................................  A-32

Exhibit A             -- Stock Option Agreement
Exhibit B             -- Form of Voting and Proxy Agreement
Exhibits C-1 and C-2  -- Forms of Affiliate Agreements
Exhibit D             -- Form of Legal Opinion from Parent's Counsel
Exhibit E             -- Form of Legal Opinion from the Company's Counsel

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

     This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 29, 1998, is by and among Information Advantage, Inc., a Delaware corporation ("Parent"), IQ Software Corporation, a Georgia corporation (the "Company"), and IAC Merger Corp., a Georgia corporation and a direct, wholly owned subsidiary of Parent ("Merger Sub").

     WHEREAS, the Boards of Directors of the Company and Parent deem it advisable and in the best interests of each corporation and its respective stockholders that the Company and Parent combine in order to advance the long-term business interests of the Company and Parent;

     WHEREAS, the Company, Merger Sub and Parent intend to effect a merger (the "Merger") of Merger Sub with and into the Company in accordance with this Agreement and the Georgia Business Corporation Code (the "GCC");

     WHEREAS, upon the closing of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent (the Company, from and after the Merger, is sometimes referred to herein as the "Surviving Corporation");

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent to enter into this Agreement, Parent and the Company have entered into a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "Stock Option Agreement"), pursuant to which the Company granted Parent an option to purchase shares of common stock of the Company under certain circumstances;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests;

     WHEREAS, on July 24, 1998 the parties agreed to make certain technical amendments to this Agreement to correct factual errors in this Agreement; to restate this Agreement to reflect such changes; and further agreed such amended and restated agreement would be effective as of June 29, 1998.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger in such form as is required by the relevant provisions of the GCC (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Georgia, for filing, as provided in the GCC, as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Georgia or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

     1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the Company and Parent, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 8.1, 8.2 and 8.3 (the "Closing Date"), at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 155 Constitution Drive, Menlo Park, California, unless another date, place or time is agreed to in writing by the Company and Parent.

     1.3 Effects of the Merger. At the Effective Time (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company (Merger Sub and the Company are sometimes referred to together as the "Constituent Corporations"), (ii) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, (iii) the directors and officers of the Surviving Corporation immediately after the Merger shall be as determined by the Board of Directors of the Parent and shall serve until their respective successors are elected and qualified or duly appointed, as the case may be, (iv) all the property, rights, privileges, powers and franchises and duties of Merger Sub and the Company shall vest in the Surviving Corporation, and (v) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Director of the Company. At the Effective Time, Parent shall cause Charles R. Chitty to be named as member of the Board of Directors of Parent; provided, that if such person is unwilling or unable to serve in such capacity, his replacement, if any, shall be selected by Parent's Board of Directors as constituted at the Effective Time.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or the capital stock of Merger
Sub:

          (a) Capital Stock of Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Common Stock of the Company, par value .00033 per share ("Company Common Stock"), that are owned by Company or any Subsidiary (as defined in Section 3.1) of the Company shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Company Common Stock owned by Parent shall be unaffected by the Merger.

          (c) Exchange Ratio for Company Common Stock. Subject to Section 2.2, each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive 1.96 shares (the "Exchange Ratio") of Common Stock, $.01 par value, of Parent ("Parent Common Stock"). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

          (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

     2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for Parent Common Stock pursuant to the Merger are as follows:

          (a) Exchange Agent. As of the Effective Time, Parent shall deposit with a bank or trust company designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent,
     (i) certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to
     Section 2.1 in exchange for outstanding shares of Company Common Stock, and
     (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.2(e).

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, but not later than ten business days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company and Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock (plus cash in lieu of fractional shares, if any, of Parent Common Stock as provided in Section 2.2(e) below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II and payment in lieu of fractional shares which the holder of such Certificate has the right to receive pursuant to Section 2.2(e), and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such the Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer or other applicable taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this
     Section 2.2.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
     Section 2.2(e) below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to
     Section 2.2(e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

          (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement (to the extent permitted under Section 5.2) prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

          (e) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to exercise any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the average of the last reported sales prices of Parent Common Stock, as reported on the Nasdaq National Market, on each of the ten trading days immediately preceding the Closing Date.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not previously complied with this
     Section 2.2 shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

          (g) No Liability. To the extent permitted by applicable law, neither Parent nor the Company shall be liable to any holder of shares of Parent Common Stock or Company Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

          (j) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any Affiliate (as defined in Section 7.10) of the Company shall not be exchanged until Parent has received an Affiliate Agreement (as defined in Section 7.10) from such Affiliate.

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                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure schedule delivered by Parent to the Company prior to the execution and delivery of this Agreement (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III and the disclosure in any section or paragraph shall qualify other sections and paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

     3.1 Organization of Parent and Merger Sub. Each of Parent and its Subsidiaries (as defined below), including Merger Sub, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect (as defined below). Except as set forth in the Parent SEC Reports (as defined in
Section 3.4) filed prior to the date hereof, neither Parent nor any of its Subsidiaries directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Parent and comprising less than five percent (5%) of the outstanding stock of such company. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, any reference to a party's "knowledge" means, with respect to a matter, such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party and its Subsidiaries reasonably believed to have knowledge of such matter. For purposes of this Agreement, the term "Parent Material Adverse Effect" means any effect that is, or would reasonably be expected to be, materially adverse to the business, properties, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that (i) any adverse change, event or effect that is demonstrated to be primarily caused by the announcement or pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Parent Material Adverse Effect" on or with respect to Parent and its Subsidiaries, taken as a whole, and
(ii) any adverse change in the stock price of Parent as quoted on the Nasdaq National Market shall not be taken into account in determining whether there has been or would be a "Parent Material Adverse Effect" on or with respect to Parent and its Subsidiaries, taken as a whole.

     3.2  Parent Capital Structure.

     (a) The authorized capital stock of Parent consists of 60,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value ("Parent Preferred Stock"). As of April 30, 1998, (i) 15,516,770 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Parent Common Stock were held in the treasury of Parent or by Subsidiaries of Parent. Section 3.2 of the Parent Disclosure Schedule shows the number of shares of Parent Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of April 30, 1998 and the plans under which such options were granted (together with the 1997 Employee Stock Purchase Plan, the "Parent Stock Plans"). No material change in such capitalization has occurred between April 30, 1998 and the date of this Agreement. As of the date of this Agreement, none of the shares of Parent Preferred Stock are issued and outstanding. All shares of Parent Common Stock, subject to issuance as

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

specified above, are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Parent's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Parent or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature.

     (b) Except as set forth in this Section 3.2 or as reserved for future grants of options and issuances of shares of Common Stock under the Parent Stock Plans, there are no equity securities of any class of Parent or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in the Parent SEC Reports filed prior to the date hereof or disclosed in Section
3.2 of the Parent Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Parent or any of its Subsidiaries are a party or by which it is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the knowledge of Parent, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Parent.

     3.3  Authority; No Conflict; Required Filings and Consents.

     (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and in the case of Parent, the Stock Option Agreement, and to consummate the transactions contemplated by this Agreement and in the case of Parent, the Stock Option Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub and in the case of Parent, the Stock Option Agreement, have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub (including the approval of the Merger by Parent as the sole stockholder of Merger Sub), subject only to the approval of the Merger by Parent's stockholders. This Agreement has been duly executed and delivered by Parent and Merger Sub, and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

     (b) The execution and delivery of this Agreement, and in the case of Parent, the Stock Option Agreement, by Parent and Merger Sub, does not, and the consummation of the transactions contemplated by this Agreement and the Stock Option Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, each as amended to date, (ii) result in any violation of, or default under or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Parent or any of its Subsidiaries are a party or by which any of them or any of their properties or assets may be bound, or
(iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Registration Statement (as defined in Section 3.16 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended ("Securities Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of Georgia, (iii) the filing of the Joint Proxy Statement (as defined in Section 3.16 below) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the National Association of Securities Dealers, Inc., and any clearance thereof by the SEC, (iv) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Parent Material Adverse Effect.

     3.4  SEC Filings; Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since December 17, 1997, (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) at the time filed or, with respect to registration statements filed with the SEC under the Securities Act, as of the effective date thereof, complied in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries are required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Parent SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Parent and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of Parent as of April 30, 1998 is referred to herein as the "Parent Balance Sheet."

     3.5 No Undisclosed Liabilities. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since April 30, 1998 in the ordinary course of business consistent with past practices, Parent and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Parent Material Adverse Effect.

     3.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, during the period commencing on the date of the Parent Balance Sheet and ending on the date of this Agreement, the Parent and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, during such period, there has not been (i) any change in the financial condition, results of operations, business or properties of the Parent and its Subsidiaries, taken as a whole, which has had or could reasonably be expected to have a Parent Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to the Parent or any of its Subsidiaries having a Parent Material Adverse Effect; (iii) any material change by the

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

Parent in its accounting methods, principles or practices to which Parent has not advised Company promptly thereof; or (iv) any revaluation by the Parent of any of its assets having a Parent Material Adverse Effect.

     3.7  Taxes.

     (a) All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax authority with respect to any Taxable period ending on or before the Closing, by or on behalf of Parent (collectively, "Tax Returns" and individually a "Tax Return"), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time (and all other Taxes due and payable on or before the Effective Time) have been or will be paid on or before such date. The Parent's consolidated financial statements (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through April 30, 1998 and Parent has not and will not incur any Tax liability materially in excess of the amount reflected on the Parent Balance Sheet with respect to such periods, other than Taxes incurred in the ordinary course of its business following April 30, 1998, and (ii) properly accrues in accordance with GAAP all material liabilities for Taxes payable after April 30, 1998 with respect to all transactions and events occurring on or prior to such date.

     (b) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3.7, the term "Parent" means Parent and any entity included in, or required under GAAP to be included in, any of the Parent consolidated financial statements.

     3.8  Properties.

     (a) Neither the Parent nor any of its Subsidiaries own any real property.

     (b) All material real property leases of the Parent and its Subsidiaries are in good standing, valid and effective in accordance with their respective terms, and neither the Parent nor any of its Subsidiaries are in default under any of such leases.

     3.9  Intellectual Property.

     (a) The Parent and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Parent and its Subsidiaries as currently conducted, or planned to be conducted (the "Parent Intellectual Property Rights").

     (b) Neither the Parent nor any of its Subsidiaries are, or will as a result of the execution and delivery of this Agreement or the performance of the Parent's obligations under this Agreement or otherwise be, in breach of any license, sublicense or other agreement relating to the Parent Intellectual Property Rights, or any licenses, sublicenses and other agreements as to which the Parent or any of its Subsidiaries are a party and pursuant to which the Parent or any of its Subsidiaries are authorized to use any third party patents, trademarks or copyrights, including software that is used in the manufacture of, incorporated in, or forms a

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

part of any product sold by or expected to be sold by the Parent or any of its Subsidiaries, the breach of which would be reasonably likely to have a Parent Material Adverse Effect.

     (c) All patents, registered trademarks, service marks and copyrights which are held by the Parent or any of its Subsidiaries and which are material to the business of the Parent and its Subsidiaries, taken as a whole, are valid and subsisting. The Parent (i) has not been sued in any suit, action or proceeding, or received in writing any claim or notice, which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

     3.10 Agreements, Contracts and Commitments. The Parent has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any agreement, contract or commitment filed as an exhibit to the Parent SEC Reports ("Parent Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Parent Material Adverse Effect. Each Parent Material Contract that has not expired by its terms is in full force and effect.

     3.11 Litigation. Except as described in the Parent SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against the Parent or any of its Subsidiaries pending or as to which the Parent or any such Subsidiary has received any written notice of assertion.

     3.12  Environmental Matters

     (a) Except as disclosed in the Parent SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect: (i) the Parent and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by Parent and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Parent or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by the Parent or any of its Subsidiaries; (iv) neither the Parent nor any of its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Parent nor any of its Subsidiaries have been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Parent nor any of its Subsidiaries have received any notice, demand, letter, claim or request for information alleging that the Parent or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither the Parent nor any of its Subsidiaries are subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or are subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving the Parent or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of the Parent pursuant to any Environmental Law.

     (b) As used in this Agreement, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health and safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

     (c) As used in this Agreement, the term "Hazardous Substance" means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

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

     3.13  Employee Benefit Plans.

     (a) With respect to the bonus, stock option, profit sharing, 401(k) and other similar plans and programs ("Parent Employee Plans"), individually and in the aggregate, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which the Parent could be subject to any liability under Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

     (b) With respect to the Parent Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Parent.

     3.14 Compliance With Laws. The Parent and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect.

     3.15 Accounting and Tax Matters. To its knowledge, after consulting with its independent auditors, neither Parent nor any of its Affiliates (as defined in Section 7.10) have taken or agreed to take any action which would (i) prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests or (ii) prevent the Merger from constituting a transaction qualifying as a reorganization under 368(a) of the Code.

     3.16 Registration Statement; Proxy Statement/Prospectus. The information to be supplied by Parent for inclusion in the registration statement on Form S-4 pursuant to which shares of Parent Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of the Company and Parent in connection with the meeting of Parent's stockholders (the "Parent Stockholders' Meeting") and the Company's stockholders (the "Company Stockholders' Meeting") to consider this Agreement and the Merger (the "Joint Proxy Statement") shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Parent or the Company, at the time of the Parent Stockholders' Meeting and the Company Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders' Meeting or the Company Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company that is contained in any of the foregoing documents.

     3.17 Labor Matters. Neither the Parent nor any of its Subsidiaries are parties to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is the Parent or any of its Subsidiaries the subject of any material proceeding asserting that the Parent or any of its Subsidiaries have committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Parent, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Parent or any of its Subsidiaries.

     3.18 Insurance; Risk Management. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Parent or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage (subject to reasonable deductibles, co-insurance and exclusions) for all normal risks incident to the business of the Parent and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect. The steps taken by the Parent to manage the various risks incident to the business and operations of the Parent and its Subsidiaries and their respective properties and assets are at least equivalent to those taken by persons engaged in similar businesses, except for any failures to take such steps that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

     3.19 Opinion of Financial Advisor. The financial advisor of Parent, BancAmerica Robertson Stephens, has delivered to Parent an opinion dated the date of this Agreement to the effect that the Exchange Ratio is fair to the holders of Parent Common Stock from a financial point of view.

     3.20 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except as set forth herein and in the disclosure schedule delivered by the Company to Parent prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article IV and the disclosure in any section or paragraph shall qualify other sections and paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

     4.1 Organization of the Company. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Company Material Adverse Effect (as defined below). Except as set forth in the Company SEC Reports (as defined in
Section 4.4) filed prior to the date hereof, neither the Company nor any of its Subsidiaries directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by the Company and comprising less than five percent (5%) of the outstanding stock of such company. For purposes of this Agreement, the term "Company Material Adverse Effect" means any effect that is, or would reasonably be expected to be, materially adverse to the business, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that (a) any adverse change, event or effect that is demonstrated to be primarily caused by the announcement or pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Company Material Adverse Effect" on or with respect to the Company and its Subsidiaries, taken as a whole, and (b) any adverse change in the stock price of the Company as quoted on the Nasdaq National Market shall not be taken into account in determining whether there has been or would be a "Company Material Adverse Effect" on or with respect to the Company and its Subsidiaries, taken as a whole.

     4.2  The Company Capital Structure.

     (a) The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $.00033 par value, and 5,000,000 shares of Preferred Stock, $.01 par value ("Company Preferred Stock"). As of the date hereof, (i) 4,674,216 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company. 670,275 shares of Company Common Stock have been reserved for future issuance pursuant to stock options granted and outstanding as of the date hereof under the Company stock option plans (the "Company Stock Plans") listed on Schedule 4.2 of the Company Disclosure Schedule. As of the date of this Agreement, none of the shares of Company Preferred Stock is issued and outstanding. All shares of Company Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature.

     (b) Except as set forth in this Section 4.2 or as reserved for future grants of options and issuances of shares of Common Stock under the Company Stock Plans, there are no equity securities of any class of the Company or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in the Company SEC Reports filed prior to the date hereof, in the Stock Option Agreement or disclosed in Section 4.2 of the Company Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries are a party or by which they are bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the knowledge of the Company, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of the Company.

     4.3  Authority; No Conflict; Required Filings and Consents.

     (a) The Company has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated by this Agreement and the Stock Option Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's stockholders under the GCC. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and constitute the valid and binding obligation of the Company, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception.

     (b) The execution and delivery of this Agreement and the Stock Option Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement and the Stock Option Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of the Company, each as amended to date,
(ii) result in any violation of, or default under or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries are a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Georgia,
(ii) the filing of the Joint Proxy Statement with the SEC in accordance with the Exchange Act and the National Association of Securities Dealers, Inc., and any clearance thereof by the SEC, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

     4.4  SEC Filings; Financial Statements.

     (a) The Company has filed and made available to Parent all forms, reports and documents required to be filed by the Company with the SEC since December 31, 1996 (collectively, the "Company SEC Reports"). The Company SEC Reports (i) at the time filed or, with respect to registration statements filed with the SEC under the Securities Act, as of the effective date thereof, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Company SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of the Company and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of the Company dated as of April 30, 1998 is referred to herein as the "Company Balance Sheet."

     4.5 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since April 30, 1998 in the ordinary course of business consistent with past practices, the Company and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

     4.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof, during the period commencing on the date of the Company Balance Sheet and ending on the date of this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, during such period, there has not been (i) any change in the financial condition, results of operations, business or properties of the Company and its

Subsidiaries, taken as a whole, which has had or could reasonably be expected to have a Company Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to the Company or any of its Subsidiaries having a Company Material Adverse Effect; (iii) any material change by the Company in its accounting methods, principles or practices to which Parent has not previously consented in writing; (iv) any revaluation by the Company of any of its assets having a Company Material Adverse Effect; or (v) any other action or event that would have required the consent of Parent pursuant to Section 5.2 of this Agreement had such action or event occurred after the date of this Agreement and that, in the case of this clause (v), individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

     4.7  Taxes.

     (a) All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax authority with respect to any Taxable period ending on or before the Closing, by or on behalf of Company (collectively, "Tax Returns" and individually a "Tax Return"), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time (and all other Taxes due and payable on or before the Effective Time) have been or will be paid on or before such date. The Company's consolidated financial statements (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through April 30, 1998 and Company has not and will not incur any Tax liability materially in excess of the amount reflected on the Company Balance Sheet with respect to such periods, other than Taxes incurred in the ordinary course of its business following April 30, 1998, and (ii) properly accrues in accordance with GAAP all material liabilities for Taxes payable after April 30, 1998 with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Company consolidated financial statements relating to Tax matters is true, complete and accurate in all material respects. No material Tax liability since April 30, 1998 has been incurred by Company other than in the ordinary course of business and adequate provision has been made by Company for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

     (b) Company has previously provided or made available, or will provide or make available, to Parent true and correct copies of all income, franchise, and sales Tax Returns, and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements and reports. Company has withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld. No Tax Returns filed with respect to Taxable years of Company through the Taxable year ended January 31, 1994 in the case of the United States have been examined, and such Taxable years are now closed. Company (or any member of any affiliated or combined group of which Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect. There is no material claim, audit, action, suit, proceeding, or (to the knowledge of Company) investigation now pending or (to the knowledge of Company) threatened against or with respect to Company in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax authority has been received by Company, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax authority that could, if determined adversely to Company, materially and adversely affect the liability of Company for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Company. Company is in full compliance with all the terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither Company nor any person on behalf of Company has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by Company. None of the assets of Company is property that Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Company has not made and will not make a deemed dividend election under Treas. Reg. Section 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. Company has never been a party to any transaction intended to qualify under Section 355 of the Internal Revenue Code or any corresponding provision of state law. Company has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country and Company has not engaged in a trade or business within any foreign country. Company has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of federal or state law. All material elections with respect to Company's Taxes made during the fiscal years ending, January, 31, 1995, 1996, 1997 and 1998 (if filed) are reflected on the Company Tax Returns for such periods, copies of which have been provided or made available to Parent. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed. Company is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Company is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. There is no agreement, contract or arrangement to which Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4), 162 (other than 162(a)) or 404 of the Code. Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than Company nor does Company owe any amount under any such Agreement. Company has previously provided or made available to Parent true and correct copies of all income, franchise, and sales Tax Returns, and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements and reports. Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

     (c) As used in this Section 4.7, the term "Company" means Company and any entity included in, or required under GAAP to be included in, any of the Company consolidated financial statements.

     4.8  Properties.

     (a) Neither the Company nor any of its Subsidiaries own any real property.

     (b) All material real property leases of the Company and its Subsidiaries are in good standing, valid and effective in accordance with their respective terms, and neither the Company nor any of its Subsidiaries are in default under any of such leases.

     4.9  Intellectual Property.

     (a) The Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted, or planned to be conducted (the "Company Intellectual Property Rights").

     (b) Neither the Company nor any of its Subsidiaries are, or will as a result of the execution and delivery of this Agreement or the performance of the Company's obligations under this Agreement or otherwise be, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries are a party and pursuant to which the Company or any of its Subsidiaries are authorized to use any third party patents, trademarks or copyrights ("Company Third Party Intellectual Property Rights"), including software that is used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by the Company or any of its Subsidiaries, the breach of which would be reasonably likely to have a Company Material Adverse Effect.

     (c) All patents, registered trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, are valid and subsisting. The Company (i) has not been sued in any suit, action or proceeding, or received in writing any claim or notice, which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

     4.10 Agreements, Contracts and Commitments. The Company has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any agreement, contract or commitment filed as an exhibit to the Company SEC Reports ("Company Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. Each Company Material Contract that has not expired by its terms is in full force and effect.

     4.11 Litigation. Except as described in the Company SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against the Company or any of its Subsidiaries pending or as to which the Company or any such Subsidiary has received any written notice of assertion.

     4.12  Environmental Matters.

     Except as disclosed in the Company SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Company or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries have been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries have received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries are subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or are subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company pursuant to any Environmental Law.

     4.13  Employee Benefit Plans.

     (a) The Company has listed in Section 4.13 of the Company Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of ERISA and all bonus, stock option, restricted stock, stock appreciation right, phantom stock, executive compensation, profit-sharing, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, programs, policies, perquisites, arrangements (written or otherwise) and all unexpired offer letters, employment agreements, severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any trade or business (whether or not incorporated) (an "ERISA Affiliate") which under Section 414 of the Code is aggregated with the Company, or any Subsidiary of the Company (collectively, the "Company Employee Plans").

     (b) With respect to each Company Employee Plan, the Company has made available to Parent, a true and correct copy of (i) the most recent annual report (Form 5500), if any, filed with the IRS, (ii) such Company Employee Plan,
(iii) each trust agreement and group annuity contract, if any, relating to such Company Employee Plan, (iv) the most recent actuarial report or valuation relating to a Company Employee Plan subject to Title IV of ERISA, (v) the most updated summary plan description for employee benefit plans defined in Section 3(3) of ERISA, including any summaries of material modifications and (vi) with respect to each Company Employee Plan that is intended to qualify under section 401(a) of the Code, the most recent determination letter concerning such plan's qualification under section 401(a) of the Code, as issued by the Internal Revenue Service, and any subsequent determination letter application.

     (c) With respect to the Company Employee Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any liability under ERISA, the Code or any other applicable law.

     (d) With respect to the Company Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company.

     (e) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither the Company nor any of its Subsidiaries are a party to any oral or written (i) agreement with any officer or other key employee of the Company or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, (ii) agreement with any officer of the Company providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (f) Except as provided for in this Agreement, neither the Company nor any of its Subsidiaries are a party to any contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

     4.14 Compliance With Laws. The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

     4.15 Accounting and Tax Matters. To its knowledge, after consulting with its independent auditors, neither the Company nor any of its Affiliates have taken or agreed to take any action which would (i) prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests or (ii) prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

     4.16 Registration Statement; Proxy Statement/Prospectus. The information to be supplied by the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is

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

declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to stockholders of the Company or Parent, at the time of the Company Stockholders' Meeting and the Parent Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or the Parent Stockholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent that is contained in any of the foregoing documents.

     4.17 Labor Matters. Neither the Company nor any of its Subsidiaries are parties to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries have committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Company, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

     4.18 Insurance; Risk Management. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage (subject to reasonable deductibles, co-insurance and exclusions) for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The steps taken by the Company to manage the various risks incident to the business and operations of the Company and its Subsidiaries and their respective properties and assets are at least equivalent to those taken by persons engaged in similar businesses, except for any failures to take such steps that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

     4.19 No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

     4.20 Opinion of Financial Advisor. The financial advisor of the Company, First Albany Corporation, has delivered to the Board of Directors of the Company an opinion dated the date of this Agreement to the effect that the Exchange Ratio is fair, as of the date of the Agreement, to the stockholders of the Company from a financial point of view.

     4.21 Insider Trading Policies and Practices. Section 4.21 to the Company Disclosure Schedule sets forth a copy of the Company's insider trading policy as in effect on the date hereof. The Company and, to the knowledge of the Company, each of its directors, officers and employees who are subject to such policy have complied in all material respects with the terms of such policy.

                                   ARTICLE V

                               COMPANY COVENANTS

     5.1 Access and Investigation. During the period from the date of this Agreement through the earlier of the Effective Time or termination of this Agreement, the Company shall, and shall cause its Subsidiaries to; (a) provide Parent and Parent's representatives with reasonable access to the Company's and its Subsidiaries' representatives, personnel, assets and facilities and to all books, records, Tax Returns, work papers and other documents and information relating to the Company and its Subsidiaries and (b) provide Parent and Parent's representatives with such copies of the books, records, Tax Returns, work papers and other documents and information relating to the Company and its Subsidiaries as Parent may reasonably request.

     5.2 Operation of the Company's Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees as to itself and its Subsidiaries (except to the extent expressly contemplated by this Agreement or the Disclosure Schedules or that Parent shall otherwise consent in writing), to carry on its and its Subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay and to cause its Subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform its and its Subsidiaries' other obligations when due, and, to the extent consistent with such business, use all reasonable efforts (and in any event efforts no less favorable than those consistent with past practices and policies) to preserve intact its and its Subsidiaries' present business organizations, to use its reasonable best efforts to keep available the services of its present officers and key employees and to use its reasonable best efforts to preserve its and its Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it or its Subsidiaries to the end that its and its Subsidiaries' goodwill and ongoing business shall be unimpaired at the Effective Time. The Company shall promptly notify Parent of any material event or occurrence whether or not incurred in the ordinary course of business. Except as expressly contemplated by this Agreement, the Company hereafter shall not (and shall not permit any of its Subsidiaries to), without the written consent of Parent:

          (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under any of the Company's or any of its Subsidiaries' employee stock plans or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

          (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

          (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options to purchase less than an aggregate of 150,000 shares of Company Common Stock consistent with past practices to new employees who are not executives of the Company and provided, further that up to 25,000 of such 150,000 shares may be issued to existing employees of the Company without consent in accordance with the provisions of this Section 5.2, (ii) the issuance of shares of Company Common Stock, pursuant to the exercise of options outstanding prior to the date of this Agreement, or (iii) the issuance of shares of Company Common Stock, pursuant to the Stock Option Agreement;

          (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business);

          (e) Sell, lease, license or otherwise dispose of any of its material properties or assets, except for software licenses in the ordinary course of business;

          (f) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees or officers in the ordinary course of business consistent with past practice, (ii) grant any severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, except in the ordinary course of business with respect to employees who are not officers, (iii) enter into any collective bargaining agreement (other than as required by law or extensions to existing agreements in the ordinary course of business), (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (g) Amend or propose to amend its charter or bylaws, except as contemplated by this Agreement;

          (h) Incur any indebtedness for borrowed money other than pursuant to credit agreements in effect as of the date hereof;

          (i) Initiate, compromise or settle any material litigation or arbitration proceeding (other than as a result of a breach of this Agreement or the transactions contemplated herein) (Parent shall not unreasonably withhold its consent to any such initiation, compromise or settlement);

          (j) Except in the ordinary course of business, modify, amend or terminate any Company Material Contract or waive, release or assign any material rights;

          (k) Make any material Tax election other than in the ordinary course of business and consistent with past practice, change any material Tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any Tax accounting method, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment or change in any material respect its accounting methods, principles or practices, except insofar as may be required by an applicable change in GAAP; or

          (l) Take, or agree in writing or otherwise to take, any of the actions described in paragraphs (a) through (k) above.

     In addition, the Company shall notify Parent promptly following the execution by the Company or any of its Subsidiaries of any agreement providing for the receipt of amounts in excess of $500,000 or payment of amounts in excess of $50,000.

     5.3 Irrevocable Proxies. Each of the parties listed on Schedule 5.3 has delivered an executed form of Voting and Proxy Agreement in favor of Parent in the form attached hereto as Exhibit B-1 (each, a "Proxy").

     5.4 Reseller Agreement. Company and Parent shall execute a Reseller Agreement (the "Reseller Agreement") with respect to the Company's products which is mutually acceptable to the parties, on or before July 13, 1998.

     5.5 Employment Agreement. Parent and Charles R. Chitty have executed an employment agreement which is mutually acceptable to the parties, on or before July 13, 1998.

                                   ARTICLE VI

                        PARENT AND MERGER SUB COVENANTS

     6.1 Access and Investigation. During the period from the date of this Agreement through the earlier of the Effective Time or termination of this Agreement, the Parent shall, and shall cause its Subsidiaries to; (a) provide Company and Company's representatives with reasonable access to the Parent and its Subsidiaries' representatives, personnel, assets and facilities and to all books, records, Tax Returns, work papers and other documents and information relating to the Parent and its Subsidiaries and (b) provide Company and

Company's representatives with such copies of the books, records, Tax Returns, work papers and other documents and information relating to the Parent and its Subsidiaries as Company may reasonably request.

     6.2 Operation of the Parent's Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Parent agrees to promptly notify Company of any material event or occurrence whether or not incurred in the ordinary course of business.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     7.1 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of the Company and Parent shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

     7.2  No Solicitation.

     (a) The Company shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative, Subsidiary or agent of such party (i) take any action to solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company, or its Board of Directors, to the extent such Board of Directors determines, in good faith, based upon and consistent with advice received in consultation with outside legal counsel, that such Board of Directors' fiduciary duties under applicable law require it to do so, from
(A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal by such person or entity to the stockholders of the Company, if and only to the extent that (1) the Board of Directors of the Company believes in its good faith reasonable judgment (based upon and consistent with advice received in consultation with independent financial and legal advisors) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Merger and the long-term prospects of Parent and the Company as a combined company, would, if consummated, result in a transaction more favorable over the long term from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of the Company determines in good faith after consultation with, and based upon and consistent with advice received from, outside legal counsel that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Non-Disclosure Agreement dated June 17, 1998 between Parent and the Company (the "Confidentiality Agreement"), such non-public information has been previously delivered to the Board of Directors of Parent and the Company advises the Parent hereto in writing of such disclosure or negotiations, including the party to whom disclosed or with whom discussions or negotiations will occur; or (B) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

     (b) The Company shall notify Parent immediately after receipt by the Company (or their advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of such party or any of its Subsidiaries by any person or entity that informs such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Such party shall continue to keep the other party hereto informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

     7.3  Proxy Statement/Prospectus; Registration Statement.

     (a) As promptly as practical after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC the Joint Proxy Statement, and Parent shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, provided that Parent may delay the filing of the Registration Statement until approval of the Joint Proxy Statement by the SEC. The Company and Parent shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical; provided, however, that Parent shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective. The Joint Proxy Statement, and any amendment or supplement thereto, shall include the recommendation of the Board of Directors of Parent and the recommendation of the Board of Directors of the Company in favor of this Agreement and the Merger; provided that the Board of Directors of either party may withdraw such recommendation if such Board of Directors believes in its good faith reasonable judgment, based upon and consistent with advice received in consultation with outside legal counsel, that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

     (b) The Company and Parent shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

     7.4 Nasdaq Quotation. Each of the Company and Parent agrees to continue the quotation of Company Common Stock and Parent Common Stock on the Nasdaq National Market during the term of this Agreement so that appraisal rights will not be available to stockholders of Parent or the Company.

     7.5  Stockholders' Meetings.

     (a) Parent and the Company shall each call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting, in each case, upon this Agreement and the Merger. Subject to Sections 7.2 and 7.3, Parent and the Company will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof and shall not postpone or adjourn (other than for the absence of a quorum) their respective stockholders' meetings without the consent of the other party. Subject to Sections 7.2 and 7.3, each party shall use all reasonable efforts to solicit from stockholders of such party proxies in favor of such matters.

     (b) Parent may also submit additional proposals to its stockholders at the Parent Stockholders' Meeting, separate from the proposals referred to in Section 7.5(a). The approval by Parent's stockholders of such additional proposals shall not be a condition to the closing of the Merger under this Agreement.

     7.6  Legal Conditions to Merger.

     (a) Subject to Sections 7.2 and 7.3, Parent and the Company shall each use their best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws and (B) any applicable law. Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Parent and the Company shall use their best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

     (b) The Company and Parent agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective best efforts to obtain any government clearances or approvals required for Closing under any Federal, state or foreign law, regulation, rule, order or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. In the event of a challenge to the transactions contemplated by this Agreement pursuant to any Antitrust laws, Parent and the Company shall use their best efforts to defeat such challenge, including by institution and defense of litigation, or to settle such challenge on terms that permit the consummation of the Merger; provided, however, that nothing herein shall require either party to agree to divest or hold separate any portion of its business, product line or assets or otherwise take action that could reasonably be expected to have a Parent Material Adverse Effect, a Company Material Adverse Effect or an effect to Parent combined with the Surviving Corporation after the Effective Time comparable to either a Parent Material Adverse Effect or a Company Material Adverse Effect. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     (c) Each of Parent and Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their best efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Parent Disclosure Schedule or the Company Disclosure Schedule, as the case may be, or (iii) required to prevent a Parent Material Adverse Effect or a Company Material Adverse Effect from occurring prior to or after the Effective Time.

     7.7 Public Disclosure. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or by the National Association of Securities Dealers, Inc.

     7.8 Tax-Free Reorganization. The Company and Parent shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

     7.9 Pooling Accounting. From and after the date hereof and until the Effective Time, Parent and the Company shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests and to take such action as may be reasonably necessary to permit such treatment. Each of Parent and the Company shall use its best efforts to cause its respective Affiliates not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

     7.10 Affiliate Agreements. Upon the execution of this Agreement, the Company and Parent will provide each other with a list of those persons who are, in the Company's or Parent's respective reasonable judgment, "affiliates" of the Company or Parent, respectively, within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145") (each such person who is an "affiliate" of the Company or Parent within the meaning of Rule 145 is referred to as an "Affiliate"). The Company and Parent shall provide each other with such information and documents as Parent or the Company shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Parent and the Company shall each use its best efforts to deliver or cause to be delivered to each within thirty days of the date hereof (and in any case prior to the Effective Time) from each of its Affiliates, an executed Affiliate Agreement, in form attached hereto as Exhibit C-1, in the case of Affiliates of the Company, and in the form attached hereto as Exhibit C-2, in the case of Affiliates of Parent (each, an "Affiliate Agreement"). Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Affiliate Agreements (provided that such legends or stop transfer instructions shall be removed, two years after the Effective Date, upon the request of any stockholder that is not then an Affiliate of Parent).

     7.11 Nasdaq Quotation. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

     7.12  Stock Plans.

     (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") under the Company Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Company Common Stock purchasable pursuant to such Company Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option in accordance with the foregoing.

     (b) As soon as practicable after the Effective Time, Parent shall deliver to the participants in Company Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants made pursuant to Company Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 7.12 after giving effect to the Merger).

     (c) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans, with the result that all obligations of the Company under the Company Stock Plans, including with respect to Company Stock Options outstanding at the Effective Time under each Company Stock Plan, shall be obligations of Parent following the Effective Time. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery under Company Stock Plans assumed in accordance with this Section 7.12. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Parent Common Stock subject to such options, and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     (d) The Board of Directors of the Company shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Company Stock Plans and the instruments evidencing the Company Stock Options, to provide for the conversion of the Company Stock Options into options to acquire Parent Common Stock in accordance with this Section 7.12, and that no consent of the holders of the Company Stock Options is required in connection with such conversion.

     7.13 Brokers or Finders. Each of the Company and Parent represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except BancAmerica Robertson Stephens, whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm, and First Albany Corporation, whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firm (a copy of which have been delivered by the Company to Parent prior to the date of this Agreement). Each of the Company and Parent agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its Affiliates.

     7.14 Letter of the Company's Accountants. The Company shall use all reasonable efforts to cause to be delivered to Parent and the Company a letter of Ernst & Young LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     7.15 Letter of Parent's Accountants. Parent shall use all reasonable efforts to cause to be delivered to the Company and Parent a letter of PricewaterhouseCoopers LLP, Parent's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     7.16 Schedules. From time to time prior to the Closing Date, each of Parent and the Company will promptly supplement or amend the Parent or the Company Disclosure Schedules, as the case may be, with respect to any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Parent or the Company Disclosure Schedules, as the case may be, or that is necessary to correct any information in the Parent or the Company Disclosure Schedules, as the case may be, or in any representation and warranty of each of Parent and the Company that has been rendered inaccurate thereby. For purposes of determining the accuracy of the respective representations and warranties contained in Articles III and IV, and in order to determine the fulfillment of the conditions set forth in Article VIII, the Parent or the Company Disclosure Schedules, as the case may be, shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto unless such changes reflect actions taken in compliance with the provisions of Articles V, VI and VIII hereof.

     7.17  Indemnification.

     (a) From and after the Effective Time, Parent agrees that it will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under GCC and its certificate of incorporation, bylaws or resolutions of the Board of Directors of the Company in effect on the date hereof to indemnify such Indemnified Party (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

     (b) The provisions of this Section 7.17 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, bylaw, resolution of the Board of Directors of the Company or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

                                  ARTICLE VIII

                              CONDITIONS TO MERGER

     8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of 66 2/3% of the issued and outstanding shares of Company Common Stock (the "Required Company Stockholder Approval") and by the affirmative vote of the holders of a majority of the issued and outstanding shares of Parent Common Stock (the "Required Parent Stockholder Approval.")

          (b) Approvals. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to file, obtain or occur is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect shall have been filed, been obtained or occurred.

          (c) Registration Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement, shall have been initiated or threatened by the SEC.

          (d) No Injunctions. No Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or otherwise limiting or restricting Parent's conduct or operation of the business of the Company and its Subsidiaries following the Merger in a manner that could reasonably be expected to have an affect on Parent combined with the Surviving Corporation after the Effective Time comparable to either a Parent Material Adverse Effect or a Company Material Adverse Effect.

          (e) Pooling Letters. Parent shall have received a letter from Ernst & Young LLP and a letter from PricewaterhouseCoopers LLP, each addressed to Parent, each regarding such firm's concurrence with management's conclusions, as to the appropriateness of the pooling of interests accounting, under Accounting Principles Board Opinion No. 16 for the Merger, if closed and consummated in accordance with this Agreement, it being agreed that the Company and Parent shall each provide reasonable cooperation to Ernst & Young LLP and PricewaterhouseCoopers LLP, to enable them to issue such letters.

          (f) Nasdaq. The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market.

     8.2 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by the
Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement and (ii) in the case of representations and warranties that are not qualified as to materiality, where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect or a material adverse effect upon the consummation of the transactions contemplated hereby; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

          (c) Affiliates Agreement. Each Affiliate of Parent shall have entered into an Affiliate Agreement with Parent in accordance with Section 7.10 of this Agreement.

          (d) Legal Opinion. The Company shall have received a legal opinion from Parent's legal counsel, in substantially the form attached hereto as Exhibit D with such assumptions, qualifications and exceptions as are customary.

          (e) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Parent and its Subsidiaries, taken as a whole.

          (f) Tax Opinion. The Company shall have received a written opinion from Miller & Martin LLP, counsel to the Company, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn.

          (g) Employment Agreement. The employment agreement referenced in
     Section 5.5 of this Agreement shall have been executed and delivered by Parent.

     8.3 Additional Conditions to Obligations of Parent and Merger Sub. The obligation of Parent to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent and Merger Sub:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement and (ii) in the case of representations and warranties that are not qualified as to materiality, where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect or a material adverse effect upon the consummation of the transactions contemplated hereby; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Performance of Obligations of The Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) Affiliates Agreements. Each Affiliate of the Company and Parent shall have entered into an Affiliate Agreement with the Company and Parent in accordance with Section 7.10 of this Agreement.

          (d) Legal Opinion. The Parent shall have received a legal opinion from Company's legal counsel substantially in the form attached hereto as Exhibit E with such assumptions, qualifications and exceptions as are customary.

          (e) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

          (f) Tax Opinion. Parent shall have received the opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to Parent, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn.

          (g) Proxies. Each party identified in Schedule 5.3 hereto shall have delivered an executed Proxy in favor of Parent in accordance with Section
     5.3 of this Agreement.

          (h) FIRPTA. Company shall, prior to the Closing Date, provide Parent with a properly executed Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, in form and substance satisfactory to Parent, which states that shares of capital stock of Company do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Company shall have provided to Parent, as agent for Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing of the Merger.

          (i) Employment Agreement. The employment agreement referenced in
     Section 5.5 of this Agreement shall have been executed and delivered by Charles R. Chitty.

          (j) Reseller Agreement. The parties shall have executed the Reseller Agreement on or before July 13, 1998.

                                   ARTICLE IX

                           TERMINATION AND AMENDMENT

     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 9.1(b) through 9.1(g), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Parent or the Company:

          (a) by mutual written consent of the Company and Parent; or

          (b) by either the Company or Parent if the Merger shall not have been consummated by November 30, 1998 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of or resulted in the failure of the Merger to occur on or before such date); or

          (c) by either the Company or Parent if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (d) by either Parent or Company, if at the Company Stockholders' Meeting or the Parent Stockholders' Meeting (including any adjournment or postponement) the final vote of the Stockholders shall have been taken and, in respect of Company, the Required Company Stockholder Approval shall not have been obtained or, in respect of Parent, the Required Parent Stockholder Approval shall not have been obtained (provided that the right to terminate this Agreement under this Section 9.1(d) shall not be available to (i) Parent where the failure to obtain Parent Stockholder Approval shall have been caused by the action or failure to act of the Parent and such action or failure to act constitutes a material breach by Parent of this Agreement, or (ii) the Company where the failure to obtain Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement. A material breach by a party of Sections 7.3 or 7.5 hereof will constitute a material breach hereunder; or

          (e) by Parent, if (i) the Board of Directors of the Company shall have withdrawn or modified its recommendation of this Agreement or the Merger;
     (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an Alternative Transaction; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an Affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender offer or exchange offer; or (iv) for any other reason the Company fails to call and hold the Company Stockholders' Meeting by the Outside Date (provided that Parent's right to terminate this Agreement under such clause (iv) shall not be available if at such time the Company would be entitled to terminate this Agreement under Sections 9.1(f) or (g); or

          (f) by the Company, if (i) the Board of Directors of the Parent shall have withdrawn or modified its recommendation of this Agreement or the Merger, or (ii) for any other reason the Parent fails to call and hold the Parent Stockholders' Meeting by the Outside Date (provided that Company's right to terminate this Agreement under such clause (ii) shall not be available if at such time the Parent would be entitled to terminate this Agreement under Section 9.1(e) or (g)).

          (g) by the Company or Parent, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 8.2(a) or (b) (in the case of termination by the Company) or 8.3(a) or (b) (in the case of termination by Parent) not to be satisfied, and (ii) shall not have been cured within 20 business days (or prior to the Outside Date, if earlier) following receipt by the breaching party of written notice of such breach from the other party.

     9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective officers, directors, stockholders or Affiliates; provided, however that, (a) except as set forth in (b) below, no such termination shall limit liability for any willful breach of this Agreement, (b) the sole remedy for any termination of this Agreement pursuant to Section 9.1(e) or (f) shall be the fee payment provided in Section 9.3(b) or 9.3(c), as the case may be and (c) the provisions of Sections 9.3 and 9.4 of this Agreement, the Stock Option Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

     9.3  Fees and Expenses.

     (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than accountants' and attorneys' fees, incurred in relation to the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

     (b) The Company shall pay Parent a termination fee of $2,240,000 in immediately available funds within five business days after the termination of this Agreement by Parent pursuant to Section 9.1(e).

     (c) The Parent shall pay the Company a termination fee in an amount equal to the Company's out-of-pocket costs (including reasonable attorney and accountant fees) incurred in connection with the transactions contemplated by this Agreement (but in no event in excess of $450,000) in immediately available funds within five business days after the termination of this Agreement by Company pursuant to Section 9.1(f).

     (d) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than Parent or its respective affiliates (a "Third Party"), acquires more than 20% of the outstanding shares of Company Common Stock, as the case may be, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 20% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value (as determined by the Board of Directors of the Company or Parent, as the case may be, in good faith) equal to more than 20% of the fair market value of all the assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     9.4 Non-Solicitation of Employees. For a period of two years from the date of this Agreement, Parent and Company will, and each will cause its Subsidiaries not to, directly or indirectly, solicit or employ in any capacity any employee of the other party or of its Subsidiaries or any person who had been an employee of the other within three months of such solicitation or employment.

     9.5 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent or of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.6 Extension; Waiver. At any time prior to the Effective Time, including after approvals of the stockholders of the Company or Parent, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.4, 2.1, 2.2, 7.14,
Article X, and the agreements of the Affiliates delivered pursuant to Section
7.10. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

     10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        if to the Company, to:

          IQ Software Corporation
          3295 River Exchange Drive
          Suite 550
          Norcross, GA 30092
          Attn: Chief Executive Officer
          Telecopy: (770) 448-4088

          with a copy to:

          Miller & Martin LLP
          100 Galleria Parkway, N.W. Suite 1200
          Atlanta, GA 30339
          Attn: Ugo F. Ippolito, Esq.
          Telecopy: (770) 850-6550

     (a) if to Parent or Merger Sub, to

          Information Advantage, Inc.
          7905 Golden Triangle Drive
          Eden Prairie, MN 55344-7227
          Telecopy: (612) 833-3701

          Attn: Chief Executive Officer

          with a copy to:
          Gunderson Dettmer Stough Villeneuve Franklin &
          Hachigian, LLP
          155 Constitution Drive
          Menlo Park, CA 94025
          Attn: Jay K. Hachigian, Esq.
          Telecopy: (650) 321-2800

     10.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 29, 1998.

     10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     10.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 7.12 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreement shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Parent nor the Company makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

     10.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

     10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the Company, Merger Sub and Parent have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          INFORMATION ADVANTAGE, INC.

                                                   /s/ LARRY J. FORD

                                          --------------------------------------
                                          By: Larry J. Ford
                                          Its: President and Chief Executive
                                          Officer

                                          IAC MERGER CORP.

                                                   /s/ LARRY J. FORD

                                          --------------------------------------
                                          By: Larry J. Ford
                                          Its: President and Chief Executive
                                          Officer

                                          IQ SOFTWARE CORPORATION

                                                 /s/ CHARLES R. CHITTY

                                          --------------------------------------
                                          By: Charles R. Chitty
                                          Its: Chairman, President and Chief
                                          Executive Officer

                                                                       EXHIBIT A

                             STOCK OPTION AGREEMENT

     This STOCK OPTION AGREEMENT, dated June 29, 1998 (this "Agreement"), is by and between IQ SOFTWARE CORPORATION, a Georgia corporation (the "Grantor") and INFORMATION ADVANTAGE, INC. a Delaware corporation (the "Grantee").

     WHEREAS, the Grantee, the Grantor and IAC Merger Corp., a Georgia corporation and a wholly owned subsidiary of the Grantee ("Merger Sub"), are entering into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Grantee;

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Grantee has requested that the Grantor grant to the Grantee an option to purchase 930,169 shares of Common Stock, par value $0.00033 per share, of the Grantor (the "Common Stock"), upon the terms and subject to the conditions hereof; and

     WHEREAS, in order to induce the Grantee to enter into the Merger Agreement, the Grantor is willing to grant the Grantee the requested option.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. The Option; Exercise; Adjustments; Payment of Spread.

     (a) Contemporaneously herewith the Grantee, Merger Sub and the Grantor are entering into the Merger Agreement. Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 930,169 shares of Common Stock (the "Shares") at a cash purchase price equal to the lowest of (i) $11.75 per Share, (ii) the average closing price of the Common Stock on the Nasdaq National Market for the five consecutive trading days beginning on and including the day that the Merger is publicly announced, or (iii) the average closing price of the Common Stock on the Nasdaq National Market for the five consecutive trading days immediately preceding the public announcement of an Alternative Transaction (as defined in the Merger Agreement) involving Grantor giving rise to the right to exercise this Option pursuant to Section 2 below (the "Purchase Price"). The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following the occurrence of one of the events set forth in Section 2(b) hereof and prior to the termination of the Option in accordance with the terms of this Agreement.

     (b) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Stock Exercise Notice") specifying a date not later than 10 business days and not earlier than the next business day following the date such notice is given for the closing of such purchase. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore to the Grantee its rights hereunder, including its right to purchase Shares representing 19.9% of the capital stock of the Grantor entitled to vote generally for the election of the directors of the Grantor which is issued and outstanding immediately prior to the exercise of the Option at an aggregate purchase price equal to the Purchase Price multiplied by 930,169.

     (c) If at any time the Option is then exercisable pursuant to the terms of
Section 1(a) hereof, the Grantee may elect, in lieu of exercising the Option to purchase Shares provided in Section 1(a) hereof, to send a written notice to the Grantor (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Grantor shall pay to the Grantee an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Grantee shall specify. As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of
                                   Exhibit A-1

Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by any person in an Alternative Transaction (as defined in the Merger Agreement) (the "Alternative Purchase Price") or (y) the closing price of the shares of Common Stock on the Nasdaq National Market on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of its right to receive cash pursuant to this Section 1(c), the obligations of the Grantor to deliver Shares pursuant to Section 3 shall be terminated with respect to such number of Shares for which the Grantee shall have elected to be paid the Spread.

     2. Conditions to Delivery of Shares. The Grantor's obligation to deliver Shares upon exercise of the Option or the Spread upon exercise of the Grantor's rights under Section 1(c) above is subject only to the conditions that:

     (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

     (b) A proposal for an Alternative Transaction involving Grantor shall have been made prior to the date the Merger Agreement is terminated pursuant to the terms thereof (the "Merger Termination Date") and one or more of the following events shall have occurred on or after the date of the making of such proposal:
(1) the requisite vote of the stockholders of Grantor in favor of the Merger shall not have been obtained at the Company Stockholders' Meeting (as such terms are defined in the Merger Agreement) or any adjournment or postponement thereof;
(2) the Board of Directors of Grantor shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger; (3) the Board of Directors of Grantor shall have recommended to the stockholders of Grantor an Alternative Transaction (as defined in the Merger Agreement); (4) a tender offer or exchange offer for 20% or more of the outstanding shares of Grantor Common Stock shall have been commenced (other than by Grantee or an affiliate of Grantee) and the Board of Directors of Grantor shall have recommended that the stockholders of Grantor tender their shares in such tender or exchange offer; or (5) for any reason Grantor shall have failed to call and hold the Company Stockholders' Meeting (as defined in the Merger Agreement) by the Outside Date (as defined in the Merger Agreement).

     3. The Closing.

     (a) Any closing hereunder shall take place on the date specified by the Grantee in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 10:00 A.M., local time, at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 155 Constitution Drive, Menlo Park, California or, if the conditions set forth in Section 2(a) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, (i) in the event of a closing pursuant to
Section 1(b) hereof, the Grantor will deliver to the Grantee a certificate or certificates, duly endorsed (or accompanied by duly executed stock powers), representing the Shares in the denominations designated by the Grantee in its Stock Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price or (ii) in the event of a closing pursuant to Section 1(c) hereof, the Grantor will deliver to the Grantee cash in an amount determined pursuant to Section 1(c) hereof. Any payment made by the Grantee to the Grantor, or by the Grantor to the Grantee, pursuant to this Agreement shall be made by wire transfer of immediately available federal funds to a bank designated by the party receiving such funds.

                                   Exhibit A-2

     (b) The certificates representing the Shares may bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

     4. Representations and Warranties of the Grantor. The Grantor represents and warrants to the Grantee that (a) the Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Grantor and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantor and constitutes a valid and binding obligation of the Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (c) the Grantor has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by the Grantor upon exercise of the Option, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; (d) the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, decree or restriction by which the Grantor or any of its subsidiaries or any of their respective properties or assets is bound; and (e) no "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation is or shall be applicable to the acquisition of Shares pursuant to this Agreement.

     5. Representations and Warranties of the Grantee. The Grantee represents and warrants to the Grantor that (a) the execution and delivery of this Agreement by the Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantee and will constitute a valid and binding obligation of Grantee; and (b) the Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

     6. Listing of Shares; Governmental Consents; Directorship.

     (a) Subject to applicable law and the rules and regulations of the Nasdaq National Market, the Grantor will promptly file an application to list the Shares on the Nasdaq National Market and will use its best efforts to obtain approval of such listing; provided, however, that if the Grantor is unable to effect such listing on the Nasdaq National Market by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated.

     (b) Upon exercise by the Grantee of the Option, in whole or in part, for at least 465,085 Shares (as adjusted for stock splits, stock dividends, recapitalizations, mergers or other changes in the corporate or capital structure of Grantor) the Grantee shall be entitled to designate one person to be appointed to the Board of Directors of the Grantor. Within five business days of the giving of notice by the Grantee to the Grantor of the name of such designee, the Grantor, subject to the fiduciary obligations of the Board of Directors of the Grantor, shall cause such designee to be appointed to the Board of Directors of the Grantor. Thereafter, subject to the further provisions hereof, the Grantor's nominating committee (or any other committee exercising a similar function) shall recommend to the Board of Directors of the Grantor that such person designated by the Grantee be included in the slate of nominees recommended by the Board of Directors to the stockholders for election as directors at each annual meeting of stockholders of the Grantor. In the event that the designee of the Grantee shall cease to serve as a director for any reason, the Grantee shall give notice to the Grantor of the name of a designee to fill such vacancy in accordance with the second and third sentences of this
Section 6(b). If any such person has been designated by the Grantee and not approved by the Board of

                                   Exhibit A-3

Directors, the Grantee shall be permitted to designate a substitute designee for such person in accordance with this Section 6(b). Notwithstanding the foregoing, the Grantor shall not be required to nominate the designee of the Grantee, and shall be entitled to request and receive the resignation of any designee of the Grantee then serving on the Board of Directors of the Grantor, at any time that the Grantee then beneficially owns less than 465,085 shares of Common Stock (as adjusted for stock splits, stock dividends, recapitalizations, mergers or other changes in the corporate or capital structure of Grantor). The Grantee and the Grantor agree to take such steps as may be necessary to give effect to this
Section 6(b) in a manner consistent with applicable law.

     7. Registration Rights.

     (a) In the event that the Grantee shall desire to sell any of the Shares within two years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement that complies with the requirements of applicable federal and state securities laws and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Grantor shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 90 days if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Grantor or any other material transaction involving the Grantor.

     (b) If the Common Stock is registered pursuant to the provisions of this
Section 7, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 90 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel, the underwriting fees and selling commissions applicable to the shares of Common Stock sold by the Grantee. The Grantor shall indemnify and hold harmless Grantee, its affiliates and its officers and directors from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee, its affiliates and its officers expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph. The Grantor shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Securities Exchange Act of 1934 against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the underwriters expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph.

     8. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

                                   Exhibit A-4

     9. Specific Performance. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

     10. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by certified mail, return receipt requested, or if sent by facsimile transmission, upon receipt of oral confirmation that such transmission has been received, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

        If to the Grantee:

               Information Advantage, Inc.
           7905 Golden Triangle Drive
           Eden Prairie, MN 55344-7227
           Telecopy: ((612) 833-3701
           Attn: Chief Executive Officer

        With a copy to:

               Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
           Menlo Park, CA 94025
           Attn: Jay K Hachigian, Esq.
           Telecopy: (650) 321-2800

        If to the Grantor:

               IQ Software Corporation
           3295 River Exchange Drive
           Suite 550
           Norcross, GA 30092
           Attn: Chief Executive Officer
           Telecopy: (770) 448-4088

        With a copy to:

               Miller & Martin, LLP
           100 Galleria Parkway, N.W. Suite 1200
           Atlanta, GA 30339
           Attn: Ugo F. Ippolito, Esq.
           Telecopy: (770) 850-6550

     11. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; provided, however, that such successors in interest or assigns shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Grantor or the Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

     12. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral

                                   Exhibit A-5
or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

     13. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries, but no such transfer shall relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations.

     14. Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

     15. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

     16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

     17. Termination. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date on which Grantee actually realizes a Total Profit (as defined herein) of $3.2 million, (iii) 180 days after the Merger Termination Date (the "Option Termination Date") or (iv) the Merger Termination Date, in the event the Merger Agreement is terminated by the Grantor pursuant to Section 9.1(g) thereof; provided that if the Option cannot be exercised or the Shares cannot be delivered to Grantee upon such exercise because the conditions set forth in Section 2(a) hereof have not yet been satisfied, the Option Termination Date shall be extended until thirty days after such impediment to exercise has been removed. All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

     18. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     19. Public Announcement. The Grantee will consult with the Grantor and the Grantor will consult with the Grantee before issuing any press release with respect to the initial announcement of this Agreement, the Option or the transactions contemplated hereby and neither party shall issue any such press release prior to such consultation except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or by the National Association of Securities Dealers, Inc.

     20. Right of First Refusal. If a Change in Control Event (as defined in
Section 20(e) below) has not then already occurred, and the Grantee, at any time prior to the first anniversary of the Merger Termination Date, seeks to sell all or any part of the Shares (i) in a transaction registered under the Securities Act (other than in a registered public offering in which the underwriters are instructed to achieve a broad public distribution) or (ii) in a transaction not required to be registered under the Securities Act (other than in a transfer by operation of law upon consummation of a merger), it shall give the Grantor (or a designee of the Grantor) the opportunity, in the following manner, to purchase such Shares:

     (a) The Grantee shall give notice to the Grantor in writing of its intent to sell Shares (a "Disposition Notice"), specifying the number of Shares to be sold, the price and, if applicable, the material terms of any agreement relating thereto. For purposes of this Section 20, if the Disposition Notice is given with respect to the sale of the Shares pursuant to a tender or exchange offer, it shall be assumed that all Shares tendered will be accepted for payment. The Disposition Notice may be given at any time, including prior to the giving of any Stock Exercise Notice.

     (b) The Grantor or its designee shall have the right, exercisable by written notice given to the Grantee within five business days after receipt of a Disposition Notice (or, if applicable, in the case of a proposed sale
                                   Exhibit A-6
pursuant to a tender or exchange offer for shares of Common Stock, by written notice given to the Grantee at least two business days prior to the then announced expiration date of such tender or exchange offer (the "Expiration Date") if such Disposition Notice was given at least four business days prior to such Expiration Date), to purchase all, but not less than all, of the Shares specified in the Disposition Notice at the price set forth in the Disposition Notice. If the purchase price specified in the Disposition Notice includes any property other than cash, the purchase price to be paid by the Grantor shall be an amount of cash equal to the sum of (i) the cash included in the purchase price plus (ii) the fair market value of such other property at the date of the Disposition Notice. If such other property consists of securities with an existing public trading market, the average of the last sales prices for such securities on the five trading days ending five days prior to the date of the Disposition Notice shall be used as the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and at the time of the closing referred to in paragraph (c) below, agreement on the value of such other property has not been reached, the average of the closing prices for the Grantor's Common Stock on the five trading days ending five days prior to the date of the Disposition Notice shall be used as the per share purchase price; provided, however, that promptly after the closing, the Grantee and the Grantor or its designee, as the case may be, shall settle any additional amounts to be paid or returned as a result of the determination of fair market value of such other property made by a nationally recognized investment banking firm selected by the Grantor and approved by the Grantee within 30 days of the closing. Such determination shall be final and binding on all parties hereto. If, at the time of the purchase of any Shares by the Grantor (or its designee) pursuant to this Section 20, a tender or exchange offer is outstanding, then the Grantor (or its designee) shall agree at the time of such purchase to promptly pay to Grantee from time to time such additional amounts, if any, so that the consideration received by Grantee with respect to each Share shall be equal to the highest price paid for a share of Common Stock pursuant to such tender or exchange, or pursuant to any other tender or exchange offer outstanding at any time such tender or exchange offer is outstanding.

     (c) If the Grantor exercises its right of first refusal hereunder, the closing of the purchase of the Shares with respect to which such right has been exercised shall take place within five business days after the notice of such exercise (or, if applicable, in the case of a tender or exchange offer, no later than one business day prior to the expiration date of the offer if written notice was given within the time set forth in the parenthetical in the first sentence of paragraph (b) above); provided, however, that at any time prior to the closing of the purchase of Shares hereunder, the Grantee may determine not to sell the Shares and revoke the Disposition Notice and by so doing, cancel the Grantor's right of first refusal with respect to the disposition in question. The Grantor (or its designee) shall pay for the Shares in immediately available funds.

     (d) If the Grantor does not exercise its right of first refusal hereunder within the time specified for such exercise, the Grantee shall be free for 120 days following the expiration of such time for exercise to sell or enter into an agreement to sell the Shares specified in the Disposition Notice, at the price specified in the Disposition Notice or any price in excess thereof and otherwise on substantially the same terms set forth in the Disposition Notice; provided, that if such sale is not consummated within such 120-day period, then the provisions of this Section 20 will again apply to the sale of such Shares.

     (e) For purposes of the Agreement, a "Change in Control Event" shall be deemed to have occurred if (i) any person has a acquired beneficial ownership of more than 50% (excluding the Shares) of the outstanding shares of Common Stock or (ii) the Grantor shall have entered into an agreement, including without limitation an agreement in principle, providing for a merger or other business combination involving the Grantor or the acquisition of 20% or more of the assets of the Grantor and its subsidiaries, taken as a whole.

     21. Profit Limitation.

     (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as defined in Section 21(b) below) exceed $3.2 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) deliver to the Grantor for cancellation Shares previously purchased by Grantee, (ii) pay cash or other consideration to the Grantor or (iii) undertake any combination

                                   Exhibit A-7
thereof, so that Grantee's Total Profit shall not exceed $3.2 million after taking into account the foregoing actions.

     (b) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following (i) the amount of cash, if any, received by Grantee pursuant to Section 9.3(b) of the Merger Agreement, and (ii) (x) the net cash amounts received by Grantee pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price for such Shares.

     IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          INFORMATION ADVANTAGE, INC.

                                          /s/ LARRY J. FORD
                                          --------------------------------------
                                          By: Larry J. Ford
                                          Its: President and Chief Executive
                                          Officer

                                          IQ SOFTWARE CORPORATION

                                          /s/ CHARLES R. CHITTY
                                          --------------------------------------
                                          By: Charles R. Chitty
                                          Its: Chairman, President and Chief
                                          Executive Officer

                                   Exhibit A-8

                                                                       EXHIBIT B

        NOTICE: THE PROXY PROVIDED HEREUNDER IS IRREVOCABLE FOR ITS TERM

                     VOTING AND IRREVOCABLE PROXY AGREEMENT

     THIS VOTING AND PROXY AGREEMENT ("Agreement") is made and entered into as of June 29, 1998 between INFORMATION ADVANTAGE, INC., a Delaware corporation ("Parent"), and the undersigned shareholder (the "Shareholder") of IQ SOFTWARE CORPORATION, a Georgia corporation (the "Company").

                                    RECITALS

     A. Concurrently with the execution of this Agreement, Parent, the Company and IAC Merger Corp, a Georgia corporation and wholly-owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated June 29, 1998 (the "Merger Agreement"), which provides for the merger (the "Merger") of Merger Sub with and into the Company, the cancellation of each outstanding share of the Company's common stock.

     B. As a condition to its willingness to enter into the Merger Agreement, Parent has requested that the Shareholder agree to certain matters regarding the retention and voting of the Shares (as defined in Section 1.1 below) in connection with the Merger.

     The parties agree as follows:

     1. Agreement to Retain Shares.

          1.1 Transfer and Encumbrance. The Shareholder agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber (in each case, other than as a result of death or to affiliates; provided such affiliate agrees to be subject to the covenants, obligations and conditions set forth in this Agreement) any shares of capital stock of the Company owned or beneficially held by him (the "Shares"), or any New Shares (as defined in Section 1.2 below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) the date on which the Merger Agreement shall be terminated in accordance with Article 9 thereof.

          1.2 Additional Purchases. The Shareholder agrees that any shares of capital stock of the Company that the Shareholder shall purchase or with respect to which the Shareholder shall otherwise acquire beneficial ownership after the execution of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

     2. Agreement to Vote Shares and Grant Proxy. At every meeting of the shareholders of the Company called with respect to any of the following, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, the Shareholder agrees to vote the Shares and any New Shares (i) in favor of approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger, and (ii) against approval of any proposal made in opposition to or competition with consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than with Parent and its affiliates and against any liquidation or winding up of the Company (each of the foregoing is hereinafter referred to as an "Opposing Proposal"). The Shareholder further agrees that the Shareholder shall not, directly or indirectly, solicit or encourage any offer from any party concerning the possible disposition of all or any substantial portion of the Company's business, assets or capital stock. In the event the Company's board of directors does not call a shareholder meeting to approve the Merger, the Shareholder agrees to take all action necessary to call a shareholder meeting to approve the Merger or to approve the Merger by written consent. In order to

                                   Exhibit B-1
effectuate the foregoing, the Shareholder does hereby constitute and appoint Parent, or any nominee of Parent, with full power of substitution, from the date hereof to the Expiration Date, as its true and lawful proxy, for and in its name, place and stead, including the right to sign its name (as shareholder) to any consent, certificate or other document relating to the Company that the laws of the State of Georgia may permit or require, to cause the Shares and any New Shares to be voted in the manner contemplated by this Section 2. The parties and proxies named above shall not exercise this proxy on any other matter except as provided above. THE PARTIES ACKNOWLEDGE THAT THE PROXY PROVIDED FOR HERE IS IRREVOCABLE AND COUPLED WITH AN INTEREST.

     3. Representations, Warranties and Covenants of the Shareholder. The Shareholder represents, warrants and covenants to Parent as follows:

          3.1 Ownership of Shares. The Shareholder (together with such Shareholder's spouse, if applicable) (i) is the sole beneficial and record owner and holder of the Shares, which at the date hereof and at all times up until the Expiration Date, will be free and clear of any liens, claims, options, charges, security interests, equities, options, warrants, rights to purchase (including, without limitation, restrictions on rights of disposition other than those imposed by applicable securities laws), third party rights of any nature or other encumbrances, and (ii) does not own any shares of capital stock of the Company other than the Shares (excluding shares as to which Shareholder currently disclaims beneficial ownership).

          3.2 Authority; Due Execution. The Shareholder has full power and authority to make, enter into and carry out the terms of this Agreement. The Shareholder has duly executed and delivered this Agreement and (assuming the due authorization, execution and delivery of this Agreement by Parent) this Agreement constitutes a valid and binding obligation of the Shareholder.

          3.3 No Proxy Solicitations. The Shareholder will not, and will not permit any entity under such Shareholder's control to (i) solicit proxies or become a "participant" in a "solicitation," as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (ii) initiate a shareholder's vote or action by consent of the Company shareholders with respect to an Opposing Proposal; or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. This provision shall not in any manner limit the Company's ability through its officers and directors to take action consistent with the provisions of Section 7.2 of the Merger Agreement.

     4. Representations, Warranties and Covenants of Parent. Parent represents, warrants and covenants to the Shareholder as follows:

          4.1 Due Authorization. This Agreement has been authorized by all necessary corporate action on the part of Parent and has been duly executed by a duly authorized officer of Parent.

          4.2 Validity; No Conflict. This Agreement constitutes the legal, valid and binding obligation of Parent. Neither the execution of this Agreement by Parent nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which Parent is bound or by any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to Parent.

     5. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

     6. Miscellaneous.

          6.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
                                   Exhibit B-2

          6.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other. This Agreement is intended to bind Shareholder as a shareholder of the Company only with respect to the specific matters set forth herein.

          6.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          6.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

          6.5 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the internal laws of the State of Delaware as such laws are applied to contracts entered into and to be performed entirely within Delaware.

          6.6 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

          6.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          6.8 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

                           [Signature Page Follows.]
                                   Exhibit B-3

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                                          INFORMATION ADVANTAGE, INC.

                                          --------------------------------------
                                          By: Larry J. Ford
                                          Its:  President and Chief Executive
                                          Officer

                                          SHAREHOLDER

                                          By:

                                          Name of Shareholder:

                                          Name of Signatory (if different from
                                          name
                                          of Shareholder):

                                          Title of Signatory
                                          (if applicable):

     Number of shares beneficially owned by Shareholder subject to this
Agreement:

                                  Common Stock
                            ------------------------

                                   Exhibit B-4

                                                                     EXHIBIT C-1
                                                     COMPANY AFFILIATE AGREEMENT

                              AFFILIATES AGREEMENT

     THIS AFFILIATES AGREEMENT (the "Affiliates Agreement") is entered into as
of             , 1998 between INFORMATION ADVANTAGE, INC., a Delaware
corporation ("Parent"), and the undersigned securityholder (the
"Securityholder") of IQ SOFTWARE CORPORATION, a Georgia corporation (the "Company").

                                    RECITALS

     A. The Company, Parent and IAC Merger Corp, a Georgia corporation and a wholly owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Merger dated June 29, 1998 (the "Merger Agreement"), pursuant to which Merger Sub will be merged into the Company (the "Merger"), and the Company will become a wholly owned subsidiary of Parent.

     B. Upon the consummation of the Merger and in connection therewith, the undersigned Securityholder will become the owner of shares of Common Stock of Parent (the "Parent Shares").

     C. The parties to the Merger Agreement intend to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and intend to cause the Merger to qualify as a "reorganization" under the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code.

     D. The parties to the Merger Agreement intend to cause the Merger to be accounted for as a pooling of interests.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants set forth in the Merger Agreement and in this Affiliates Agreement, it is hereby agreed as follows:

     1. The undersigned Securityholder hereby agrees that:

        (a) The undersigned Securityholder may be deemed to be (but does not hereby admit to be) an "affiliate" of the Company within the meaning of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and Accounting Series Release No. 130, as amended, of the Securities and Exchange Commission (the "SEC") ("Release No. 130").

        (b) The undersigned Securityholder will not sell, exchange, transfer, pledge, dispose of or otherwise reduce the undersigned Securityholder's risk relative to the Parent Shares or any part thereof until such time after the Effective Time of the Merger as financial results covering at least thirty (30) days of the combined operations of Parent and the Company after the Effective Time of the Merger have been, within the meaning of said Release No. 130, filed by Parent with the SEC or published by Parent in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Current Report on Form 8-K, a quarterly earnings report, a press release or other public issuance that includes combined sales and income of the Company and Parent. Parent agrees to make such filing or publication as soon as practicable. The undersigned will not, during the thirty
(30) day period prior to the Effective Time of the Merger as determined in Parent's reasonable discretion, sell, exchange, transfer, pledge, dispose of or otherwise reduce the undersigned Securityholder's risk relative to the Parent Shares or any part thereof (including any disposition, within such period, of Securityholder's shares of the Company's Common Stock).

        (c) Except with respect to the exchange of the Company Common Stock for Parent Common Stock pursuant to the Merger, the undersigned has no current plan or intent to engage in any sale of any Company capital stock (whether or not acquired pursuant to the exercise of a stock option) on, or prior to, the Merger. The undersigned shall immediately notify Parent and the Company in writing via facsimile of any sale of Company capital stock by the undersigned on, or prior to, the Merger.

                                  Exhibit C-1-1

        (d) Subject to paragraphs (b) and (c) of this Section 1, the undersigned Securityholder agrees not to offer, sell, exchange, transfer, pledge or otherwise dispose of any of the Parent Shares unless at that time either:

           (i) such transaction is permitted pursuant to the provisions of Rule 145(d) under the Securities Act;

           (ii) counsel representing the undersigned Securityholder, reasonably satisfactory to Parent, shall have advised Parent in a written opinion letter reasonably satisfactory to Parent and Parent's counsel and upon which Parent and its counsel may rely, that no registration under the Securities Act is required in connection with the proposed sale, transfer or other disposition;

           (iii) a registration statement under the Securities Act covering the Parent Shares proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, is filed with the SEC and made effective under the Securities Act; or

           (iv) an authorized representative of the SEC shall have rendered written advice to the undersigned Securityholder (sought by the undersigned Securityholder or counsel to the undersigned Securityholder, with a copy thereof and of all other related communications delivered to Parent) to the effect that the SEC will take no action, or that the staff of the SEC will not recommend that the SEC take action, with respect to the proposed offer, sale, exchange, transfer, pledge or other disposition if consummated.

        (e) All certificates representing the Parent Shares deliverable to the undersigned Securityholder pursuant to the Merger Agreement and in connection with the Merger and any certificates subsequently issued with respect thereto or in substitution therefor shall, unless one or more of the alternative conditions set forth in the subparagraphs of paragraph (d) of this Section 1 shall have occurred, bear a legend substantially as follows:

           "The shares represented by this certificate may not be offered, sold, exchanged, transferred, pledged or otherwise disposed of except in accordance with the requirements of the Securities Act of 1933, as amended, and the other conditions specified in that certain
           Affiliates Agreement dated                     , 1998, a copy of
           which Affiliates Agreement may be inspected by the holder of this certificate at the offices of Parent, or Parent will furnish, without charge, a copy thereof to the holder of this certificate upon written request therefor."

Parent, at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for the Parent Shares but not as to the certificates for any part of the Parent Shares as to which said legend is no longer appropriate when one or more of the alternative conditions set forth in the subparagraphs of paragraph (d) of this Section 1 shall have occurred.

        (f) The undersigned Securityholder will observe and comply with the Securities Act and the general rules and regulations thereunder, as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any offer, sale, exchange, transfer, pledge or other disposition of the Parent Shares or any part thereof.

     2. Reports. From and after the Effective Time of the Merger and for so long as necessary in order to permit the undersigned Securityholder to sell the Parent Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent will file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, referred to in paragraph (c)(1) of Rule 144 under the Securities Act (or, if applicable, Parent will make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144), in order to permit the undersigned Securityholder to sell, pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144, the Parent Shares.

     3. Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Affiliates Agreement shall be effective unless in writing.

                                  Exhibit C-1-2

     4. Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Affiliates Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, as follows:

        (a) If to the Securityholder, at the address set forth below the Securityholder's signature at the end hereof.

        (b) If to Parent:

           Information Advantage, Inc.
           7905 Golden Triangle Drive
           Suite 190
           Prairie Eden, MN 55344
           Attention: Chief Executive Officer
           Fax: (612) 833-3701
           Tel: (612) 833-3700

           with a copy to:

           Gunderson Dettmer Stough
             Villeneuve Franklin & Hachigian, LLP
           155 Constitution Drive
           Menlo Park, California 94025
           Attention: Jay K. Hachigian, Esq.
           Fax: (650) 321-2800
           Tel: (650) 321-2400

or to such other address as any party hereto may designate for itself by notice given as herein provided.

     5. Counterparts. For the convenience of the parties hereto, this Affiliates Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     6. Successors and Assigns. This Affiliates Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

     7. Governing Law. This Affiliates Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

     8. Effectiveness; Severability. This Affiliates Agreement shall become effective at the Effective Time of the Merger. If a court of competent jurisdiction determines that any provision of this Affiliates Agreement is unenforceable or enforceable only if limited in time and/or scope, this Affiliates Agreement shall continue in full force and effect with such provision stricken or so limited.

     9. Effect of Headings. The section headings herein are for convenience only and shall not effect the construction or interpretation of this Affiliates Agreement.

     10. Definitions. All capitalized terms used herein shall have the meaning defined in the Merger Agreement, unless otherwise defined herein.

                                  Exhibit C-1-3

     IN WITNESS WHEREOF, the parties have caused this Affiliates Agreement to be executed as of the date first above written.

INFORMATION ADVANTAGE, INC.               SECURITYHOLDER

By:
-----------------------------------       --------------------------------------
                                          (Signature)

                                          --------------------------------------
                                          (Print Name)

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------
                                          (Address)

                                  Exhibit C-1-4

                                                                     EXHIBIT C-2
                                                      PARENT AFFILIATE AGREEMENT

                              AFFILIATES AGREEMENT

     THIS AFFILIATES AGREEMENT (the "Affiliates Agreement") is entered into as
of        , 1998 between INFORMATION ADVANTAGE, INC., a Delaware corporation
("Parent"), and the undersigned securityholder (the "Securityholder") of Parent.

                                    RECITALS

     A. IQ Software Corporation, a Georgia corporation (the "Company"), Parent and IAC Merger Corp, a Georgia corporation and a wholly owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Merger dated June 29, 1998 (the "Merger Agreement"), pursuant to which Merger Sub will be merged into the Company (the "Merger"), and the Company will become a wholly owned subsidiary of Parent.

     B. The parties to the Merger Agreement intend to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and intend to cause the Merger to qualify as a "reorganization" under the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code.

     C. The parties to the Merger Agreement intend to cause the Merger to be accounted for as a pooling of interests.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants set forth in the Merger Agreement and in this Affiliates Agreement, the undersigned Securityholder hereby agrees that:

     1. Pooling Requirements. The undersigned Securityholder will not sell, exchange, transfer, pledge, dispose of or otherwise reduce the undersigned Securityholder's risk relative to any Parent capital stock until such time after the Effective Time of the Merger as financial results covering at least thirty
(30) days of the combined operations of Parent and the Company after the Effective Time of the Merger have been, within the meaning of said Release No. 130, filed by Parent with the SEC or published by Parent in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Current Report on Form 8-K, a quarterly earnings report, a press release or other public issuance that includes combined sales and income of the Company and Parent. Parent agrees to make such filing or publication as soon as practicable. The undersigned will not, during the thirty (30) day period prior to the Effective Time of the Merger as determined in Parent's reasonable discretion, sell, exchange, transfer, pledge, dispose of or otherwise reduce the undersigned Securityholder's risk relative to any Parent capital stock.

     2. Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Affiliates Agreement shall be effective unless in writing.

     3. Notices All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Affiliates Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, as follows:

     If to the Securityholder, at the address set forth below the Securityholder's signature at the end hereof.

        If to Parent:

           Information Advantage, Inc.
           7905 Golden Triangle Drive
           Suite 190
           Prairie Eden, MN 55344
           Attention: Chief Executive Officer
           Tel: (612) 833-3700
           Fax: (612) 833-3701

                                  Exhibit C-2-1
           with a copy to:

           Gunderson Dettmer Stough
             Villeneuve Franklin & Hachigian, LLP
           155 Constitution Drive
           Menlo Park, California 94025
           Attention: Jay K. Hachigian, Esq.
           Fax: (650) 321-2800
           Tel: (650) 321-2400

or to such other address as any party hereto may designate for itself by notice given as herein provided.

     4. Counterparts. For the convenience of the parties hereto, this Affiliates Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     5. Successors and Assigns. This Affiliates Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

     6. Governing Law. This Affiliates Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

     7. Effectiveness; Severability. This Affiliates Agreement shall become effective at the Effective Time of the Merger. If a court of competent jurisdiction determines that any provision of this Affiliates Agreement is unenforceable or enforceable only if limited in time and/or scope, this Affiliates Agreement shall continue in full force and effect with such provision stricken or so limited.

     8. Effect of Headings. The section headings herein are for convenience only and shall not effect the construction or interpretation of this Affiliates Agreement.

     9. Definitions. All capitalized terms used herein shall have the meaning defined in the Merger Agreement, unless otherwise defined herein.

     IN WITNESS WHEREOF, the parties have caused this Affiliates Agreement to be executed as of the date first above written.

INFORMATION ADVANTAGE, INC.               SECURITYHOLDER

By:
-----------------------------------       --------------------------------------
                                          (Signature)

                                          --------------------------------------
                                          (Print Name)

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------
                                          (Address)

                                  Exhibit C-2-2

                                                                       EXHIBIT D

     1. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Parent and Merger Sub have the corporate power and authority to own, operate or lease their respective properties and assets and to conduct their respective businesses as presently conducted.

     2. Parent and Merger Sub each have the requisite corporate power and authority to execute, deliver and perform their respective obligations under the Agreement and Plan of Merger and to consummate the transactions contemplated thereby. The Agreement and Plan of Merger to which each of Parent and Merger Sub is a party has been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and duly executed and delivered by an authorized officer of Parent and Merger Sub. The Agreement and Plan of Merger is a legally valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

     3. The shares of Parent Common Stock to be issued to the shareholders of the Company in exchange for the outstanding capital stock of the Company pursuant to the terms of the Agreement and Plan of Merger have been duly authorized, and when issued and delivered in accordance with the terms of the Agreement and Plan of Merger, will be validly issued, fully paid and nonassessable.

     4. The execution, delivery, performance and compliance with the terms of the Agreement and Plan of Merger and the consummation of the transactions contemplated thereby do not (i) to our knowledge, violate any provision of any federal securities laws, or the General Corporation Law of the State of Delaware applicable to Parent or Merger Sub, (ii) result in any violation of any judgment, order or decree known to us and applicable to Parent or Merger Sub,
(iii) violate any provision of Parent's Certificate of Incorporation or Bylaws, or (iv) violate any provision of Merger Sub's Articles of Incorporation or Bylaws.

     5. We are not aware that there is any action, proceeding or governmental investigation pending against Parent or Merger Sub which (i) questions the validity of the Agreement and Plan of Merger, or the right of Parent and Merger Sub to enter into the Agreement and Plan of Merger, or (ii) if determined adversely would have a material adverse effect on Parent or Merger Sub.

     6. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, whether domestic or foreign, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of the Agreement and Plan of Merger or the consummation of the transactions contemplated thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Georgia.

                                   Exhibit D-1

                                                                       EXHIBIT E

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. The Company has the corporate power and authority to own, operate or lease their respective properties and assets and to conduct their respective businesses as presently conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Company Material Adverse Effect.

     2. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement and Plan of Merger and the Stock Option Agreement and to consummate the transactions contemplated thereby. The Agreement and Plan of Merger and the Stock Option Agreement to which the Company is a party have been duly and validly authorized by all necessary corporate action on the part of the Company, and duly executed and delivered by an authorized officer of the Company. The Agreement and Plan of Merger and the Stock Option Agreement are legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     3. The execution, delivery, performance and compliance with the terms of the Agreement and Plan of Merger and the Stock Option Agreement and the consummation of the transactions contemplated thereby do not (i) to our knowledge, violate any provision of any federal securities laws, or Georgia law, rule or regulation applicable to the Company, (ii) result in any violation of any judgment, order or decree known to us and applicable to the Company, (iii) violate any provision of the Company's Certificate of Incorporation or Bylaws, or (iv) violate or conflict with any material contract or other agreement to which the Company is a party.

     4. We are not aware that there is any action, proceeding or governmental investigation pending against the Company which (i) questions the validity of the Agreement and Plan of Merger or the Stock Option Agreement, or the right of the Company to enter into the Agreement and Plan of Merger and the Stock Option Agreement, or (ii) if determined adversely would have a material adverse effect on the Company.

     5. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, whether domestic or foreign, is required by or with respect to the Company in connection with the execution and delivery of the Agreement and Plan of Merger and the Stock Option Agreement or the consummation of the transactions contemplated thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Georgia.

     6. The stockholders of the Company do not, pursuant to the Georgia Business Corporation Code or other Georgia law, rule or regulation, have any ability to exercise dissenter's rights in connection with the Merger or other transactions contemplated by the Agreement and Plan of Merger.

                                   Exhibit E-1

                                                                      APPENDIX B

               WRITTEN OPINION OF BANCAMERICA ROBERTSON STEPHENS

                                 June 28, 1998

Board of Directors
Information Advantage, Inc.
7905 Golden Triangle Drive
Eden Prairie, MN 55344-7227

Members of the Board:

     You have asked our opinion with respect to the fairness to Information Advantage, Inc. ("IACO"), from a financial point of view, as of the date hereof, of the Exchange Ratio (as defined below), in the proposed merger of IQ Software Corp. ("IQSW") with and into a wholly owned subsidiary of IACO ("Merger Sub") pursuant to the draft Agreement and Plan of Merger (the "Agreement") that we have reviewed, by and among IACO, IQSW and Merger Sub. As more specifically set forth in the Agreement, and subject to the terms thereof, Merger Sub will merge (the "Merger") with and into IQSW, and each issued and outstanding share of common stock, par value $0.00033 per share ("IQSW Common Stock"), of IQSW will be converted into the right to receive 1.96 shares (the "Exchange Ratio") of common stock, par value $.01 per share ("IACO Common Stock"), of IACO. The Merger is intended to qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended, and to be accounted for as a "pooling of interests." The terms and conditions of the Merger are set out more fully in the Agreement.

     For purposes of this opinion we have: (i) reviewed certain financial information with respect to IQSW and IACO furnished to us by IACO and IQSW, including certain internal financial analyses and forecasts prepared by the management of IQSW; (ii) reviewed certain publicly available information relating to IACO and IQSW, including their respective stock price and trading histories; (iii) held discussions with the managements of IACO and IQSW concerning the businesses, past and current business operations, financial condition and future prospects of both companies, independently and combined;
(iv) reviewed the financial terms and conditions set forth in the Agreement; (v) reviewed the trading prices of securities of certain publicly traded companies that we deemed comparable to IQSW; (vi) prepared discounted cash flow analyses of IQSW; (vii) compared the financial terms of the Transaction with other transactions that we deemed relevant; and (viii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant. We did not have access to any non-public information regarding the shareholder class action litigation concerning the alleged failure of IQSW to disclose the risks and liabilities assumed by the Company in connection with the transition of its sales force from an inside telesales model to an outside field-based model, and BARS has assumed, with IACO's consent, that the pending and any future litigation against IQSW would not have a material effect on IQSW.

     In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have neither attempted independently to verify nor assumed any responsibility for verifying any of such information. Furthermore, we did not obtain any independent appraisal of the properties, assets or liabilities (contingent or otherwise) of IACO or IQSW or of any of their subsidiaries, nor were we furnished with any such evaluations or appraisals. With respect to the financial and operating forecasts (and the assumptions and bases thereof) of IACO and IQSW that we have reviewed, we have assumed that such forecasts have been reasonably prepared in good faith on the basis of reasonable assumptions, reflect the best available estimates and judgments of IACO's management, and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of IACO. Further, we have assumed that the historical financial statements of IACO and IQSW that we have reviewed have been prepared in accordance with U.S. generally accepted accounting principles. We have also assumed that the Transaction will be consummated upon the terms set forth in the Agreement without material alteration thereof and that the Transaction will qualify for the tax and accounting treatment described above. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

     This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view to IACO of the Exchange Ratio. We do not express any opinion as to the value of any employee agreements or arrangements entered into in connection with the Agreement or the Merger, nor do we express any opinion as to the price at which the shares of common stock of IACO that are to be issued pursuant to the Merger will be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that the Board of Directors of IACO has considered or may be considering, nor does it address the Board's business decision to proceed with the Merger process.

     Our opinion is directed to the Board of Directors of IACO and is not intended to be and does not constitute a recommendation to any stockholder of IACO as to how such shareholder should vote on the Merger. This opinion may be included in a proxy or registration statement of IACO distributed in connection with the Merger, provided that this opinion is reproduced therein in full and any description of, or reference to, this opinion therein is in a form and substance acceptable to us and our legal counsel. Except as provided in the previous sentence, this opinion shall not be reproduced, summarized, described or referred to, or furnished to any party, without our prior written consent.

     In the ordinary course of business, we may actively trade the securities of IACO and IQSW for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have acted as financial advisor to IACO in connection with the Merger, for which a portion of our fee is due and payable contingent upon the closing of the Merger. We have also led-managed an underwriting conducted by IACO within the last 12 months.

     Based upon and subject to the foregoing considerations, it is our opinion, that, as of the date hereof, the Exchange Ratio is fair to IACO from a financial point of view.

                                            Very truly yours,

                                            BANCAMERICA ROBERTSON STEPHENS

                                                                      APPENDIX C

                     WRITTEN OPINION OF FIRST ALBANY CORP.

                                 June 26, 1998

Board of Directors
IQ Software Corporation
3295 River Exchange Drive
Suite 550
Norcross, GA 30092-4220

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of IQ Software Corporation (the "Company") of the merger (the "Merger") with and into Information Advantage, Inc. ("IACO"), which will be the surviving entity, pursuant to an Agreement and Plan of Merger between the Company and IACO (the "Agreement"). Pursuant to the Merger and as more fully described in the Agreement, each issued and outstanding share of Company Common Stock shall be converted into the right to receive 1.96 shares of IACO Common Stock.

     First Albany Corporation ("First Albany"), as a customary part of its investment banking business, is engaged on a regular basis in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate, estate and other purposes. We regularly publish research reports regarding various industry sectors.

     In connection with and in preparation for rendering this opinion, we have reviewed, analyzed and relied upon certain information bearing upon the financial and operating condition of the Company and IACO, including: the Agreement; publicly available financial statements and related information of the Company and IACO, as of and for the fiscal years ended January 31, 1998, 1997, and 1996 and the quarter ended April 30, 1998; publicly available information concerning the historical prices at which the common stock of the Company and IACO have been transferred; and other financial information concerning the business and operations of the Company and IACO made available to us from the published sources and from the Company and IACO, including certain internal financial and operating budgets, analyses and forecasts of the Company and IACO prepared by their respective managements. We have also discussed with members of the senior management of the Company and IACO the past and current business operations, financial condition and future prospects of the Company and IACO, as well as other matters believed to be relevant to our analysis. Further, we considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which we deemed relevant to our analysis including, to the extent publicly available, the financial terms of comparable transactions. We have also compared the Company and IACO from a financial point of view with certain other companies in the business intelligence industry which we have deemed to be relevant. Our opinion is based on market, economic and other conditions as they exist and can be evaluated by us on the date hereof.

     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us by the Company or IACO, or otherwise publicly available, and have assumed that there have been no material changes in the Company's or IACO's business operations, financial condition or prospects since the respective dates of such information. With respect to the financial forecasts for the Company and IACO provided to us by their respective senior managements, upon their advice and with your consent, we have assumed for the purposes of our opinion that the forecasts have been reasonably prepared on basis reflecting the best available estimates and judgments of their respective managements at the time of preparation as to future financial performance of the Company and IACO, and that they provide a reasonable basis upon which we can form our opinion. We have relied on advice of counsel to the Company as to all legal matters with respect to the Company, the Merger and the

Agreement, including the legal status of litigation involving the Company. We have not independently verified this information, nor have we had such information verified. For the purposes of rendering this opinion, we have not conducted a physical inspection of any of the assets, properties or facilities of the Company or IACO, nor have we made or obtained any independent evaluation or appraisals of any such assets, properties or facilities. Further, you have informed us and we have assumed that the Merger will be accounted for on a pooling of interests basis under generally accepted accounting principles.

     We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder. We have also assumed that the Merger will be consummating in a matter that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations.

     We have not been asked to consider, and this opinion does not address, the relative merits of the Merger as compared to any alternative business strategy that may exist for the Company. Our opinion has been prepared solely for the benefit of the Board of Directors of the Company for use in its consideration of the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the Merger. This opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent which is hereby given to the inclusion of this opinion in the Joint Proxy Statement/Prospectus to be filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor to we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

     In connection with the Merger, we are acting as financial advisor to the Company and, in connection with that service, will receive a financial advisory fee that is conditioned on the successful completion of the Merger. We will also receive a fee for rendering this opinion. We have acted as a market maker for the Company's common stock and for IACO's common stock and have otherwise engaged in transactions in the Company's common stock and in IACO's common stock for our own account and for the accounts of our clients. Accordingly, at any time, we may have a long or short position in such securities.

     We may, from time to time, have a long or short position in, and buy or sell, the Company's common stock for our own account and for the accounts of our customers.

     Based upon and subject to the foregoing, it is our opinion that the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view, as the date hereof.

                                          Very truly yours,

                                          FIRST ALBANY CORPORATION

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     In accordance with the DGCL, the Registrant's Restated Certificate of Incorporation contains a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     Article IX of the Registrant's Restated Certificate of Incorporation and
Article VII, Section 6 of Registrant's Amended and Restated Bylaws provide for indemnification of the officers and directors of the Registrant to the fullest extent permitted by applicable law.

     The Registrant has entered into indemnification agreements with each director and executive officer which provide indemnification to such directors and executive officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

    EXHIBIT
      NO.                                 DESCRIPTION
    -------                               -----------
    2.1      --   Amended and Restated Agreement and Plan of Merger dated as of June 29, 1998 among IQ Software Corporation, the
                  Registrant and IAC Merger Corp. (included as Appendix A to the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement).
    3.1*     --   Restated Certificate of Incorporation of the Registrant,
                  amended to date.
    3.2*     --   Amended and Restated Bylaws of the Registrant.
    4.1*     --   Specimen Common Stock certificate.
    5.1      --   Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
                  Hachigian, LLP.
    8.1      --   Tax Opinion of Gunderson Dettmer Stough Villeneuve Franklin
                  & Hachigian, LLP.
    8.2      --   Tax Opinion of Miller & Martin, LLP.

    EXHIBIT
      NO.                                 DESCRIPTION
    -------                               -----------
    10.1*    --   Form of Indemnification Agreement.
    10.2*    --   1992 Stock Option Plan, as amended.
    10.3*    --   1997 Equity Incentive Plan, as amended.
    10.4*    --   1997 Employee Stock Purchase Plan, as amended.
    10.5*    --   Employment Agreement between IA and Larry J. Ford, dated
                  April 19, 1995.
    10.6*    --   Amendment to the Employment Agreement between IA and Larry
                  J. Ford, dated May 23, 1995.
    10.7*    --   Amended and Restated Employment Agreement between IA and
                  Richard L. Tanler, dated June 11, 1992.
    10.8*    --   Promissory Note between IA and Richard Tanler, dated April
                  11, 1996.
    10.9*    --   Employment Agreement between IA and Richard S. Parker, dated
                  June 11, 1992.
    10.10*   --   Employment Agreement between IA and Rory C. (Butch) Terrien, dated June 11, 1992.
    10.11*   --   Offer Letter to Robin L. Pederson, dated March 6, 1996.
    10.12*   --   Offer Letter to Donald W. Anderson, executed November 4,
                  1996.
    10.13*   --   Amended and Restated Business Loan Agreement between IA and
                  Silicon Valley Bank, dated September 3, 1997.
    10.14*   --   Subordinated Loan and Security Agreement between IA and
                  Comdisco, Inc., dated April 12, 1996.
    10.15*   --   Severance Agreement between IA and Larry J. Ford, dated
                  November 10, 1997.
    10.16*   --   Form of Severance Agreement between IA and Richard L.
                  Tanler, Robin L. Pederson, Rory C. (Butch) Terrien, Donald
                  W. Anderson, Richard S. Parker, Mark Furtney, Mary K. Trick,
                  Keith Deane and Michael Gaard, dated November 10, 1997.
    10.17**  --   Loan and Warrant Purchase Agreement between IA and certain holders of Preferred Stock, dated December 4, 1997.
    10.18    --   Employment Agreement between IA and Charles R. Chitty.
    10.19    --   Form of Reseller Agreement between IA and IQ, dated July 8,
                  1998.
    21.1*    --   Subsidiaries of the Registrant.
    23.1     --   Consent of Gunderson Dettmer Stough Villeneuve Franklin &
                  Hachigian, LLP (Reference is made to Exhibit 5.1).
    23.2     --   Consent of PricewaterhouseCoopers LLP.
    23.3     --   Consent of Ernst & Young LLP.
    23.4     --   Consent of BancAmerica Robertson Stephens LLP(Reference is
                  made to Exhibit 99.3).
    23.5     --   Consent of First Albany Corporation (Reference is made to
                  Exhibit 99.4).
    24.1     --   Power of Attorney (included on page II-4).
    99.1     --   Form of Registrant's Proxy Card.
    99.2     --   Form of IQ's Proxy Card.
    99.3     --   Opinion of BancAmerica Robertson Stephens LLP. Incorporated
                  dated as of June 28, 1998 (included as Appendix B to the
                  Joint Proxy Statement/Prospectus included in Part I of this
                  Registration Statement).
    99.4     --   Opinion of First Albany Corporation dated as of June 26,
                  1998 (included as Appendix C to the Joint Proxy
                  Statement/Prospectus included in Part I of this Registration
                  Statement).

---------------
 * Incorporated by reference to such exhibit as filed in the Registrant's Registration Statement on Form S-1, filed on October 10, 1997 (File No. 000-23475), as amended.
** Incorporated by reference to such exhibit as filed in the Registrant's Annual
   Report on Form 10-K, filed on April 22, 1998

     (b) Financial Statement Schedules

         Not Applicable

ITEM 22. UNDERTAKINGS

     Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on August 21, 1998.

                                          INFORMATION ADVANTAGE, INC.

                                          By:       /s/ LARRY J. FORD
                                            ------------------------------------
                                                       Larry J. Ford
                                             President, Chief Executive Officer
                                                        and Director

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Larry J. Ford and Donald W. Anderson, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirmed all that said attorneys-in-fact and agents, or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                      NAME                                       TITLE                      DATE
                      ----                                       -----                      ----

               /s/ LARRY J. FORD                    President, Chief Executive        August 21, 1998
------------------------------------------------      Officer and Director
                 Larry J. Ford                        (Principal Executive Officer)

             /s/ DONALD W. ANDERSON                 Chief Financial Officer and Vice  August 21, 1998
------------------------------------------------      President (Principal Financial
               Donald W. Anderson                     and Accounting Officer)

             /s/ RICHARD L. TANLER                  Chairman of the Board of          August 21, 1998
------------------------------------------------      Directors and Senior Vice
               Richard L. Tanler                      President, Strategic Planning
                                                      and Marketing

                                                    Director                          August   , 1998
------------------------------------------------
               Fredric R. Boswell

              /s/ RONALD E.F. CODD                  Director                          August 21, 1998
------------------------------------------------
                Ronald E.F. Codd

                /s/ PROMOD HAQUE                    Director                          August 21, 1998
------------------------------------------------
                  Promod Haque

              /s/ DONALD R. HOLLIS                  Director                          August 21, 1998
------------------------------------------------
                Donald R. Hollis

                /s/ JAY H. WEIN                     Director                          August 21, 1998
------------------------------------------------
                  Jay H. Wein

          /s/ WILLIAM H. YOUNGER, JR.               Director                          August 21, 1998
------------------------------------------------
            William H. Younger, Jr.

                                 EXHIBIT INDEX

    EXHIBIT                                                                     SEQUENTIAL
      NO.                                 DESCRIPTION                           PAGE NUMBER
    -------                               -----------                           -----------
    2.1      --   Amended and Restated Agreement and Plan of Merger dated as of June 29, 1998 among IQ Software Corporation, the
                  Registrant and IAC Merger Corp. (included as Appendix A to the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement).
    3.1*     --   Restated Certificate of Incorporation of the Registrant,
                  amended to date.
    3.2*     --   Amended and Restated Bylaws of the Registrant.
    4.1*     --   Specimen Common Stock certificate.
    5.1      --   Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
                  Hachigian, LLP.
    8.1      --   Tax Opinion of Gunderson Dettmer Stough Villeneuve Franklin
                  & Hachigian, LLP.
    8.2      --   Tax Opinion of Miller & Martin, LLP.
    10.1*    --   Form of Indemnification Agreement.
    10.2*    --   1992 Stock Option Plan, as amended.
    10.3*    --   1997 Equity Incentive Plan, as amended.
    10.4*    --   1997 Employee Stock Purchase Plan, as amended.
    10.5*    --   Employment Agreement between IA and Larry J. Ford, dated
                  April 19, 1995.
    10.6*    --   Amendment to the Employment Agreement between IA and Larry
                  J. Ford, dated May 23, 1995.
    10.7*    --   Amended and Restated Employment Agreement between IA and
                  Richard L. Tanler, dated June 11, 1992.
    10.8*    --   Promissory Note between IA and Richard Tanler, dated April
                  11, 1996.
    10.9*    --   Employment Agreement between IA and Richard S. Parker, dated
                  June 11, 1992.
    10.10*   --   Employment Agreement between IA and Rory C. (Butch) Terrien, dated June 11, 1992.
    10.11*   --   Offer Letter to Robin L. Pederson, dated March 6, 1996.
    10.12*   --   Offer Letter to Donald W. Anderson, executed November 4,
                  1996.
    10.13*   --   Amended and Restated Business Loan Agreement between IA and
                  Silicon Valley Bank, dated September 3, 1997.
    10.14*   --   Subordinated Loan and Security Agreement between IA and
                  Comdisco, Inc., dated April 12, 1996.
    10.15*   --   Severance Agreement between IA and Larry J. Ford, dated
                  November 10, 1997.
    10.16*   --   Form of Severance Agreement between IA and Richard L.
                  Tanler, Robin L. Pederson, Rory C. (Butch) Terrien, Donald
                  W. Anderson, Richard S. Parker, Mark Furtney, Mary K. Trick,
                  Keith Deane and Michael Gaard, dated November 10, 1997.
    10.17**  --   Loan and Warrant Purchase Agreement between IA and certain holders of Preferred Stock, dated December 4, 1997.
    10.18    --   Employment Agreement between IA and Charles R. Chitty.
    10.19    --   Form of Reseller Agreement between IA and IQ, dated July 8,
                  1998.
    21.1*    --   Subsidiaries of the Registrant.
    23.1     --   Consent of Gunderson Dettmer Stough Villeneuve Franklin &
                  Hachigian, LLP (Reference is made to Exhibit 5.1).
    23.2     --   Consent of PricewaterhouseCoopers LLP.
    23.3     --   Consent of Ernst & Young LLP.
    23.4     --   Consent of BancAmerica Robertson Stephens LLP(Reference is
                  made to Exhibit 99.3).
    23.5     --   Consent of First Albany Corporation (Reference is made to
                  Exhibit 99.4).

    EXHIBIT                                                                     SEQUENTIAL
      NO.                                 DESCRIPTION                           PAGE NUMBER
    -------                               -----------                           -----------
    24.1     --   Power of Attorney (included on page II-4).
    99.1     --   Form of Registrant's Proxy Card.
    99.2     --   Form of IQ's Proxy Card.
    99.3     --   Opinion of BancAmerica Robertson Stephens LLP. Incorporated
                  dated as of June 28, 1998 (included as Appendix B to the
                  Joint Proxy Statement/Prospectus included in Part I of this
                  Registration Statement).
    99.4     --   Opinion of First Albany Corporation dated as of June 26,
                  1998 (included as Appendix C to the Joint Proxy
                  Statement/Prospectus included in Part I of this Registration
                  Statement).

---------------
 * Incorporated by reference to such exhibit as filed in the Registrant's Registration Statement on Form S-1, filed on October 10, 1997 (File No. 000-23475), as amended.
** Incorporated by reference to such exhibit as filed in the Registrant's Annual
   Report on Form 10-K, filed on April 22, 1998